As filed with the Securities and Exchange Commission on April 4, 2022.
Registration No. 333-262328
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________________
AMENDMENT NO.1 TO
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________________________________________
Sands China Ltd.
(Exact name of registration as specified in its charter)
_________________________________________________________

Cayman Islands	7011	98-0632755
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)
The Venetian Macao Resort Hotel, L2 Executive Offices
Estrada da Baía de N. Senhora da Esperança, s/n
Macao
Telephone: +853 8118-2888
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
_________________________________________________________
Corporation Service Company
19 West 44th Street, Suite 200
New York, New York 10036
(800) 927-9801
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________________________________________________
Copies to:
Dylan James Williams, Company Secretary
Sands China Ltd.
The Venetian Macao Resort Hotel, Legal Department, L2 Executive Offices
Estrada da Baía de N. Senhora da Esperança, s/n
Macao
Telephone: +853 8118-2888
Facsimile: +853 2888-3382
David J. Goldschmidt
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Telephone: (212) 735-3000
Facsimile: (212) 735-2000
_________________________________________________________
Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the exchange offer described in the accompanying prospectus.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ‘
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
_________________________________________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 4, 2022
PROSPECTUS
(Incorporated in the Cayman Islands with limited liability) (HKSE Stock Code : 1928)
Offer to Exchange All Outstanding
US$700,000,000 2.300% Senior Notes due 2027
US$650,000,000 2.850% Senior Notes due 2029
US$600,000,000 3.250% Senior Notes due 2031
For an Equal Principal Amount of
2.300% Senior Notes due 2027
2.850% Senior Notes due 2029
3.250% Senior Notes due 2031
Which Have Been Registered Under the Securities Act of 1933
Sands China Ltd. (the “Company,” “our,” “we,” “us,” or “Sands China”) is offering to exchange new 2.300% Senior Notes due 2027 (the “2027 Notes”), new 2.850% Senior Notes due 2029 (the “2029 Notes”) and new 3.250% Senior Notes due 2031 (the “2031 Notes” and, together with the 2027 Notes and 2029 Notes, the “Notes”) for all of our currently outstanding 2.300% Senior Notes due 2027 (the “Outstanding 2027 Notes”), all of our currently outstanding 2.850% Senior Notes due 2029 (the “Outstanding 2029 Notes”) and all of our currently outstanding 3.250% Senior Notes due 2031 (the “Outstanding 2031 Notes” and, together with the Outstanding 2027 Notes and the Outstanding 2029 Notes, the “Outstanding Notes”), respectively, on the terms and subject to the conditions detailed in this prospectus and the accompanying letter of transmittal (the “exchange offer”).
Sands China Ltd. is not a Chinese operating company. It is a holding company incorporated in the Cayman Islands. We conduct our operations in Macao through subsidiaries located in Macao. In addition, we have subsidiaries incorporated in Hong Kong and two subsidiaries incorporated in mainland China that only provide back office support for our business operations in Macao. We do not have any variable interest entities (“VIEs”) nor do we have material contractual arrangements with VIEs based in China, including Hong Kong and Macao.
Although the Chinese government has significant oversight, discretion or control over the manner in which businesses operated in China must conduct their business activities, our current operations in mainland China consist solely of two subsidiaries incorporated in mainland China that only provide back office support. However, we face various legal and operational risks and uncertainties relating to our operations, including those risks associated with being based in China, including Macao. China’s economy differs from the economies of most developed countries, including the structure of the economy, level of government involvement, level of development, growth rate, control of capital investment, control of foreign exchange and allocation of resources. China’s economy has been transitioning from a planned economy to a more market-oriented economy. We face risks and uncertainties associated with evolving Chinese laws and regulations and as to whether and how recent Chinese government statements and regulatory developments, such as those relating to data and cyberspace security (which may be applicable to us or if applied to us in the future), could result in a material change in our operations and/or the value of our securities or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause the value of such securities to significantly decline or be worthless and affect our ability to list securities on a U.S. or other foreign exchange. For example, on August 20, 2021, the Standing Committee of the National People's Congress of the PRC (“SCNPC”) promulgated the Personal Information Protection Law of the PRC (“PIPL”), which became effective on November 1, 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the PIPL provides extraterritorial effect on the personal information processing activities. Since our data processing activities outside mainland China relate to the offering of goods or services directed at natural persons in mainland China, our businesses operated outside mainland China are potentially subject to the requirements of PIPL. However, the implementation rules to the extraterritorial jurisdiction of the PIPL have not been finalized yet, and it remains unclear how the Chinese government will enforce such law. If the extraterritorial jurisdiction under the PIPL actually extends to us, we will be subject to certain data privacy obligations. Moreover, if the recent Chinese regulatory actions on data security or other data-related laws and regulations were to become applicable to us, we could become subject to the potential requirement to conduct a cybersecurity review for listing on a foreign stock exchange. The failure to meet such obligations could result in penalties and other regulatory actions against us and may materially and adversely affect the manner in which we conduct our business and our results of operations.
Furthermore, on December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements under the Holding Foreign Companies Accountable Act (the “HFCA Act”), pursuant to which the SEC will identify a “Commission-Identified Issuer” if an issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the Public Company Accounting Oversight Board (“PCAOB”) has determined it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction, and will then impose a trading prohibition on an issuer if and after it is identified as a Commission-Identified Issuer for three consecutive years. On December 16, 2021, the PCAOB issued a report to notify the SEC its determinations that it is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, respectively, and identifies the registered public accounting firms in mainland China and Hong Kong that are subject to such determinations. Our auditor is identified by the PCAOB and is subject to the determination. The Accelerating Holding Foreign Companies Accountable Act, passed by the U.S. Senate and if enacted, would require foreign companies to comply with the PCAOB audits within two consecutive years instead of three consecutive years.We expect to be identified as a Commission Identified Issuer after we file our first 20-F and each year thereafter absent a change to an audit firm that is able to be inspected by the PCAOB. As such, we expect that the SEC will prohibit our securities from being traded after we file our third 20-F, which could be accelerated to the filing of our second 20-F if the HFCA is passed.
The Exchange Offer
◦The exchange offer expires at 5:00 p.m., New York City time, on    , 2022, unless extended by us in our sole discretion (such time and date, as it may be extended, the “expiration date”).
◦All Outstanding Notes that are validly tendered and not validly withdrawn will be exchanged.
◦You may withdraw tenders of Outstanding Notes at any time prior to the expiration of the exchange offer.
◦To exchange your Outstanding Notes, you are required to make the representations described under “The Exchange Offer—Purpose and Effect of the Exchange Offer,” “The Exchange Offer—Procedures for Tendering” and “Plan of Distribution” to us.
◦If you are eligible to participate in the exchange offer and do not tender your Outstanding Notes, your Outstanding Notes will continue to accrue interest, but you will not have further exchange or registration rights and will continue to hold Outstanding Notes subject to restrictions on transfer.
◦The exchange of Outstanding Notes for Notes in the exchange offer will not be a taxable transaction for United States federal income tax or Cayman Islands law purposes. You should see the discussion under the caption “Taxation” for more information.
◦We will not receive any proceeds from the exchange offer.
◦You should read the section called “The Exchange Offer” for further information on how to exchange your Outstanding Notes for Notes.
The Notes
◦The Notes are being offered in order to satisfy our obligations under the registration rights agreement (the “registration rights agreement”) entered into in connection with the private offering of the Outstanding Notes.
◦The terms of the Notes to be issued are identical in all material respects to the Outstanding Notes, except that the Notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and will not have any of the transfer restrictions, any of the registration rights provisions and certain inapplicable interest provisions relating to the Outstanding Notes. The Notes will represent the same debt as the Outstanding Notes exchanged therefor and will be issued under the same indenture, as amended or supplemented (the “Indenture”).
◦The Notes will be senior unsecured obligations of the Company and will rank equally in right of payment with all of its existing and future senior unsecured debt and will rank senior in right of payment to all of the Company’s future subordinated debt, if any. The Notes will be effectively subordinated in right of payment to all of the Company’s future secured debt (to the extent of the value of the collateral securing such debt), and will be structurally subordinated to all of the liabilities of the Company’s subsidiaries. None of the Company’s subsidiaries will guarantee the Notes.

Resales and Listing of Notes
◦The Notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods.
◦The Outstanding Notes are listed on The Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”) by way of debt issues to professional investors (as defined in Chapter 37 of The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited) (“Professional Investors”)) only. We cannot assure you that we will be able to maintain a listing of the Outstanding Notes on the Hong Kong Stock Exchange.
◦Application will be made to the Hong Kong Stock Exchange for the listing of the Notes by way of debt issues to Professional Investors only. We cannot assure you that we will obtain or be able to maintain a listing of the Notes on the Hong Kong Stock Exchange. This document is for distribution to Professional Investors only. By purchasing the Notes, you will be deemed have represented that you (and any person on whose behalf you are acting) are Professional Investors.
◦Notice to Hong Kong investors: The Company confirms that the Notes are intended for purchase and/or acquisition by Professional Investors only and (if the application for listing is successful) will be listed on the Hong Kong Stock Exchange on that basis. Accordingly, the Company confirms that the Notes are not appropriate as an investment for retail investors in Hong Kong. Investors should carefully consider the risks involved.
The Hong Kong Stock Exchange has not reviewed the contents of this document, other than to ensure that the prescribed form disclaimer and responsibility statements, and a statement limiting distribution of this document to Professional Investors only have been reproduced in this document. Listing of the Notes on the Hong Kong Stock Exchange is not to be taken as an indication of the commercial merits or credit quality of the Notes or the Company or the Group or quality of disclosure in this document. Hong Kong Exchanges and Clearing Limited and the Hong Kong Stock Exchange take no responsibility for the contents of this document, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this document.
If you are a broker-dealer and you receive Notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such Notes. By making such acknowledgment, you will not be deemed to admit that you are an underwriter under the Securities Act. Broker-dealers may use this prospectus in connection with any resale of Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We have agreed that, for a period of 180 days after the date of this prospectus, we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. A broker-dealer may not participate in the exchange offer with respect to Outstanding Notes acquired other than as a result of market-making activities or trading activities. See “Plan of Distribution.”
If you are an affiliate of ours or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the Notes, you cannot rely on the applicable interpretations of the Securities and Exchange Commission (the “SEC”), and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, and you must be identified as an underwriter in the prospectus.
You should consider carefully the risk factors beginning on page 19 of this prospectus before participating in the exchange offer.
Neither the SEC nor any state securities commission has approved or disapproved of the Notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
, 2022

Notice to Persons in Hong Kong

You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. The Notes are only offered in Hong Kong or to persons in Hong Kong who are (a) “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and (b) acquiring the Notes in circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. Each such acquirer of the Notes, by accepting delivery of this prospectus and/or the accompanying document(s), will be deemed to have represented, agreed and acknowledged that (a) it is a “professional investor” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong; and (b) it is acquiring the Notes in circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

Prohibition of Sales to EEA and UK Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation.

i

NOTICE TO INVESTORS

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Notes offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. We have not authorized the provision of information different from that contained in this prospectus, to give any information or to make any representation not contained in or not consistent with this prospectus or any other information supplied in connection with the offering of the Notes. The information contained in this prospectus is accurate in all material respects only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Notes. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that there has not been a change in our affairs and those of each of our respective subsidiaries or that the information set forth herein is correct in all material respects as of any date subsequent to the date hereof.

This prospectus includes particulars given in compliance with the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited for the purpose of giving information with regard to the Company and the Group. The Company accepts full responsibility for the accuracy of the information contained in this document and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are no other facts the omission of which would make any statement herein misleading.

We have prepared this prospectus, and we are solely responsible for its contents. You are responsible for making your own examination of us and your own assessment of the merits and risks of investing in the Notes.

The distribution of this prospectus and the offering of the Notes may in certain jurisdictions be restricted by law. Persons in possession of this prospectus are required by us to inform themselves about and to observe any such restrictions. For a description of the restrictions on offers, sales and resales of the Notes and distribution of this prospectus, see the section headed “Plan of Distribution” below.

This prospectus summarizes certain material documents and other information, and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of us and the terms of the offering, including the merits and risks involved. We are not making any representation to you regarding the legality of an investment in the Notes by you under any legal, investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business adviser and tax adviser for legal, business and tax advice regarding an investment in the Notes.

Under the Cayman Islands Data Protection Act, 2017 and, in respect of EU data subjects, the EU General Data Protection Regulation (together, the “Data Protection Legislation”), individual data subjects have rights and the Company as data controller has obligations with respect to the processing of personal data by the Company and its affiliates and delegates. Breach of the Data Protection Legislation by the Company could lead to enforcement action.

Prospective investors should note that personal data may in certain circumstances be required to be supplied to the Company in order for an investment in the Notes to continue or to enable the Notes to be redeemed. If the required personal data is not provided, a prospective investor will not be able to continue to invest in the Notes or to redeem the Notes.

The Company has published a privacy notice (the “Data Privacy Notice”), which provides prospective investors with information on the Company’s use of their personal data in accordance with the Data Protection Legislation. The Data Privacy Notice is available for inspection at Level 30, Infinitus Plaza, 199 Des Voeux Road Central, Hong Kong.

See “Where You Can Find More Information” for instructions on how to obtain copies of all or any part of the registration statement of which this prospectus forms a part without charge upon written or oral request. To obtain timely delivery of these documents, you must request them no later than five business days before the expiration date. This means that if you wish to request documents, you must do so by , 2022, in order to receive them before the expiration date.

WARNING

You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

PRESENTATION OF FINANCIAL INFORMATION

Our financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board, which differ in certain respects from generally accepted accounting principles in the United States (“U.S. GAAP”) and in certain other countries. We have made no attempt to describe or quantify the impact of those differences. In making an investment decision, investors must rely upon their own examination of us, the terms of the Notes and the financial information we present herein or incorporate by reference. Potential investors should consult their own professional advisers for an understanding of the differences between IFRS and accounting principles generally accepted in other countries, including the United States, and how those differences might affect the financial information presented herein.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements, are disclosed in the financial statements presented herein.

This prospectus contains non-IFRS financial measures and ratios that are not required by, or presented in accordance with, IFRS, including Adjusted Property EBITDA. We present non-IFRS financial measures so that investors have the same financial data that management uses in evaluating financial performance with the belief that it will assist the investment community in assessing the underlying financial performance of the Company on a year-over-year basis. The non-IFRS financial measures may not be comparable to other similarly titled measures of other companies, since they are not uniformly defined, and have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our operating results reported under IFRS. Non-IFRS financial measures and ratios are not measurements of our performance under IFRS and should not be considered as alternatives to operating income, net profit, cash flows from operations or any other performance or liquidity measures derived in accordance with IFRS or any other generally accepted accounting principles.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements that are, by their nature, subject to significant risks and uncertainties. These forward-looking statements include the discussions of our business strategies and expectations concerning future operations, margins, profitability, liquidity and capital resources. Any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. In addition, in certain portions included in this prospectus, the words “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends” and similar expressions, as they relate to our Company or management, are intended to identify forward-looking statements. Although we believe these forward-looking statements are reasonable, we cannot assure you any forward-looking statements will prove to be correct. These forward-looking statements involve known and unknown risks, uncertainties and other factors beyond our control, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the risks associated with:
•the uncertainty of the extent, duration and effects of the COVID-19 Pandemic (as defined in the “Glossary” section of this prospectus) and the response of governments and other third parties, including government-mandated property closures, increased operational regulatory requirements or travel restrictions, on our business, results of operations, cash flows, liquidity and development prospects;
•our ability to maintain our gaming license and subconcession in Macao, including the renewal or extension of the subconcession in Macao that expires on June 26, 2022;
•general economic and business conditions, which may impact levels of disposable income, consumer spending, group meeting business, pricing of hotel rooms and retail and mall tenant sales;
•disruptions or reductions in travel and our operations, due to natural or man-made disasters, pandemics, epidemics or outbreaks of infectious or contagious diseases, political instability, civil unrest, terrorist activity or war;
•the uncertainty of consumer behavior related to discretionary spending and vacationing at our integrated resorts;
•the extensive regulations to which we are subject and the costs of compliance or failure to comply with such regulations;
•new developments, construction projects and ventures, including our Cotai Strip developments;
•regulatory policies in mainland China or other countries in which our patrons reside, or where we have operations, including visa restrictions limiting the number of visits or the length of stay for visitors from mainland China to Macao, restrictions on foreign currency exchange or importation of currency, and the judicial enforcement of gaming debts;
•our leverage, debt service and debt covenant compliance and ability to refinance our debt obligations as they come due or to obtain sufficient funding for our planned, or any future, development projects;
•fluctuations in currency exchange rates and interest rates;
•increased competition for labor and materials due to planned construction projects and quota limits on the hiring of foreign workers;
•our ability to compete for limited management and labor resources in Macao, and the policies of the government may also affect our ability to employ imported managers or labor from other countries;
•our dependence upon properties in Macao for all of our cash flow;
•the passage of new legislation and receipt of governmental approvals for our operations;
•our insurance coverage may not be adequate to cover all possible losses that our properties could suffer and our insurance costs may increase in the future;
•our ability to collect gaming receivables from our credit players;
•our relationship with gaming promoters;
•our dependence on chance and theoretical win rates;
•fraud and cheating;

•our ability to establish and protect our intellectual property rights;
•conflicts of interest that arise because certain of our directors and officers are also directors of LVS;
•government regulation of the casino industry (as well as new laws and regulations and changes to existing laws and regulations), including gaming license regulation, the requirement for certain beneficial owners of our securities to be found suitable by gaming authorities, the legalization of gaming in other jurisdictions and regulation of gaming on the internet;
•increased competition, including recent and upcoming increases in hotel rooms, meeting and convention space, retail space, potential additional gaming licenses and online gaming;
•the popularity of Macao as a convention and trade show destination;
•new taxes, changes to existing tax rates or proposed changes in tax legislation;
•the continued services of our key officers;
•labor actions and other labor problems;
•our failure to maintain the integrity of our information and information systems or comply with applicable privacy and data security requirements and regulations could harm our reputation and adversely affect our business;
•the completion of infrastructure projects;
•the outcome of any ongoing and future litigation; and
•other factors described under “Risk Factors.”
All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Readers are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update any forward-looking statements after the date of this prospectus, as a result of new information, future events or developments, except as required by federal securities laws.

All forward-looking statements contained in this prospectus are qualified by reference to this cautionary statement.

v

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands as an exempted company with limited liability. Some of our directors and officers and the experts named herein reside outside the United States (principally in Hong Kong and Macao). All or a substantial portion of our assets and such persons’ assets are located outside the United States (principally in Macao). As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons, or to enforce against us or such persons judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

We have appointed Corporation Service Company, located at 19 West 44th Street, Suite 200, New York, New York 10036 as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Walkers (Hong Kong), our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would:
•recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or
•entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Walkers (Hong Kong) has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment in the Grand Court of the Cayman Islands, provided such judgment (a) is final and conclusive; (b) is one in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules; (c) is either for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations or, in certain circumstances, for in personam non-money relief; and (d) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

GLOSSARY

This glossary contains definitions of certain terms used in this prospectus as they relate to us. Some of these definitions may not correspond to standard industry definitions.

“2009 Equity Award Plan”	the equity award plan of the Company adopted by the Company pursuant to a resolution passed by the Shareholders on November 8, 2009 (as amended on February 19, 2016)

“2016 VML Credit Facility”	the term loans, term loan commitments and revolving credit facility available pursuant to the credit agreement dated September 21, 2011 entered into by VML US Finance LLC and VML (as amended and restated in March 2014 and June 2016), which was terminated on November 20, 2018, effective as of November 21, 2018

“2018 SCL Credit Facility”
the facility agreement the Company, as borrower, entered into with the arrangers and lenders named therein and Bank of China Limited, Macau Branch, as agent for the lenders, on November 20, 2018, as amended on March 27, 2020, September 11, 2020 and July 7, 2021, pursuant to which the lenders made available a US$2.0 billion revolving unsecured credit facility to the Company. On January 25, 2021, the Company exercised the option to increase the Lenders’ Total Commitments (as defined in the 2018 SCL Credit Facility) by HK$3.83 billion (approximately US$491 million at exchange rates in effect on December 31, 2021)

“2018 SCL Revolving Facility”
a US$2.0 billion revolving unsecured credit facility made available by the lenders under the 2018 SCL Credit Facility entered into on November 20, 2018, as amended on March 27, 2020, September 11, 2020 and July 7, 2021. On January 25, 2021, the Company exercised the option to increase the Lenders’ Total Commitments (as defined in the 2018 SCL Credit Facility) by HK$3.83 billion (approximately US$491 million at exchange rates in effect on December 31, 2021)

“2019 Equity Award Plan”	the equity award plan of the Company approved by the Shareholders at the Company’s annual general meeting held on May 24, 2019, and became effective on December 1, 2019

“2023 Notes”	the 4.600% senior notes due August 8, 2023 issued by the Company with a total outstanding principal amount of US$1.80 billion, consisting of the Unregistered 2023 Notes and the Registered 2023 Notes

“Adjusted Property EBITDA”
Adjusted Property EBITDA, which is a non-IFRS financial measure, is profit or loss attributable to equity holders of the Company before share-based compensation, corporate expense, pre-opening expense, depreciation and amortization, net foreign exchange gains or losses, impairment loss on property and equipment, gain or loss on disposal of property and equipment, investment properties and intangible assets, interest, gain or loss on modification or early retirement of debt and income tax benefit or expense. Adjusted Property EBITDA is a supplemental non-IFRS financial measure used by management. We present non-IFRS financial measures so that investors have the same financial data that management uses in evaluating financial performance with the belief that it will assist the investment community in assessing the underlying financial performance of the Company on a year-over-year basis. Management utilizes Adjusted Property EBITDA to compare the operating profitability of its operations with those of its competitors, as well as a basis for determining certain incentive compensation. Integrated resort companies have historically reported Adjusted Property EBITDA as a supplemental performance measure to IFRS financial measures. In order to view the operations of their properties on a more stand-alone basis, integrated resort companies, including the Group, have historically excluded certain expenses that do not relate to the management of specific properties, such as pre-opening expense and corporate expense, from their Adjusted Property EBITDA calculations. Adjusted Property EBITDA should not be interpreted as an alternative to profit or operating profit (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity), in each case, as determined in accordance with IFRS. The Group has significant uses of cash flow, including capital expenditures, dividend payments, interest payments, debt principal repayments and income taxes, which are not reflected in Adjusted Property EBITDA. Not all companies calculate Adjusted Property EBITDA in the same manner. As a result, Adjusted Property EBITDA as presented by the Group may not be directly comparable to other similarly titled measures presented by other companies. In addition, our Adjusted Property EBITDA presented in the report may differ from Adjusted Property EBITDA presented by LVS for its Macao segment in its filings with the U.S. Securities and Exchange Commission. For a quantitative reconciliation of Adjusted Property EBITDA to its most directly comparable IFRS measurement, see “Summary—Selected Financial Information”

“ADR” or “average daily rate”	the average daily rate per occupied room in a given time period, calculated as room revenue divided by the number of rooms sold

“Board”	the board of directors of the Company

“cage”	a secure room within a casino with a facility that allows patrons to exchange cash for chips required to participate in gaming activities, or to exchange chips for cash

“Capex Committee”	Sands China Capital Expenditure Committee of the Company

“casino(s)”	a gaming facility that provides casino games consisting of table games operated in VIP areas or mass market areas, electronic games, slot machines and other casino games

“Chief Executive”	a person who either alone or together with one or more other persons is or will be responsible under the immediate authority of the Board of Directors for the conduct of the business of the Company

“chip(s)”	tokens issued by a casino to players in exchange for cash or credit, which are used to place bets on gaming tables, in lieu of cash

“Company,” “our,” “we,” “us,” "SCL," or “Sands China”	Sands China Ltd., a company incorporated in the Cayman Islands on July 15, 2009 as an exempted company with limited liability and, except where the context otherwise requires, all of its subsidiaries, or where the context refers to the time before it became the holding company of its present subsidiaries, its present subsidiaries. When used in the context of gaming operations or the Subconcession, “we,” “us,” or “our” refers exclusively to VML

“Concessionaire(s)”	the holder(s) of a concession for the operation of casino games in Macao

“Cotai”	the name given to the land reclamation area in Macao between the islands of Coloane and Taipa

“Cotai Strip”	large-scale integrated resort projects on Cotai developed by us and inspired by the Las Vegas Strip in Las Vegas, Nevada, U.S.A. LVS has registered the Cotai Strip trademark in Hong Kong and Macao

“COVID-19 Pandemic”
an outbreak of a respiratory illness caused by a novel coronavirus ("COVID-19") that was identified in early January 2020. The virus has since spread rapidly across the world, causing the World Health Organization to declare the outbreak of a pandemic on March 12, 2020

“DICJ”	Gaming Inspection and Coordination Bureau (“Direcção de Inspecção e Coordenação de Jogos”) under the Secretary for Economy and Finance of Macao

“Director(s)”	member(s) of the board of directors of the Company

“DOJ”	the United States Department of Justice

“EBITDA”	earnings before interest, taxes, depreciation and amortization

“ESG Committee”	Environmental, Social and Governance Committee of the Company

“Exchange Act”	the United States Securities Exchange Act of 1934, as amended

“Exchange Rate”
save as otherwise stated, amounts denominated in U.S. dollars, MOP and Hong Kong dollars have been converted at the exchange rate on December 31, 2021, for the purposes of illustration only, in this prospectus at:
US$1.00: HK$ 7.7994
US$1.00: MOP 8.0334
HK$1.00: MOP 1.03

“FCPA”	the United States Foreign Corrupt Practices Act of 1977, as amended

“Four Seasons Macao”	the Four Seasons Hotel Macao, Cotai Strip, which is managed and operated by FS Macau Lda., an affiliate of Four Seasons Hotels Limited

“gaming area(s)”	a gaming facility that provides casino games consisting of table games operated in VIP areas or mass market areas, electronic games, slot machines and other casino games but has not been designated as a casino by the Macao government

“gaming promoter(s)”	individuals or corporations licensed by and registered with the Macao government to promote games of fortune and chance to patrons, through the arrangement of certain services, including extension of credit (regulated by Law No. 5/2004), transportation, accommodation, dining and entertainment, whose activity is regulated by Administrative Regulation No. 6/2002

“GLA”	gross leasable area

“GLOA”	gross leasable occupied area

“Greater Bay Area”	a megalopolis, also known as the Pearl River Delta, consisting of nine cities in Guangdong Province of South China, namely Guangzhou, Shenzhen, Zhuhai, Foshan, Dongguan, Zhongshan, Jiangmen, Huizhou, and Zhaoqing, and two special administrative regions namely, Hong Kong and Macao

“Greater Bay Area Initiative(s)”
a policy initiative introduced in China’s 13th five-year plan (2016–2020) to promote the development of the Pearl River Delta region via economic and social integration of eleven cities in the Greater Bay Area (the most affluent and populous area in China) so that they can better leverage their competitive advantages in the global economy

“Group”	our Company and its subsidiaries from time to time

“HK$” or “HK dollars”	Hong Kong dollars, the lawful currency of Hong Kong

“HKSE” or “Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited

“IFRS”	International Financial Reporting Standards as issued by the International Accounting Standards Board

“Initial Purchasers”	the initial purchasers of the Notes, further details of which are set out in “Plan of Distribution”

“integrated resort(s)”	a resort which provides customers with a combination of hotel accommodations, casinos or gaming areas, retail and dining facilities, MICE space, entertainment venues and spas

“Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time)

“LVS” or “Las Vegas Sands”	Las Vegas Sands Corp., a company incorporated in Nevada, U.S.A. in August 2004 and the common stock of which is listed on the New York Stock Exchange

“LVS Group”	LVS and its subsidiaries (excluding our Group)

“LVS LLC”	Las Vegas Sands, LLC, a company incorporated in Nevada, U.S.A.

“LVS Nevada”	LVS (Nevada) International Holdings, Inc., a company incorporated in Nevada, U.S.A.

“mass market player(s)”	Non-Rolling Chip and slot players

“MICE”	Meetings, Incentives, Conventions and Exhibitions, an acronym commonly used to refer to tourism involving large groups brought together for an event or corporate meeting

“MOP” or “pataca(s)”	Macao pataca, the lawful currency of Macao

“Parcel 1”	a land parcel on Cotai totaling 290,562 square meters described under Registration No. 23225 by the Macao Property Registry, on which The Venetian Macao has been constructed

“Parcel 2”	a land parcel on Cotai totaling 53,303 square meters described under Registration No. 23223 by the Macao Property Registry, on which The Plaza Macao has been constructed

“Parcel 3”	a land parcel on Cotai totaling 61,681 square meters described under Registration No. 23224 by the Macao Property Registry, on which The Parisian Macao has been constructed

“Parcels 5 and 6”
land parcels on Cotai totaling 150,134 square meters, including 44,576 square meters designated as a tropical garden, described under Registration No. 23288 by the Macao Property Registry, on which The Londoner Macao has been constructed

“premium player(s)”	Rolling Chip players who have a direct relationship with gaming operators and typically participate in gaming activities in casinos or gaming areas without the use of gaming promoters

“Professional Investors”	as defined in Chapter 37 of the Listing Rules

“Registered 2023 Notes”
the series of senior unsecured registered notes of US$1,695,850,000 of 4.600% senior notes due August 8, 2023 issued by the Company on January 29, 2019 which have been registered under the Securities Act (HKSE Note Stock Code: 5725). These notes were issued by the Company in exchange for an equal principal amount of Unregistered 2023 Notes that were validly tendered under an exchange offer

"RMB" or “Renminbi”	Renminbi, the lawful currency of China

“Rolling Chip play”	play by VIP and premium players (excludes Paiza cash players) using non-negotiable chips

“Rolling Chip volume”	casino revenue measurement, measured as the sum of all non-negotiable chips wagered and lost by VIP and premium players (excludes Paiza cash players)

“Rolling Chip win”	a percentage of Rolling Chip volume

x

“Sands”	a land parcel in Macao totaling 26,082 square meters described under Registration No. 23114 by the Macao Property Registry, on which Sands Macao has been constructed

“Sands Macao”	an integrated resort, which includes gaming areas, a hotel tower, restaurants and a theater

“Securities Act”	United States Securities Act of 1933, as amended

“SEC”	the U.S. Securities and Exchange Commission

“Senior Notes”	each series of senior unsecured notes previously issued by the Company as set forth in the section entitled “Capitalization”

“SFO”	the Securities and Futures Ordinance of Hong Kong (Chapter 571 of the Laws of Hong Kong) as amended, supplemented or otherwise modified from time to time

“Share(s)”	ordinary share(s) in our Company with a nominal value of US$0.01 each

“Shareholder(s)”	holder(s) of Share(s)

“Subconcession,” “Subconcession Contract” or "Subconcession agreement"	the tripartite Subconcession Contract for the operation of casino games effective December 26, 2002 among Galaxy Casino S.A. ("Galaxy"), the Macao government and VML

“Subconcessionaire(s)”	the holder(s) of a subconcession for the operation of casino games in Macao

“table games”	typical casino games, including card games such as baccarat, blackjack and hi-lo (also known as “sic bo”) as well as craps and roulette

“The Londoner Macao”
an integrated resort which features four hotel towers, consisting of hotel rooms and suites under The Londoner Macao Hotel, Londoner Court, Conrad, Sheraton and St. Regis brands. The Londoner Macao also includes gaming areas, Shoppes at Londoner, entertainment, dining and MICE facilities

“The Parisian Macao”	an integrated resort which includes a gaming area, a hotel, Shoppes at Parisian and other integrated resort amenities

“The Plaza Macao”
an integrated resort which includes (i) Four Seasons Macao; (ii) the Plaza Casino gaming area operated by VML; (iii) the Paiza Mansions, Shoppes at Four Seasons, restaurants and a spa, each of which are operated by us; and (iv) The Grand Suites at Four Seasons, which features 289 luxury suites, except where the context indicates otherwise

“The Venetian Macao”	an integrated resort which includes casino and gaming areas, a hotel, MICE space, Shoppes at Venetian, restaurants and food outlets, a 15,000-seat arena and other entertainment venues

“Trustee”	U.S. Bank National Association

“United States,” “U.S.” or “U.S.A.”	the United States of America, including its territories and possessions and all areas subject to its jurisdiction

“Unregistered 2023 Notes”
the series of senior unsecured unregistered notes of US$1.80 billion of 4.600% senior notes due August 8, 2023 issued by the Company on August 9, 2018 (HKSE Note Stock Code: 5140), the outstanding principal amount of which is US$104,150,000 following the exchange offer of the Company to exchange these notes for an equal principal amount of Registered 2023 Notes

“US$” or “U.S. dollars”	United States dollars, the lawful currency of the United States

“Venetian Casino”	Venetian Casino Resort, LLC, a company incorporated in Nevada, U.S.A.

“VIP player(s)”	Rolling Chip players who play almost exclusively in dedicated VIP rooms or designated casino or gaming areas and are sourced from gaming promoters

“VIP room(s)”	rooms or designated areas within a casino or gaming area where VIP players and premium players gamble

“visit(s)” or “visitation(s)”	with respect to visitation of our properties, the number of times a property is entered during a fixed time period. Estimates of the number of visits to our properties is based on information collected from digital cameras placed above every entrance in our properties, which use video signal image processor detection and include repeat visitors to our properties on a given day

“VML”	our subsidiary, Venetian Macau, S.A. (also known as Venetian Macau Limited), a public company limited by shares (“sociedade anónima”) incorporated on June 21, 2002 under the laws of Macao, one of the three Subconcessionaires and the holder of the Subconcession

“VVDIL”	our subsidiary, Venetian Venture Development Intermediate Limited, a company incorporated in the Cayman Islands on June 21, 2002 as an exempted company with limited liability

“VVDI (II)”
our immediate controlling Shareholder, Venetian Venture Development Intermediate II, a company incorporated in the Cayman Islands on January 23, 2003 as an exempted company with limited liability and an indirect wholly-owned subsidiary of LVS

SUMMARY

This summary does not contain all the information that may be important to you in deciding whether to invest in the Notes. You should read this entire prospectus, including the section entitled “Risk Factors” and the financial statements and related notes thereto, before making an investment decision. References to 2019 statistics have been included as they reflect the last full year of our operations prior to travel restrictions related to the COVID-19 Pandemic. Such statistics may have changed materially since then as a result of the COVID-19 Pandemic.

We are the leading developer, owner and operator of large-scale integrated resorts in Macao as measured by Adjusted Property EBITDA for the year ended December 31, 2019. In 2019, we welcomed approximately 98 million leisure and business visits at our properties on Cotai and on the Macao Peninsula.

Our founder, former Chairman and Chief Executive Officer, Mr. Sheldon Gary Adelson, began investing in Macao from 2002 after the award of the gaming Subconcession to operate casino games and other games of chance. His vision and goal was to develop large-scale integrated resorts with a variety of world-class amenities and create an international tourism destination. This facilitated in achieving Macao’s objective for long-term economic diversification and growth in tourism.

Today, with nearly 30 million square feet of interconnected facilities on Cotai, we are the largest integrated resorts operator in Macao. Our integrated resorts not only offer gaming areas, but also the most four- and five-star rated hotel rooms compared to any other single developer in the market. Our integrated resorts also collectively feature the largest capacity in meeting space, convention and exhibition halls, retail and dining areas and entertainment venues. We believe our integrated resorts are unique in Macao and differentiate us from our competitors due to size and scale, range of non-gaming amenities, and focus on leisure and business tourism.

Macao is the largest gaming market in the world and the only location in China offering legalized casino gaming. VML, our subsidiary, holds one of the six concessions or subconcessions permitted by the Macao government to operate casinos or gaming areas in Macao.

We developed, own and operate The Venetian Macao, The Londoner Macao, The Parisian Macao, The Plaza Macao and Sands Macao. We also own the Cotai Expo, one of the largest convention and exhibition centers in Asia, as well as Macao’s largest entertainment venue, the Cotai Arena. Our properties collectively feature over 12,000 luxury suites and hotel rooms, approximately 150 different restaurants and food outlets, spas and theaters for live performances, as well as other integrated resort amenities.

Our integrated resort brands, including The Venetian Macao, The Londoner Macao and The Parisian Macao, are aspirational and recognized throughout China and Asia for their quality and services and leave a lasting impression on our customers.

We were the first developer in Macao to feature world-class global hospitality brands in our hotel offerings on Cotai, including the Four Seasons, St. Regis, Conrad and Sheraton.

Within our integrated resorts, we also operate some of the largest and most profitable retail malls in Asia, showcasing over 710 shops, which occupy over 2 million square feet of retail space. Our retail malls are home to many global luxury designer brands and leading Asian retail brands.

We own and operate Cotai Water Jet, one of the two major high-speed ferry operators between Hong Kong and Macao, facilitating leisure and business travelers to reach Macao from points in Hong Kong, including the Hong Kong International Airport.

Our Developments in Macao
In May 2004, we opened the Sands Macao, the first Las Vegas-style resort in Macao, which was designed for the mass market segment of leisure tourism. The Sands Macao currently contains a mix of gaming areas for mass market and VIP and premium players, entertainment and dining facilities, and hotel suites.
In August 2007, we opened The Venetian Macao, the anchor property of our Cotai Strip development. The Venetian Macao is a themed, large-scale integrated resort, with 2,905 luxury hotel suites, with more than 320 retail shops in one of the largest shopping malls in Asia with 945,000 square feet of retail space, more than 50 restaurants and food outlets, and a state-of-the-art live performance theater with 1,800 seats. In addition, The Venetian Macao contains the Cotai Arena, a 15,000-seat venue directly adjacent to and adjoins the Cotai Expo and hosts a wide range of entertainment and sporting events each year. The Cotai Expo is a 1.2 million square foot MICE facility, which includes exhibition and meeting space, including one of the largest column-free ballrooms in Asia.
In August 2008, we opened The Plaza Macao, a boutique luxury integrated resort featuring the Four Seasons Macao with 360 luxury suites, Shoppes at Four Seasons with more than 130 shops from the world’s leading luxury retail brands, and the Plaza Casino. In July 2009, we completed and introduced our ultra-exclusive Paiza Mansions at The Plaza Macao. The Grand Suites at Four Seasons opened in October 2020 and features 289 luxury suites.
The Londoner Macao is the result of our renovation, expansion and rebranding of Sands Cotai Central, which included the addition of extensive thematic elements both externally and internally. The construction work on The Londoner Macao Hotel and Londoner Court was completed in 2021. We anticipate the Londoner Arena, expansion of Shoppes at Londoner and other amenities to be completed before the end of 2022. The Londoner Macao presents a range of new attractions and features, including some of London’s most recognizable landmarks, such as the Houses of Parliament and the Elizabeth Tower (commonly known as “Big Ben”), and interactive guest experiences. The Londoner Macao Hotel opened in January 2021 with 594 London-themed suites, including 14 exclusive Suites by David Beckham. The integrated resort also features Londoner Court, which opened on September 16, 2021, and includes approximately 370 luxury suites. The expansion of our retail offerings has been rebranded as Shoppes at Londoner in 2021. The integrated resort features four hotel towers: the first hotel tower, consisting of The Londoner Macao Hotel and 659 five-star rooms and suites under the Conrad brand; the second hotel tower, consisting of 1,842 rooms and suites under the Sheraton brand; the third hotel tower, consisting of 2,126 rooms and suites under the Sheraton brand; and the fourth hotel tower, consisting of the 368 luxury-suite Londoner Court and 400 rooms and suites under the St. Regis brand. The Londoner Macao also has approximately 369,000 square feet of meeting space, a 1,701-seat theater and approximately 532,000 square feet of retail space with more than 110 stores and more than 50 restaurants and food outlets.
In September 2016, we opened The Parisian Macao, a themed, iconic, “must-see” integrated resort connected to The Venetian Macao and The Plaza Macao, which includes a 248,000 square foot casino, a hotel with approximately 2,500 rooms and suites, retail, entertainment, dining and meeting facilities. The Parisian Macao features a half size replica of the Eiffel Tower, providing a landmark attraction to visitors.
We anticipate the total cost associated with The Londoner Macao development project described above and the completed The Grand Suites at Four Seasons to be approximately US$2.2 billion, of which US$2.0 billion has been spent as at December 31, 2021. See “Risk Factors—Risks Related to Our Business—There are significant risks associated with our construction projects.”
Our business strategy is to develop our Cotai properties, leveraging our large-scale integrated resort business model to create Asia’s premier gaming, leisure, convention and meetings destination. Our interconnected integrated resorts, which have a wide range of branded hotel and resort offerings, are designed to attract different segments of the market throughout the year. We believe our business strategy and development plan will allow us to achieve a more consistent demand, longer average length of stay in our hotels, more diversified sources of revenue and higher margins than gaming-centric facilities.

Key Strengths
We believe we have a number of key strengths that differentiate our business from our competitors, including:

Diversified, high quality integrated resort offerings with substantial non-gaming amenities
Our integrated resorts feature non-gaming attractions and amenities including world-class entertainment, expansive retail offerings and market-leading MICE facilities. These attractions and amenities enhance the appeal of our integrated resorts, contributing to visitation, length of stay and customer spending at our resorts. The broad appeal of our market-leading integrated resort offerings in Macao enables us to serve the widest array of customer segments in the Macao market.
Substantial and diversified sources of cash flow from existing operations
We have a track record of generating cash from operations from gaming and non-gaming sources, including retail, hotel, food and beverage, entertainment and MICE business.
Market leadership in the growing high-margin mass market gaming segment
In our gaming business, we focus on the high-margin mass gaming segment. Our combined Macao properties had the highest percentage of gaming win from mass tables and slots of the Macao operators, with an average market share of approximately 30% during the previous five years. Management estimates our mass market table revenues typically generated a gross margin approximately four times higher than the gross margin on our VIP table revenues.
Established brands with broad regional and international market awareness and appeal
The opening of The Venetian Macao provided the foundation and cornerstone for the Cotai Strip and marked a step-change for the Macao gaming market more broadly. Through a combination of its range and scale of facilities and its distinctive theming, The Venetian Macao has remained the foremost example of a themed integrated resort in Macao. Recognition has also been garnered by The Parisian Macao, our property with its iconic replica of the Eiffel Tower and other themed attractions. Both of these European-themed integrated resorts attract broad brand awareness both regionally and globally, which we expect will continue with the opening of The Londoner Macao over the course of 2022.
Experienced management team with a proven track record
Mr. Sheldon Gary Adelson was our founder, former chairman and chief executive officer. Mr. Adelson created the MICE-based integrated resort and pioneered its development in the Las Vegas and Singapore markets, as well as in Macao, where he planned and developed the Cotai Strip. Mr. Robert Glen Goldstein, our Chairman and Chief Executive Officer, has been an integral part of the Company’s executive team from the beginning. Mr. Goldstein is one of the most respected and experienced executives in our industry today. Dr. Wong Ying Wai (Wilfred), our President, Mr. Chum Kwan Lock, Grant, our Chief Operating Officer, Mr. Sun MinQi (Dave), our Chief Financial Officer, and Mr. Dylan James Williams, our General Counsel and Company Secretary, have substantial business experience and have successfully contributed to the execution of our operating strategies.
Unique MICE and entertainment facilities
Our market-leading MICE and entertainment facilities contribute to Macao’s diversification and appeal to business and leisure travelers while diversifying our cash flows and increasing revenues and profit. Our approximately 1.7 million square feet of MICE space is designed to meet the needs of meeting planners and corporate events and trade show organizers from around the world. Our experience and expertise in this industry supports our ability to drive leisure and business tourism to Macao. Since opening in 2007, our 15,000-seat Cotai Arena has established itself as one of the top live entertainment venues in Southern China. The theaters at The Venetian Macao and The Parisian Macao offer a variety of ticketed events. The live entertainment program at our properties has been a key traffic driver and has established us as a leader in the field of tourism and leisure activities.
Significant benefits from our on-going relationship with LVS
Sands China is approximately 70% owned by Las Vegas Sands, the world’s leading developer and operator of MICE-based integrated resorts. The operating experience of Las Vegas Sands in developing and operating MICE-based integrated resorts in the Las Vegas, Singapore and Macao markets is a significant benefit to us.

Business Strategies
Building on our key strengths, we seek to enhance our position as the leading developer and operator of integrated resorts and casinos in Macao by continuing to implement the following business strategies:
Developing and diversifying our integrated resort offerings on Cotai to include a full complement of products and services to cater to different market segments. Our development on Cotai includes four integrated resorts, MICE space, retail, dining and entertainment facilities and a range of hotel offerings to cater to different segments of the market. In addition to The Venetian Macao, The Londoner Macao Hotel, Londoner Court and The Parisian Macao hotel rooms, we also have the Four Seasons Macao, The Grand Suites at Four Seasons, the Conrad Macao, the Sheraton Grand Macao and The St. Regis Macao suites and hotel rooms. We are able to leverage the recognition and the sales, marketing and reservation capabilities of these premier hotel brands to attract a wide range of customers from different market segments to our properties. We believe our partnerships with renowned hotel management partners, our diverse integrated resort offerings and the convenience and accessibility of our properties will continue to enhance the appeal of our properties to both the leisure and business customer segments.
Leveraging our scale of operations to create and maintain an absolute cost advantage. Management expects to benefit from lower unit costs due to the economies of scale inherent in our operations. Opportunities for lower unit costs include, but are not limited to, lower utility costs; more efficient staffing of hotel and gaming operations; and centralized laundry, transportation, marketing and sales, and procurement. In addition, our scale allows us to consolidate certain back-office functions.
Focusing on the high-margin mass market gaming segment, while continuing to provide luxury amenities and high service levels to our VIP and premium players. Our properties cater not only to VIP and premium players, but also to mass market customers, which comprises our most profitable gaming segment. We believe the mass market segment will continue to be a long-term growth segment as a result of the introduction of more high-quality gaming facilities and non-gaming amenities into the market. Our management estimates our mass market table revenue typically generated a gross margin approximately four times higher than the gross margin on our typical VIP table revenues.
Identifying targeted investment opportunities to drive growth across our portfolio. We will continue to invest in the expansion of our facilities and the enhancement of the leisure and business tourism appeal of our Cotai property portfolio, the most recent being the renovation, expansion and rebranding of Sands Cotai Central into The Londoner Macao.

Recent Developments

COVID-19 Pandemic Update
In early January 2020, an outbreak of a respiratory illness caused by a novel coronavirus was identified and the virus spread rapidly across the world causing the World Health Organization to declare the outbreak of a pandemic on March 12, 2020. Governments around the world mandated actions to contain the spread of the virus that included stay-at-home orders, quarantines, capacity limits, closures of non-essential businesses, including entertainment activities, and significant restrictions on travel. The government actions varied based upon a number of factors, including the extent and severity of the COVID-19 Pandemic within their respective countries and jurisdictions.
Visitation to Macao has remained substantially below pre-COVID-19 levels as a result of various government policies limiting or discouraging travel. As of the date of this prospectus, other than people from mainland China who in general may enter Macao without quarantine subject to them holding the appropriate travel documents, a negative COVID-19 test result issued within a specified time period and a green health-code, there remains in place a complete ban on entry or a need to undergo various quarantine requirements depending on the person’s residency and recent travel history. The Group’s operations will continue to be impacted and subject to changes in the government policies of Macao, mainland China, Hong Kong and other jurisdictions in Asia addressing travel and public health measures associated with COVID-19.
The Group's operations have been significantly impacted by the reduced visitation to Macao. The Macao government announced total visitation from mainland China to Macao increased by 48.2% and decreased by 74.8% for 2021, as compared to 2020 and 2019 respectively. The Macao government also announced gross gaming revenue increased by 43.7% and decreased by 70.3% for 2021, as compared to 2020 and 2019, respectively.
On March 3, 2021, the negative COVID-19 test requirement to enter casinos was removed; however, various other health safeguards implemented by the Macao government remained in place, including mandatory mask protection, limitation on the number of seats per table game, slot machine spacing and temperature checks. Management is currently unable to determine when the remaining measures will be eased or cease to be necessary.
As of the date of this prospectus, most businesses are allowed to remain open, subject to social distancing and health code checking requirements as designated by the Macao government. In January 2022, the Macao government commenced the roll out of a non-mandatory contact tracing QR code function at a range of businesses including government buildings, restaurants, hotels and other public venues.
In support of the Macao government’s initiatives to fight the COVID-19 Pandemic, the Group provided one tower (approximately 2,100 hotel rooms) at the Sheraton Grand Macao to the Macao government to house individuals who returned to Macao for quarantine purposes. This tower has been utilized for quarantine purposes on several occasions during 2020 and 2021. From October 4, 2021 to October 30, 2021, an additional tower (approximately 1,800 hotel rooms) at the Sheraton Grand Macao was provided.
The Group’s gaming operations remained open during the year ended December 31, 2021, compared to the same period in 2020 when the Group’s gaming operations were suspended from February 5, 2020 to February 19, 2020 due to a government mandate, except for gaming operations at The Londoner Macao, which resumed on February 27, 2020. Some of the Group’s hotel facilities were also closed during the casino suspension in response to the decrease in visitation and were gradually reopened from February 20, 2020, with the exception of the Conrad Macao at The Londoner Macao, which reopened on June 13, 2020.
Operating hours at restaurants and other venues across the Group’s properties are continuously being adjusted in line with fluctuations in guest visitation. The majority of retail outlets in the Group’s various shopping malls are open with reduced operating hours. The timing and manner in which these areas will return to full operation are currently unknown.
The Group's ferry operations between Macao and Hong Kong remain suspended. The timing and manner in which the Group’s ferry operations will be able to resume are currently unknown.
At the Group's properties, the Group is adhering to social distancing requirements, which include reduced seating at table games and a decreased number of active slot machines on the casino floor. Additionally, there is uncertainty around the impact the COVID-19 Pandemic will continue to have on operations in future periods. If the Group’s integrated resorts are not permitted to resume normal operations, travel restrictions such as those related to inbound travel from other countries are not modified or eliminated, there is a resumption of the suspension of the China Individual Visit Scheme, or the global response to contain the COVID-19 Pandemic escalates or is unsuccessful, the Group’s operations, cash flows and financial condition will be further materially impacted.
While the Group’s properties were open and operating at reduced levels due to lower visitation and the implementation of required safety measures as described above during the year ended December 31, 2021, the current economic and regulatory environment on a global basis and in Macao continues to evolve. The Group cannot predict the manner in which governments will react as the global and regional impact of the COVID-19 Pandemic changes over time, which could significantly alter the Group’s current operations.
The Group has a strong balance sheet and sufficient liquidity in place, including total cash and cash equivalents balance, excluding restricted cash and cash equivalents, of US$678 million and access to US$1.75 billion of available borrowing capacity from the 2018 SCL Revolving Facility as at December 31, 2021. On March 15, 2022, the Company drew down US$19 million and HK$1.42 billion (approximately US$182 million at the exchange rate in effect on the date of this transaction) under the 2018 SCL Credit Facility for general corporate purposes, resulting in a remaining available borrowing capability of US$1.54 billion. Based on the current forecasts, the Group believes it is able to support continuing operations, complete the major construction projects that are underway and respond to the current COVID-19 Pandemic challenges for at least twelve months from the end of the reporting period. The Group has taken various mitigating measures to manage through the current environment, including a cost and capital expenditure reduction program to minimize cash outflow for non-essential items.

See “Risk Factors—Risks Related to our Business—The COVID-19 Pandemic has materially adversely affected the number of visitors to our facilities and disrupted our operations, and we expect this adverse impact to continue until the COVID-19 Pandemic is contained.”

Macao Subconcession
Gaming in Macao is administered by the government through concession agreements awarded to three different Concessionaires and three Subconcessionaires, of which VML is one. These concession agreements expire on June 26, 2022. If VML’s Subconcession is not extended or renewed, VML may be prohibited from conducting gaming operations in Macao, and VML could cease to generate revenues from the gaming operations when the Subconcession Contract expires on June 26, 2022. In addition, all of VML’s casino premises and gaming-related equipment could be automatically transferred to the Macao government without any compensation to VML.
On January 18, 2022, the Macao Legislative Assembly published a draft bill entitled Amendment to Law No. 16/2001 to amend Macao’s gaming law (the "Gaming Law").

Certain changes to the Gaming Law set out in the draft bill include a reduction in the term of future gaming concessions to ten (10) years; authorization of up to six (6) gaming concession contracts; an increase in the minimum capital contribution of concessionaires to MOP5 billion (approximately US$622 million at exchange rates in effect on December 31, 2021); an increase in the percentage of the share capital of the concessionaire that must be held by the local managing director to 15%; a requirement that casinos be located in real estate owned by the concessionaire; and a prohibition of revenue sharing arrangements between gaming promoters and concessionaires.
On March 3, 2022, the Macao government announced its intention to extend the term of Macao's six concession and subconcession contracts from June 26, 2022 until December 31, 2022 in order to ensure sufficient time to complete the amendment to the Gaming Law and conduct a public tender for the awarding of new gaming concessions. The Macao government invited VML to submit a formal request for an extension along with a commitment to pay the Macao government up to MOP47 million (approximately US$6 million at exchange rates in effect on December 31, 2021) and provide a bank guarantee to secure the fulfilment of VML's payment obligations towards its employees should VML be unsuccessful in tendering for a new concession contract after its Subconcession expires. VML submitted its request for an extension on March 14, 2022. The extension of VML's Subconcession is subject to approval by the Macao government as well as entering into a Subconcession amendment contract with Galaxy.
The Company is actively monitoring developments with respect to the Macao government’s Gaming Law amendment and concession renewal process and continues to believe it will be successful in extending the term of its Subconcession and/or obtaining a new gaming concession when its current Subconcession expires; however, it is possible the Macao government could further change or interpret the associated gaming laws in a manner that could negatively impact the Group.
Under the Company's Senior Notes Indentures (as defined below), upon the occurrence of any event resulting from any change in the Gaming Law (as defined in the indentures) or any action by the gaming authority after which none of the Company or any of its subsidiaries own or manage casino or gaming areas or operate casino games of fortune and chance in Macao in substantially the same manner as they were owning or managing casino or gaming areas or operating casino games as at the issue date of the Senior Notes, for a period of 30 consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the Senior Notes would have the right to require the Company to repurchase all or any part of such holder's Senior Notes at par, plus any accrued and unpaid interest.(the "Investor Put Option").
Additionally, under the 2018 SCL Credit Facility, the events that trigger an Investor Put Option under the Senior Notes (as described above) would be an event of default, which may result in commitments being immediately cancelled, in whole or in part, and the related outstanding balances and accrued interest, if any, becoming immediately due and payable.
The Subconcession not being extended or renewed and the potential impact if holders of the notes and the agent have the ability to, and make the election to, accelerate the repayment of the Company's debt would have a material adverse effect on the Group's business, financial condition, results of operations and cash flows. The Company intends to follow the process for a concession renewal once the process and requirements are announced by the Macao government.

Risk Factor Summary
You should carefully read this prospectus and especially consider the factors discussed in the section titled “Risk Factors.” The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances, may adversely affect the Company’s ability to effect the Exchange Offer, and may have an adverse effect on the business, cash flows, financial condition and results of operations of the Company prior to the Exchange Offer.
The Company faces various legal and operational risks associated with doing business in China. Specifically:
•We face various legal and operational risks and uncertainties relating to the majority of our operations being based in China, including Macao. China’s economy differs from the economies of most developed countries, including the structure of the economy, level of government involvement, level of development, growth rate, control of capital investment, control of foreign exchange and allocation of resources. China’s economy has been transitioning from a planned economy to a more market-oriented economy.
•We face risks and uncertainties associated with evolving Chinese laws and regulations and as to whether and how recent Chinese government statements and regulatory developments, such as those relating to data privacy and cybersecurity (which may be applicable to us or if applied to us in the future), could result in a material change in our operations and/or value of our securities or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause the value of such securities to significantly decline or be worthless and affect our ability to list securities on a U.S. or other foreign exchange.
•For example, there may be risks and uncertainties associated with the evolving laws and regulations in China, including their interpretation and implementation with respect to the enforcement of laws, rules and regulations and the possibility of changes thereto with little advance notice. Should there be any significant governmental intervention or influence in the future on, or in relation to our business or operations, or significant control over offerings of our securities, this could potentially significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause the value of such securities to significantly decline or be worthless and affect our ability to list securities on a U.S. or other foreign exchange. For example, if the extraterritorial jurisdiction under the PIPL actually extends to us, we will be subject to certain data privacy obligations. Moreover, if the recent Chinese regulatory actions on data security or other data-related laws and regulations were to become applicable to us in the future, we could become subject to certain cybersecurity and data privacy obligations, and the failure to meet such obligations could result in penalties and other regulatory actions against us and may materially and adversely affect our business and results of operations.
•Although the Chinese government has significant oversight, discretion or control over the manner in which businesses operated in China must conduct their business activities, our current operations in mainland China consist solely of two subsidiaries incorporated in mainland China that only provide back office support. However, if, in the future, this were to change significantly, it could potentially result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless, which would materially affect the interests of investors in our securities.
•Our securities may be prohibited from being traded “over-the-counter” under the HFCA Act if we file an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction and we were to be identified by the SEC as a “Commission-Identified Issuer” for three consecutive years. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong, because of positions taken by one or more authorities in such jurisdictions and our auditor is included in such list of audit firms. However, as at the date of this prospectus, we are not identified as a Commission-Identified Issuer. The cessation of trading “over-the-counter” of our securities, or the threat of their being prohibited, may materially and adversely affect the value and/or liquidity of the Notes. The Accelerating Holding Foreign Companies Accountable Act (which is passed by the U.S. Senate but not enacted yet), if enacted, would require foreign companies to comply with the PCAOB audits within two consecutive years instead of three consecutive years and therefore reduce the time period for triggering the trading prohibitions from three years to two years.
•We are currently not required to obtain any permission or approval from the China Securities Regulatory Commission (“CSRC”), Cyberspace Administration of China (“CAC”) or any other mainland Chinese governmental authority to operate our business or to issue securities to foreign investors, other than those related to our two subsidiaries incorporated in mainland China that only provide back office support. We have received all requisite permissions and approvals for our back office supporting functions located in mainland China, primarily being the standard business licenses issued by the relevant authorities in mainland China. If we do not receive or maintain such permissions or approvals in relation to such back office support functions, we do not expect there will be any material adverse impact on our business, financial condition and results of operations.
For additional detail on these and other risks, see “Risk Factors—Risks Related to Doing Business in China.”
In addition, the Company faces various other risks, which include, but are not limited to:
•The COVID-19 Pandemic has materially adversely affected the number of visitors to our facilities and disrupted our operations, and we expect this adverse impact to continue until the COVID-19 Pandemic is contained.
•We may stop generating any gaming revenues from our operations if we cannot secure an extension or renewal of our Subconcession which expires in 2022.
•Our business is particularly sensitive to reductions in discretionary consumer and corporate spending as a result of downturns in the economy.
•Natural or man-made disasters, an outbreak of highly infectious or contagious disease, political instability, civil unrest, terrorist activity or war could materially adversely affect the number of visitors to our facilities and disrupt our operations.
•There are significant risks associated with our construction projects.
•Our Subconcession can be terminated under certain circumstances without compensation to us.

•The number of visitors to Macao, particularly visitors from mainland China, may decline or travel to Macao may be disrupted.
•The Macao government could grant additional rights to conduct gaming in the future and increase competition we face.
•We depend on the continued services of key officers.
•We compete for limited management and labor resources in Macao, and policies of government may also affect our ability to employ imported managers or labor.
•Our insurance coverage may not be adequate to cover all possible losses that our properties could suffer and our insurance costs may increase in the future.
•Failure to maintain the integrity of our information and information systems or comply with applicable privacy and data security requirements and regulations could harm our reputation and adversely affect our business.
•If you choose not to exchange your Outstanding Notes, the present transfer restrictions will remain in force and the market price of your Outstanding Notes could decline.
•As a result of our consummation of the exchange offer, holders of the Outstanding Notes who do not tender their Outstanding Notes will generally have no further rights under the registration rights agreement, including registration rights and the right to receive additional interest under certain circumstances.
•You must comply with the exchange offer procedures in order to receive freely tradable Notes.
•We have a substantial amount of indebtedness, which could have important consequences for holders of the Notes and significant effects on our business and future operations.
•Claims by any secured creditors will have priority with respect to their security over the claims of the holders of the Notes, to the extent of the value of the assets securing such indebtedness.
•The Notes will be structurally subordinated to the liabilities of our subsidiaries.
For additional detail on these and other risks, see the section titled “Risk Factors.”

Organizational Chart
The following chart illustrates our simplified corporate structure as of the date of this prospectus.

(i) Venetian Venture Development Intermediate Limited has 100% economic interest in Venetian Macau Limited. 10% of Venetian Macau Limited’s share capital is held by Mr. Antonio Ferreira subject to a usufruct agreement. See “Regulation.”

Our Corporate Information
Our principal executive offices are located at The Venetian Macao Resort Hotel, L2 Executive Offices, Estrada da Baía de N. Senhora da Esperança, s/n, Macao. Our telephone number at this address is +853 8118-2888. Our registered office in the Cayman Islands is located at the offices of Intertrust Corporate Services (Cayman) Limited, One Nexus Way, Camana Bay, Grand Cayman, KY1-9005, Cayman Islands. Our agent for service of process in the United States is Corporation Service Company located at 19 West 44th Street, Suite 200, New York, New York 10036. Our corporate website is www.sandschina.com. The information contained on our website is not a part of this prospectus. The Company’s principal place of business in Hong Kong is Level 54, Hopewell Centre, 183 Queen’s Road East, Hong Kong. The name and address of the person in Hong Kong authorized to accept service of process and notices on the Company’s behalf is Ho Siu Pik, Level 54, Hopewell Centre, 183 Queen’s Road East, Hong Kong.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

The following is a general summary of the terms of the exchange offer. This summary should be read in conjunction with, and is qualified in its entirety by, more detailed information appearing elsewhere in this prospectus, including under “The Exchange Offer” and “Description of Notes.”
On September 23, 2021, we completed a private offering of US$700 million aggregate principal amount of the Outstanding 2027 Notes, US$650 million aggregate principal amount of the Outstanding 2029 Notes and US$600 million aggregate principal amount of the Outstanding 2031 Notes, in a transaction exempt from the registration under the Securities Act. This prospectus is part of a registration statement covering the exchange of the Outstanding Notes for the Notes.
We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus as part of the exchange offer and we agreed to use our commercially reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act within 365 days after the closing date. In the exchange offer, you are entitled to exchange your Outstanding Notes for the Notes that are identical in all material respects to the Outstanding Notes, except that the Notes have been registered under the Securities Act and will not have any of the transfer restrictions, any of the registration rights provisions and certain inapplicable interest provisions relating to the Outstanding Notes.

Exchange Offer
We are offering to exchange the newly issued Notes in the following respective series in up to the following aggregate principal amounts:
•US$700 million 2027 Notes;
•US$650 million 2029 Notes; and
•US$600 million 2031 Notes,
for a like aggregate principal amount of the following respective series of the Outstanding Notes:
•the Outstanding 2027 Notes;
•the Outstanding 2029 Notes; and
•the Outstanding 2031 Notes, respectively.
The exchange offer is being made with respect to all of the Outstanding Notes. Only holders of Outstanding Notes who are Professional Investors may participate in the exchange offer. Outstanding Notes may only be exchanged in minimum denominations of US$200,000 and integral multiples of US$1,000 above that amount. The Outstanding Notes surrendered in exchange for the Notes will be retired and canceled and cannot be reissued, and the rights under the Outstanding Notes for those who tender their Outstanding Notes will be extinguished after the completion of the exchange offer.

Resales of the Notes
Based on an interpretation of the staff of the SEC set forth in no action letters issued to unrelated third parties, we believe that Notes issued pursuant to the exchange offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by you (unless you are an affiliate of ours, within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Notes are acquired in the ordinary course of your business and you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Notes.

Each participating broker-dealer that receives Notes for its own account pursuant to the exchange offer in exchange for Outstanding Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of the Notes, which prospectus delivery requirement may be satisfied by the delivery of this prospectus, as it may be amended or supplemented from time to time.

Any holder of Outstanding Notes who:
•is an affiliate of ours;
•does not acquire Notes in the ordinary course of business; or
•tenders in the exchange offer with the intention to participate, or for the purpose of participating, in the distribution of the Notes cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation or similar interpretive letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Notes and be identified as an underwriter in the prospectus. See “The Exchange Offer—Resales of the Notes.”

No Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of any series of Outstanding Notes being tendered for exchange.

Expiration Date; Withdrawal of Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2022, unless we extend it. Tenders of Outstanding Notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any Outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer. See “The Exchange Offer—Expiration Date; Extensions; Amendments” and “The Exchange Offer—Withdrawal of Tenders.”

Settlement Date	The settlement date of the exchange offer will be promptly following the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive in our sole discretion. See “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer. We have the right, in our sole discretion, to terminate or withdraw the exchange offer if any of the conditions described under “The Exchange Offer—Conditions to the Exchange Offer” are not satisfied or waived.

Appraisal Rights	Holders of Outstanding Notes do not have any rights of appraisal for their Outstanding Notes if they elect not to tender their Outstanding Notes for exchange.

Procedures for Tendering Outstanding Notes
If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with any physical certificates requesting the Outstanding Notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold Outstanding Notes through The Depository Trust Company (the “DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC (“ATOP”), by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•any Notes that you receive will be acquired in the ordinary course of your business;
•you have no arrangement or understanding with any person or entity to participate in a distribution of the Notes;
•if you are a broker-dealer that will receive Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the Notes;
•you are not an affiliate, as defined in Rule 405 of the Securities Act, of ours or, if you are an affiliate of ours, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act; and
•you are a Professional Investor.

See “The Exchange Offer—Procedures for Tendering” and “Plan of Distribution.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of Outstanding Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender the Outstanding Notes in the exchange offer, you should contact that registered holder promptly and instruct that registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. See “The Exchange Offer— Procedures for Tendering.”

Effect on Holders of Outstanding Notes
As a result of the making of, and upon acceptance for exchange of all validly tendered Outstanding Notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the Outstanding Notes under the circumstances described in the registration rights agreement. If you are a holder of Outstanding Notes and you do not tender your Outstanding Notes in the exchange offer, you will continue to hold the Outstanding Notes, and you will be entitled to all the rights and limitations applicable to the Outstanding Notes in the Indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

The Outstanding Notes are listed on the Hong Kong Stock Exchange by way of debt issues to Professional Investors only. To the extent Outstanding Notes are tendered and accepted in the exchange offer, the trading market for Outstanding Notes could be adversely affected.

Consequences of Failure to Exchange	All untendered Outstanding Notes will continue to be subject to the restrictions on transfer provided for in the Outstanding Notes and in the Indenture. In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the Outstanding Notes under the Securities Act. See “The Exchange Offer—Consequences of Failure to Exchange.”

Taxation	The exchange of the Outstanding Notes for the Notes pursuant to the exchange offer will not be a taxable transaction for United States federal income tax or Cayman Islands law purposes. See the discussion under the caption “Taxation” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the issuance of Notes pursuant to the exchange offer.

Accounting Treatment	We will not recognize any gain or loss on the exchange of Notes. See “The Exchange Offer—Accounting Treatment.”

Exchange Agent	U.S. Bank National Association is serving as exchange agent in connection with the exchange offer. The contact information for the exchange agent is set forth in the section captioned “The Exchange Offer—Exchange Agent” of this prospectus.

SUMMARY OF THE TERMS OF THE NOTES

The following is a general summary of the terms of the Notes. This summary should be read in conjunction with, and is qualified in its entirety by, more detailed information appearing elsewhere in this prospectus, including under “Description of Notes.”
The Notes are identical in all material respects to the Outstanding Notes, except that the Notes have been registered under the Securities Act and will not have any of the transfer restrictions, any of the registration rights provisions and certain inapplicable interest provisions relating to the Outstanding Notes. The Notes will evidence the same debt as the Outstanding Notes exchanged therefor and be entitled to the benefits of the Indenture.

Issuer	Sands China Ltd. (the "Company")

Notes Offered	Up to US$700,000,000 aggregate principal amount of 2027 Notes, up to US$650,000,000 aggregate principal amount of 2029 Notes and up to US$600,000,000 aggregate principal amount of 2031 Notes.

Maturity Date	•2027 Notes: March 8, 2027 •2029 Notes: March 8, 2029 •2031 Notes: August 8, 2031

Interest
The 2027 Notes will bear interest at a rate of 2.300% per annum, the 2029 Notes will bear interest at a rate of 2.850% per annum and the 2031 Notes will bear interest at a rate of 3.250% per annum. In the case of the 2027 Notes and the 2029 Notes, interest will be payable semi-annually in arrears on March 8 and of September 8 each year, with the first interest payment on March 8, 2022. Interest will accrue from the issue date. In the case of the 2031 Notes, interest will be payable semi-annually in arrears on February 8 and August 8 of each year, with the first interest payment on February 8, 2022. Interest will accrue from the issue date.

The interest rate on the Notes may be adjusted under certain circumstances as set forth under “Description of Notes—Interest Rate Adjustment.”

Ranking of Notes
The Notes will be general unsecured obligations of the Company and will (1) rank equally in right of payment with all of the Company’s existing and future senior unsecured indebtedness, (2) rank senior to all of the Company’s future subordinated indebtedness, if any, (3) be effectively subordinated to all of the Company’s future secured indebtedness to the extent of the value of the assets securing such debt, and (4) be structurally subordinated to all existing and future obligations of the Company’s subsidiaries. See “Description of Notes—Brief Description of the Notes.” As of December 31, 2021, the Company had US$7.90 billion of unsecured borrowings outstanding under the Senior Notes and the 2018 SCL Revolving Facility and US$1.75 billion of available borrowing capacity under the 2018 SCL Revolving Facility. On March 15, 2022, we drew down US$19 million and HK$1.42 billion (approximately US$182 million at the exchange rate in effect on the date of this transaction) under the 2018 SCL Credit Facility for general corporate purposes, resulting in a remaining available borrowing capability of US$1.54 billion. We may incur additional secured and/or unsecured indebtedness and other obligations in the future.

Optional Redemption
2027 Notes: At its option, the Company may redeem the 2027 Notes, in whole or in part, at any time or from time to time prior to their stated maturity. The redemption price for 2027 Notes that are redeemed before February 8, 2027 will be equal to the greater of (a) 100% of the principal amount of the 2027 Notes to be redeemed and (b) a “make-whole” amount described elsewhere in this prospectus, plus in either case accrued and unpaid interest to, but not including, the redemption date. On or after February 8, 2027, we may redeem the 2027 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date.

2029 Notes: At its option, the Company may redeem the 2029 Notes, in whole or in part, at any time or from time to time prior to their stated maturity. The redemption price for 2029 Notes that are redeemed before January 8, 2029 will be equal to the greater of (a) 100% of the principal amount of the 2029 Notes to be redeemed and (b) a “make-whole” amount described elsewhere in this prospectus, plus in either case accrued and unpaid interest to, but not including, the redemption date. On or after January 8, 2029, we may redeem the 2029 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date.

2031 Notes: At its option, the Company may redeem the 2031 Notes, in whole or in part, at any time or from time to time prior to their stated maturity. The redemption price for 2031 Notes that are redeemed before May 8, 2031 will be equal to the greater of (a) 100% of the principal amount of the 2031 Notes to be redeemed and (b) a “make-whole” amount described elsewhere in this prospectus, plus in either case accrued and unpaid interest to, but not including, the redemption date. On or after May 8, 2031, we may redeem the 2031 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date.

See “Description of Notes—Optional Redemption.”

Redemption for Tax Reasons
All payments under or with respect to the Notes will be made without withholding or deduction for any taxes or other governmental charges, except to the extent required by law. If withholding or deduction is required by law, and such requirement cannot be avoided by taking available reasonable measures, provided that changing the jurisdiction of incorporation of Sands China or any subsidiary shall not be considered a reasonable measure, we will pay, subject to certain exceptions and conditions, additional amounts so that the net amount received is no less than the amount that would have been received in the absence of such withholding or deduction. See “Description of Notes—Additional Amounts.” We may redeem the Notes in whole, but not in part, at any time, upon giving prior notice, if certain changes in tax law impose certain withholding taxes on amounts payable on the Notes, and, as a result, we are required to pay additional amounts with respect to such withholding taxes. If we exercise such redemption right, we must pay you a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest and additional amounts, if any, to but not including the date of redemption. See “Description of Notes— Redemption for Tax Reasons.”

Change of Control	If we experience a Change of Control Triggering Event (as defined under “Description of Notes—Definitions”), we will be required to offer to repurchase the Notes at 101% of their principal amount plus accrued and unpaid interest, if any, to but not including the date of such repurchase. See “Description of Notes—Repurchase at the Option of Holders Upon a Change of Control Triggering Event.”

Investor Put Option
Upon the occurrence of any event resulting from any change in Gaming Law (as defined under “Description of Notes—Definitions”) or any action by a Gaming Authority (as defined under “Description of Notes—Definitions”) after which none of the Company or any of its subsidiaries owns or manages casino or gaming areas or operates casino games of fortune and chance in Macao in substantially the same manner as they are owning or managing casino or gaming areas or operating casino games as of the issue date, for a period of thirty consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the Notes will have the right to require the Company to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, and additional amounts, if any, to but excluding the date of repurchase. See “Description of Notes— Repurchase at the Option of Holders—Investor Put Option.”

Certain Covenants
The Indenture will partially limit, among other things, our ability to merge or consolidate with another company and require us to provide certain information to the holders of Notes.

These covenants are subject to a number of important exceptions and qualifications. See “Description of Notes—Certain Covenants” and the related definitions.

Listing	Application will be made for the listing of the Notes on the Hong Kong Stock Exchange by way of debt issues to Professional Investors only. We cannot assure you that we will obtain or be able to maintain a listing of the Notes on the Hong Kong Stock Exchange.

Form, Denomination and Registration	The Notes will be issued only in fully registered form, without coupons, in minimum denominations of US$200,000 of principal amount and integral multiples of US$1,000 in excess thereof and will be initially represented by one or more global notes registered in the name of a nominee of DTC.

Book-Entry Only	The Notes will be issued in book-entry form through the facilities of Cede & Co. as nominee of DTC for the accounts of its participants, including Euroclear and Clearstream, Luxembourg. For a description of certain factors relating to clearance and settlement, see “Description of Notes—Book-Entry, Delivery and Form.”

Security Codes	2027 Notes
CUSIP ISIN

2029 Notes
CUSIP ISIN

2031 Notes
CUSIP ISIN

Trustee for the Notes	U.S. Bank National Association.

Registrar, Transfer Agent and Principal Paying Agent	U.S. Bank National Association.

Use of Proceeds	We will not receive any proceeds from the issue of the Notes in the exchange offer. For a description of the use of proceeds from the offering of the Outstanding Notes, see “Use of Proceeds.”

Governing Law of the Notes and the Indenture	The Indenture is, and the Notes will be, governed by and construed in accordance with the laws of the State of New York.

Risk Factors	Investing in the Notes involves substantial risks. Please see the “Risk Factors” section for a description of certain of the risks you should carefully consider before investing in the Notes.

RISK FACTORS

You should carefully consider the risks described below and the other information contained in this prospectus before making an investment decision. The risks and uncertainties described below may not be the only ones that we face. Additional risks and uncertainties that we are not aware of or that we currently believe are immaterial may also adversely affect our business, financial condition or results of operations. If any of the events described below should occur, our business, financial condition or results of operations could be materially and adversely affected. In such case, we may not be able to satisfy our obligations under the Notes, and you could lose all or part of your investment.

Risks Related to Our Business

The COVID-19 Pandemic has materially adversely affected the number of visitors to our facilities and disrupted our operations, and we expect this adverse impact to continue until the COVID-19 Pandemic is contained.
We expect the impact of the disruptions resulting from the impact of the COVID-19 Pandemic, including the extent of their adverse impact on our financial and operational results, will continue to be dictated by the length of time such disruptions continue. Although all our properties are currently open, we cannot predict whether future closures would be appropriate or could be mandated. Even once travel advisories and restrictions are modified or cease to be necessary, demand for integrated resorts may remain weak for a significant length of time and we cannot predict if or when the gaming and non-gaming activities of our properties will return to pre-outbreak levels of volume or pricing. In particular, future demand for integrated resorts may be negatively impacted by the adverse changes in the perceived or actual economic climate, including higher unemployment rates, declines in income levels and loss of personal wealth or reduced business spending for MICE resulting from the impact of the COVID-19 Pandemic. In addition, we cannot predict the ultimate impact the COVID-19 Pandemic will have on our mall tenants.
We are a holding company with limited business operations of our own. Our main assets consist of our direct and indirect shareholdings in our operating subsidiaries through which we conduct most of our business operations. If the global response to contain the COVID-19 Pandemic escalates or is unsuccessful, our subsidiaries’ ability to generate sufficient earnings and cash flow to pay dividends or distributions in the future may be negatively impacted.
Our businesses would also be impacted should the disruptions from the COVID-19 Pandemic impact our current construction projects. There are certain limitations on our ability to mitigate the adverse financial impact of these matters, such as the fixed costs at our properties, the access to construction labor due to immigration restrictions or construction materials due to vendor supply chain delays. Government measures intended to address the COVID-19 Pandemic, such as mandatory quarantines, vaccine mandates and regular testing requirements, could also impact the availability of our employees or other workers or could lead to attrition of key employees or reduced willingness of customers to come to our properties. Any of these events may continue to disrupt our ability to staff our business adequately, could continue to generally disrupt our operations or construction projects.
The COVID-19 Pandemic has had, and will continue to have, a material adverse effect on our results of operations and cash flows. Given the uncertainty around the extent and timing of the potential future spread or mitigation of the COVID-19 Pandemic and around the imposition or relaxation of protective measures, we cannot reasonably estimate the impact on our future results of operations, cash flows or financial condition.
We may stop generating any gaming revenues from our operations if we cannot secure an extension or renewal of our Subconcession, which expires in 2022.
Our Subconcession expires on June 26, 2022. If our Subconcession is not extended or renewed, VML may be prohibited from conducting gaming operations in Macao, and we could cease to generate revenues from our gaming operations when our Subconcession expires on June 26, 2022. In addition, all of VML’s casino premises and gaming-related equipment could be automatically transferred to the Macao government without any compensation to us. We cannot assure you we will be able to extend or renew our Subconcession on terms favorable to us or at all.
Our business is particularly sensitive to reductions in discretionary consumer and corporate spending as a result of downturns in the economy.
Consumer demand for hotel/casino resorts, trade shows and conventions and for the type of luxury amenities we offer is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending. Changes in discretionary consumer spending or corporate spending on conventions and business travel could be driven by many factors, such as: perceived or actual general economic conditions; fear of exposure to a widespread health epidemic, such as the COVID-19 Pandemic; any weaknesses in the job or housing market; credit market disruptions; high energy, fuel and food costs; the increased cost of travel; the potential for bank failures; perceived or actual disposable consumer income and wealth; fears of recession and changes in consumer confidence in the economy; or fear of war, political instability, civil unrest or future acts of terrorism. These factors could reduce consumer and corporate demand for the luxury amenities and leisure and business activities we offer, thus imposing additional limits on pricing and harming our operations.
Natural or man-made disasters, an outbreak of highly infectious or contagious disease, political instability, civil unrest, terrorist activity or war could materially adversely affect the number of visitors to our facilities and disrupt our operations.
So-called ”Acts of God,” such as typhoons and rainstorms, particularly in Macao, and other natural disasters, man-made disasters, outbreaks of highly infectious or contagious diseases, political instability, civil unrest, terrorist activity or war may result, and in the case of the COVID-19 Pandemic, have resulted, in decreases in travel to and from, and economic activity in, areas in which we operate, and may adversely affect, and the COVID-19 Pandemic has adversely affected, the number of visitors to our properties. We also face potential risks associated with the physical effects of climate change, which may include more frequent or severe storms, typhoons, flooding, rising sea levels and shortages of water. To the extent climate change causes additional changes in weather patterns, our properties along the coast in Macao could be subject to an increase in the number and severity of typhoons and rising sea levels causing damage to these properties. Any of these events may disrupt our ability to staff our business adequately, could generally disrupt our operations, and could have a material adverse effect on our business, financial condition, results of operations and cash flows. Although we have insurance coverage with respect to some of these events, we cannot assure you any such coverage will provide any coverage or be sufficient to indemnify us fully against all direct and indirect costs, including any loss of business that could result from substantial damage to, or partial or complete destruction of, any of our properties.
Our business is sensitive to the willingness of our customers to travel.
We are dependent on the willingness of our customers to travel. Only a small amount of our business is and will be generated by local residents. Most of our customers travel to reach our properties. Infectious diseases may severely disrupt, and in the case of the COVID-19 Pandemic, have severely disrupted, domestic and international travel, which would result in a decrease in customer visits to Macao, including our properties. Regional political events, acts of terrorism or civil unrest, including those resulting in travelers perceiving areas as unstable or an unwillingness of governments to grant visas, regional conflicts or an outbreak of hostilities or war could have a similar effect on domestic and international travel. Management cannot predict the extent to which disruptions from these types of events in air or other forms of travel would have on our business, financial condition, results of operations and cash flows.
We are subject to extensive regulations that govern our operations.
We are required to obtain and maintain licenses from various jurisdictions in order to operate certain aspects of our business, and we are subject to extensive background investigations and suitability standards in our gaming business. There can be no assurance we will be able to obtain new licenses or renew any of our existing licenses, or if such licenses are obtained, such licenses will not be conditioned, suspended or revoked; and the loss, denial or non-renewal of any of our licenses could have a material adverse effect on our business, financial condition, results of operations and cash flows.
We are subject to regulations imposed by the FCPA, which generally prohibits U.S. companies (such as LVS, of which we are a subsidiary) and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business. Any violation of the FCPA could have a material adverse effect on our business, financial condition, results of operations and cash flows.
We also deal with significant amounts of cash in our operations and are subject to various reporting and anti-money laundering regulations. Governmental authorities have evidenced an increased focus on the gaming industry and compliance with anti- money laundering laws and regulations. For instance, we are subject to regulation, which, among other things, requires us to report to various government authorities certain currency transactions in excess of applicable thresholds and certain suspicious activities where we know, suspect or have reason to suspect such transactions involve funds from illegal activity or are intended to violate certain law or regulations or are designed to evade reporting requirements or have no business or lawful purpose. In addition, we are subject to various other rules and regulations involving reporting, recordkeeping and retention. Our compliance is subject to periodic audits, and we may be subject to substantial civil and criminal penalties, including fines, if we fail to comply with applicable regulations. We are also subject to regulations set forth by the gaming authorities in the area in which we operate. Any such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Any violation of anti-money laundering laws or regulations, or any accusations of money laundering or regulatory investigations into possible money laundering activities, by any of our properties, employees or customers could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Our debt instruments, current debt service obligations and substantial indebtedness may restrict our current and future operations.
Our current debt service obligations contain, or any future debt service obligations and instruments may contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to:
•incur additional debt, including providing guarantees or credit support;
•incur liens securing indebtedness or other obligations;
•dispose of certain assets;
•make certain acquisitions;
•pay dividends or make distributions and make other restricted payments, such as purchasing equity interests, repurchasing junior indebtedness or making investments in third parties;
•enter into sale and leaseback transactions;
•engage in any new businesses;
•issue preferred stock; and
•enter into transactions with our Shareholders and our affiliates.
The 2018 SCL Credit Facility contains various financial covenants. As a result of the impact from the COVID-19 Pandemic, the 2018 SCL Credit Facility was amended on March 27, 2020 and again on September 11, 2020 to waive those financial covenants through July 1, 2021 and January 1, 2022, respectively. Additionally, on July 7, 2021, the 2018 SCL Credit Facility was further amended to extend the financial covenant waiver period under the 2018 SCL Credit Facility through January 1, 2023. We cannot assure you that we will be able to obtain similar waivers in the future.
As of December 31, 2021, we had a total of US$7.90 billion of borrowings outstanding under the Senior Notes and 2018 SCL Revolving Facility and US$1.75 billion of available borrowing capacity under the 2018 SCL Revolving Facility. On March 15, 2022, we drew down US$19 million and HK$1.42 billion (approximately US$182 million at the exchange rate in effect on the date of this transaction) under the 2018 SCL Credit Facility for general corporate purposes, resulting in a remaining available borrowing capability of US$1.54 billion. This indebtedness could have important consequences to us. For example, it could:
•make it more difficult for us to satisfy our debt service obligations;
•increase our vulnerability to general adverse economic and industry conditions;
•impair our ability to obtain additional financing in the future for working capital needs, capital expenditures, development projects, acquisitions or general corporate purposes;
•require us to dedicate a significant portion of our cash flow from operations to the payment of principal and interest on our debt, which would reduce the funds available for our operations and development projects;
•limit our flexibility in planning for, or reacting to, changes in the business and the industry in which we operate;
•require us to repurchase our Senior Notes upon certain events, such as any change in gaming law or any action by a gaming authority after which none of the Group members owns or manages casino or gaming areas or operates casino games of fortune and chance in Macao in substantially the same matter as the Group was at the issue date of the Senior Notes for a period of 30 consecutive days or more;
•place us at a competitive disadvantage compared to our competitors that have less debt; and
•subject us to higher interest expense in the event of increases in interest rates.
Our ability to timely refinance and replace our indebtedness in the future will depend upon general economic and credit market conditions, approval required by local government regulators, adequate liquidity in the global credit markets, the particular circumstances of the gaming industry, and prevalent regulations and our cash flow and operations, in each case as evaluated at the time of such potential refinancing or replacement. If we are unable to refinance or generate sufficient cash flow from operations to repay our indebtedness on a timely basis, we might be forced to seek alternate forms of financing, dispose of certain assets or minimize capital expenditures and other investments, or reduce dividend payments. There is no assurance any of these alternatives would be available to us, if at all, on satisfactory terms, on terms that would not be disadvantageous to us, or on terms that would not require us to breach the terms and conditions of our existing or future debt agreements.
We may attempt to arrange additional financing to fund the remainder of our planned, and any future, development projects. If we are required to raise additional capital in the future, our access to and cost of financing will depend on, among other things, global economic conditions, conditions in the global financing markets, the availability of sufficient amounts of financing, our prospects and our credit ratings. If our credit ratings were to be downgraded, or general market conditions were to ascribe higher risk to our rating levels, our industry, or us, our access to capital and the cost of any debt financing would be further negatively impacted. In addition, the terms of future debt agreements could include more restrictive covenants, or require incremental collateral, which may further restrict our business operations or be unavailable due to our covenant restrictions then in effect. There is no guarantee that debt financings will be available in the future to fund our obligations, or that they will be available on terms consistent with our expectations.
We extend credit to a large portion of our customers and we may not be able to collect gaming receivables from our credit players.
We conduct our gaming activities on a credit and cash basis. Any such credit we extend is unsecured. Table games players typically are extended more credit than slot players, and high-stakes players typically are extended more credit than players who tend to wager lesser amounts.
During the year ended December 31, 2021, approximately 14.5% of our table games drop at our properties was from credit-based wagering. We extend credit to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit. These large receivables could have a significant impact on our results of operations if deemed uncollectible.
In particular, we expect our operations will be able to enforce gaming debts only in a limited number of jurisdictions, including Macao. To the extent our Macao gaming customers and gaming promoters are from other jurisdictions, our operations may not have access to a forum in which it will be possible to collect all gaming receivables because, among other reasons, courts of many jurisdictions do not enforce gaming debts and our operations may encounter forums that will refuse to enforce such debts. Moreover, under applicable law, our operations remain obligated to pay taxes on uncollectible winnings from customers.
Even where gaming debts are enforceable, they may not be collectible. Our inability to collect gaming debts could have a significant adverse effect on our results of operations and cash flows.
We face the risk of fraud and cheating.
Our gaming customers may attempt or commit fraud or cheat in order to increase winnings. Acts of fraud or cheating could involve the use of counterfeit chips or other tactics, possibly in collusion with our employees. Internal acts of cheating could also be conducted by employees through collusion with dealers, surveillance staff, floor managers or other casino or gaming area staff. Failure to discover such acts or schemes in a timely manner could result in losses in our gaming operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and cash flows.
Our operations face significant competition, which may increase in the future.
The hotel, resort and casino businesses are highly competitive. Our properties compete with numerous other casinos located within Macao. Additional Macao facilities announced by our competitors and the increasing capacity of hotel rooms in Macao could add to the competitive dynamic of the market.
Our operations will also compete to some extent with casinos located elsewhere in Asia, including Singapore, South Korea, Malaysia, Philippines, Australia, Cambodia and elsewhere in the world, including Las Vegas, as well as online gaming and cruise ships that offer gaming. Our operations also face increased competition from new developments in Malaysia, Australia and South Korea. In addition, certain countries have legalized, and others may in the future legalize casino gaming.
The proliferation of gaming venues and gaming activities, such as online gaming, as well as renovations and expansions by our competitors, and their ability to attract customers away from our properties could have a material adverse effect on our financial condition, results of operations and cash flows.

Risks Related to Doing Business in China

Our securities may be prohibited from being traded “over-the-counter” under the Holding Foreign Companies Accountable Act under certain circumstances. The cessation of trading “over-the-counter” of our securities, or the threat of their trading being prohibited, may materially and adversely affect the value and/or liquidity of the Notes. Additionally, the inability of the PCAOB to conduct full inspections or investigations of our auditor may deprive our investors of the benefits of such inspections or investigations.
The Holding Foreign Companies Accountable Act (the “HFCA Act”) was enacted on December 18, 2020. The HFCA Act states that if the SEC determines that an issuer has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years, the SEC shall prohibit the securities of the issuer from being traded on a national securities exchange or in the over-the-counter trading market in the United States.
Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is included on a list of audit firms the PCAOB determined it is unable to inspect or investigate completely because of a position taken by one or more authorities in those jurisdictions, and is therefore subject to the PCAOB’s determination and currently not inspected by the PCAOB.
On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. We would be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under a process to be subsequently established by the SEC. In May 2021, the PCAOB issued a proposed rule 6100, Board Determinations Under the Holding Foreign Companies Accountable Act, for public comment. The proposed rule is related to the PCAOB’s responsibilities under the HFCA Act, which would establish a framework for the PCAOB to use when determining whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in those jurisdictions. The proposed rule was adopted by the PCAOB on September 22, 2021 and approved by the SEC on November 5, 2021. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements under the HFCA Act, pursuant to which the SEC will identify a “Commission-Identified Issuer” if an issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction, and will then impose a trading prohibition on an issuer after it is identified as a Commission-Identified Issuer for three consecutive years. If, in the future, we were to be identified as a Commission-Identified Issuer and have a “non-inspection” year, there is no assurance that we will be able to take remedial measures in a timely manner. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong, because of positions taken by one or more authorities in those jurisdictions.
On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if passed by the U.S. House of Representatives and signed into law, would amend the HFCA Act and reduce the number of consecutive non-inspection years required for triggering the listing and trading prohibitions under the HFCA Act from three years to two years. The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets (the “PWG”) issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended that the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted from an exchange in the United States would end on January 1, 2022.
The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and which, if any, of the PWG recommendations will be adopted. The SEC has also announced amendments to various annual report forms to accommodate the certification and disclosure requirements of the HFCA Act. There could be additional regulatory or legislative requirements or guidance that could impact us given our auditor is not subject to PCAOB inspection. The implications of this possible regulation or guidance in addition to the requirements of the HFCA Act are uncertain, and such uncertainty could cause the market price of our securities to be materially and adversely affected.

Since the PCAOB is unable to conduct inspections or full investigations of our auditor, our securities could be prohibited from being traded “over-the-counter” if, in the future, we were to be identified as a Commission-Identified Issuer for three consecutive years. Such a prohibition could substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with a potential prohibition could have a negative impact on the price of our securities. Also, such a prohibition could significantly affect our ability to raise capital on acceptable terms, or at all, which may have a material adverse effect on our business, financial condition and prospects.
Inspections of other audit firms that the PCAOB has conducted outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. If the PCAOB were unable to conduct inspections or full investigations of our auditor, we and investors in our securities would be deprived of the benefits of such PCAOB inspections. In addition, the inability of the PCAOB to conduct inspections or full investigations of auditors would make it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors that are subject to the PCAOB inspections, which could cause investors and potential investors to lose confidence in the audit procedures and reported financial information and the quality of our financial statements.
Our business, financial condition and results of operations and/or the value of our securities or our ability to offer or continue to offer securities to investors may be materially and adversely affected to the extent the laws and regulations of mainland China become applicable to us. In that case, we may be subject to the risks and uncertainties associated with the evolving laws and regulations in mainland China, their interpretation and implementation, and the legal and regulatory system in mainland China more generally, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little advance notice.
Although the Chinese government has significant oversight, discretion and control over the manner in which businesses operated in China must conduct their business activities, our current operations in mainland China consist solely of two subsidiaries incorporated in mainland China that only provide back office support. However, if, in the future, this were to change significantly, it could potentially result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless, which would materially affect the interests of investors in our securities. In addition, the Chinese government has recently indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers.
We face various legal and operational risks and uncertainties relating to our operations, including those risks associated with being based in China, including Macao. China’s economy differs from the economies of most developed countries, including the structure of the economy, level of government involvement, level of development, growth rate, control of capital investment, control of foreign exchange and allocation of resources. China’s economy has been transitioning from a planned economy to a more market-oriented economy.
We face risks and uncertainties associated with evolving Chinese laws and regulations and as to whether and how recent Chinese government statements and regulatory developments, such as those relating to data and cyberspace security (which may be applicable to us or if applied to us in the future), could result in a material change in our operations and/or the value of our securities or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause the value of such securities to significantly decline or been worthless and affect our ability to list securities on a U.S. or other foreign exchange.
For example, there may be risks and uncertainties associated with the evolving laws and regulations in China, including their interpretation and implementation with respect to the enforcement of laws, rules and regulations and the possibility of changes thereto with little advance notice. Should there be any significant governmental intervention or influence in the future on, or in relation to our business or operations, or significant control over offerings of our securities, this could potentially significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause the value of such securities to significantly decline or be worthless and affect our ability to list securities on a U.S. or other foreign exchange. For example, on August 20, 2021, the Standing Committee of the National People's Congress (“SCNPC”) promulgated the Personal Information Protection Law of the PRC (“PIPL”), which became effective on November 1, 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the PIPL provides extraterritorial effect on the personal information processing activities. Since our data processing activities outside mainland China relate to the offering of goods or services directed at natural persons in mainland China, our businesses operated outside mainland China are potentially subject to the requirements of PIPL. However, the implementation rules to the extraterritorial jurisdiction of the PIPL have not been finalized yet, and it remains unclear how the Chinese government will enforce such law. If the extraterritorial jurisdiction under the PIPL actually extends to us, we will be subject to certain data privacy obligations. Moreover, if the recent Chinese regulatory actions on data security or other data-related laws and regulations were to become applicable to us in the future, we could become subject to certain cybersecurity and data privacy obligations, and the failure to meet such obligations could result in penalties and other regulatory actions against us and may materially and adversely affect our business and results of operations.
We also note there are recent events indicating greater oversight by the CAC over data security, particularly for companies with Chinese operations seeking to list on a foreign exchange. For example, the Measures for Cybersecurity Review (“Review Measures”) issued by the CAC came into effect on February 15, 2022. The Review Measures provide that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase network products or services, online platform operators engaging in data processing activities that affect or may affect national security shall also be subject to cybersecurity review. The Review Measures require that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries. The Review Measures does not provide for a definition of “online platform operator”, therefore, we cannot assure you that we will not be deemed as an “online platform operator”. However, as of the date of this prospectus, our subsidiaries incorporated in mainland China do not have over one million users’ personal information and do not anticipate that they will be collecting over one million users’ personal information in the foreseeable future. Further, we have not received any notice from any authorities identifying us as a CIIO or requiring us to undertake a cybersecurity review by the CAC. While we believe we are not required to apply for cybersecurity review, the Review Measures provide CAC and relevant authorities certain discretion to initiate cybersecurity review where any network product or service or any data handling activity is considered to affect or may affect national security, which may lead to uncertainties in relation to the Review Measures’ impact on our operations or the offering of our securities.
We are currently not required to obtain any permission or approval from the CSRC, CAC or any other mainland Chinese governmental authority to operate our business or to issue securities to foreign investors, other than those related to our two subsidiaries incorporated in mainland China that only provide back office support. We have received all requisite permissions and approvals for our back office supporting functions located in mainland China, primarily being the standard business licenses issued by the relevant authorities in mainland China. If we do not receive or maintain such permissions or approvals in relation to such back office support functions, we do not expect there will be any material adverse impact on our business, financial condition and results of operations.

Risks Associated with Our Operations

There are significant risks associated with our construction projects.
Our development projects and any other construction projects we undertake will entail significant risks. Construction activity requires us to obtain qualified contractors and subcontractors, the availability of which may be uncertain. Construction projects are subject to cost overruns and delays caused by events outside of our control or, in certain cases, our contractors’ control, such as shortages of materials or skilled labor, unforeseen engineering, environmental and/or geological problems, work stoppages, weather interference, unanticipated cost increases and unavailability of construction materials or equipment. Construction, equipment or staffing problems or difficulties in obtaining any of the requisite materials, licenses, permits, allocations and authorizations from governmental or regulatory authorities could increase the total cost, delay, jeopardize, prevent the construction or opening of our projects, or otherwise affect the design and features. Construction contractors or counterparties for our current projects may be required to bear certain cost overruns for which they are contractually liable, and if such counterparties are unable to meet their obligations, we may incur increased costs for such developments. If our management is unable to manage successfully our construction projects, it could have a material adverse effect on our financial condition, results of operations and cash flows.
The anticipated costs and completion dates for our current projects are based on budgets, designs, development and construction documents and schedule estimates are prepared with the assistance of architects and other construction development consultants and are subject to change as the design, development and construction documents are finalized and as actual construction work is performed. A failure to complete our projects on budget or on schedule may have a material adverse effect on our financial condition, results of operations and cash flows.
Our Subconcession can be terminated under certain circumstances without compensation to us.
The Macao government has the right, after consultation with Galaxy, to unilaterally terminate our Subconcession in the event of VML’s serious non-compliance with its basic obligations under the Subconcession and applicable Macao laws. Upon termination of our Subconcession, our casinos and gaming-related equipment would automatically be transferred to the Macao government without compensation to us and we would cease to generate any revenues from these operations. The loss of our Subconcession would prohibit us from conducting gaming operations in Macao, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

The number of visitors to Macao, particularly visitors from mainland China, may decline or travel to Macao may be disrupted.
Our VIP and mass market gaming customers typically come from nearby destinations in Asia, including mainland China, Hong Kong, South Korea and Japan. Increasingly, a significant number of gaming customers come to our casinos from mainland China. Any slowdown in economic growth or changes of China’s current restrictions on travel and currency movements could further disrupt the number of visitors from mainland China to our casinos as well as the amounts they are willing and able to spend while at our properties.
Policies and measures adopted from time to time by the Chinese government include restrictions imposed on exit visas granted to residents of mainland China for travel to Macao and Hong Kong, such as those implemented in connection with the COVID-19 Pandemic. These measures have, and any future policy developments implemented may have, the effect of reducing the number of visitors to Macao from mainland China, which could adversely impact tourism and the gaming industry in Macao.
The Macao government could grant additional rights to conduct gaming in the future and increase competition we face.
We hold a Subconcession under one of only six gaming concessions and subconcessions authorized by the Macao government to operate casinos in Macao through June 26, 2022. The draft amendment to the Gaming Law proposes authorizing a maximum of six gaming concessions, however if in future the Macao government were to allow additional gaming operators in Macao, we would face additional competition, which could have a material adverse effect on our financial condition, results of operations and cash flows.
Conducting business in Macao has certain political and economic risks.
Our business development plans, financial condition, results of operations and cash flows may be materially and adversely affected by significant political, social and economic developments in Macao, and by changes in policies of the governments or changes in laws and regulations or their interpretations. Our operations in Macao are also exposed to the risk of changes in laws and policies that govern operations of companies based in Macao. Jurisdictional tax laws and regulations may also be subject to amendment or different interpretation and implementation, thereby having an adverse effect on our profitability after tax. These changes may have a material adverse effect on our financial condition, results of operations and cash flows.
Current Macao laws and regulations concerning gaming and gaming concessions and licenses are, for the most part, fairly recent and there is little precedent on the interpretation of these laws and regulations. We believe our organizational structure and operations are in compliance in all material respects with all applicable laws and regulations of Macao. These laws and regulations are complex and a court or an administrative or regulatory body may in the future render an interpretation of these laws and regulations, or issue regulations, which differs from our interpretation and could have a material adverse effect on our financial condition, results of operations and cash flows.
In addition, our activities in Macao are subject to administrative review and approval by various government agencies. We cannot assure you we will be able to obtain all necessary approvals, which may have a material adverse effect on our long-term business strategy and operations. Macao laws permit redress to the courts with respect to administrative actions; however, such redress is largely untested in relation to gaming issues.
The Macao smoking control legislation prohibits smoking in casinos other than in certain enumerated areas. Such legislation may deter potential gaming customers who are smokers from frequenting casinos in jurisdictions with smoking bans such as Macao. Such laws and regulations could change or could be interpreted differently in the future. We cannot predict the future likelihood or outcome of similar legislation or referendums in other jurisdictions where we operate or the magnitude of any decrease in revenues as a result of such regulations, though any smoking ban could have an adverse effect on our business, financial condition, results of operations and cash flows.
Our tax arrangements with the Macao government may not be extended on terms favorable to us or at all beyond their June 26, 2022 expiration dates.
We have had the benefit of a corporate tax exemption in Macao, which exempts us from paying the 12% corporate income tax on profits generated by the operation of casino games, but does not apply to our non-gaming activities. We will continue to benefit from this tax exemption through June 26, 2022, the date our Subconcession Contract expires. Additionally, we entered into an agreement with the Macao government in April 2019, effective through June 26, 2022, providing an annual payment as a substitution for a 12% tax otherwise due from VML shareholders on dividend distributions paid from VML gaming profits. There is no certainty either of these tax arrangements will be extended beyond their expiration dates.

We are dependent upon gaming promoters for a portion of our gaming revenues in Macao.
Gaming promoters, which are entities licensed by the gaming regulator in Macao to promote gaming and draw VIP patrons to casinos, are responsible for a portion of our gaming revenues in Macao. There can be no assurance we will be able to maintain, or grow, our relationships with gaming promoters or that gaming promoters will continue to be licensed by the gaming regulator to operate, which could impact our business, financial condition, results of operations and cash flows. For example, consistent with the overall market in Macao, in December 2021, we terminated all the fixed room operations of gaming promoters within its properties.
In addition, the quality of gaming promoters with whom we have relationships is important to our reputation and our ability to continue to operate in compliance with our gaming licenses. While we strive for excellence in our associations with gaming promoters, we cannot assure you the gaming promoters with whom we are associated will meet the high standards we insist upon. If a gaming promoter falls below our standards, we may suffer reputational harm, as well as worsening relationships with, and possible sanctions from, gaming regulators with authority over our operations. In the event a gaming promoter does not meet its financial obligations, there can be no assurance we may not incur financial exposure.
Furthermore, we may be held jointly liable with gaming promoters for activities that occur in our casinos. On November 19, 2021, Macao’s Court of Final Appeal ruled that gaming concessionaires are jointly liable with gaming promoters, including their managers and employees, for activities carried out by gaming promoters in gaming concessionaires’ casinos where those activities relate to the typical activity of the gaming promoters and are carried out for the benefit of gaming concessionaires. While we strive for excellence in systems and practices for monitoring the activities of gaming promoters operating in our casinos, we cannot assure you that we will be able to monitor all activities carried out by them. Furthermore, we cannot assure you to what extent the Macao courts will in the future find us liable for the activities carried out by gaming promoters in our casinos, nor are we able to determine what Macao courts would deem typical activities of gaming promoters to be.
The above factors could have a material adverse effect on our business, financial condition, results of operations and cash flows.
We are subject to limitations of the pataca exchange markets and restrictions on the export of the Renminbi.
Our revenues in Macao are denominated in patacas, the legal currency of Macao, and Hong Kong dollars. The Macao pataca is pegged to the Hong Kong dollar and, in many cases, is used interchangeably with the Hong Kong dollar in Macao. The Hong Kong dollar is pegged to the U.S. dollar. Although currently permitted, we cannot assure you patacas will continue to be freely exchangeable into U.S. dollars. Also, our ability to convert large amounts of patacas into U.S. dollars over a relatively short period may be limited.
We are currently prohibited from accepting wagers in Renminbi, the legal currency of China. There are also restrictions on the remittance of the Renminbi from mainland China and the amount of Renminbi that can be converted into foreign currencies, including the pataca and Hong Kong dollar. Restrictions on the remittance of the Renminbi from mainland China may impede the flow of gaming customers from mainland China to Macao, inhibit the growth of gaming in Macao and negatively impact our gaming operations. There is no assurance that incremental mainland Chinese regulations will not be promulgated in the future that have the effect of restricting or eliminating the remittance of Renminbi from mainland China. Further, if any new mainland Chinese regulations are promulgated in the future that have the effect of permitting or restricting (as the case may be) the remittance of Renminbi from mainland China, then such remittances will need to be made subject to the specific requirements or restrictions set out in such rules.
VML may have financial and other obligations to foreign workers seconded to its contractors under government labor quotas.
The Macao government has granted VML quotas to permit it to hire foreign workers. VML has effectively seconded part of the foreign workers employed under these quotas to its contractors for the construction of our Cotai Strip projects. VML, however, remains ultimately liable for all employer obligations relating to these workers, including for payment of wages and taxes and compliance with labor and workers’ compensation laws. VML requires each contractor to whom it has seconded these foreign workers to indemnify VML for any costs or liabilities VML incurs as a result of such contractor’s failure to fulfill their obligations. VML’s agreements with its contractors also contain provisions that permit it to retain some payments for up to one year after the contractors' complete work on the projects. We cannot assure you VML’s contractors will fulfill their obligations to foreign workers employed under the labor quotas or to VML under the indemnification agreements, or the amount of any indemnification payments received will be sufficient to pay for any obligations VML may owe to foreign workers seconded to contractors under VML’s quotas. Until we make final payments to our contractors, we have offset rights to collect amounts they may owe us, including amounts owed under the indemnities relating to employer obligations. After we have made the final payments, it may be more difficult for us to enforce any unpaid indemnity obligations.

Human Capital Related Risk Factors

We depend on the continued services of key officers.
Our historical success was principally dependent on our founder, former Chairman and Chief Executive Officer, Mr. Sheldon Gary Adelson. On January 12, 2021, we announced the passing of Mr. Adelson. On January 27, 2021, we announced Mr. Robert Glen Goldstein was appointed our Chairman and Chief Executive Officer. Our ability to maintain our competitive position is dependent to a large degree on the services of our senior management team, including Mr. Goldstein, Dr. Wong Ying Wai (Wilfred), Mr. Chum Kwan Lock, Grant, Mr. Sun MinQi (Dave) and Mr. Dylan James Williams. The loss of their services or the services of our other senior managers, or the inability to attract and retain additional senior management personnel could have a material adverse effect on our business.
We compete for limited management and labor resources in Macao, and policies of government may also affect our ability to employ imported managers or labor.
Our success depends in large part upon our ability to attract, retain, train, manage and motivate skilled managers and employees at our properties. The Macao government requires we only hire Macao residents in our casinos for certain employee roles, including dealers. In addition, we are required to obtain visas and work permits for managers and employees we seek to employ from other countries. There is significant competition for managers and employees with the skills required to perform the services we offer and competition for these individuals in Macao is likely to increase as other competitors expand their operations. Such competition has intensified recently as certain skilled managers have elected to return to their home countries due to the impact of the COVID-19 Pandemic.
We may have to recruit managers and employees from other countries to adequately staff and manage our properties and certain Macao government policies affect our ability to hire non-resident managers and employees in certain job classifications. Despite our coordination with the Macao labor and immigration authorities to ensure our management and labor needs are satisfied, we may not be able to recruit and retain a sufficient number of qualified managers or employees for our operations or the Macao labor and immigration authorities may not grant us the necessary visas or work permits.
If we are unable to obtain, attract, retain and train skilled managers and employees, and obtain any required visas or work permits for our skilled managers and employees, our ability to adequately manage and staff our existing properties and planned development projects could be impaired, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

General Risk Factors

Our insurance coverage may not be adequate to cover all possible losses that our properties could suffer and our insurance costs may increase in the future.
We have comprehensive property and liability insurance policies for our properties in operation, as well as those in the course of construction, with coverage features and insured limits we believe are customary in their breadth and scope. Market forces beyond our control may nonetheless limit the scope of the insurance coverage we can obtain or our ability to obtain coverage at reasonable rates. Certain types of losses, generally of a pandemic or catastrophic nature, such as infectious disease, such as the COVID-19 Pandemic, earthquakes, hurricanes and floods, or terrorist acts, or certain liabilities may be, or are, uninsurable or too expensive to justify obtaining insurance. As a result, we may not be successful in obtaining insurance without increases in cost or decreases in coverage levels. In addition, in the event of a substantial loss, the insurance coverage we carry may not be sufficient to pay the full market value or replacement cost of our lost investment or in some cases could result in certain losses being totally uninsured. As a result, we could lose some or all of the capital we have invested in a property, as well as the anticipated future revenue from the property, and we could remain obligated for debt or other financial obligations related to the property.
Certain of our debt instruments and other material agreements require us to maintain a certain minimum level of insurance. Failure to satisfy these requirements could result in an event of default under these debt instruments or material agreements.
Failure to maintain the integrity of our information and information systems or comply with applicable privacy and cybersecurity requirements and regulations could harm our reputation and adversely affect our business.
Our business requires the collection and retention of large volumes of data and non-electronic information, including credit card numbers and other information in various information systems we maintain and in those maintained by third parties with whom we contract and may share data. We also maintain internal information about our employees and information relating to our operations. The integrity and protection of that information are important to us. Our collection of such information is subject to extensive private and governmental regulation.
Privacy and cybersecurity laws and regulations are developing and changing frequently, and vary significantly by jurisdiction. We may incur significant costs in our efforts to comply with the various applicable privacy and cybersecurity laws and regulations as they emerge and change. Compliance with applicable privacy laws and regulations also may adversely impact our ability to market our products, properties, and services to our guests and patrons. Non-compliance by us, or potentially by third parties with which we share information, with any applicable privacy and cybersecurity law or regulation, including accidental loss, inadvertent disclosure, unauthorized access or dissemination, or breach of security may result in damage to our reputation and could subject us to fines, penalties, required corrective actions, lawsuits, payment of damages, or restrictions on our use or transfer of data.
LVS, our parent company, has experienced a sophisticated criminal cybersecurity attack in the past and may experience with more frequency global cybersecurity and information security threats, which may range from uncoordinated individual attempts to sophisticated and targeted measures directed at us (as subsidiaries of LVS). There has been an increase in criminal cybersecurity attacks against companies where customer and company information has been compromised and company data has been destroyed. Our information systems and records, including those we maintain with third-party service providers, may be subject to cyber-attacks and information security breaches. Cyber-attacks and information security breaches may include attempts to access information, computer malware such as viruses, denial of service, ransomware attacks that encrypt, exfiltrate, or otherwise render data unusable or unavailable in an effort to extort money or other consideration as a condition to purportedly returning the data to a usable form, operator errors or misuse, or inadvertent releases of data or documents, and other forms of electronic and non-electronic information security breaches. Our data security measures are reviewed regularly and we rely on proprietary and commercially available systems, software, tools, and monitoring to provide security for processing, transmission, and storage of customer and employee information. We also rely extensively on computer systems to process transactions, maintain information, and manage our businesses. Our third-party information system service providers and other third parties that share data with us pursuant to contractual agreements also face risks relating to cybersecurity and privacy, and we do not directly control any of such parties’ information security or privacy operations. For example, the systems currently used for the transmission and approval of payment card transactions, and the technology utilized in payment cards themselves, are determined and controlled by the payment card industry, not us. Our gaming operations rely heavily on technology services provided by third parties. In the event there is an interruption of these services to us, it may have an adverse effect on our operations and financial condition. Disruptions in the availability of our computer systems, or those of third parties we engage to provide gaming operating systems for the facilities we operate, through cybersecurity attacks or otherwise, could impact our ability to service our customers and adversely affect our sales and the results of our operations.
A significant theft, destruction, loss or fraudulent use of information maintained by us or by a third- party service provider could have an adverse effect on our reputation, cause a material disruption to our operations and management team and result in remediation expenses (including liability for stolen assets or information, repairing system damage and offering incentives to customers or business partners to maintain their relationships after an attack) and regulatory fines, penalties and corrective actions, or lawsuits by regulators, third-party service providers, third parties that share data with us pursuant to contractual agreements and/or people whose data is or may be impacted. Such theft, destruction, loss or fraudulent use could also result in litigation. Advances in computer software capabilities and encryption technology, new tools, and other developments, including continuously evolving attack methods that may exploit vulnerabilities based on these advances, may increase the risk of a security breach or other intrusion. In addition, we may incur increased cybersecurity and privacy protection costs that may include organizational changes, deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants. There can be no assurance the insurance we have in place relating to cybersecurity and privacy risks will be sufficient in the event of a major cybersecurity or privacy event. . Any of these events could interrupt our operations, adversely impact our reputation and brand and expose us to increased risks of governmental investigation, litigation, fines and other liability, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
We are subject to risks from litigation, investigations, enforcement actions and other disputes.
Our business is subject to various laws and regulations that could lead to enforcement actions, fines, civil or criminal penalties or the assertion of litigation claims and damages. In addition, improper conduct by our employees, agents or gaming promoters could damage our reputation and/or lead to litigation or legal proceedings that could result in civil or criminal penalties, including substantial monetary fines. In certain circumstances, it may not be economical to defend against such matters and/ or our legal strategy may not ultimately result in us prevailing in a matter. The investigations, litigation and other disputes may also lead to additional scrutiny from regulators, which could lead to investigations relating to, and possibly negatively impact, our gaming license. We cannot predict the outcome of any pending or future proceedings and the impact they will have on our financial results, but any such impact may be material. While some of these claims are covered by insurance, we cannot be certain that all of them will be, which could have an adverse impact on our financial condition, results of operations and cash flows.
We could be negatively impacted by environmental, social and governance and sustainability matters.
Governments, investors, customers, employees and other stakeholders are increasingly focusing on corporate ESG practices and disclosures, and expectations in this area are rapidly evolving and growing. The criteria by which our ESG practices are assessed may change due to the evolution of the sustainability landscape, which could result in greater expectations of us and cause us to undertake costly initiatives to satisfy such new criteria. If we are unable to satisfy such new criteria, stakeholders may conclude our policies and/or actions with respect to ESG matters are inadequate and our reputation, business, financial condition and results of operations could be adversely impacted.

Risks Related to the Exchange Offer

If you choose not to exchange your Outstanding Notes, the present transfer restrictions will remain in force and the market price of your Outstanding Notes could decline.
If you do not exchange your Outstanding Notes for Notes under the exchange offer, then you will continue to be subject to the transfer restrictions on the Outstanding Notes as set forth in the final offering memorandum distributed in connection with the private offering of the Outstanding Notes. In general, the Outstanding Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Outstanding Notes under the Securities Act. You should refer to the section of the prospectus entitled “The Exchange Offer” for information about how to tender your Outstanding Notes.
The tender of Outstanding Notes under the exchange offer will reduce the principal amount of the Outstanding Notes, which may have an adverse effect upon, and increase the volatility of, the market price of the Outstanding Notes due to reduction in liquidity.
As a result of our consummation of the exchange offer, holders of the Outstanding Notes who do not tender their Outstanding Notes will generally have no further rights under the registration rights agreement, including registration rights and the right to receive additional interest under certain circumstances.
If we consummate the exchange offer in satisfaction of our obligations under the registration rights agreement, holders who do not tender their Outstanding Notes will generally have no further registration rights or any right to receive additional interest under certain circumstances pursuant to the registration rights agreement or otherwise, except as specified in the registration rights agreement.
You must comply with the exchange offer procedures in order to receive freely tradable Notes.
Delivery of the Notes in exchange for the Outstanding Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:
•certificates for the Outstanding Notes or a book-entry confirmation of a book-entry transfer of the Outstanding Notes into the exchange agent’s account at DTC, as a depository, including an agent’s message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;
•a completed and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal; and
•any other documents required by the letter of transmittal.
Therefore, holders of the Outstanding Notes who would like to tender the Outstanding Notes in exchange for Notes should be sure to allow enough time for the Outstanding Notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of Outstanding Notes for exchange. Outstanding Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and will no longer have the registration and other rights under the registration rights agreement. See “The Exchange Offer—Procedures for Tendering.”
We may make repurchases of Outstanding Notes or pay those notes at maturity and any repurchases or repayments could be more favorable to holders of Outstanding Notes than the terms of this exchange offer.
We may, at any time, purchase Outstanding Notes in the open market, in privately negotiated transactions, through subsequent tender offers or otherwise. If any Outstanding Notes remain outstanding after consummation of the exchange offer, we may also pay in full at maturity those notes. Any other purchases may be on the same terms or on terms which may be more or less favorable to holders than the terms of the exchange offer. Any other purchases by us will depend on various factors existing at that time. The exchange offer will not prevent us from exercising our rights under the Indenture to defease or otherwise discharge our obligations with respect to the Outstanding Notes.
Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the Notes.
Based on the position of the SEC enunciated in Exxon Capital Holdings Corporation or similar interpretive letters, we believe that you may offer for resale, resell or otherwise transfer the Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your Notes. In these cases, if you transfer any Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your Notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.
Some holders who exchange their Outstanding Notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.
If you exchange your Outstanding Notes in the exchange offer for the purpose of participating in a distribution of the Notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
The exchange offer will result in reduced liquidity and fewer rights for the Outstanding Notes.
The Outstanding Notes are listed on the Hong Kong Stock Exchange by way of debt issues to Professional Investors only. To the extent the exchange offer is successful, the trading market for Outstanding Notes that are not tendered and exchanged will become very limited due to the reduction in the amount of Outstanding Notes outstanding after the exchange offer, which might adversely affect the liquidity and market price of such Outstanding Notes. The Outstanding Notes may trade at a significant discount depending on prevailing interest rates, the market for Outstanding Notes with similar credit features, our performance and other factors. Furthermore, the prices at which any such trading occurs in the Outstanding Notes could be extremely volatile. Holders of Outstanding Notes not tendered and exchanged may attempt to obtain quotations for their Outstanding Notes from their brokers; however, there can be no assurance that an active market in the Outstanding Notes will exist following consummation of the exchange offer and no assurance can be given as to the prices at which the Outstanding Notes may trade.

Risks Related to the Notes

We have a substantial amount of indebtedness, which could have important consequences for holders of the Notes and significant effects on our business and future operations.
We have a substantial amount of debt in relation to our equity. As of December 31, 2021, we had US$7.90 billion of borrowings outstanding under the Senior Notes and 2018 SCL Revolving Facility and US$1.75 billion of available borrowing capacity under the 2018 SCL Revolving Facility. On March 15, 2022, we drew down US$19 million and HK$1.42 billion (approximately US$182 million at the exchange rate in effect on the date of this transaction) under the 2018 SCL Credit Facility for general corporate purposes, resulting in a remaining available borrowing capability of US$1.54 billion.
Our substantial indebtedness may make it more difficult for us to satisfy our obligations with respect to the Notes, increase our vulnerability to general adverse economic and industry conditions, impair our ability to obtain additional financing in the future for working capital needs, capital expenditure, acquisitions or general corporate purposes, require us to dedicate a significant portion of our cash flow from operations to the payment of principal and interest on our debt, which would reduce the funds available to us for our operations or expansion of our existing operations, limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, place us at a competitive disadvantage as compared to our competitors, to the extent that they are not as leveraged, subject us to higher interest expense in the event of increases in interest rates to the extent a portion of our debt bears interest at variable rates, cause us to incur additional expenses by hedging interest rate exposures of our debt and exposure to hedging counterparties’ failure to pay under such hedging arrangements, which would reduce the funds available for us for our operations; and in the event we or one of our subsidiaries were to default, result in the loss of all or a substantial portion of our and our subsidiaries’ assets, over which our lenders have taken or will take security. Any of these or other consequences or events could have a material adverse effect on our ability to satisfy our other debt obligations, including the Notes.

In addition, under the terms of the Indenture, we are permitted to incur additional indebtedness, some of which may be senior secured indebtedness. If we incur additional indebtedness, the risks described above will be exacerbated.
Claims by any secured creditors will have priority with respect to their security over the claims of the holders of the Notes, to the extent of the value of the assets securing such indebtedness.
Claims by any secured creditors will have priority with respect to the assets securing their indebtedness over the claims of holders of the Notes. As such, the claims of the holders of the Notes will be effectively subordinated to any secured indebtedness and other secured obligations of the Company to the extent of the value of the assets securing such indebtedness or other obligations. As of December 31, 2021, the Company had no secured indebtedness. We may incur secured indebtedness or other secured obligations in the future, all of which will be effectively senior to the Notes to the extent of the value of the collateral securing such obligations.
The Notes will be structurally subordinated to the liabilities of our subsidiaries.
Our subsidiaries will not have any obligations to pay amounts due under the Notes or to make funds available for that purpose. In the event that any of our subsidiaries becomes insolvent, is liquidated, reorganized or dissolved or is otherwise wound up other than as a part of a solvent transaction:
•the creditors of the Company (including the holders of the Notes) will have no right to proceed against the assets of such subsidiary; and
•creditors of such subsidiary, including trade creditors, and any preferred shareholders of such subsidiary will generally be entitled to payment in full from the sale or other disposal of the assets of such subsidiary before the Company, as a direct or indirect shareholder, will be entitled to receive any distributions from such subsidiary.
The limited covenants in the Indenture may not protect against developments that may impair our ability to repay the Notes or the trading price for the Notes.
The Indenture will not:
•require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the Notes if we experience significant adverse changes in our financial condition or results of operations;
•limit our ability to incur indebtedness that is senior or equal in right of payment to the Notes;
•limit our subsidiaries’ ability to incur unsecured indebtedness, all of which would be structurally senior to the Notes; or
•restrict our ability to make investments or to repurchase, or pay dividends or make other payments in respect of, our ordinary shares or other securities ranking junior to the Notes.
An increase in the level of our indebtedness, or other events that could adversely affect our business, financial condition, results of operations or prospects, may cause rating agencies to downgrade any credit ratings on the Notes, which could adversely affect their trading price and liquidity, and downgrade our corporate rating generally, which could increase our cost of borrowing, limit our access to the capital markets and result in more restrictive covenants in future debt agreements.
We may not be able to generate sufficient cash flow to meet our debt service obligations.
Our ability to make scheduled payments due on our existing and anticipated debt obligations, including the Notes, and fund working capital needs, planned capital expenditure and development efforts will depend on our ability to generate sufficient operating cash flow from our projects. Our ability to obtain cash to service our existing and projected debts is subject to a range of economic, financial, competitive, regulatory, business and other factors, many of which are beyond our control, including:
•our future operating performance;
•the demand for services that we provide;
•general economic conditions and economic conditions affecting Macao or the gaming industry in particular;
•our ability to hire and retain employees and management at a reasonable cost;
•competition; and
•legislative and regulatory factors affecting our operations and business.

If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness, including the Notes, on or before the maturity date, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on our operations. In addition, we may not be able to effect any of these actions, if necessary, on commercially reasonable terms or at all. Our ability to sell assets or restructure or refinance our indebtedness, including the Notes, will depend on the condition of the financing and capital markets, our financial condition and our ability to obtain requisite governmental approvals at such time.
Any refinancing of any of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our operations. The terms of existing or future debt instruments, including the Indenture, may limit or prevent us from taking any of these actions. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in downgrades of any credit ratings we or the Notes may have at such time, which could harm our ability to incur additional indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, could materially adversely affect our business, prospects, financial condition and results of operations, as well as our ability to satisfy our obligations with respect to the Notes.
If we are unable to comply with the restrictions and covenants in our debt agreements, including the Indenture, there could be a default under the terms of these agreements or the Indenture, which could cause repayment of our debt to be accelerated.
If we are unable to comply with the restrictions and covenants in our current or future debt and other agreements, or the Indenture, there could be a default under the terms of these agreements. In the event of a default under these agreements, the holders of the debt could terminate their commitments to lend to us, accelerate repayment of the debt and declare all amounts borrowed due and payable or terminate the agreements, as the case may be. Furthermore, some of our debt agreements, including the Indenture, will contain cross-acceleration or cross-default provisions. As a result, our default under one debt agreement may cause the acceleration of repayment of debt or result in a default under our other debt agreements, including the Indenture. If any of these events occur, we cannot assure you that our assets and cash flow would be sufficient to repay in full all of our indebtedness, or that we would be able to obtain alternative financing on reasonable terms or at all.
Our subsidiaries are subject to restrictions on the payment of dividends and the repayment of intercompany loans or advances to us and our subsidiaries.
As a holding company, we depend on the receipt of dividends and the interest or principal payments on intercompany loans or advances from our subsidiaries to satisfy our obligations, including our obligations under the Notes. The ability of our subsidiaries to pay dividends and make payments on intercompany loans or advances to their shareholders is subject to, among other things, distributable earnings, cash flow conditions, restrictions contained in the articles of association of our subsidiaries, applicable laws and restrictions contained in the debt instruments of such subsidiaries. In the future, certain of our subsidiaries may incur debt in their own name, and the instruments governing such debt may require the lenders’ consent prior to the subsidiaries declaring dividends or otherwise restrict dividends or other distributions on their equity interests to us. These restrictions could reduce the amounts that we receive from our subsidiaries, which would restrict our ability to meet our payment obligations under the Notes.
As a result of the foregoing, we cannot assure you that we will have sufficient cash flow from dividends or payments on intercompany loans or advances from our subsidiaries to satisfy our obligations under the Notes.
We may not be able to repurchase the Notes upon the occurrence of certain events.
We must offer to purchase the Notes upon the occurrence of certain specified change of control triggering events or specified investor put option triggering events at a purchase price equal to 101% or 100% of the principal amount, respectively, plus accrued and unpaid interest. See “Description of Notes.” Furthermore, we may redeem the Notes if certain changes in tax law impose withholding taxes on amounts payable on the Notes, and, as a result, we are required to pay additional amounts with respect to such withholding taxes. See “Description of Notes.”
The sources of funds for any such purchases would be our available cash or third-party financing. However, we may not have enough available funds at the time of the occurrence of any change of control triggering events or investor put option triggering events to make purchases of outstanding Notes. Our failure to make a required offer to purchase or to purchase the outstanding Notes would constitute an event of default under the Notes. The event of default may, in turn, constitute an event of default under other indebtedness, any of which could cause the related debt to be accelerated after any applicable notice or grace periods. If our other debt were to be accelerated, we may not have sufficient funds to purchase the Notes and repay the debt.

In addition, the definition of change of control for purposes of the Indenture will not necessarily afford protection for the holders of the Notes in the event of some highly leveraged transactions, including certain acquisitions, mergers, refinancing, restructurings or other recapitalizations, although these types of transactions could increase our indebtedness or otherwise affect our capital structure or credit ratings. The definition of change of control for purposes of the Indenture will also include a phrase relating to the sale of “all or substantially all” of our assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition under applicable law. Accordingly, our obligation to make an offer to purchase the Notes and the ability of a holder of the Notes to require us to purchase its Notes pursuant to the offer as a result of a highly-leveraged transaction or a sale of less than all of our assets may be uncertain.
The insolvency laws of the Cayman Islands may provide you with less protection than U.S. bankruptcy law.
The Company is incorporated under the laws of the Cayman Islands. Accordingly, insolvency proceedings with respect to the Company would likely proceed under, and be governed by, Cayman Islands insolvency law. Cayman Islands insolvency laws may not be as favorable to investors as the laws of the United States or other jurisdictions with which investors are familiar.
You may have difficulty enforcing judgments obtained against us.
The Company is a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. All of our current operations and administrative and corporate functions are conducted in Macao and Hong Kong. In addition, the majority of our directors and officers are nationals and/or residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in Cayman Islands, Macao and Hong Kong courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands, Macao or Hong Kong would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Cayman Islands, Macao or Hong Kong courts would be competent to hear original actions brought in the Cayman Islands, Macao or Hong Kong against us or such persons predicated upon the securities laws of the United States or any state.
An active trading market for the Notes may not develop.
The Notes are new issues of securities for which there is currently no trading market. Although we have received a confirmation from the Hong Kong Stock Exchange of the eligibility of a listing of the Notes by way of debt issues to Professional Investors only on the Hong Kong Stock Exchange, we cannot assure you that we will obtain or be able to maintain a listing on the Hong Kong Stock Exchange, or that, if listed, a liquid trading market will develop. We have been advised that the Initial Purchasers intend to make a market in the Notes, but they are not obligated to do so and may discontinue such market making activity at any time without notice. We cannot predict whether an active trading market for any series of the Notes will develop or be sustained. If an active trading market for the Notes of any series does not develop or is not sustained, the market price and liquidity of such Notes may be adversely affected.
The liquidity and prices of the Notes may be volatile.
Even if an active trading market for the Notes of a series develops, the prices and trading volumes of such Notes may be highly volatile. Factors such as variations in our revenues, earnings and cash flows and proposals of new investments, strategic alliances or acquisitions, interest rates, the general state of the securities market (including the market for debt issued by other companies and debt issued by governments), market conditions in our industry and fluctuations in prices for comparable companies could result in large and sudden changes in the volume and price at which such Notes will trade.
We may elect to redeem the Notes prior to their maturity.
Pursuant to terms of each series of Notes, we may elect to redeem such Notes prior to their maturity in whole or in part at the price specified in the section entitled “Description of Notes—Optional Redemption.” The date on which we elect to redeem such Notes may not accord with the preference of particular noteholders. In addition, a noteholder may not be able to reinvest the redemption proceeds in comparable securities at the same rate of return of such Notes.
We will follow the applicable corporate disclosure standards for debt securities which are issued to Professional Investors only and listed on the Hong Kong Stock Exchange, and such standards may be different from those applicable to debt securities listed in certain other countries.
We will be subject to reporting obligations in respect of the Notes to be listed on the Hong Kong Stock Exchange. The disclosure standards imposed by the Hong Kong Stock Exchange may be different than those imposed by securities exchanges in other countries or regions such as the United States. As a result, the level of information that is available may not correspond to what investors in the Notes are accustomed to. See “Description of Notes—Certain Covenants—Reports.”
Modifications, waivers and other decisions may be made in relation to the Notes by the Trustee or by a proportion of Noteholders which may be considered to be adverse to the interests of individual or minority holders of the Notes, and in such circumstances, the recourse available to the minority Noteholders may be limited.
Certain modifications, waivers and other decisions may be made in relation to the Notes by the Trustee or by a proportion of Noteholders without the unanimous approval of all Noteholders of the same series of Notes. For example:
•if an event of default (other than one arising from certain events of bankruptcy or insolvency) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes of an affected series may declare all the Notes of such series to be due and payable immediately;
•subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes of a series of Notes affected by an event of default may direct the Trustee in its exercise of any trust or power;
•the Trustee may withhold from holders of the applicable Notes notice of any continuing default or event of default if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal, interest or premium, if any;
•except to enforce the right to receive payment of principal, interest or premium, if any, when due, no holder of a Note may pursue any remedy with respect to the Indenture or the applicable Notes unless certain conditions are met, which include (a) the holders of at least 25% in aggregate principal amount of the then outstanding Notes of such series have requested the Trustee to pursue the remedy and (b) the holders of a majority in aggregate principal amount of the then outstanding Notes of the relevant series have not given the Trustee a direction inconsistent with such request within certain relevant period;
•the holders of a majority in aggregate principal amount of the then outstanding Notes of any series by notice to the Trustee may, on behalf of the holders of all of the Notes of such series, rescind an acceleration or waive any existing default or event of default and its consequences under the Indenture, except a continuing default or event of default in the payment of interest or premium, if any, on, or the principal of, the Notes of such series; and
•except in certain circumstances (see “Description of Notes—Amendment, Supplement and Waiver”), the Indenture and the Notes of any series may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding of the applicable series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes of such series), and any existing default or event of default or compliance with any provision of the Indenture or the Notes of the applicable series may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes of such series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes of such series).
Depending on the individual circumstances of the individual Noteholder at the relevant time, such modifications, waivers or other decisions may be considered to be adverse to the interests of individual or minority holders of the Notes, and in such circumstances, the recourse available to the minority Noteholders which did not approve or request such modifications, waivers or other decisions may be limited. See “Description of Notes—Events of Default and Remedies” and “Description of Notes—Amendment, Supplement and Waiver” for further details.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Notes. In consideration for issuing the Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of Outstanding Notes, the terms of which are identical in all material respects to the Notes. The Outstanding Notes surrendered in exchange for the Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Notes will not result in any change in our capitalization or result in any increase in our indebtedness.
The net proceeds to us from the issuance of the Outstanding Notes were approximately US$1.93 billion, after deducting the discounts of the Initial Purchasers and other offering expenses payable by us. We used the net proceeds from the offering of the Outstanding Notes and cash on hand to redeem in full the outstanding principal amount of the 2023 Notes, any accrued interest and the associated make-whole premium as determined under the related senior notes indenture dated as of August 9, 2018.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2021 (i) on an actual basis and (ii) as adjusted to give effect to the net proceeds from the issuance of the Outstanding Notes, after deducting the discounts of the initial purchasers of the Outstanding Notes and other offering expenses payable by us, and to this exchange offer. The issuance of the Notes will not result in any change in our capitalization or result in any increase in our indebtedness. See “Use of Proceeds.”

The following table should be read in conjunction with “Selected Financial Information” and the audited consolidated financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2021
	Actual	As Adjusted
	(US$ in millions)
Cash and cash equivalents	$678	$678
Restricted cash and cash equivalents	16	16
Total cash and cash equivalents	694	694
Long-term debt
5.125% Senior Notes due 2025(i)	1,800	1,800
3.800% Senior Notes due 2026(ii)	800	800
5.400% Senior Notes due 2028(iii)	1,900	1,900
4.375% Senior Notes due 2030(iv)	700	700
Outstanding Notes(v) and Notes offered hereby	1,950	1,950
2018 SCL Credit Facility(vi)	753	753
Total long-term debt	7,903	7,903
Total equity	888	888
Total capitalization	$8,791	$8,791
______________________
(i)Excludes original issue discount and deferred financing costs of US$9 million.
(ii)Excludes original issue discount and deferred financing costs of US$7 million.
(iii)Excludes original issue discount and deferred financing costs of US$15 million.
(iv)Excludes original issue discount and deferred financing costs of US$9 million.
(v)Excludes original issue discount and deferred financing costs of US$20 million.
(vi)As of December 31, 2021 we had US$1.75 billion of available borrowing capacity. Excludes deferred financing costs of US$23 million. On March 15, 2022, we drew down US$19 million and HK$1.42 billion (approximately US$182 million at the exchange rate in effect on the date of this transaction) under the 2018 SCL Credit Facility for general corporate purposes, resulting in total outstanding balance of US$954 million and a remaining available borrowing capability of US$1.54 billion.

Except as otherwise disclosed above, there has been no material change in our capitalization since December 31, 2021.

SELECTED FINANCIAL INFORMATION

The following selected historical financial and other data as of and for the years ended December 31, 2019, 2020 and 2021 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our audited consolidated financial statements are prepared in accordance with IFRS.
You should read this section in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and those financial statements and the notes to those statements included elsewhere in this prospectus. The results for any historical period are not necessarily indicative of the results of operations to be expected in any future period.

	Year ended December 31,
	2017	2018	2019	2020(i)	2021(i)
	(US$ in millions)
Consolidated income statement data
Net revenues	$7,586	$8,665	$8,808	$1,687	$2,874
Total operating expenses	(5,813)	(6,511)	(6,533)	(2,926)	(3,411)
Operating profit (loss)	1,773	2,154	2,275	(1,239)	(537)
Interest income	5	20	38	11	2
Finance costs, net of amounts capitalized	(153)	(225)	(280)	(279)	(373)
Loss on early retirement of debt	—	(81)	—	—	(137)
Profit (loss) before income tax	$1,625	$1,868	$2,033	$(1,507)	$(1,045)
Income tax benefit (expense)	(22)	7	—	(16)	(3)
Profit (loss) attributable to equity holders of the Company	$1,603	$1,875	$2,033	$(1,523)	$(1,048)
Adjusted Property EBITDA(ii)	$2,611	$3,079	$3,193	$(428)	$341
Capital expenditures	$477	$532	$754	$1,038	$640
Consolidated balance sheet and other financial data (at year end)(iii)
Total assets	$10,647	$12,058	$12,100	$10,548	$10,094
Long-term debt(iv)	$4,348	$5,500	$5,500	$7,000	$7,903
Total equity	$4,538	$4,409	$4,446	$1,929	$888
Total debt(iv)	$4,348	$5,500	$5,500	$7,000	$7,903
Less: Cash and cash equivalents	(1,239)	(2,676)	(2,471)	(861)	(678)
Restricted cash and cash equivalents	(11)	(13)	(15)	(16)	(16)
Net debt(iv)	$3,098	$2,811	$3,014	$6,123	$7,209
Ratio of total debt to Adjusted Property EBITDA	1.7x	1.8x	1.7x	N.M.	23.2x
Ratio of net debt to Adjusted Property EBITDA	1.2x	0.9x	0.9x	N.M.	21.1x
______________________
N.M. Not Meaningful
(i)The COVID-19 Pandemic has significantly impacted our operations, as explained in other areas of this document. See "Summary - Recent Developments."
(ii)“Adjusted Property EBITDA,” which is a non-IFRS financial measure, is profit or loss attributable to equity holders of the Company before share-based compensation, corporate expense, pre-opening expense, depreciation and amortization, net foreign exchange gains or losses, impairment loss on property and equipment, gain or loss on disposal of property and equipment, investment properties and intangible assets, interest, gain or loss on modification or early retirement of debt and income tax benefit or expense. Adjusted Property EBITDA is a supplemental non-IFRS financial measure used by management. We present non-IFRS financial measures so that investors have the same financial data that management uses in evaluating financial performance with the belief that it will assist the investment community in assessing the underlying financial performance of the Company on a year-over-year basis. Management utilizes Adjusted Property EBITDA to compare the operating profitability of its operations with those of its competitors, as well as a basis for determining certain incentive compensation. Integrated resort companies have historically reported Adjusted Property EBITDA as a supplemental performance measure to IFRS financial measures. In order to view the operations of their properties on a more stand-alone basis, integrated resort companies, including the Group, have historically excluded certain expenses that do not relate to the management of specific properties, such as pre-opening expense and corporate expense, from their Adjusted Property EBITDA calculations. Adjusted Property EBITDA should not be interpreted as an alternative to profit or operating profit (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity), in each case, as determined in accordance with IFRS. The Group has significant uses of cash flow, including capital expenditures, dividend payments, interest payments, debt principal repayments and income taxes, which are not reflected in Adjusted Property EBITDA. Not all companies calculate Adjusted Property EBITDA in the same manner. As a result, Adjusted Property EBITDA as presented by the Group may not be directly comparable to other similarly titled measures presented by other companies. For a quantitative reconciliation of Adjusted Property EBITDA to its most directly comparable IFRS measurement, see the table below.

	Year ended December 31,
	2017	2018	2019	2020	2021
	(US$ in millions)
Profit (loss) attributable to equity holders of the Company	$1,603	$1,875	$2,033	$(1,523)	$(1,048)
Income tax expense (benefit)	22	(7)	—	16	3
Loss on early retirement of debt	—	81	—	—	137
Finance costs, net of amount capitalized	153	225	280	279	373
Interest income	(5)	(20)	(38)	(11)	(2)
Loss on disposal of property and equipment, investment properties and intangible assets	12	131	16	73	19
Impairment loss on property and equipment	—	—	65	—	—
Net foreign exchange (gains) losses	11	(4)	(35)	(17)	38
Depreciation and amortization	676	655	706	684	733
Pre-opening expense	7	5	23	11	11
Corporate expense	120	125	129	45	68
Share-based compensation, net of amount capitalized	12	13	14	15	10
Fair value gain on derivative financial instruments	—	—	—	—	(1)
Adjusted Property EBITDA	$2,611	$3,079	$3,193	$(428)	$341
______________________

(iii)    On September 23, 2021, we issued US$700 million Outstanding 2027 Notes, US$650 million Outstanding 2029 Notes and US$600 million Outstanding 2031 Notes. The net proceeds from the offering of the Outstanding Notes were approximately US$1.93 billion, after deducting the discounts of the initial purchasers and other offering expenses payable by us. We used the net proceeds from the offering of the Outstanding Notes to redeem in full the outstanding principal amount of the 2023 Notes, any accrued interest and the associated make-whole premium as determined under the related senior notes indenture dated as at August 9, 2018.

(iv)    Excludes deferred financing costs totaling US$73 million, US$88 million, US$74 million, US$80 million, US$83 million, respectively, lease liabilities of US$137 million, US$135 million, US$147 million, US$145 million, US$141 million, respectively, and other borrowings of US$3 million as of December 31, 2021. Also excludes a positive cumulative fair value adjustment of US$15 million and US$35 million as of December 31, 2018 and 2019, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in connection with “Selected Financial Information” and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus. Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements. See “Forward-Looking Statements” regarding these statements. Our historical consolidated financial statements have been prepared in accordance with IFRS. For additional information, see Note 2 of our audited financial statements included elsewhere in this prospectus.

Overview
We are the leading developer, owner and operator of large-scale integrated resorts in Macao, as measured by Adjusted Property EBITDA for the year ended December 31, 2019. VML, our subsidiary, holds one of the six concessions or subconcessions permitted by the Macao government to operate casinos or gaming areas in Macao. Macao is the largest gaming market in the world and the only location in China offering legalized casino gaming.
We developed, own and operate The Venetian Macao, The Londoner Macao, The Parisian Macao, The Plaza Macao and Sands Macao. We also own the Cotai Expo, one of the largest convention and exhibition centers in Asia, as well as Macao’s largest entertainment venue, the Cotai Arena. Our properties collectively feature over 12,000 luxury suites and hotel rooms, approximately 150 different restaurants and food outlets, spas and theaters for live performances, as well as other integrated resort amenities.
Our business strategy is to develop our Cotai properties, leveraging our large-scale integrated resort business model to create Asia’s premier gaming, leisure, convention and meetings destination. Our interconnected integrated resorts, which have a wide range of branded hotel and resort offerings, are designed to attract different segments of the market throughout the year. We believe our business strategy and development plan will allow us to achieve a more consistent demand, longer average length of stay in our hotels, more diversified sources of revenue and higher margins than gaming-centric facilities.
During 2021, we achieved milestones in advancing several of our strategic objectives. We continued progress on our key development projects for the conversion of Sands Cotai Central into The Londoner Macao, including the opening of The Londoner Macao Hotel in January 2021, featuring 594 London-themed suites; the opening of Londoner Court in September 2021, featuring approximately 370 luxury suites; and the expansion of the retail offerings has been rebranded as Shoppes at Londoner in 2021. We anticipate the Londoner Arena, expansion of Shoppes at Londoner and other amenities to be completed before the end of 2022.
We will continue to invest in the expansion of our facilities and the enhancement of the leisure and business tourism appeal of our Cotai property portfolio.
For the years ended December 31, 2019, 2020 and 2021, our total net revenues were US$8.81 billion, US$1.69 billion and US$2.87 billion, respectively, and our profits (losses) were US$2.03 billion (profits), US$1.52 billion (losses) and US$1.05 billion (losses), respectively.
See “Summary—Recent Developments” for a discussion of our financial condition and results of operations for the year ended December 31, 2021.
On September 23, 2021, we completed a private offering of US$700 million Outstanding 2027 Notes, US$650 million Outstanding 2029 Notes and US$600 million Outstanding 2031 Notes, in a transaction exempt from the registration under the Securities Act. The net proceeds to us from the issuance of the Outstanding Notes were approximately US$1.93 billion, after deducting the discounts of the initial purchasers and other offering expenses payable by us. We used the net proceeds from the offering of the Outstanding Notes and cash on hand to redeem in full the outstanding principal amount of the 2023 Notes, any accrued interest and the associated make-whole premium as determined under the related senior notes indenture dated as of August 9, 2018.

COVID-19 Pandemic Update
In early January 2020, an outbreak of a respiratory illness caused by a novel coronavirus was identified and the virus spread rapidly across the world causing the World Health Organization to declare the outbreak of a pandemic on March 12, 2020. Governments around the world mandated actions to contain the spread of the virus that included stay-at-home orders, quarantines, capacity limits, closures of non-essential businesses, including entertainment activities, and significant restrictions on travel. The government actions varied based upon a number of factors, including the extent and severity of the COVID-19 Pandemic within their respective countries and jurisdictions.

Visitation to Macao has remained substantially below pre-COVID-19 levels as a result of various government policies limiting or discouraging travel. As at the date of this prospectus, other than people from mainland China who in general may enter Macao without quarantine subject to them holding the appropriate travel documents, a negative COVID-19 test result issued within a specified time period and a green health-code, there remains in place a complete ban on entry or a need to undergo various quarantine requirements depending on the person’s residency and recent travel history. Our operations will continue to be impacted and subject to changes in the government policies of Macao, mainland China, Hong Kong and other jurisdictions in Asia addressing travel and public health measures associated with COVID-19.
Our operations have been significantly impacted by the reduced visitation to Macao. The Macao government announced total visitation from mainland China to Macao increased by 48.2% and decreased by 74.8% for 2021, as compared to 2020 and 2019, respectively. The Macao government also announced gross gaming revenue increased by 43.7% and decreased by 70.3% for 2021, as compared to 2020 and 2019, respectively.
On March 3, 2021, the negative COVID-19 test requirement to enter casinos was removed; however, various other health safeguards implemented by the Macao government remained in place, including mandatory mask protection, limitation on the number of seats per table game, slot machine spacing and temperature checks. Management is currently unable to determine when the remaining measures will be eased or cease to be necessary.
As of the date of this prospectus, most businesses are allowed to remain open, subject to social distancing and health code checking requirements as designated by the Macao government. In January 2022, the Macao government commenced the roll out of a non-mandatory contact tracing QR code function at a range of businesses including government buildings, restaurants, hotels and other public venues.
In support of the Macao government’s initiatives to fight the COVID-19 Pandemic, we provided one tower (approximately 2,100 hotel rooms) at the Sheraton Grand Macao to the Macao government to house individuals who returned to Macao for quarantine purposes. This tower has been utilized for quarantine purposes on several occasions during 2020 and 2021. From October 4, 2021 to October 30, 2021, an additional tower (approximately 1,800 hotel rooms) at the Sheraton Grand Macao was provided.
The Group’s gaming operations remained open during the year ended December 31, 2021, compared to the same period in 2020 when our gaming operations were suspended from February 5, 2020 to February 19, 2020 due to a government mandate, except for gaming operations at The Londoner Macao, which resumed on February 27, 2020. Some of our hotel facilities were also closed during the casino suspension in response to the decrease in visitation and were gradually reopened from February 20, 2020, with the exception of the Conrad Macao at The Londoner Macao, which reopened on June 13, 2020.
Operating hours at restaurants and other venues across our properties are continuously being adjusted in line with fluctuations in guest visitation. The majority of retail outlets in our various shopping malls are open with reduced operating hours. The timing and manner in which these areas will return to full operation are currently unknown.
Our ferry operations between Macao and Hong Kong remain suspended. The timing and manner in which our ferry operations will be able to resume are currently unknown.
At our properties, we are adhering to social distancing requirements, which include reduced seating at table games and a decreased number of active slot machines on the casino floor. Additionally, there is uncertainty around the impact the COVID-19 Pandemic will continue to have on operations in future periods. If our integrated resorts are not permitted to resume normal operations, travel restrictions such as those related to inbound travel from other countries are not modified or eliminated, there is a resumption of the suspension of the China Individual Visit Scheme, or the global response to contain the COVID-19 Pandemic escalates or is unsuccessful, our operations, cash flows and financial condition will be further materially impacted.
While our properties were open and operating at reduced levels due to lower visitation and the implementation of required safety measures as described above during the year ended December 31, 2021, the current economic and regulatory environment on a global basis and in Macao continues to evolve. We cannot predict the manner in which governments will react as the global and regional impact of the COVID-19 Pandemic changes over time, which could significantly alter our current operations.
We have a strong balance sheet and sufficient liquidity in place, including total cash and cash equivalents balance, excluding restricted cash and cash equivalents, of US$678 million and access to US$1.75 billion of available borrowing capacity from our 2018 SCL Revolving Facility as at December 31, 2021. On March 15, 2022, we drew down US$19 million and HK$1.42 billion (approximately US$182 million at the exchange rate in effect on the date of this transaction) under the 2018 SCL Credit Facility for general corporate purposes, resulting in a remaining available borrowing capability of US$1.54 billion. Based on the current forecasts, we believe we are able to support continuing operations, complete the major construction projects that are underway and respond to the current COVID-19

Pandemic challenges for at least twelve months from the end of the reporting period. We have taken various mitigating measures to manage through the current environment, including a cost and capital expenditure reduction program to minimize cash outflow for non-essential items.

Macao Subconcession
Gaming in Macao is administered by the government through concession agreements awarded to three different Concessionaires and three Subconcessionaires, of which VML is one. These concession agreements expire on June 26, 2022. If VML’s Subconcession is not extended or renewed, VML may be prohibited from conducting gaming operations in Macao, and VML could cease to generate revenues from the gaming operations when the Subconcession Contract expires on June 26, 2022. In addition, all of VML’s casino premises and gaming-related equipment could be automatically transferred to the Macao government without any compensation to VML.
On January 18, 2022, the Macao Legislative Assembly published a draft bill entitled Amendment to Law No. 16/2001 to amend Macao’s gaming law (the “Gaming Law”).
Certain changes to the Gaming Law set out in the draft bill include a reduction in the term of future gaming concessions to ten (10) years; authorization of up to six (6) gaming concession contracts; an increase in the minimum capital contribution of concessionaires to MOP5 billion (approximately US$622 million at exchange rates in effect on December 31, 2021); an increase in the percentage of the share capital of the concessionaire that must be held by the local managing director to 15%; a requirement that casinos be located in real estate owned by the concessionaire; and a prohibition of revenue sharing arrangements between gaming promoters and concessionaires.
On March 3, 2022, the Macao government announced its intention to extend the term of Macao’s six concession and subconcession contracts from June 26, 2022 until December 31, 2022 in order to ensure sufficient time to complete the amendment to the Gaming Law and conduct a public tender for the awarding of new gaming concessions. The Macao government invited VML to submit a formal request for an extension along with a commitment to pay the Macao government up to MOP47 million (approximately US$6 million at exchange rates in effect on December 31, 2021) and provide a bank guarantee to secure the fulfilment of VML’s payment obligations towards its employees should VML be unsuccessful in tendering for a new concession contract after its Subconcession expires. VML submitted its request for an extension on March 14, 2022. The extension of VML’s Subconcession is subject to approval by the Macao government as well as entering into a Subconcession amendment contract with Galaxy.
We are actively monitoring developments with respect to the Macao government’s Gaming Law amendment and concession renewal process and we continue to believe we will be successful in extending the term of our Subconcession and/or obtaining a new gaming concession when our current Subconcession expires; however, it is possible the Macao government could further change or interpret the associated gaming laws in a manner that could negatively impact us.
Under our Senior Notes Indentures (as defined below), upon the occurrence of any event resulting from any change in the Gaming Law (as defined in the indentures) or any action by the gaming authority after which none of the Company or any of its subsidiaries own or manage casino or gaming areas or operate casino games of fortune and chance in Macao in substantially the same manner as they were owning or managing casino or gaming areas or operating casino games as at the issue date of the Senior Notes, for a period of 30 consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the Senior Notes would have the right to require us to repurchase all or any part of such holder’s Senior Notes at par, plus any accrued and unpaid interest (the “Investor Put Option”).
Additionally, under the 2018 SCL Credit Facility, the events that trigger an Investor Put Option under the Senior Notes (as described above) would be an event of default, which may result in commitments being immediately cancelled, in whole or in part, and the related outstanding balances and accrued interest, if any, becoming immediately due and payable.
The Subconcession not being extended or renewed and the potential impact if holders of the notes and the agent have the ability to, and make the election to, accelerate the repayment of our debt would have a material adverse effect on our business, financial condition, results of operations and cash flows. We intend to follow the process for a concession renewal once the process and requirements are announced by the Macao government.

Critical Accounting Policies and Estimates
The preparation of our consolidated financial statements in conformity with IFRS requires our management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. These estimates and judgments are based on historical information, information currently available to us and on various other assumptions management believes to be reasonable under the circumstances. Actual results could vary from those estimates and we may change our estimates and assumptions in future evaluations. Changes in these estimates and assumptions may have a material effect on our financial condition and results of operations. Our critical accounting policies and estimates include the classification of senior notes and bank borrowings, the useful lives of investment properties and property and equipment, impairment of non-financial assets, provision of expected credit losses for casino receivables and litigation provisions. We believe these critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. For a discussion of these critical accounting policies and estimates, see Note 3 to our audited consolidated financial statements included elsewhere in this prospectus.

Key Operating Revenue Measurements
Operating revenues at The Venetian Macao, The Londoner Macao, The Parisian Macao and The Plaza Macao are dependent upon the volume of customers who stay at the hotel, which affects the price that can be charged for hotel rooms and our gaming volume. Operating revenues at Sands Macao are principally driven by casino customers who visit the property on a daily basis.
Management utilizes the following volume and pricing measures in order to evaluate past performance and assist in forecasting future revenues. The various volume measurements indicate our ability to attract customers to our integrated resorts. In casino operations, win and hold percentages indicate the amount of revenue to be expected based on volume. In hotel operations, average daily rate and revenue per available room indicate the demand for rooms and our ability to capture that demand. In mall operations, base rent per square foot indicates our ability to attract and maintain profitable tenants for our leasable space. The following are the key measurements we use to evaluate operating revenues:

Casino revenue measurements
Table games are segregated into two groups, consistent with the Macao market’s convention: Rolling Chip play (composed of VIP players) and Non-Rolling Chip play (mostly non-VIP players). The volume measurement for Rolling Chip play is non-negotiable gaming chips wagered and lost. The volume measurement for Non-Rolling Chip play is table games drop (“drop”), which is the net markers issued (credit instruments), cash deposited in the table drop boxes and gaming chips purchased and exchanged at the cage. Rolling Chip and Non-Rolling Chip volume measurements are not comparable as they are two distinct measures of volume. The amounts wagered and lost for Rolling Chip play are substantially higher than the amounts dropped for Non-Rolling Chip play. Slot handle, also a volume measurement, is the gross amount wagered for the period cited.
We view Rolling Chip win as a percentage of Rolling Chip volume, Non-Rolling Chip win as a percentage of drop and slot hold (amount won by the casino) as a percentage of slot handle. Win or hold percentage represents the percentage of Rolling Chip volume, Non-Rolling Chip drop or slot handle that is won by the casino and recorded as casino revenue. Our win and hold percentages are calculated before discounts, commissions, deferring revenue associated with our loyalty programs and allocating casino revenues related to goods and services provided to patrons on a complimentary basis. Our Rolling Chip win percentage is expected to be 3.15% to 3.45%. Generally, slot machine play is conducted on a cash basis. Approximately 14.5% of our table games play was conducted on a credit basis for the year ended December 31, 2021.

Hotel revenue measurements
Performance indicators used are occupancy rate (a volume indicator), which is the average percentage of available hotel rooms occupied during a period and average daily rate ("ADR", a price indicator), which is the average price of occupied rooms per day. Available rooms exclude those rooms unavailable for occupancy during the period due to renovation, development or other requirements (such as government mandated closure, lodging for team members and usage by the Macao government for quarantine measures). The calculations of the occupancy rate and ADR include the impact of rooms provided on a complimentary basis. Revenue per available room (“RevPAR”) represents a summary of hotel ADR and occupancy. Because not all available rooms are occupied, ADR is normally higher than RevPAR. Reserved rooms where the guests do not show up for their stay and lose their deposit, or where guests check out early, may be re-sold to walk-in guests.

Mall revenue measurements
Occupancy, base rent per square foot and tenant sales per square foot are used as performance indicators. Occupancy represents GLOA divided by GLA at the end of the reporting period. GLOA is the sum of: (1) tenant occupied space under lease and (2) tenants no longer occupying space, but paying rent. GLA does not include space currently under development or not on the market for lease. Base rent per square foot is the weighted average base or minimum rent charge, excluding rent concessions, in effect at the end of the reporting period for all tenants that would qualify to be included in occupancy. Tenant sales per square foot is the reported comparable sales for the trailing 12 months divided by the comparable square footage for the same period. Only tenants that have been open for a minimum of 12 months are included in the tenant sales per square foot calculation.

Results of Operations
Year ended December 31, 2021 compared to Year ended December 31, 2020
Our net revenues consisted of the following:

	Year ended December 31,
	2021	2020	Percent Change
	(US$ in millions)
Casino	$1,987	$1,169	70.0%
Rooms	276	144	91.7%
Mall	473	269	75.8%
Food and beverage	93	59	57.6%
Convention, ferry, retail and other	45	46	(2.2)%
Total net revenues	$2,874	$1,687	70.4%

Net revenues were US$2.87 billion for the year ended December 31, 2021, a increase of 70.4%, compared to US$1.69 billion for the year ended December 31, 2020. Net revenues increased across most of the business categories, mainly driven by an increase in visitation due to a modest relaxation of travel restrictions between mainland China and Macao during the year ended December 31, 2021.
Casino Revenues. Our net casino revenues for the year ended December 31, 2021 were US$1.99 billion, an increase of 70.0%, compared to US$1.17 billion for the year ended December 31, 2020. Net casino revenues increased across all properties except for Sands Macao. The increase was primarily attributable to increase of Non-Rolling Chip drop and slot handle as visitation to the properties increased in 2021.

The following table summarizes the results of our casino activity:

	Year ended December 31,
	2021	2020	Change
	(US$ in millions)
The Venetian Macao
Total net casino revenues	$944	$531	77.8%
Non-Rolling Chip drop	3,234	1,925	68.0%
Non-Rolling Chip win percentage	27.4%	25.4%	2.0 pts
Rolling Chip volume	4,412	3,775	16.9%
Rolling Chip win percentage(i)	3.99%	3.12%	0.87 pts
Slot handle	1,841	1,041	76.8%
Slot hold percentage	3.9%	4.2%	(0.3) pts
The Londoner Macao
Total net casino revenues	$396	$192	106.3%
Non-Rolling Chip drop	1,755	881	99.2%
Non-Rolling Chip win percentage	21.6%	22.6%	(1.0) pts
Rolling Chip volume	3,674	167	2100.0%
Rolling Chip win percentage(i)	3.23%	5.85%	(2.62) pts
Slot handle	962	531	81.2%
Slot hold percentage	3.8%	4.3%	(0.5) pts
The Parisian Macao
Total net casino revenues	$244	$180	35.6%
Non-Rolling Chip drop	1,146	844	35.8%
Non-Rolling Chip win percentage	22.3%	23.1%	(0.8) pts
Rolling Chip volume	502	3,141	(84.0)%
Rolling Chip win percentage(i)	3.73%	1.13%	2.60 pts
Slot handle	787	763	3.1%
Slot hold percentage	3.3%	3.7%	(0.4) pts
The Plaza Macao
Total net casino revenues	$298	$159	87.4%
Non-Rolling Chip drop	1,140	544	109.6%
Non-Rolling Chip win percentage	23.5%	24.6%	(1.1) pts
Rolling Chip volume	2,659	3,656	(27.3)%
Rolling Chip win percentage(i)	4.64%	2.46%	2.18 pts
Slot handle	42	37	13.5%
Slot hold percentage	5.7%	4.6%	1.1 pts
Sands Macao
Total net casino revenues	$105	$107	(1.9)%
Non-Rolling Chip drop	433	451	(4.0)%
Non-Rolling Chip win percentage	17.1%	18.7%	(1.6) pts
Rolling Chip volume	1,073	1,361	(21.2)%
Rolling Chip win percentage(i)	4.39%	2.44%	1.95 pts
Slot handle	606	549	10.4%
Slot hold percentage	3.1%	3.1%	—
______________________
Note: As a result of the COVID-19 Pandemic, gaming operations were closed from February 5 to 19, 2020, except for The Londoner Macao which was closed from February 5 to 26, 2020.

(i)     This compares to our expected Rolling Chip win percentage of 3.15% to 3.45% (calculated before discounts, commissions, deferring revenue associated with our loyalty programs and allocating casino revenues related to goods and services provided to patrons on a complimentary basis).

Room Revenues. Room revenues for the year ended December 31, 2021 were US$276 million, an increase of 91.7%, compared to US$144 million for the year ended December 31, 2020. The increase was primarily driven by increased occupancy rates and increased revenue per available room driven by higher visitation across our properties.

The following table summarizes the results of our room activity:

	Year ended December 31,
	2021	2020	Change
	(US$ in millions, except average daily rate and revenue per available room)
The Venetian Macao
Total room revenues	$77	$46	67.4%
Occupancy rate	49.7%	27.2%	22.5 pts
Average daily rate (in US$)	155	197	(21.3)%
Revenue per available room (in US$)	77	53	45.3%
The Londoner Macao(i)
Total room revenues	$90	$42	114.3%
Occupancy rate	40.3%	18.3%	22.0 pts
Average daily rate (in US$)	160	164	(2.4)%
Revenue per available room (in US$)	64	30	113.3%
The Parisian Macao
Total room revenues	$54	$33	63.6%
Occupancy rate	52.1%	27.3%	24.8 pts
Average daily rate (in US$)	118	145	(18.6)%
Revenue per available room (in US$)	61	39	56.4%
The Plaza Macao(ii)
Total room revenues	$45	$17	164.7%
Occupancy rate	44.3%	28.5%	15.8 pts
Average daily rate (in US$)	438	394	11.2%
Revenue per available room (in US$)	194	113	71.7%
Sands Macao
Total room revenues	$10	$6	66.7%
Occupancy rate	68.2%	39.4%	28.8 pts
Average daily rate (in US$)	138	157	(12.1)%
Revenue per available room (in US$)	94	62	51.6%

______________________
Note:    As a result of the COVID-19 Pandemic, some of our hotel operations were closed for a period in 2021 and 2020, with a number of rooms utilized for government quarantine purposes and to provide lodging for team members restricted from traveling between their residences and Macao in 2021 and 2020. These rooms were excluded from the calculation of hotel statistics above.

(i)    Includes Londoner Court which opened in September 2021.
(ii)    Includes The Grand Suites at Four Seasons which opened in October 2020.

Mall Revenues. Mall revenues for the year ended December 31, 2021 were US$473 million, an increase of 75.8%, compared to US$269 million for the year ended December 31, 2020. The increase was primarily due to a US$174 million reduction in rent concessions granted to our mall tenants and an increase in turnover rents of US$61 million driven by increased sales primarily in the luxury segment.
The following table summarizes the results of our mall activity on Cotai:

	Year ended December 31,
	2021	2020	Change
	(US$ in millions, except per square foot amount)
Shoppes at Venetian
Total mall revenues	$194	$126	54.0%
Mall gross leasable area (in square feet)	814,784	812,936	0.2%
Occupancy	79.7%	83.8%	(4.1) pts
Base rent per square foot (in US$)	292	302	(3.3)%
Tenant sales per square foot (in US$)(i)	1,348	794	69.8%
Shoppes at Londoner(ii)
Total mall revenues	$55	$38	44.7%
Mall gross leasable area (in square feet)	532,175	525,206	1.3%
Occupancy	54.4%	83.9%	(29.5) pts
Base rent per square foot (in US$)	152	96	58.3%
Tenant sales per square foot (in US$)(i)	1,462	409	257.5%
Shoppes at Parisian
Total mall revenues	$39	$27	44.4%
Mall gross leasable area (in square feet)	296,322	295,963	0.1%
Occupancy	74.5%	78.5%	(4.0) pts
Base rent per square foot (in US$)	133	156	(14.7)%
Tenant sales per square foot (in US$)(i)	648	349	85.7%
Shoppes at Four Seasons
Total mall revenues	$184	$79	132.9%
Mall gross leasable area (in square feet)	244,208	244,104	—
Occupancy	94.3%	94.9%	(0.6) pts
Base rent per square foot (in US$)	549	540	1.7%
Tenant sales per square foot (in US$)(i)	6,300	2,744	129.6%
______________________
Note:    This table excludes the results of our mall operations at Sands Macao. As a result of the COVID-19 Pandemic, tenants were provided rent concessions during the year ended December 31, 2021 and 2020. Base rent per square foot presented above excludes the impact of these rent concessions.
(i)Tenant sales per square foot is the sum of reported comparable sales for the trailing 12 months divided by the comparable square footage for the same period.
(ii)Shoppes at Londoner will feature more than 600,000 square feet of gross leasable area upon completion of all phases of renovation and expansion to The Londoner Macao.
Food and beverage revenues. Food and beverage revenues for the year ended December 31, 2021 were US$93 million, an increase of 57.6%, compared to US$59 million for the year ended December 31, 2020. The increase was primarily driven by an increase in property visitation.
Convention, ferry, retail and other revenues. Convention, ferry, retail and other revenues for the year ended December 31, 2021 were US$45 million, remained largely consistent compared to US$46 million for the year ended December 31, 2020. Our ferry operations between Macao and Hong Kong continue to remain suspended in response to the COVID-19 Pandemic since January 30, 2020.

Operating Expenses
Our operating expenses consisted of the following:

	Year ended December 31,
	2021	2020	Percent Change
	(US$ in millions)
Casino	$1,653	$1,212	36.4%
Rooms	117	100	17.0%
Mall	43	41	4.9%
Food and beverage	128	123	4.1%
Convention, ferry, retail and other	53	72	(26.4)%
Provision for expected credit losses, net	3	52	(94.2)%
General and administrative	545	528	3.2%
Corporate	69	47	46.8%
Pre-opening	11	11	—
Depreciation and amortization	733	684	7.2%
Net foreign exchange (gains)losses	38	(17)	N.M.
Loss on disposal of property and equipment, investment properties and intangible assets	19	73	(74.0)%
Fair value gain on derivative financial instruments	(1)	—	N.M.
Total operating expenses	$3,411	$2,926	16.6%
______________________
N.M. - not meaningful
Operating expenses were US$3.41 billion for the year ended December 31, 2021, an increase of 16.6%, compared to US$2.93 billion for the year ended December 31, 2020. The increase in operating expenses was primarily driven by increased level of business.
Casino expenses for the year ended December 31, 2021 were US$1.65 billion, an increase of 36.4%, compared to US$1.21 billion for the year ended December 31, 2020. The increase was primarily due to an increase in gaming taxes as a result of increased casino revenues.
Room expenses for the year ended December 31, 2021 were US$117 million, an increase of 17.0%, compared to US$100 million for the year ended December 31, 2020. The increase was primarily driven by increases in operating expenses, payroll and management fees as a result of higher hotel occupancy, as well as the opening of The Londoner Macao Hotel in January 2021 and Londoner Court in September 2021.
Mall expenses for the year ended December 31, 2021 were US$43 million, an increase of 4.9%, compared to US$41 million for the year ended December 31, 2020. The increase was primarily driven by increases in payroll and common area maintenance cost.
Food and beverage expenses for the year ended December 31, 2021 were US$128 million, an increase of 4.1%, compared to US$123 million for the year ended December 31, 2020. The increase was primarily driven by increases in cost of sales and other operating expenses consistent with higher business volumes, partially offset by a decrease in payroll.
Convention, ferry, retail and other expenses for the year ended December 31, 2021 were US$53 million, a decrease of 26.4% compared to US$72 million for the year ended December 31, 2020. The decrease was primarily resulting from decreases in contract labor costs due to a reduction in headcount, lower repair and maintenance costs, and lower fuel costs as ferries were under dry dock.
Provision for expected credit losses, net for the year ended December 31, 2021 were US$3 million, a decrease of 94.2% compared to US$52 million for the year ended December 31, 2020. The decrease was primarily due to an increased level of provision recorded during the year ended December 31, 2020, due to the aging of patron receivables in connection with the impact of the COVID-19 Pandemic.
General and administrative expenses were US$545 million for the year ended December 31, 2021, an increase of 3.2% compared to US$528 million for the year ended December 31, 2020. The increase was primarily driven by increases in utilities expenses as a result of increased visitation and hotel occupancy.

Corporate expenses were US$69 million for the year ended December 31, 2021, an increase of 46.8% compared to US$47 million for the year ended December 31, 2020. The increase was primarily driven by an increase in royalty fees due to increased revenues across all properties.
Depreciation and amortization expense was US$733 million for the year ended December 31, 2021, an increase of 7.2% compared to US$684 million for the year ended December 31, 2020. The increase was primarily due to additions of The Grand Suites at Four Seasons and The Londoner Macao for those areas that were completed throughout 2020 and 2021.
Net foreign exchange losses for the year ended December 31, 2021 were US$38 million primarily associated with the US$ denominated debt, compared with net foreign exchange gains of US$17 million for the year ended December 31, 2020. US$ appreciated by 0.6% against MOP in 2021 whilst it depreciated by 0.5% against MOP in 2020.
Loss on disposal of property and equipment, investment properties and intangible assets was US$19 million for the year ended December 31, 2021, compared to US$73 million for the year ended December 31, 2020. The decrease was primarily due to decrease in asset disposals and demolition costs related to The Londoner Macao project.

Adjusted Property EBITDA
The following table summarizes information related to our segments:

	Year ended December 31,
	2021	2020	Percent Change
	(US$ in millions)
The Venetian Macao	$297	$(53)	N.M.
The Londoner Macao	(84)	(184)	N.M.
The Parisian Macao	(17)	(131)	N.M.
The Plaza Macao	219	33	563.6%
Sands Macao	(69)	(76)	N.M.
Ferry and other operations	(5)	(17)	N.M.
Total Adjusted Property EBITDA	$341	$(428)	N.M.
______________________
N.M. – not meaningful

Adjusted Property EBITDA for the year ended December 31, 2021 increased to US$341 million compared to an adjusted property EBITDA loss of US$428 million for the year ended December 31, 2020. The increase was driven by the increase in revenues across most of the business categories as the businesses were temporarily closed in 2020 and more significant travel and COVID-19 restrictions were in place during 2020. Management continues to focus on operational efficiencies and cost control measures throughout the gaming and non-gaming areas of our business.

Finance Costs
The following table summarizes information related to finance costs:

	Year ended December 31,
	2021	2020	Percent Change
	(US$ in millions)
Interest and other finance costs	$387	$300	29.0%
Less: interest capitalized	(14)	(21)	(33.3)%
Finance costs, net	$373	$279	33.7%

Finance costs, net of amounts capitalized, was US$373 million for the year ended December 31, 2021, compared to US$279 million for the year ended December 31, 2020. The increase in interest and other finance costs of US$87 million was primarily due to increase in our weighted average interest rate and weighted average total debt balance. The weighted average debt balance increased in connection with draws on the SCL revolver during the year ended December 31, 2021 and the issuance of the 2026 Notes and 2030 Notes in June 2020. Additionally, the weighted average interest rate increased from 4.6% to 5.1% during the year ended December 31, 2021 as a result of the expiration of interest rate swap in August 2020. Interest capitalization decreased by US$7 million due to a reduction in construction costs relating to The Londoner Macao project in 2021.

The weighted average interest rates are calculated based on total interest expense (including amortization of deferred financing costs, standby fees and other financial costs and interest capitalized) and total weighted average borrowings.
Loss for the Year
Loss for the year ended December 31, 2021 was US$1.05 billion, compared to a loss of US$1.52 billion for the year ended December 31, 2020.

Year ended December 31, 2020 compared to year ended December 31, 2019

Net Revenues
Our net revenues consisted of the following:

	Year ended December 31,
	2020	2019	Percent Change
	(US$ in millions)
Casino	$1,169	$7,018	(83.3)%
Rooms	144	731	(80.3)%
Mall	269	531	(49.3)%
Food and beverage	59	298	(80.2)%
Convention, ferry, retail and other	46	230	(80.0)%
Total net revenues	$1,687	$8,808	(80.8)%

Net revenues were US$1.69 billion for the year ended December 31, 2020, a decrease of 80.8%, compared to US$8.81 billion for the year ended December 31, 2019. Net revenues decreased in all business categories, mainly driven by significant decreases in visitation due to travel restrictions as a result of the COVID-19 Pandemic.
Casino Revenues. Our net casino revenues for the year ended December 31, 2020 were US$1.17 billion, a decrease of 83.3%, compared to US$7.02 billion for the year ended December 31, 2019. The decrease was primarily driven by a decrease in volume in all gaming offerings as a result of the COVID-19 Pandemic.

The following table summarizes the results of our casino activity:

	Year ended December 31,
	2020	2019	Change
	(US$ in millions)
The Venetian Macao
Total net casino revenues	$531	$2,875	(81.5)%
Non-Rolling Chip drop	1,925	9,275	(79.2)%
Non-Rolling Chip win percentage	25.4%	26.2%	(0.8) pts
Rolling Chip volume	3,775	25,715	(85.3)%
Rolling Chip win percentage(i)	3.12%	3.29%	(0.17) pts
Slot handle	1,041	3,952	(73.7)%
Slot hold percentage	4.2%	4.8%	(0.6) pts
The Londoner Macao
Total net casino revenues	$192	$1,541	(87.5)%
Non-Rolling Chip drop	881	6,586	(86.6)%
Non-Rolling Chip win percentage	22.6%	22.7%	(0.1) pts
Rolling Chip volume	167	5,364	(96.9)%
Rolling Chip win percentage(i)	5.85%	3.36%	2.49 pts
Slot handle	531	4,107	(87.1)%
Slot hold percentage	4.3%	4.2%	0.1 pts
The Parisian Macao
Total net casino revenues	$180	$1,376	(86.9)%
Non-Rolling Chip drop	844	4,522	(81.3)%
Non-Rolling Chip win percentage	23.1%	23.1%	—
Rolling Chip volume	3,141	16,121	(80.5)%
Rolling Chip win percentage(i)	1.13%	3.43%	(2.30) pts
Slot handle	763	4,217	(81.9)%
Slot hold percentage	3.7%	3.7%	—
The Plaza Macao
Total net casino revenues	$159	$650	(75.5)%
Non-Rolling Chip drop	544	1,473	(63.1)%
Non-Rolling Chip win percentage	24.6%	24.4%	0.2 pts
Rolling Chip volume	3,656	13,368	(72.7)%
Rolling Chip win percentage(i)	2.46%	3.88%	(1.42) pts
Slot handle	37	518	(92.9)%
Slot hold percentage	4.6%	6.0%	(1.4) pts
Sands Macao
Total net casino revenues	$107	$576	(81.4)%
Non-Rolling Chip drop	451	2,634	(82.9)%
Non-Rolling Chip win percentage	18.7%	18.3%	0.4 pts
Rolling Chip volume	1,361	4,605	(70.4)%
Rolling Chip win percentage(i)	2.44%	2.52%	(0.08) pts
Slot handle	549	2,596	(78.9)%
Slot hold percentage	3.1%	3.3%	(0.2) pts
______________________
Note:    As a result of the COVID-19 Pandemic, gaming operations were closed from February 5 to 19, 2020, except for The Londoner Macao which was closed from February 5 to 26, 2020.

(i)     This compares to our expected Rolling Chip win percentage of 3.15% to 3.45% (calculated before discounts, commissions, deferring revenue associated with our loyalty programs and allocating casino revenues related to goods and services provided to patrons on a complimentary basis).

Room Revenues. Room revenues for the year ended December 31, 2020 were US$144 million, a decrease of 80.3%, compared to US$731 million for the year ended December 31, 2019. The decrease was primarily driven by a decrease in demand as a result of the COVID-19 Pandemic.

The following table summarizes the results of our room activity:

	Year ended December 31,
	2020	2019	Change
	(US$ in millions, except average daily rate and revenue per available room)
The Venetian Macao
Total room revenues	$46	$222	(79.3)%
Occupancy rate	27.2%	95.9%	(68.7) pts
Average daily rate (in US$)	197	227	(13.2)%
Revenue per available room (in US$)	53	217	(75.6)%
The Londoner Macao
Total room revenues	$42	$320	(86.9)%
Occupancy rate	18.3%	96.8%	(78.5) pts
Average daily rate (in US$)	164	160	2.5%
Revenue per available room (in US$)	30	155	(80.6)%
The Parisian Macao
Total room revenues	$33	$130	(74.6)%
Occupancy rate	27.3%	97.2%	(69.9) pts
Average daily rate (in US$)	145	159	(8.8)%
Revenue per available room (in US$)	39	155	(74.8)%
The Plaza Macao(i)
Total room revenues	$17	$41	(58.5)%
Occupancy rate	28.5%	91.3%	(62.8) pts
Average daily rate (in US$)	394	332	18.7%
Revenue per available room (in US$)	113	303	(62.7)%
Sands Macao
Total room revenues	$6	$18	(66.7)%
Occupancy rate	39.4%	99.8%	(60.4) pts
Average daily rate (in US$)	157	175	(10.3)%
Revenue per available room (in US$)	62	175	(64.6)%
______________________
Note:    As a result of the COVID-19 Pandemic, some of our hotel operations were closed for a period in 2020, with a number of rooms utilized for government quarantine purposes and to provide lodging for team members restricted from traveling between their residences and Macao. These rooms were excluded from the calculation of hotel statistics above.

(i)    Includes The Grand Suites at Four Seasons, which opened in October 2020.

Mall Revenues. Mall revenues for the year ended December 31, 2020 were US$269 million, a decrease of 49.3%, compared to US$531 million for the year ended December 31, 2019. The decrease was primarily due to rent concessions of US$215 million granted to our mall tenants and a decrease in turnover rents of US$45 million resulting from lower traffic in our malls as a result of the COVID-19 Pandemic.
The following table summarizes the results of our mall activity on Cotai:

	Year ended December 31,
	2020	2019	Change
	(US$ in millions, except per square foot amount)
Shoppes at Venetian
Total mall revenues	$126	$254	(50.4)%
Mall gross leasable area (in square feet)	812,936	812,938	—
Occupancy	83.8%	91.4%	(7.6) pts
Base rent per square foot (in US$)	302	277	9.0%
Tenant sales per square foot (in US$)(i)	794	1,709	(53.5)%
Shoppes at Londoner(ii)
Total mall revenues	$38	$71	(46.5)%
Mall gross leasable area (in square feet)	525,206	525,222	—
Occupancy	83.9%	90.1%	(6.2) pts
Base rent per square foot (in US$)	96	107	(10.3)%
Tenant sales per square foot (in US$)(i)	409	934	(56.2)%
Shoppes at Parisian
Total mall revenues	$27	$53	(49.1)%
Mall gross leasable area (in square feet)	295,963	295,920	—
Occupancy	78.5%	86.2%	(7.7) pts
Base rent per square foot (in US$)	156	149	4.7%
Tenant sales per square foot (in US$)(i)	349	785	(55.5)%
Shoppes at Four Seasons
Total mall revenues	$79	$151	(47.7)%
Mall gross leasable area (in square feet)	244,104	242,425	0.7%
Occupancy	94.9%	95.0%	(0.1) pts
Base rent per square foot (in US$)	540	544	(0.7)%
Tenant sales per square foot (in US$)(i)	2,744	5,478	(49.9)%
______________________
Note: This table excludes the results of our mall operations at Sands Macao. As a result of the COVID-19 Pandemic, tenants were provided rent concessions during the year ended December 31, 2020. Base rent per square foot presented above excludes the impact of these rent concessions.
(i)Tenant sales per square foot reflects sales from tenants only after the tenant has been opened for a period of 12 months.
(ii)Shoppes at Londoner (formerly Shoppes at Cotai Central) will feature up to approximately 600,000 square feet of gross leasable area upon completion of all phases of renovation, rebranding and expansion to The Londoner Macao.
Food and beverage revenues. Food and beverage revenues for the year ended December 31, 2020 were US$59 million, a decrease of 80.2%, compared to US$298 million for the year ended December 31, 2019. The decrease was primarily driven by a decrease in property visitation as a result of the COVID-19 Pandemic.
Convention, ferry, retail and other revenues. Convention, ferry, retail and other revenues for the year ended December 31, 2020 were US$46 million, a decrease of 80.0%, compared to US$230 million for the year ended December 31, 2019. The decrease was primarily driven by a decrease in revenue of US$76 million in our ferry operations due to the temporary closure of Hong Kong China Ferry Terminal since late January 2020 and the Hong Kong Macau Ferry Terminal since early February 2020 in response to the COVID-19 Pandemic, as well as a decrease in revenue in other business categories, such as convention, entertainment and retail as a result of the COVID-19 Pandemic.

Operating Expenses
Our operating expenses consisted of the following:

	Year ended December 31,
	2020	2019	Percent Change
	(US$ in millions)
Casino	$1,212	$4,226	(71.3)%
Rooms	100	190	(47.4)%
Mall	41	55	(25.5)%
Food and beverage	123	258	(52.3)%
Convention, ferry, retail and other	72	178	(59.6)%
Provision for expected credit losses, net	52	24	116.7%
General and administrative	528	698	(24.4)%
Corporate	47	129	(63.6)%
Pre-opening	11	23	(52.2)%
Depreciation and amortization	684	706	(3.1)%
Impairment loss on property and equipment	—	65	(100.0)%
Net foreign exchange gains	(17)	(35)	(51.4)%
Loss on disposal of property and equipment and investment properties	73	16	356.3%
Total operating expenses	$2,926	$6,533	(55.2)%

Operating expenses were US$2.93 billion for the year ended December 31, 2020, a decrease of 55.2%, compared to US$6.53 billion for the year ended December 31, 2019. The decrease in operating expenses was primarily due to a decrease in business volume across all business categories. Although management has implemented certain cost reduction programs, operating margins in each business segment were negatively impacted due to employee and other costs incurred during this period of decreased visitation and property closures. We have maintained our staffing levels through significantly reduced visitation. We have implemented payroll cost saving initiatives across each of our properties, including utilization of paid time off and voluntary unpaid leave.
Casino expenses for the year ended December 31, 2020 were US$1.21 billion, a decrease of 71.3%, compared to US$4.23 billion for the year ended December 31, 2019. The decrease was primarily due to a decrease in gaming taxes as a result of decreased casino revenues.
Room expenses for the year ended December 31, 2020 were US$100 million, a decrease of 47.4%, compared to US$190 million for the year ended December 31, 2019. The decrease was primarily driven by decreases in payroll, management fees and other operating expenses as a result of lower hotel occupancy.
Mall expenses for the year ended December 31, 2020 were US$41 million, a decrease of 25.5%, compared to US$55 million for the year ended December 31, 2019. The decrease was primarily driven by decreases in payroll and common area maintenance cost.
Food and beverage expenses for the year ended December 31, 2020 were US$123 million, a decrease of 52.3%, compared to US$258 million for the year ended December 31, 2019. The decrease was primarily driven by decreases in cost of sales, payroll and other operating expenses consistent with lower business volumes.
Convention, ferry, retail and other expenses for the year ended December 31, 2020 were US$72 million, a decrease of 59.6% compared to US$178 million for the year ended December 31, 2019. The decrease was primarily driven by a decrease in ferry expenses resulting from the temporary closure of the ferry terminals in response to the COVID-19 Pandemic, as well as decreases in expenses in other business categories which were consistent with the reduction in revenue.
Provision for expected credit losses, net for the year ended December 31, 2020 were US$52 million, an increase of 116.7% compared to US$24 million for the year ended December 31, 2019. The increase was primarily driven by the aging of receivables for premium players, as travel restrictions have limited the ability for patrons to redeem markers.
General and administrative expenses were US$528 million for the year ended December 31, 2020, a decrease of 24.4% compared to US$698 million for the year ended December 31, 2019. The decrease was primarily driven by decreases in marketing, payroll and property operations costs.

Corporate expenses were US$47 million for the year ended December 31, 2020, a decrease of 63.6% compared to US$129 million for the year ended December 31, 2019. The decrease was primarily driven by a decrease in royalty fees due to decreased revenues across all properties.
Pre-opening expenses were US$11 million for the year ended December 31, 2020, compared to US$23 million for the year ended December 31, 2019. The decrease was primarily driven by branding campaign fees for The Londoner Macao incurred in 2019.
Depreciation and amortization expense was US$684 million for the year ended December 31, 2020, a decrease of 3.1%, compared to US$706 million for the year ended December 31, 2019. The decrease was primarily due to the accelerated depreciation of US$82 million in 2019 on certain assets that were to be replaced in conjunction with The Londoner Macao project, partially offset by the additions of The Grand Suites at Four Seasons and The Londoner Macao for those areas that were completed, as well as the additions of gaming and information technology-related equipment.
Net foreign exchange gains for the year ended December 31, 2020 were US$17 million, primarily associated with U.S. dollar denominated debt, compared to US$35 million for the year ended December 31, 2019.
Loss on disposal of property and equipment and investment properties was US$73 million for the year ended December 31, 2020, compared to US$16 million for the year ended December 31, 2019. The increase was primarily due to asset disposals and demolition costs related to The Londoner Macao project.

Adjusted Property EBITDA
The following table summarizes information related to our segments:

	Year ended December 31,
	2020	2019	Percent Change
	(US$ in millions)
The Venetian Macao	$(53)	$1,407	(103.8)%
The Londoner Macao	(184)	726	(125.3)%
The Parisian Macao	(131)	544	(124.1)%
The Plaza Macao	33	345	(90.4)%
Sands Macao	(76)	175	(143.4)%
Ferry and other operations	(17)	(4)	N.M.
Total Adjusted Property EBITDA	$(428)	$3,193	(113.4)%
______________________
N.M. – not meaningful

Adjusted Property EBITDA loss was US$428 million for the year ended December 31, 2020, compared to an adjusted property EBITDA of US$3.19 billion for the year ended December 31, 2019. The decrease was primarily due to the decline in revenue in all business categories driven by government mandated travel restrictions, property closures and overall reduced visitation since late January 2020 resulting from the COVID-19 Pandemic. Management continues to focus on operational efficiencies and cost control measures throughout the gaming and non-gaming areas of our business.

Finance Costs
The following table summarizes information related to finance costs:

	Year ended December 31,
	2020	2019	Percent Change
	(US$ in millions)
Interest and other finance costs	$300	$289	3.8%
Less: interest capitalized	(21)	(9)	133.3%
Finance costs, net	$279	$280	(0.4)%

Finance costs, net of amounts capitalized, was US$279 million for the year ended December 31, 2020, remained largely consistent compared to US$280 million for the year ended December 31, 2019. The increase in interest and other finance costs of US$11 million was primarily due to an increase in interest expense of US$35 million as a result of the newly issued US$1.50 billion Senior Notes in June 2020, partially offset by an increase of US$30 million benefit related to interest rate swaps on US$5.50 billion of Senior Notes issued in August 2018. These interest rate swaps expired in August 2020. The increase in interest capitalization of US$12 million was due to the ramp up of construction relating to The Grand Suites at Four Seasons and The Londoner Macao project in 2020. Our weighted average interest rate for the year ended December 31, 2020 was approximately 4.6%, compared to 5.1% for the year ended December 31, 2019. The weighted average interest rates are calculated based on total interest expense (including amortization of deferred financing costs, standby fees and other financing costs and interest capitalized) and total weighted average borrowings.

(Loss)/Profit for the Year
Loss for the year ended December 31, 2020 was US$1.52 billion, compared to a profit of US$2.03 billion for the year ended December 31, 2019.

Reconciliation of Non-IFRS Financial Measures
The following table presents a reconciliation of Adjusted Property EBITDA to profit or loss attributable to equity holders of the Company for the years presented:

	Year ended December 31,
	2019	2020	2021
	(US$ in millions)
Profit (loss) attributable to equity holders of the Company	$2,033	$(1,523)	$(1,048)
Income tax expense	—	16	3
Loss on early retirement of debt	—	—	137
Finance costs, net of amount capitalized	280	279	373
Interest income	(38)	(11)	(2)
Loss on disposal of property and equipment, investment properties and intangible assets	16	73	19
Impairment loss on property and equipment	65	—	—
Net foreign exchange (gains) losses	(35)	(17)	38
Depreciation and amortization	706	684	733
Pre-opening expense	23	11	11
Corporate expense	129	45	68
Share-based compensation, net of amount capitalized	14	15	10
Fair value gain on derivative financial instruments	—	—	(1)
Adjusted Property EBITDA	$3,193	$(428)	$341

Additional Information Regarding our Retail Mall Operations
The following tables summarize the results of our mall operations on Cotai for the years ended December 31, 2021, 2020 and 2019:

	Shoppes at Venetian	Shoppes at Four Seasons	Shoppes at Londoner	Shoppes at Parisian	Total
	(US$ in millions)
For the year ended December 31, 2021
Mall revenues:
Minimum rents(i)	$181	$121	$29	$29	$360
Overage rents	15	54	15	6	90
Rent concessions(ii)	(31)	(1)	(3)	(6)	(41)
Total overage rents and rent concessions	(16)	53	12	—	49
CAM, levies and direct recoveries	29	10	14	10	63
Total mall revenues	194	184	55	39	472
Mall operating expenses:
Common area maintenance	12	5	7	4	28
Marketing and other direct operating expenses	6	4	3	2	15
Mall operating expenses	18	9	10	6	43
Property taxes(iii)	1	—	—	—	1
Provision for (recovery of) expected credit losses	(1)	—	—	3	2
Mall-related expenses(iv)	$18	$9	$10	$9	$46
For the year ended December 31, 2020
Mall revenues:
Minimum rents(i)	$192	$121	$37	$34	$384
Overage rents	13	10	4	2	29
Rent concessions(ii)	(111)	(61)	(22)	(20)	(214)
Total overage rents and rent concessions	(98)	(51)	(18)	(18)	(185)
CAM, levies and direct recoveries	31	9	18	11	69
Total mall revenues	125	79	37	27	268
Mall operating expenses:
Common area maintenance	11	4	6	4	25
Marketing and other direct operating expenses	5	5	2	3	15
Mall operating expenses	16	9	8	7	40
Property taxes(iii)	2	—	—	—	2
Provision for expected credit losses	1	—	1	—	2
Mall-related expenses(iv)	$19	$9	$9	$7	$44
For the year ended December 31, 2019
Mall revenues:
Minimum rents(i)	$194	$110	$39	$37	$380
Overage rents	26	31	14	3	74
CAM, levies and direct recoveries	34	10	18	13	75
Total mall revenues	254	151	71	53	529
Mall operating expenses:
Common area maintenance	16	6	8	6	36
Marketing and other direct operating expenses	8	3	3	5	19
Mall operating expenses	24	9	11	11	55
Property taxes(iii)	1	—	—	—	1
Provision for expected credit losses	—	1	—	—	1
Mall-related expenses(iv)	$25	$10	$11	$11	$57
_______________________
Note: These tables exclude the results of our mall operations at Sands Macao.
(i)Minimum rents include base rents and straight-line adjustments of base rents.

(ii)Rent concessions were provided to tenants as a result of the COVID-19 Pandemic and the impact on mall operations.
(iii)Commercial property that generates rental income is exempt from property tax for the first six years for newly constructed buildings in Cotai. Each property is also eligible to obtain an additional six-year exemption, provided certain qualifications are met. To date, The Venetian Macao, The Plaza Macao, The Londoner Macao and The Parisian Macao have obtained a second exemption. The exemption for The Venetian Macao and The Plaza Macao expired in August 2019 and August 2020, respectively, and the exemption for The Londoner Macao and The Parisian Macao will be expiring in December 2027 and September 2028, respectively.
(iv)Mall-related expenses consist of CAM, marketing fees and other direct operating expenses, property taxes and provision for credit losses, but exclude depreciation and amortization and general and administrative costs.
It is common in the mall operating industry for companies to disclose mall net operating income (“NOI”) as a useful supplemental measure of a mall’s operating performance. Because NOI excludes general and administrative expenses, interest expense, impairment losses, depreciation and amortization, gains and losses from property dispositions, allocations to noncontrolling interests and provision for income taxes, it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating commercial real estate properties and the impact on operations from trends in occupancy rates, rental rates and operating costs.
In the tables above, we believe taking total mall revenues less mall-related expenses provides an operating performance measure for our malls. Other mall operating companies may use different methodologies for deriving mall-related expenses. As such, this calculation may not be comparable to the NOI of other mall operating companies.

Taxation
According to the gaming Subconcession granted by the Macao government and the relevant legislation, we are required to pay a special gaming tax of 35% on gross gaming revenues which represents net wins from casino operations. We are also required to contribute 4% of gross gaming revenues to utilities designated by the Macao government, a portion of which must be used for promotion of tourism in Macao.
In addition, we are subject to a 12% complementary tax on profit before income tax from gaming activities. In October 2013, we received an extension of our exemption from this complementary tax on gaming profits through the end of 2018. In August 2018, we were granted an additional extension through June 26, 2022.
We are also subject to a 12% complementary tax on dividend distributions to our shareholders from gaming profits. In May 2014, we entered into an agreement with the Macao government that requires us to make fixed annual payments in lieu of paying this 12% tax (“Shareholder Dividend Tax Agreement”) through the end of 2018. In April 2019, VML entered into another Shareholder Dividend Tax Agreement with the Macao government for an extension of the same arrangement through June 26, 2022, to correspond to the Macao complementary tax exemption on its gaming activities.
For additional details, see Note 2(o) and Note 8 to our audited consolidated financial statements included elsewhere in this prospectus.

Liquidity and Capital Resources

Capital Resources
We fund our operations and capital expenditures through cash generated from our operations and our debt financing. Total cash and cash equivalents, excluding restricted cash and cash equivalents, was US$678 million as at December 31, 2021. Such cash and cash equivalents were primarily held in HK$ and US$.
In September, 2021, we issued, in a private offering, three series of unsecured unregistered notes in an aggregate principal amount of US$1.95 billion. The net proceeds from the offering along with cash on hand was used to redeem in full the outstanding principal amount of our US$1.80 billion 4.600% senior notes due 2023 and pay any accrued interest and the associated make-whole premium as determined under the related senior notes indenture dated as at August 9, 2018.

Our 2018 SCL Credit Facility, as amended, contains various financial covenants, which include maintaining a maximum leverage ratio or net debt, as defined, to trailing twelve-month adjusted EBITDA, as defined. In July 2021, we extended the waiver and amendment request letter, pursuant to which lenders, among other things, waived our requirement to ensure the leverage ratio does not exceed 4.0x and the interest coverage ratio is greater than 2.50x, through January 1, 2023. Our compliance with our financial covenants for periods beyond January 1, 2023, could be affected by certain factors beyond our control, such as the impact of the COVID-19 Pandemic, including current travel and border restrictions continuing in the future. We will pursue additional waivers to meet the required financial covenant ratios, which include a maximum leverage ratio of 4.0x under our credit facility, for periods beyond January 1, 2023, if deemed necessary. We believe we will be successful in obtaining the additional waivers, although no assurance can be provided that such waivers will be granted, which could negatively impact our ability to be in compliance with our debt covenants for periods beyond January 1, 2023.
Any defaults under our debt agreements would allow the lenders, in each case, to exercise their rights and remedies as defined under their respective agreements. If the lenders were to exercise their rights to accelerate the due dates of the indebtedness outstanding, there can be no assurance we would be able to repay or refinance any amounts that may become due and payable under such agreements, which could force us to restructure or alter our operations or debt obligations.
On January 25, 2021, we entered into an agreement with lenders to increase commitments under the 2018 SCL Credit Facility by HK$3.83 billion (approximately US$491 million at exchange rates in effect on December 31, 2021). During the year ended December 31, 2021, we drew down US$71 million and HK$5.31 billion (approximately US$681 million at exchange rates in effect on December 31, 2021) under the facility for general corporate purposes.
As at December 31, 2021, we had US$1.75 billion of available borrowing capacity under the 2018 SCL Revolving Facility comprised of commitments of HK$12.32 billion (approximately US$1.58 billion at exchange rates in effect on December 31, 2021) and commitments of US$166 million. On March 15, 2022, we drew down US$19 million and HK$1.42 billion (approximately US$182 million at the exchange rate in effect on the date of this transaction) under the 2018 SCL Credit Facility for general corporate purposes, resulting in a remaining available borrowing capability of US$1.54 billion.
We have a strong balance sheet and sufficient liquidity in place, including access to available borrowing capacity under our credit facility. We believe we are well positioned to support our continuing operations, complete the major construction projects that are underway and respond to the current COVID-19 Pandemic challenges. We have taken various mitigating measures to manage through the current environment, including a cost and capital expenditure reduction program to minimize cash outflow for non-essential items.
For further information on our capital structure, the types of capital instruments we use and our currency and interest rate structure, see Note 13(b), Note 18, Note 21, Note 27(a)(iii) and Note 27(b) to our audited consolidated financial statements included elsewhere in this prospectus.

Cash Flows—Summary
Our cash flows consisted of the following for the years indicated:

	Year ended December 31,
	2019	2020	2021
	(US$ in millions)
Net cash generated from (used in) operating activities	$2,812	$(816)	$88
Net cash used in investing activities	(715)	(1,024)	(634)
Net cash from (used in) financing activities	(2,312)	231	366
Net decrease in cash and cash equivalents	(215)	(1,609)	(180)
Cash and cash equivalents at beginning of year	2,676	2,471	861
Effect of exchange rate on cash and cash equivalents	10	(1)	(3)
Cash and cash equivalents at end of year	$2,471	$861	$678

Cash Flows—Operating Activities
We derive most of our operating cash flows from our casino, mall and hotel operations. Table games play at our properties is conducted on a cash and credit basis, while slot machine play is primarily conducted on a cash basis. Our rooms, food and beverage and other non-gaming revenues are conducted primarily on a cash basis or as a trade receivable, resulting in operating cash flows being generally affected by changes in operating income and accounts receivable.
Net cash generated from operating activities for the year ended December 31, 2021 was US$88 million, compared to net cash used in operating activities of US$816 million for the year ended December 31, 2020. The net cash generated from operating activities for the year ended December 31, 2021 was primarily attributable to the increase in operating income resulting from increased visitation as the travel restrictions were modestly eased in 2021.

This was partially offset by the cash outflow from our working capital during the year ended December 31, 2021 due to the settlement of operating accrued liabilities and a reduction to outstanding chips due to the closure of our fixed room junket operation in December 2021.
Net cash used in operating activities for the year ended December 31, 2020 was US$816 million, a decrease of US$3.63 billion compared to net cash generated from operating activities of US$2.81 billion for the year ended December 31, 2019. The net cash used in operating activities of US$816 million for the year ended December 31, 2020 was primarily attributable to the impact of the COVID-19 Pandemic on our operations, which significantly reduced visitation to our properties and significantly decreased operating income during 2020 as described above. The COVID-19 Pandemic also impacted our working capital, which was a cash outflow during 2020 as the amount of receivables collected was less than the settlement of operating accrued liabilities and the outstanding chip liability was significantly reduced.
Net cash generated from operating activities for the year ended December 31, 2019 decreased 7.8% to US$2.81 billion, compared to US$3.05 billion for the year ended December 31, 2018. The decrease in net cash generated from operating activities was primarily attributable to a lower benefit from our working capital accounts, partially offset by an increase in operating income.

Cash Flows—Investing Activities
Net cash used in investing activities for the year ended December 31, 2021 was US$634 million and was primarily attributable to capital expenditures for major development projects. Capital expenditures for the year ended December 31, 2021, totaled US$640 million, including US$538 million for The Londoner Macao, US$71 million for The Venetian Macao, US$19 million for The Plaza Macao, and US$12 million for our other operations, mainly at The Parisian Macao and Sands Macao.
Net cash used in investing activities for the year ended December 31, 2020 was US$1.02 billion and was primarily attributable to capital expenditures for major development projects. Capital expenditures for the year ended December 31, 2020, totaled US$1.04 billion, including US$721 million for The Londoner Macao, US$156 million for The Plaza Macao, primarily related to The Grand Suites at Four Seasons, US$140 million for The Venetian Macao and US$21 million for our other operations, mainly at The Parisian Macao and Sands Macao.
Net cash used in investing activities for the year ended December 31, 2019 was US$715 million and was primarily attributable to capital expenditures for development projects, as well as maintenance capital spending. Capital expenditures for the year ended December 31, 2019, totaled US$754 million, including US$296 million for The Plaza Macao, primarily related to The Grand Suites at Four Seasons, US$276 million for The Londoner Macao project, US$131 million for The Venetian Macao and US$51 million for our other operations, mainly at The Parisian Macao and Sands Macao.

Cash Flows—Financing Activities
Net cash from financing activities for the year ended December 31, 2021 was US$366 million, which was primarily attributable to a total draw down of US$756 million under the 2018 SCL Credit Facility in 2021 and net proceeds of US$1.95 billion from the issuance of Senior Notes in September 2021, partially offset by the repayment of US$1.80 billion 2023 Notes, related make-whole premium of US$131 million and financing costs of US$16 million, and interest payments of US$378 million.
Net cash from financing activities for the year ended December 31, 2020 was US$231 million, which was primarily attributable to US$1.50 billion in Senior Notes issuance in June 2020, partially offset by US$1.03 billion in dividend payments and US$209 million in interest payments.
Net cash used in financing activities for the year ended December 31, 2019 was US$2.31 billion, which was primarily attributable to US$2.05 billion in dividend payments and US$274 million in interest payments, partially offset by proceeds from the exercise of share options amounting to US$28 million.

Capital Expenditures
The following table sets forth our capital expenditures, excluding capitalized interest and construction payables, for the years indicated:

	Year ended December 31,
	2019	2020	2021
	(US$ in millions)
The Venetian Macao	$131	$140	$71
The Londoner Macao	276	721	538
The Parisian Macao	32	11	4
The Plaza Macao	296	156	19
Sands Macao	16	8	7
Ferry and other operations	3	2	1
Total capital expenditures	$754	$1,038	$640

Capital expenditures are used primarily for new projects and to renovate, upgrade and maintain existing properties.
During 2021, we achieved milestones in advancing several of our strategic objectives. We continued progress on our key development projects for the conversion of Sands Cotai Central into The Londoner Macao, including the opening of The Londoner Macao Hotel opened in January 2021, featuring 594 London-themed suites, and the opening of Londoner Court in September 2021, featuring approximately 370 luxury suites. We anticipate the Londoner Arena, expansion of Shoppes at Londoner and other amenities to be completed before the end of 2022. The Londoner Macao presents new attractions and features, including some of Londoner's most recognizable landmarks, such as the House of Parliament and Elizabeth Tower (commonly known as "Big Ben"), and interactive guest experiences.
We anticipate the total costs associated with The Londoner Macao development project described above and the completed The Grand Suites at Four Seasons to be approximately US$2.2 billion, of which US$2.0 billion has been spent as at December 31, 2021. We expect to fund our developments through a combination of cash on hand, borrowings from the 2018 SCL Credit Facility and surplus from operating cash flows.

Off Balance Sheet Arrangements
We have not entered into any transactions with special purpose entities, nor have we engaged in any derivative transactions, other than interest rate swaps which expired in August 2020 and foreign currency swaps.

Contractual Obligations and Commitments
The following table sets forth our contractual obligations and commitments as of December 31, 2021:

	Payment Due by Period
	2022	2023-2024	2025-2026	Thereafter	Total
	(US$ in millions)
Long-Term Debt Obligations
Senior Notes principal	$—	$—	$2,600	$4,550	$7,150
Senior Notes interests	306	620	513	464	1,903
Bank loans	—	753	—	—	753
Bank loans interests	20	12	—	—	32
Other borrowings	1	2	—	—	3
Other borrowings interests	—	1	—	—	1
Lease liabilities	19	23	13	296	351
Contractual Obligations
Macao Annual Premium(i)	22	—	—	—	22
Mall Deposits(ii)	53	49	10	6	118
Other(iii)	71	117	77	119	384
Total	$492	$1,577	$3,213	$5,435	$10,717
______________________
(i)In addition to the 39% gross gaming win tax in Macao (which is not included in this table as the amount we pay is variable in nature), we are required to pay an annual premium with a fixed portion and a variable portion, which is based on the number and type of gaming tables and gaming machines we operate. Based on the gaming tables and gaming machines in operation as of December 31, 2021 and the expiration of the VML Subconcession on June 26, 2022, the premium payable to the Macao government is approximately US$22 million through the termination of the gaming Subconcession in June 2022.
(ii)Mall deposits consist of refundable security deposits received from mall tenants.
(iii)Primarily consists of all other non-cancellable contractual obligations and primarily relates to certain hotel and restaurant management and service agreements. The amounts exclude open purchase orders with our suppliers that have not yet been received as these agreements generally allow us the option to cancel, reschedule and adjust terms based on our business needs prior to the delivery of goods or performance of services.

Contingent Liabilities
We have contingent liabilities arising in the ordinary course of business. Management has made estimates for potential litigation costs based upon consultation with legal counsel. Actual results could differ from these estimates; however, in the opinion of management, such litigation and claims will not have a material adverse effect on our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosure about Market Risk
Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our long-term debt and foreign currency exchange rate risk associated with our operations, which we may manage through the use of any combination of interest rate swaps, futures, options, caps, forward contracts and similar instruments. We do not hold or issue financial instruments for trading purposes and do not enter into derivative transactions that would be considered speculative positions. During the year ended December 31, 2021, the Group held a cross currency swap for hedging purposes.
As at December 31, 2021, the estimated fair value of fixed rate long-term borrowings was approximately US$7.27 billion, compared to its carrying value of US$7.15 billion. The estimated fair value of fixed rate long-term borrowings is based on level 2 inputs (quoted prices in markets that are not active). A change in interest rates on fixed rate long-term borrowings impacts its fair value. A hypothetical 100 basis points change in market rates would cause the fair value of the fixed rate long-term borrowings to change by US$366 million. As at December 31, 2021, the estimated fair value of variable rate long-term borrowings is approximately the same as its carrying value of US$753 million. The estimated fair value of variable rate long-term borrowings is based on level 2 inputs (quoted prices in markets that are not active). A hypothetical 100 basis points change in interest rates would cause the annual interest expense of the variable rate long-term borrowings to change by US$7 million.

Foreign currency transaction losses were US$38 million for the year ended December 31, 2021 and foreign currency transaction gains were US$17 million for the year ended December 31, 2020, primarily due to U.S. dollar denominated debt held in Macao. We may be vulnerable to changes in the U.S. dollar/pataca exchange rates. Based on balances as of December 31, 2021, a hypothetical 1% weakening of the U.S. dollar/ pataca exchange rate would cause a foreign currency transaction loss of approximately US$53 million, net of the impact from the foreign currency swap agreements entered into in 2021. The pataca is pegged to the Hong Kong dollar and the Hong Kong dollar is pegged to the U.S. dollar (within a narrow range); therefore, we do not expect fluctuations in the values of these currencies to have a material impact on operations We maintain a significant amount of our operating funds in the same currencies in which we have obligations thereby reducing our exposure to currency fluctuations. See Note 27 to our audited consolidated financial statements included elsewhere in this prospectus.
BUSINESS
Overview
We are the leading developer, owner and operator of large-scale integrated resorts in Macao, as measured by Adjusted Property EBITDA for the year ended December 31, 2019. In 2019, we welcomed approximately 98 million leisure and business visits at our properties on Cotai and on the Macao Peninsula.
Our founder, former Chairman and Chief Executive Officer, Mr. Sheldon Gary Adelson, began investing in Macao from 2002 after the award of the gaming Subconcession to operate casino games and other games of chance. His vision and goal was to develop large-scale integrated resorts with a variety of world-class amenities and create an international tourism destination. This facilitated in achieving Macao’s objective for long-term economic diversification and growth in tourism.
Today, with nearly 30 million square feet of interconnected facilities on Cotai, we are the largest integrated resorts operator in Macao. Our integrated resorts not only offer gaming areas, but also the most four- and five-star rated hotel rooms compared to any other single developer in the market. Our integrated resorts also collectively feature the largest capacity in meeting space, convention and exhibition halls, retail and dining areas and entertainment venues. We believe our integrated resorts are unique in Macao and differentiate us from our competitors due to size and scale, range of non-gaming amenities, and focus on leisure and business tourism.
Macao is the largest gaming market in the world and the only location in China offering legalized casino gaming. VML, our subsidiary, holds one of the six concessions or subconcessions permitted by the Macao government to operate casinos or gaming areas in Macao.
We developed, own and operate The Venetian Macao, The Londoner Macao, The Parisian Macao, The Plaza Macao and Sands Macao. We also own the Cotai Expo, one of the largest convention and exhibition centers in Asia, as well as Macao’s largest entertainment venue, the Cotai Arena. Our properties collectively feature over 12,000 luxury suites and hotel rooms, approximately 150 different restaurants and food outlets, spas and theaters for live performances, as well as other integrated resort amenities.
Our integrated resort brands, including The Venetian Macao, The Londoner Macao and The Parisian Macao, are aspirational and recognized throughout China and Asia for their quality and services and leave a lasting impression on our customers.
We were the first developer in Macao to feature world-class global hospitality brands in our hotel offerings on Cotai, including the Four Seasons, St. Regis, Conrad and Sheraton.
Within our integrated resorts, we also operate some of the largest and most profitable retail malls in Asia, showcasing over 710 shops, which occupy over 2 million square feet of retail space. Our retail malls are home to many global luxury designer brands and leading Asian retail brands.
We own and operate Cotai Water Jet, one of the two major high-speed ferry operators between Hong Kong and Macao, facilitating leisure and business travelers to reach Macao from points in Hong Kong, including the Hong Kong International Airport.
Our Subconcession expires on June 26, 2022. If our Subconcession is not extended or renewed, VML may be prohibited from conducting gaming operations in Macao, and VML could cease to generate revenues from the gaming operations when the Subconcession Contract expires on June 26, 2022. In addition, all of VML’s casino premises and gaming-related equipment could be automatically transferred to the Macao government without any compensation to VML. We cannot assure you we will be able to extend or renew our Subconcession on terms favorable to us or at all.
On January 18, 2022, the Macao Legislative Assembly published a draft bill entitled Amendment to Law No. 16/2001 to amend the Gaming Law.
Certain changes to the Gaming Law set out in the draft bill include a reduction in the term of future gaming concessions to ten (10) years; authorization of up to six (6) gaming concession contracts; an increase in the minimum capital contribution of concessionaires to MOP5 billion (approximately US$622 million at exchange rates in effect on

December 31, 2021); an increase in the percentage of the share capital of the concessionaire that must be held by the local managing director to 15%; a requirement that casinos be located in real estate owned by the concessionaire; and a prohibition of revenue sharing arrangements between gaming promoters and concessionaires.

On March 3, 2022, the Macao government announced its intention to extend the term of Macao's six concession and subconcession contracts from June 26, 2022 until December 31, 2022 in order to ensure sufficient time to complete the amendment to the Gaming Law and conduct a public tender for the awarding of new gaming concessions. The Macao government invited VML to submit a formal request for an extension along with a commitment to pay the Macao government up to MOP47 million (approximately US$6 million at exchange rates in effect on December 31, 2021) and provide a bank guarantee to secure the fulfilment of VML's payment obligations towards its employees should VML be unsuccessful in tendering for a new concession contract after its Subconcession expires. VML submitted its request for an extension on March 14, 2022. The extension of VML's Subconcession is subject to approval by the Macao government as well as entering into a Subconcession amendment contract with Galaxy.
We are actively monitoring developments with respect to the Macao government’s Gaming Law amendment and concession renewal process and continues to believe it will be successful in extending the term of its Subconcession and/or obtaining a new gaming concession when its current Subconcession expires; however, it is possible the Macao government could further change or interpret the associated gaming laws in a manner that could negatively impact us.
Under our Senior Notes Indentures (as defined), upon the occurrence of any event resulting from any change in the Gaming Law (as defined in the indentures) or any action by the gaming authority after which none of the Company or any of its subsidiaries own or manage casino or gaming areas or operate casino games of fortune and chance in Macao in substantially the same manner as they were owning or managing casino or gaming areas or operating casino games as at the issue date of the Senior Notes, for a period of 30 consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the Senior Notes would have the right to require us to repurchase all or any part of such holder’s Senior Notes at par, plus any accrued and unpaid interest (the “Investor Put Option”).
Additionally, under the 2018 SCL Credit Facility, the events that trigger an Investor Put Option under the Senior Notes (as described above) would be an event of default, which may result in commitments being immediately cancelled, in whole or in part, and the related outstanding balances and accrued interest, if any, becoming immediately due and payable.
The Subconcession not being extended or renewed and the potential impact if holders of the notes and the agent have the ability to, and make the election to, accelerate the repayment of our debt would have a material adverse effect on our business, financial condition, results of operations and cash flows. We intend to follow the process for a concession renewal once the process and requirements are announced by the Macao government.

Our Developments in Macao
In May 2004, we opened the Sands Macao, the first Las Vegas-style resort in Macao, which was designed for the mass market segment of leisure tourism. The Sands Macao currently contains a mix of gaming areas for mass market and VIP and premium players, entertainment and dining facilities, and hotel suites.
In August 2007, we opened The Venetian Macao, the anchor property of our Cotai Strip development. The Venetian Macao is a themed, large-scale integrated resort, with 2,905 luxury hotel suites, with more than 320 retail shops in one of the largest shopping malls in Asia with 945,000 square feet of retail space, more than 50 restaurants and food outlets, and a state-of-the-art live performance theater with 1,800 seats. In addition, The Venetian Macao contains the Cotai Arena, a 15,000-seat venue directly adjacent to and adjoins the Cotai Expo and hosts a wide range of entertainment and sporting events each year. The Cotai Expo is a 1.2 million square foot MICE facility, which includes exhibition and meeting space, including one of the largest column-free ballrooms in Asia.
In August 2008, we opened The Plaza Macao, a boutique luxury integrated resort featuring the Four Seasons Macao with 360 luxury suites, Shoppes at Four Seasons with more than 130 shops from the world’s leading luxury retail brands, and the Plaza Casino. In July 2009, we completed and introduced our ultra-exclusive Paiza Mansions at The Plaza Macao. The Grand Suites at Four Seasons opened in October 2020 and features 289 luxury suites.
The Londoner Macao is the result of our renovation, expansion and rebranding of Sands Cotai Central, which included the addition of extensive thematic elements both externally and internally. The construction work on The Londoner Macao Hotel and Londoner Court was completed in 2021. We anticipate the Londoner Arena, expansion of Shoppes at Londoner and other amenities to be completed before the end of 2022. The Londoner Macao presents a range of new attractions and features, including some of London’s most recognizable landmarks, such as the Houses of Parliament and the Elizabeth Tower (commonly known as “Big Ben”), and interactive guest experiences. The Londoner Macao Hotel opened in January 2021 with 594 London-themed suites, including 14 exclusive Suites by

David Beckham. The integrated resort also features Londoner Court, which opened on September 16, 2021, and includes approximately 370 luxury suites. The expansion of our retail offerings has been rebranded as Shoppes at Londoner in 2021.
The integrated resort features four hotel towers: the first hotel tower, consisting of The Londoner Macao Hotel and 659 five-star rooms and suites under the Conrad brand; the second hotel tower, consisting of 1,842 rooms and suites under the Sheraton brand; the third hotel tower, consisting of 2,126 rooms and suites under the Sheraton brand; and the fourth hotel tower, consisting of the 368 luxury-suite Londoner Court and 400 rooms and suites under the St. Regis brand. The Londoner Macao also has approximately 369,000 square feet of meeting space, a 1,701-seat theater and approximately 532,000 square feet of retail space with more than 110 stores and more than 50 restaurants and food outlets.
In September 2016, we opened The Parisian Macao, a themed, iconic, “must-see” integrated resort connected to The Venetian Macao and The Plaza Macao, which includes a 248,000 square foot casino, a hotel with approximately 2,500 rooms and suites, retail, entertainment, dining and meeting facilities. The Parisian Macao features a half size replica of the Eiffel Tower, providing a landmark attraction to visitors.
We anticipate the total cost associated with The Londoner Macao development project described above and the completed The Grand Suites at Four Seasons to be approximately US$2.2 billion, of which US$2.0 billion has been spent as of December 31, 2021. See “Risk Factors—Risks Related to Our Business—There are significant risks associated with our construction projects.”
Our business strategy is to develop our Cotai properties, leveraging our large-scale integrated resort business model to create Asia’s premier gaming, leisure, convention and meetings destination. Our interconnected integrated resorts, which have a wide range of branded hotel and resort offerings, are designed to attract different segments of the market throughout the year. We believe our business strategy and development plan will allow us to achieve a more consistent demand, longer average length of stay in our hotels, more diversified sources of revenue and higher margins than gaming-centric facilities.

Key Strengths
We believe we have a number of key strengths that differentiate our business from our competitors, including:

Diversified, high quality integrated resort offerings with substantial non-gaming amenities
Our integrated resorts feature non-gaming attractions and amenities including world-class entertainment, expansive retail offerings and market-leading MICE facilities. These attractions and amenities enhance the appeal of our integrated resorts, contributing to visitation, length of stay and customer spending at our resorts. The broad appeal of our market-leading integrated resort offerings in Macao enables us to serve the widest array of customer segments in the Macao market.
Substantial and diversified sources of cash flow from existing operations
We have a track record of generating cash from operations from gaming and non-gaming sources, including retail, hotel, food and beverage, entertainment and MICE business.
Market leadership in the growing high-margin mass market gaming segment
In our gaming business, we focus on the high-margin mass gaming segment. Our combined Macao properties had the highest percentage of gaming win from mass tables and slots of the Macao operators, with an average market share of approximately 30% during the previous five years. Management estimates our mass market table revenues typically generated a gross margin approximately four times higher than the gross margin on our VIP table revenues.
Established brands with broad regional and international market awareness and appeal
The opening of The Venetian Macao provided the foundation and cornerstone for the Cotai Strip and marked a step-change for the Macao gaming market more broadly. Through a combination of its range and scale of facilities and its distinctive theming, The Venetian Macao has remained the foremost example of a themed integrated resort in Macao. Recognition has also been garnered by The Parisian Macao, our property with its iconic replica of the Eiffel Tower and other themed attractions. Both of these European-themed integrated resorts attract broad brand awareness both regionally and globally, which we expect will continue with the opening of The Londoner Macao over the course of 2022.
Experienced management team with a proven track record
Mr. Sheldon Gary Adelson was our founder, former chairman and chief executive officer. Mr. Adelson created the MICE-based integrated resort and pioneered its development in the Las Vegas and Singapore markets, as well as in

Macao, where he planned and developed the Cotai Strip. Mr. Robert Glen Goldstein, our Chairman and Chief Executive Officer, has been an integral part of the Company’s executive team from the beginning. Mr. Goldstein is one of the most respected and experienced executives in our industry today. Dr. Wong Ying Wai (Wilfred), our President, Mr. Chum Kwan Lock, Grant, our Chief Operating Officer, Mr. Sun MinQi (Dave), our Chief Financial Officer, and Mr. Dylan James Williams, our General Counsel and Company Secretary, have substantial business experience and have successfully contributed to the execution of our operating strategies.
Unique MICE and entertainment facilities
Our market-leading MICE and entertainment facilities contribute to Macao’s diversification and appeal to business and leisure travelers while diversifying our cash flows and increasing revenues and profit. Our approximately 1.7 million square feet of MICE space is designed to meet the needs of meeting planners and corporate events and trade show organizers from around the world. Our experience and expertise in this industry supports our ability to drive leisure and business tourism to Macao. Since opening in 2007, our 15,000-seat Cotai Arena has established itself as one of the top live entertainment venues in Southern China. The theaters at The Venetian Macao and The Parisian Macao offer a variety of ticketed events. The live entertainment program at our properties has been a key traffic driver and has established us as a leader in the field of tourism and leisure activities.
Significant benefits from our on-going relationship with LVS
Sands China is approximately 70% owned by Las Vegas Sands, the world’s leading developer and operator of MICE-based integrated resorts. The operating experience of Las Vegas Sands in developing and operating MICE-based integrated resorts in the Las Vegas, Singapore and Macao markets is a significant benefit to us.

Business Strategies
Building on our key strengths, we seek to enhance our position as the leading developer and operator of integrated resorts and casinos in Macao by continuing to implement the following business strategies:
Developing and diversifying our integrated resort offerings on Cotai to include a full complement of products and services to cater to different market segments. Our development on Cotai includes four integrated resorts, MICE space, retail, dining and entertainment facilities and a range of hotel offerings to cater to different segments of the market. In addition to The Venetian Macao, The Londoner Macao Hotel, Londoner Court and The Parisian Macao hotel rooms, we also have the Four Seasons Macao, The Grand Suites at Four Seasons, the Conrad Macao, the Sheraton Grand Macao and The St. Regis Macao suites and hotel rooms. We are able to leverage the recognition and the sales, marketing and reservation capabilities of these premier hotel brands to attract a wide range of customers from different market segments to our properties. We believe our partnerships with renowned hotel management partners, our diverse integrated resort offerings and the convenience and accessibility of our properties will continue to enhance the appeal of our properties to both the leisure and business customer segments.
Leveraging our scale of operations to create and maintain an absolute cost advantage. Management expects to benefit from lower unit costs due to the economies of scale inherent in our operations. Opportunities for lower unit costs include, but are not limited to, lower utility costs; more efficient staffing of hotel and gaming operations; and centralized laundry, transportation, marketing and sales, and procurement. In addition, our scale allows us to consolidate certain back-office functions.
Focusing on the high-margin mass market gaming segment, while continuing to provide luxury amenities and high service levels to our VIP and premium players. Our properties cater not only to VIP and premium players, but also to mass market customers, which comprises our most profitable gaming segment. We believe the mass market segment will continue to be a long-term growth segment as a result of the introduction of more high-quality gaming facilities and non-gaming amenities into the market. Our management estimates our mass market table revenue typically generated a gross margin approximately four times higher than the gross margin on our typical VIP table revenues.
Identifying targeted investment opportunities to drive growth across our portfolio. We will continue to invest in the expansion of our facilities and the enhancement of the leisure and business tourism appeal of our Cotai property portfolio, the most recent being the renovation, expansion and rebranding of Sands Cotai Central into The Londoner Macao.

Industry
The Macao gaming industry continued to be impacted by COVID-19 despite a modest relaxation of travel restrictions between mainland China and Macao in 2021. The Macao government announced total gross gaming revenues in Macao were MOP86.86 billion in 2021 (approximately US$10.81 billion at exchange rates in effect on December 31, 2021), a 43.7% increase compared to 2020 and a 70.3% decrease compared to 2019. In addition, total visitation to Macao in 2021 was 7.7 million, a 30.7% increase compared to 2020 and a 80.4% decrease compared to 2019. The duration and intensity of this global health emergency and related disruptions are uncertain.
Macao is the largest gaming market in the world and the only location in China offering legalized casino gaming. We believe visitation will return to pre-pandemic levels and will continue to experience meaningful long-term growth. We believe this growth will be driven by a variety of factors, including the movement of Chinese citizens to urban centers in China, the continued growth of the Chinese outbound tourism market, the increased utilization of existing transportation infrastructure, the introduction of new transportation infrastructure and the continued increase in hotel room inventory in Macao and neighboring Hengqin Island. These factors should help increase the critical mass on Cotai and further drive Macao’s transformation into a leading leisure and business tourism hub in Asia.
We believe the development of additional integrated resort products in Macao will also drive a higher demand for gaming products. Table games are the dominant form of gaming in Asia, with Baccarat being the most popular game. Historically, VIP baccarat has generated the majority of gaming revenue in Macao. In 2021, however, according to DICJ statistics, the mass gaming and slot segments represented 67% of the market revenue. We expect this trend to continue and therefore intend to introduce more modern and popular products catering to this growing customer segment. Furthermore, continued improvement in our high-quality gaming product offerings has enabled us to capture a meaningful share of the overall Macao gaming market across all player segments.

Proximity to Major Asian Cities
Visitors from Hong Kong, South China, Taiwan and other locations in Asia can reach Macao in a relatively short time, using a variety of transportation methods, and visitors from more distant locations in Asia can take advantage of short travel times by air to Zhuhai, Shenzhen, Guangzhou or Hong Kong, followed by a road, ferry or helicopter trip to Macao. In addition, numerous air carriers fly directly into Macau International Airport from many major cities in Asia. Due to various COVID-19 related restrictions and closures, these transportation methods continue to be negatively impacted.
Prior to COVID-19, Macao drew a significant number of customers who are visitors or residents of Hong Kong. One of the major methods of transportation to Macao from Hong Kong is the jetfoil ferry service, including our ferry services, Cotai Water Jet. The Hong Kong-Zhuhai-Macao Bridge (the “HZMB”), which connects Hong Kong, Macao and Zhuhai, has reduced the travel time between Hong Kong and Macao from one hour by ferry to approximately 45 minutes on the road. The HZMB is part of the Greater Bay Area Initiative and plays a key role in connecting the cities in the Greater Bay Area, facilitating the visitation to Macao. Macao is also accessible from Hong Kong by helicopter.

Our Properties and Projects
Our operations consist of The Venetian Macao, The Londoner Macao, The Parisian Macao and The Plaza Macao on Cotai and the Sands Macao on the Macao Peninsula, along with other operations that support these properties, including our high-speed Cotai Water Jet ferry service operating between Hong Kong and Macao.

The following table sets forth data on our existing operations as of December 31, 2021:

	The Venetian Macao	The Londoner Macao	The Parisian Macao	The Plaza Macao	Sands Macao	Total
Opening date	August 2007	April 2012(i)	September 2016	August 2008(ii)	May 2004
Hotel rooms and suites	2,841	5,989	2,333	649	238	12,050
Paiza suites	64	—	208	—	51	323
Paiza mansions	—	—	—	19	—	19
MICE (square feet)	1,200,000	369,000	63,000	28,000	—	1,660,000
Theater (seats)	1,800	1,701	1,200	—	650	5,351
Arena (seats)	15,000	—	—	—	—	15,000
Total retail (square feet)	945,000	532,000	296,000	244,000	50,000	2,067,000
Number of shops	322	115	130	136	8	711
Number of restaurants and food outlets	56	52	26	9	8	151
Total gaming facility (square feet)	374,000	351,000	248,000	127,000	212,000	1,312,000
Gaming units:
Tables(iii)	632	479	273	142	159	1,685
Slots(iv)	1,124	989	977	166	607	3,863
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(i)The Londoner Macao consists of the Conrad tower, the first Sheraton tower, the second Sheraton tower and the St. Regis tower, which opened in April 2012, September 2012, January 2013 and December 2015, respectively. The Conrad tower consists of the Conrad Macao featuring 659 five-star rooms and suites, and The Londoner Macao Hotel featuring 594 London-themed suites which opened in January 2021. The first Sheraton tower and second Sheraton tower has 1,842 rooms and suites and 2,126 rooms and suites under the Sheraton brand, respectively. The St. Regis tower consists of 400 rooms and suites under the St. Regis brand and the 368 luxury-suite Londoner Court which opened in September 2021.
(ii)The Plaza Macao consists of the Four Seasons Macao and The Grand Suites at Four Seasons, which opened in August 2008 and October 2020, respectively. The Grand Suites at Four Seasons features 289 luxury suites.
(iii)Permanent table count as at December 31, 2021.
(iv)The number of slot machines as at December 31, 2021 reduced significantly as a result of the COVID-19 Pandemic social distancing requirements when compared to a total slot units of 5,350 as at December 31, 2019.

The Venetian Macao

In August 2007, we opened The Venetian Macao, the anchor property of our Cotai Strip development, which is conveniently located approximately three kilometres from the Taipa Ferry Terminal on Macao’s Taipa Island and ten kilometres from the bridge linking Hong Kong, Macao and Zhuhai. As at December 31, 2021, The Venetian Macao included approximately 374,000 square feet of gaming space comprising exclusive VIP rooms and an expansive mass market gaming floor.
At December 31, 2021, The Venetian Macao featured 632 table games and 1,124 slot machines or similar electronic gaming devices. The mass market gaming floor is divided into four uniquely designed areas: Red Dragon, Golden Fish, Phoenix and Imperial House. The Venetian Macao features replicas of many famous sites in the Italian city of Venice, including St. Mark’s Square, the Campanile Tower and Doge’s Palace. During the year ended December 31, 2021, The Venetian Macao had total visitation of approximately 12.8 million, compared to 10.8 million in 2020 and 36.0 million in 2019.
In addition to gaming facilities, The Venetian Macao features a 39-floor five-star hotel tower with 2,841 standard hotel suites and 64 Paiza suites. Standard suites consist of an elevated sleeping area and bathroom as well as a sunken living/working area. We believe these designs respond to the needs of regional leisure and business travelers as well as patrons, and help prolong the stay of leisure or business visitors in Macao, as typically seen in Las Vegas. The 64 Paiza suites range from 2,300 to 8,000 square feet. Each Paiza suite in The Venetian Macao offers a living room, a dining room, at least two bedrooms and private concierge service. Some larger suites include a private massage room, gym, pool and media/karaoke room.
The Venetian Macao also provides a broad selection of entertainment options and amenities that caters the mass market customers, including families, and also targets VIP and premium players with bespoke products and services, such as the Paiza Club. The Venetian Macao has approximately 945,000 square feet of unique retail shopping at

Shoppes at Venetian with more than 320 stores featuring many international brands and home to 56 restaurants and food outlets featuring an international assortment of cuisines. Visitors and guests can access Shoppes at Venetian from several different locations, including the main road through Cotai, Shoppes at Four Seasons, The Venetian Macao hotel and The Venetian Macao gaming floor. Retail offerings include a wide variety of selections, ranging from well-known international brands such as Louis Vuitton, Versace, Hermès, YSL, Balenciaga, Furla, Hugo Boss, Coach, and Polo Ralph Lauren, to mid-level retail offerings such as Lululemon, Nike, UNIQLO, Victoria's Secret, Marks & Spencer, Adidas, Foot Locker, Champion and FILA. The mall has an extensive selection of high-end jewelry and watch retailers such as Rolex, Omega, Bvlgari, Tiffany & Co., Cartier, Breguet, Piaget, Chaumet and Chopard.
The restaurants and stores are set along streetscapes reminiscent of the historical streetscapes in Venice. The common areas within the retail space include St. Mark’s Square and three indoor canals with gondola rides.
Furthermore, The Venetian Macao features a convention center and meeting room complex of approximately 1.2 million square feet, Cotai Expo. These MICE facilities provide a flexible and expansive space that can be configured to provide small, mid-size or large meeting rooms and/or accommodate large-scale multi-media events or trade shows. MICE events typically take place on weekdays to attract business travelers during the slower mid-week periods while leisure travelers occupy our properties during the weekends. The Venetian Macao also has a 15,000-seat arena, the Cotai Arena, which has hosted a wide range of entertainment and sporting events, and a 1,800-seat theater.

The Londoner Macao

The Londoner Macao is located across the street from The Venetian Macao, The Parisian Macao and The Plaza Macao and is our largest integrated resort on Cotai. The Londoner Macao is the result of our renovation, expansion and rebranding of Sands Cotai Central, which included the addition of extensive thematic elements both externally and internally. Our construction work on The Londoner Macao Hotel and Londoner Court was completed in 2021. We anticipate the Londoner Arena, expansion of Shoppes at Londoner and other amenities to be completed before the end of 2022. The Londoner Macao presents a range of new attractions and features, including some of London’s most recognizable landmarks, such as the Houses of Parliament and the Elizabeth Tower (commonly known as “Big Ben”), and interactive guest experiences. The Londoner Macao Hotel opened in January 2021 with 594 London-themed suites, including 14 exclusive Suites by David Beckham. The integrated resort also features Londoner Court, which opened on September 16, 2021, and includes approximately 370 luxury suites. The expansion of our retail offerings has been rebranded as Shoppes at Londoner in 2021.
The integrated resort features four hotel towers: the first hotel tower, consisting of The Londoner Macao Hotel and 659 five-star rooms and suites under the Conrad brand; the second hotel tower, consisting of 1,842 rooms and suites under the Sheraton brand; the third hotel tower, consisting of 2,126 rooms and suites under the Sheraton brand; and the fourth hotel tower, consisting of the 368 luxury-suite Londoner Court and 400 rooms and suites under the St. Regis brand. The Londoner Macao currently operates approximately 351,000 square feet of gaming space, with 479 table games and 989 slot machines or similar electronic gaming devices, and includes exclusive VIP rooms designed for VIP. The Londoner Macao also has approximately 369,000 square feet of meeting space, a 1,701-seat theater and approximately 532,000 square feet of retail space with more than 110 stores and more than 50 restaurants and food outlets. For the year ended December 31, 2021, The Londoner Macao had a total visitation of approximately 9.8 million, compared to 6.4 million in 2020 and 19.2 million in 2019.

The Parisian Macao

On September 13, 2016, we opened The Parisian Macao, a themed, iconic, “must-see” integrated resort connected to The Venetian Macao and The Plaza Macao, which includes approximately 248,000 square feet of gaming space with 273 table games and 977 slot machines or similar electronic gaming devices. The Parisian Macao also features approximately 2,500 elegantly appointed rooms and suites and Shoppes at Parisian comprising of approximately 296,000 square feet of unique retail shopping with 130 stores featuring many international brands and home to 26 restaurants and food outlets with an international assortment of cuisines. Other non-gaming amenities at The Parisian Macao include a meeting room complex of approximately 63,000 square feet and a 1,200-seat theater. Directly in front of The Parisian Macao, and connected via a covered walk-way to the main building, is a half-scale authentic re-creation of the Eiffel Tower containing a viewing platform and restaurant. For the year ended December 31, 2021, The Parisian Macao had a total visitation of approximately 5.5 million, compared to 4.0 million in 2020 and 13.0 million in 2019.

The Plaza Macao

In August 2008, we opened The Plaza Macao, which is located adjacent to The Venetian Macao and has approximately 127,000 square feet of gaming space with 142 table games and 166 slot machines or similar electronic gaming devices at its Plaza Casino. The Plaza Macao also has 360 elegantly appointed rooms and suites managed by FS Macau Lda., several food and beverage offerings, and conference and banquet facilities. Shoppes at Four Seasons includes approximately 244,000 square feet of retail space and is connected to Shoppes at Venetian. The Plaza Macao also features 19 ultra-exclusive Paiza Mansions, which are individually designed and made available by invitation only. The Grand Suites at Four Seasons opened in October 2020 and features 289 luxury suites. For the year ended December 31, 2021, The Plaza Macao had a total visitation of approximately 12.0 million, compared to 8.1 million in 2020 and 24.3 million in 2019.

Sands Macao

We opened Sands Macao in May 2004. Sands Macao was the first Las Vegas-style casino in Macao and currently contains a mix of gaming areas for mass market and VIP and premium players, and entertainment and dining facilities, and hotel suites. Sands Macao is situated on the Macao Peninsula near the Macau Maritime Ferry Terminal, on a waterfront parcel centrally located between the Gongbei border gate and the central business district in Macao. This location provides Sands Macao access to a large customer base, particularly the visitors who travelled to Macao by sea arriving at the Taipa Ferry Terminal or the Macau Maritime Ferry Terminal. For the year ended December 31, 2021, Sands Macao had a total visitation of approximately 1.5 million, compared to 1.5 million in 2020 and 5.7 million in 2019.
As at December 31, 2021, Sands Macao features 289 suites, which are furnished with modern amenities. Sands Macao also included approximately 212,000 square feet of gaming space and had 159 table games and 607 slot machines or similar electronic gaming devices.
In addition to gaming facilities and hotel accommodations, Sands Macao also includes restaurants, spa facilities, entertainment areas and other amenities. The dining venues feature popular regional cuisine and include a Cantonese restaurant and an upscale western-style steakhouse.

Other Operations

As part of our goal to drive visitation to Cotai and improve the customer experience in Macao, we have made targeted investments to facilitate the development of Macao’s transportation network. Our transportation operations comprise of the high-speed Cotai Water Jet ferry services between Hong Kong and Macao, Cotai Limo services, Cotai Shuttle bus services, airplane services for VIP and premium players, and travel agencies.
Cotai Water Jet Ferry Services. In November 2007, we launched our high-speed Cotai Water Jet ferry services between the Hong Kong Macau Ferry Terminal and the Taipa Ferry Terminal near our Cotai Strip development. Prior to the COVID-19 Pandemic, we transported passengers between the Hong Kong Macau Ferry Terminal and the Taipa Ferry Terminal near our Cotai Strip development with our fleet of ferries. The Group has suspended its ferry operations between Macao and Hong Kong in response to the COVID-19 Pandemic since early 2020. The timing and manner in which the Company's normal ferry operations will be able to resume are currently unknown.
The Cotai Water Jet ferry services are fully managed and operated on our behalf by Chu Kong High-Speed Ferry Co., Ltd., through catamarans owned by our indirect wholly-owned subsidiaries within the Group. Each custom-built catamaran has the capacity to carry more than 400 passengers and operate at top speeds of approximately 42 knots.
We operate our ferry services pursuant to a renewed 10-year license granted by the Macao government on November 8, 2019 with an expiry date on January 13, 2030.
Cotai Limo Services. Our Cotai Limo service fleet consists of over 95 limousines. It operates 24/7 and includes 25 signature vehicles, which are provided on an exclusive basis to our VIP and premium players. Fleet deployment is managed through a centralized dispatch office for all pre-booked services, while additional vehicles are stationed at various locations to provide “on demand” services.
Cotai Shuttle Bus Services. We operate a fleet of 139 (34 owned, 105 leased) complimentary shuttle buses as at December 31, 2021. Prior to COVID-19 Pandemic, these shuttle buses transported passengers between our properties and the Macau Maritime Ferry Terminal, the Taipa Ferry Terminal and the Macau International Airport every five to ten minutes during peak periods. These shuttle buses are also supported by an additional 25 coaches available on request to serve when demand increases. The Cotai Shuttle also runs to and from two border checkpoints with mainland China, the Border Gate and Macao area of Hengqin Port, transporting visitors directly to and between our properties every five to ten minutes during peak periods. The services between the Taipa Ferry Terminal and our properties provide a connecting service for all Cotai Water Jet ferry arrivals and direct visitors to our properties. All of these routes maintain a regular schedule, although the exact operating hours are dependent on the specific route. Most routes operate at a minimum of 12 hours every day. Due to the COVID-19 Pandemic, the aforementioned routes have been operating at a reduced capacity and some routes have been temporarily suspended.
Airplane Services. Through a shared services agreement with LVS, we have access to a fleet of 15 corporate configured airplanes, two of which are currently stationed permanently in Asia. All airplanes are owned by LVS or by various related entities of LVS' controlling shareholder and are operated by Sands Aviation, LLC, an affiliate of our Company. We can deploy these airplanes to bring VIP and premium players from around the globe to our properties.
Cotai Ticketing. Cotai Ticketing was established in 2007 to provide ticketing services for events at our properties. Cotai Ticketing currently sells tickets for events at the Cotai Arena, The Venetian Theater, The Parisian Theater, Sands Theater, and other venues at The Venetian Macao and The Londoner Macao. Cotai Ticketing has six permanent box office locations across the properties and a call center based in Macao with three language options and direct phone numbers for Asian and North American countries. We also sell tickets online 24/7 at our website www.CotaiTicketing.com. This website is available in two languages—English and Simplified Chinese.
Travel Agencies. We have our own travel agencies, CotaiTravel in Macao and Hong Kong. We have also developed partnerships with a large number of tour and travel companies throughout Asia. These agencies provide reservations for accommodation, travel to Macao and for various shows and other activities and entertainment amenities at our properties.
Retail Mall Operations. We own and operate retail malls at our integrated resorts at The Venetian Macao, The Londoner Macao, The Parisian Macao, The Plaza Macao and Sands Macao. Upon completion of all phases of The Londoner Macao's renovation and expansion, we will own approximately 2.1 million square feet of gross retail space.
Management believes being in the retail mall business and, specifically, owning some of the largest retail properties in Asia will provide meaningful value for us, particularly as the retail market in Asia continues to grow.
Our malls are designed to complement our other unique amenities and service offerings provided by our integrated resorts. Our strategy is to seek out desirable tenants that appeal to our customers and provide a wide variety of shopping options. We generate our mall revenue primarily from leases with tenants through base minimum rents, overage rents and reimbursements for CAM and other expenditures. For further information related to the financial performance of our malls, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations."
The tables below set forth certain information regarding our mall operations on Cotai as of December 31, 2021.

Mall Name	Total GLA(i)	Selected Significant Tenants
Shoppes at Venetian	814,784(ii)	ZARA, Victoria’s Secret, UNIQLO, Tiffany & Co., Rolex, H&M, Michael Kors, Bvlgari, Polo Ralph Lauren, Lululemon, FURLA, Foot Locker
Shoppes at Londoner	532,175(iii)	Marks & Spencer, ZARA, OMEGA, NIKE, Chow Tai Fook, Apple, Bottega Veneta, Gucci, Burberry, Lululemon
Shoppes at Parisian	296,322	Alexander McQueen, Zadig & Voltaire, Versace Jeans Couture, Antonia, Arc’teryx, Champion
Shoppes at Four Seasons	244,208	Cartier, Chanel, Louis Vuitton, Hermès, Gucci, Dior, Versace, Zegna, Loro Piana, Saint Laurent, Balenciaga, Loewe, Roger Vivier, Christian Louboutin, Alexander McQueen, Miu Miu, Chloe
_______________________
(i)Represents Gross Leasable Area in square feet.
(ii)Excludes approximately 130,000 square feet of space on the fifth floor currently not on the market for lease.
(iii)Upon completion of all phases of the renovation, rebranding and expansion to The Londoner Macao, Shoppes at Londoner will feature more than 600,000 square feet of gross leasable area.

The following table reflects our tenant representation by category for our mall operations as of December 31, 2021.

Category	Square Feet(i)	% of Square Feet	Representative Tenants
Fashion (luxury, women's, men's, mixed)	470,009	34%	Louis Vuitton, Gucci, Versace, Balenciaga, Loewe, Saint Laurent, Burberry
Restaurants and lounges	245,570	18%	Lei Garden, North
Multi-Brands	213,170	15%	Duty Free Americas, The Atrium
Jewelry	101,260	7%	Bvlgari, OMEGA, Cartier, Rolex, Tiffany & Co., Chaumet
Fashion accessories and footwear	103,436	8%	Coach, Rimowa, Michael Kors, FURLA, Charles & Keith
Lifestyle, sports and entertainment	86,732	6%	Manchester United, Adidas, Under Armour, NIKE, Foot Locker
Health and beauty	66,595	5%	Sa Sa, Chanel, Helena Rubinstein, SkinCeuticals, Valentino Beauty
Home furnishing and electronics	43,005	3%	Apple, Samsung, Zara Home
Banks and services	30,069	2%	Bank of China, ICBC
Specialty foods	18,804	1%	Godiva, Haagen Dazs
Art and gifts	11,531	1%	Emporio Di Gondola
Total	1,390,181	100%
_______________________
(i)    Represents Gross Leasable Area in square feet and excludes Sands Macao.

Our Development Projects
During 2021, we achieved milestones in advancing several of our strategic objectives. We continued progress on our key development projects for the conversion of Sands Cotai Central into The Londoner Macao, including the opening of The Londoner Macao Hotel in January 2021, featuring 594 London-themed suites, and the opening of Londoner Court in September 2021, featuring approximately 370 luxury suites. We anticipate the Londoner Arena, expansion of Shoppes at Londoner and other amenities to be completed before the end of 2022. The Londoner Macao presents new attractions and features, including some of London’s most recognizable landmarks, such as the Houses of Parliament and the Elizabeth Tower (commonly known as “Big Ben”), and interactive guest experiences.
We anticipate the total costs associated with The Londoner Macao development project described above and the completed The Grand Suites at Four Seasons to be approximately US$2.2 billion, of which US$2.0 billion has been spent as at December 31, 2021. We expect to fund our developments through a combination of cash on hand, borrowings from the 2018 SCL Credit Facility and surplus from operating cash flows.

Our Land Concessions
We have received land concessions from the Macao government to build Sands Macao and Parcels 1, 2, 3 and 5 and 6 on Cotai, the sites on which The Venetian Macao (Parcel 1), The Plaza Macao (Parcel 2), The Parisian Macao (Parcel 3) and The Londoner Macao (Parcels 5 and 6) are located. We do not own these parcels; however, each land concession, which has an initial term of 25 years and is renewable at our option in accordance with Macao laws, grants us exclusive use of the land.
As specified in each land concession, we are required to pay premiums, which are either payable in a single lump sum upon acceptance of the land concession or in seven semi-annual installments, as well as annual rent for the term of the land concession, which may be revised every five years by the Macao government.

Intellectual Property
Our intellectual property portfolio currently consists of trademarks, copyrights, patents, domain names, trade secrets and other confidential and proprietary information. We believe that the name recognition, brand identification and image that we have developed through our intellectual properties attract customers to our facilities, drive customer loyalty and contribute to our success. We register and protect our intellectual property in the jurisdictions in which we operate or significantly advertise, as well as in countries in which we may operate in the future or wish to ensure protection of our rights.

Employees
We directly employ approximately 25,750 full-time employees, and hire additional temporary employees on an as-needed basis. Of our full-time employees, approximately 52% are female.

Commitment to Environmental Sustainability
We focus significant attention on minimizing our environmental impact with the goal of reducing the environmental footprint of our existing properties and offsetting the impact of new developments. Through Sands ECO360, we endeavor to adapt to emerging trends, support new technologies and foster environmental stewardship in the areas of green buildings, environmentally responsible operations and green meetings and events. The program is aligned with the United Nations Sustainable Development Goals and other key environmental standards in the areas of energy, water, waste, procurement, food and transportation.
Our Environmental, Social and Governance Report is available on our website and contains further information on our environmental sustainability performance, including data indices that reflect the reporting requirements of the Global Reporting Initiative and the Sustainability Accounting Standards Board. The contents of the Report and our website are not intended to be incorporated by reference into this prospectus and any reference to the Report and our website are intended to be inactive textual references only.
In addition to our internal initiatives, we have developed the Drop by Drop Project, a collaborative water stewardship initiative in conjunction with Clean the World Foundation. The Drop by Drop Project is designed to encourage sustainability in our local regions and reinvests capital from our water stewardship efforts into innovative water projects in Macao.

Competition
Gaming in Macao is administered by the government through concessions awarded to three different Concessionaires and three Subconcessionaires, of which we are one. No additional concessions have been granted by the Macao government since 2002. The draft amendment to the Gaming Law proposes authorizing a maximum of six gaming concessions, however if in future the Macao government were to allow additional gaming operators in Macao through the grant of additional concessions or subconcessions, we would face additional competition.
SJM Resorts, S.A. ("SJM"), a company incorporated under the laws of Macao, holds one of the three concessions (which expires in June 2022) and currently operates 20 facilities throughout Macao. SJM is the subsidiary of Sociedade de Turismo e Diversões de Macao who was the sole gaming operator in Macao before the Macao government ended the monopoly in 2002. Most of its gaming facilities are relatively small-scaled and are offered as amenities in hotels; however, some are large-scaled operations, including the Hotel Lisboa and The Grand Lisboa. SJM opened the Grand Lisboa Palace with approximately 1,900-room resort on Cotai in late July 2021.
MGM Grand Paradise, S.A. (also known as MGM Grand Paradise Limited), a company incorporated under the laws of Macao (“MGM Grand Paradise”), a joint venture between MGM Resorts International and Pansy Ho Chiu-King, obtained a subconcession from SJM in April 2005 (which expires in June 2022), allowing the joint venture to conduct gaming operations in Macao. The MGM Grand Macau opened in December 2007 and is located on the Macao Peninsula adjacent to Wynn Macau. In February 2018, MGM Grand Paradise opened MGM Cotai, which includes approximately 1,400 hotel rooms and other non-gaming amenities and is located behind The Londoner Macao.
Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macao (“Wynn Resorts Macau”), is a subsidiary of Wynn Resorts Limited which holds a concession expiring in June 2022 and it owns and operates the Wynn Macau and Encore within Wynn Macau, which opened in September 2006 and April 2010, respectively. In August 2016, Wynn Resorts Macau opened a 1,700-room integrated resort, Wynn Palace, located behind the City of Dreams and MGM Cotai.
In 2006, Melco Resorts (Macau), S.A., a company incorporated under the laws of Macao (“Melco”), purchased Wynn Resorts Macau’s subconcession right under its gaming concession (which expires in June 2022), which permitted Melco to receive a gaming subconcession from the Macao government. In May 2007, Melco opened the Crown Macao, later renamed Altira. In June 2009, Melco opened the City of Dreams, an integrated casino resort located adjacent to The Londoner Macao, which includes Nuwa, The Countdown Hotel and Grand Hyatt hotels. In October 2015, Melco opened its second casino resort on Cotai, Studio City, which includes 1,600 hotel rooms, restaurants, retail, convention and exhibition facilities and other resort attractions. Melco opened the fifth tower at City of Dreams, the Morpheus, with approximately 770 rooms, in June 2018. Melco is currently developing Phase 2 of Studio City and expects to open in 2022.
Galaxy Casino, S.A. (also known as Galaxy Casino Company Limited), a company incorporated under the laws of Macao, holds the third concession (which expires in June 2022) and has the ability to operate casino properties independent of our Subconcession Contract with Galaxy and the Macao government. Galaxy currently operates six casinos in Macao, including StarWorld Hotel, which opened in October 2006; Galaxy Macau, which opened in May 2011 located near The Venetian Macao; and Broadway Macau, which opened in May 2015. Additionally, in May 2015, Galaxy opened Phase 2 of its Galaxy Macau property on Cotai. The expansion includes JW Marriott and The Ritz-Carlton, comprised of approximately 1,250 hotel rooms, as well as additional restaurants, retail and convention and exhibition facilities. Galaxy has completed the construction of Phase 3 and is currently developing Phase 4 of its Galaxy Macau property on Cotai. Galaxy expects to align the openings with the prevailing market conditions.
Our operations also face competition from other gaming and resort destinations, both in Asia and globally.

Legal Proceedings
On January 19, 2012, Asian American Entertainment Corporation, Limited (“AAEC”) filed a claim with the Macao Judicial Court (Tribunal Judicial de Base) against VML, LVS Nevada, LVS LLC and Venetian Casino (collectively, the “Defendants”). The claim was for 3.0 billion patacas (approximately US$373 million at exchange rates in effect on December 31, 2021) as compensation for damages resulting from the alleged breach of agreements entered into between AAEC and LVS Nevada, LVS LLC and Venetian Casino (collectively, the "U.S. Defendants") for their joint presentation of a bid in response to the public tender held by the Macao government for the award of gaming concessions at the end of 2001. On March 24, 2014, the Macao Judicial Court issued a decision holding that AAEC’s claim against VML is unfounded and that VML be removed as a party to the proceedings, and the claim should proceed exclusively against the U.S. Defendants. On May 8, 2014, AAEC lodged an appeal against that decision and the appeal is currently pending. On July 15, 2019, AAEC submitted a request to the Macao Judicial Court to increase the amount of its claim to 96.45 billion patacas (approximately US$12.01 billion at exchange rates in effect on December 31, 2021), allegedly representing lost profits from 2004 to 2018 and reserving its right to claim for lost profits up to 2022 in due course at the enforcement stage. On September 4, 2019, the Macao Judicial Court allowed AAEC’s request to increase the amount of its claim. On September 17, 2019, the U.S. Defendants appealed the decision granting AAEC's request and that appeal is currently pending. On June 18, 2020, the U.S. Defendants moved to reschedule the trial, which had been scheduled to begin on September 16, 2020, due to travel disruptions and other extraordinary circumstances resulting from the ongoing COVID-19 Pandemic. The Macao Judicial Court granted that motion and rescheduled the trial to begin on June 16, 2021. On April 16, 2021, the U.S. Defendants again moved to reschedule the trial because continued travel disruptions resulting from the pandemic prevented the representatives of the U.S. Defendants and certain witnesses from attending the trial as scheduled. AAEC opposed that motion on April 29, 2021. The Macao Judicial Court denied the U.S. Defendants’ motion on May 28, 2021, concluding that, under Macao law, it lacked the power to reschedule the trial absent agreement of the parties. The U.S. Defendants appealed that ruling on June 16, 2021, and that appeal is currently pending. The trial began as scheduled on June 16, 2021. The Macao Judicial Court heard testimony on June 16, 17, 23, and July 1, 2021. By an order dated June 17, 2021, the Macao Judicial Court scheduled additional trial dates during September, October and December 2021 to hear witnesses subject to COVID-19 travel restrictions that prevented or severely limited their ability to enter Macao. That order also provided a procedure for the parties to request written testimony from witnesses who were not able to travel to Macao on those dates.

On September 6, 2021, AAEC notified the Macao Judicial Court that it would not be bringing any additional witnesses to testify in-person on the scheduled hearing dates. In submissions dated September 6 and September 20, 2021, the U.S. Defendants notified the Macao Judicial Court that certain of their witnesses remained unable to attend the September hearing dates due to ongoing travel restrictions related to the COVID-19 Pandemic. By orders dated September 11 and September 23, 2021, the Macao Judicial Court cancelled the various hearing dates scheduled in September. The Macao Judicial Court heard additional testimony on October 8, 11, and 15, and December 14 and 15, 2021. Certain witnesses who were not able to enter Macao due to ongoing COVID-19 travel restrictions presented testimony in writing.

AAEC presented its factual summation on January 21, 2022. On January 26, 2022, the U.S. Defendants presented their factual summation, and AAEC and the U.S. Defendants presented rebuttal summations. A hearing was held on February 15, 2022 at which the Macao Judicial Court announced its findings on the disputed facts. That hearing continued on February 18, 2022 for the purpose of hearing any objections to the court’s findings. On February 28, 2022, AAEC submitted its legal summation to the court file, and on March 10, 2022 the U.S. Defendants submitted their rebuttal. Based on proceedings to date, management is confident of the U.S. Defendants’ case but a final decision from the Macao Judicial Court on the merits of this action is still pending. The Company will continue to defend this matter vigorously.

The Company is involved in other litigation in addition to the one described above, arising in the ordinary course of business. Management has made certain estimates for potential litigation costs based upon consultation with legal counsel. Actual results could differ from these estimates; however, in the opinion of management, such litigation and claims will not have a material adverse effect on the Company’s financial condition, results of operations and cash flows.

No Material Change
Our directors confirm that, except as stated in this prospectus, since December 31, 2021 (being the date on which the latest audited consolidated financial statements of the Company were prepared) and up to the date of this prospectus, there has been no material adverse change in our financial or trading position that would materially affect the information shown in our consolidated financial statements included in this prospectus.

REGULATION

Macao Concession and Our Subconcession
In June 2002, the Macao government granted one of three concessions to operate casinos in Macao to Galaxy. During December 2002, we entered into a Subconcession agreement with Galaxy, which was approved by the Macao government. The Subconcession agreement allows us to develop and operate certain casino projects in Macao, including Sands Macao, The Venetian Macao, The Plaza Macao and the Four Seasons Macao, The Londoner Macao and The Parisian Macao, separately from Galaxy. Under the Subconcession agreement, we are obligated to operate casino games of chance or games of other forms in Macao. We were also obligated to develop and open The Venetian Macao and a convention center by December 2007, and we were required to invest, or cause to be invested, at least 4.4 billion patacas (approximately US$548 million at exchange rates in effect at the time of the transaction) in various development projects in Macao by June 2009, which obligations we have fulfilled.
If the Galaxy concession is terminated for any reason, our Subconcession will remain in effect. The Subconcession may be terminated by agreement between Galaxy and us. Galaxy is not entitled to terminate the Subconcession unilaterally; however, the Macao government, after consultation with Galaxy, may terminate the Subconcession under certain circumstances. Galaxy has developed, and may continue to develop, hotel and casino projects separately from us.
According to the Macao gaming regulatory framework, 10.0% of each Subconcessionaire’s issued share capital must be held by its managing director, who must be appointed by the applicable Subconcessionaire and must be a permanent Macao resident. VVDIL has entered into an usufruct agreement with Mr. Antonio Ferreira, the managing director of VML and a permanent Macao resident, whereby Mr. Ferreira agreed to create an usufruct over 10.0% of VML’s issued share capital to the sole and exclusive benefit of VVDIL. Mr. Ferreira has no economic interest in VML and receives no distributions.
We are subject to licensing and control under applicable Macao law and are required to be licensed by the Macao gaming authorities to operate a casino. We must pay periodic and regular fees and taxes, and our gaming license is not transferable. We must periodically submit detailed financial and operating reports to the Macao gaming authorities and furnish any other information that the Macao gaming authorities may require. No person may acquire any rights over the shares or assets of VML, SCL’s wholly-owned subsidiary, without first obtaining the approval of the Macao gaming authorities. Similarly, no person may enter into possession of its premises or operate them through a management agreement or any other contract or through step in rights without first obtaining the approval of, and receiving a license from, the Macao gaming authorities. The transfer or creation of encumbrances over ownership of shares representing the share capital of VML or other rights relating to such shares, and any act involving the granting of voting rights or other stockholders’ rights to persons other than the original owners, would require the approval of the Macao government and the subsequent report of such acts and transactions to the Macao gaming authorities.
Our Subconcession agreement requires, among other things: (i) approval of the Macao government for transfers of shares in VML, or of any rights over or inherent to such shares, including the grant of voting rights or other stockholder’s rights to persons other than the original owners, as well as for the creation of any charge, lien or encumbrance on such shares; (ii) approval of the Macao government for transfers of shares, or of any rights over such shares, in any of our direct or indirect stockholders, provided that such shares or rights are directly or indirectly equivalent to an amount that is equal to or higher than 5% of VML’s share capital; and (iii) that the Macao government be given notice of the creation of any encumbrance or the grant of voting rights or other stockholder’s rights to persons other than the original owners on shares in any of the direct or indirect stockholders in VML, provided that such shares or rights are equivalent to an amount that is equal to or higher than 5% of VML’s share capital. The requirements in provisions (ii) and (iii) above will not apply, however, to securities listed as tradable on a stock exchange.
The Macao gaming authorities may investigate any individual who has a material relationship to, or material involvement with, us to determine whether our suitability and/or financial capacity is affected by this individual. LVS and SCL shareholders with 5% or more of the share capital, directors and some of our key employees must apply for and undergo a finding of suitability process and maintain due qualification during the Subconcession term, and accept the persistent and long-term inspection and supervision exercised by the Macao government. VML is required to notify the Macao government immediately should VML become aware of any fact that may be material to the appropriate qualification of any shareholder who owns 5% or more of the share capital, or any officer, director or key employee. Changes in licensed positions must be reported to the Macao gaming authorities, and in addition to their authority to deny an application for a finding of suitability or licensure, the Macao gaming authorities have jurisdiction to disapprove a change in corporate position. If the Macao gaming authorities were to find one of our officers, directors or key employees unsuitable for licensing, we would have to sever all relationships with that person. In addition, the Macao gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications.

Any person who fails or refuses to apply for a finding of suitability after being ordered to do so by the Macao gaming authorities may be found unsuitable. Any stockholder found unsuitable who holds, directly or indirectly, any beneficial ownership of the common stock of a company incorporated in Macao and registered with the Macao Companies and Moveable Assets Registrar (a “Macao registered corporation”) beyond the period of time prescribed by the Macao gaming authorities may lose their rights to the shares. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us, we:
•pay that person any dividend or interest upon its shares;
•allow that person to exercise, directly or indirectly, any voting right conferred through shares held by that person;
•pay remuneration in any form to that person for services rendered or otherwise; or
•fail to pursue all lawful efforts to require that unsuitable person to relinquish its shares.
The Macao gaming authorities also have the authority to approve all persons owning or controlling the stock of any corporation holding a gaming license.
In addition, the Macao gaming authorities require prior approval for the creation of liens and encumbrances over VML’s assets and restrictions on stock in connection with any financing.
The Macao gaming authorities must give their prior approval to changes in control of VML through a merger, consolidation, stock or asset acquisition, management or consulting agreement or any act or conduct by any person whereby he or she obtains control. Entities seeking to acquire control of a Macao registered corporation must satisfy the Macao gaming authorities concerning a variety of stringent standards prior to assuming control. The Macao gaming authorities may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process of the transaction.
The Macao gaming authorities may consider some management opposition to corporate acquisitions, repurchases of voting securities and corporate defense tactics affecting Macao gaming licensees, and the Macao registered corporations affiliated with such operations, to be injurious to stable and productive corporate gaming.
The Macao gaming authorities also have the power to supervise gaming licensees in order to:
•assure the financial stability of corporate gaming operators and their affiliates;
•preserve the beneficial aspects of conducting business in the corporate form; and
•promote a neutral environment for the orderly governance of corporate affairs.
The Subconcession agreement requires the Macao gaming authorities’ prior approval of any recapitalization plan proposed by VML’s Board of Directors. The Chief Executive of Macao could also require VML to increase its share capital if he deemed it necessary.
The Macao government also has the right, after consultation with Galaxy, to unilaterally terminate the Subconcession agreement at any time upon the occurrence of specified events of default, including:
•the operation of gaming without permission or operation of business which does not fall within the business scope of the Subconcession;
•the suspension of operations of our gaming business in Macao without reasonable grounds for more than seven consecutive days or more than fourteen non-consecutive days within one calendar year;
•the unauthorized transfer of all or part of our gaming operations in Macao;
•the failure to pay taxes, premiums, levies or other amounts payable to the Macao government;
•the failure to resume operations following the temporary assumption of operations by the Macao government;
•the repeated opposition to supervision and inspection or the repeated failure to comply with decisions of the Macao government, namely of the Macao gaming authorities;
•the failure to provide or supplement the guarantee deposit or the guarantees specified in the Subconcession within the prescribed period;
•the bankruptcy or insolvency of VML;
•fraudulent activity by VML;

•serious and repeated violation by VML of the applicable rules for carrying out casino games of chance or games of other forms or the operation of casino games of chance or games of other forms;
•the grant to any other person of any managing power over VML; or
•the failure by a controlling shareholder in VML to dispose of its interest in VML following notice from the gaming authorities of another jurisdiction in which such controlling shareholder is licensed to operate casino games of chance to the effect that such controlling shareholder can no longer own shares in VML.
In addition, we must comply with various covenants and other provisions under the Subconcession, including obligations to:
•ensure the proper operation and conduct of casino games;
•employ people with appropriate qualifications;
•operate and conduct casino games of chance in a fair and honest manner without the influence of criminal activities;
•safeguard and ensure Macao’s interests in tax revenue from the operation of casinos and other gaming areas; and
•maintain a specified level of insurance.
The Subconcession also allows the Macao government to request various changes in the plans and specifications of our Macao properties and to make various other decisions and determinations that may be binding on us. For example, the Macao government has the right to require that we contribute additional capital to our Macao subsidiaries or that we provide certain deposits or other guarantees of performance in any amount determined by the Macao government to be necessary. VML is limited in its ability to raise additional capital by the need to first obtain the approval of the Macao gaming and governmental authorities before raising certain debt or equity.
If our Subconcession is terminated in the event of a default, the casinos and gaming-related equipment would be automatically transferred to the Macao government without compensation to us and we would cease to generate any revenues from these operations. In many of these instances, the Subconcession agreement does not provide a specific cure period within which any such events may be cured and, instead, we would rely on consultations and negotiations with the Macao government to give us an opportunity to remedy any such default.
The casinos and gaming areas located in the Sands Macao, The Venetian Macao, The Plaza Macao, The Londoner Macao and The Parisian Macao are being operated under our Subconcession agreement. This Subconcession excludes the following gaming activities: mutual bets, lotteries, raffles, interactive gaming and games of chance or other gaming, betting or gambling activities on ships or planes. Our Subconcession is exclusively governed by Macao law. We are subject to the exclusive jurisdiction of the courts of Macao in case of any dispute or conflict relating to our Subconcession.
Our Subconcession agreement expires on June 26, 2022. If our Subconcession is not extended or renewed, VML may be prohibited from conducting gaming operations in Macao, and we could cease to generate revenues from our gaming operations when our Subconcession agreement expires on June 26, 2022. In addition, all of VML's casino premises and gaming-related equipment could be automatically transferred to the Macao government without any compensation to us.
Beginning on December 26, 2017, the Macao government may redeem our Subconcession by giving us at least one-year prior notice and by paying us fair compensation or indemnity. As of June 26, 2021, that redemption right has expired.
Under our Subconcession, we are obligated to pay to the Macao government an annual premium with a fixed portion and a variable portion based on the number and type of gaming tables employed and gaming machines operated by us. The fixed portion of the premium is equal to MOP30 million (approximately US$4 million at exchange rates in effect on December 31, 2021). The variable portion is equal to MOP300,000 per gaming table reserved exclusively for certain kinds of games or players, MOP150,000 per gaming table not so reserved and MOP1,000 per electrical or mechanical gaming machine, including slot machines (approximately US$37,344, US$18,672 and US$124, respectively, at exchange rates in effect on December 31, 2021), subject to a minimum of MOP45 million (approximately US$6 million at exchange rates in effect on December 31, 2021). We also have to pay a special gaming tax of 35% of gross gaming revenues and applicable withholding taxes. We must also contribute 4% of our gross gaming revenue to utilities designated by the Macao government, a portion of which must be used for promotion of tourism in Macao. This percentage may be subject to change in the future.
Currently, the gaming tax in Macao is calculated as a percentage of gross gaming revenue; however, gross gaming revenue does not include deductions for credit losses. As a result, if we extend credit to our customers in

Macao and are unable to collect on the related receivables from them, we have to pay taxes on our winnings from these customers even though we were unable to collect on the related receivables. If the laws are not changed, our business in Macao may not be able to realize the full benefits of extending credit to our customers.
In August 2018, we received exemption from Macao’s corporate income tax on profits generated by the operation of casino games of chance through June 26, 2022, the date our Subconcession agreement expires. In April 2019, we entered into an agreement with the Macao government effective through June 26, 2022 that provides for payments as a substitution for a 12% tax otherwise due from VML shareholders on dividend distributions, namely a payment of MOP38 million (approximately US$5 million at exchange rates in effect on December 31, 2021) for each of the years 2019, 2020 and 2021, each payment to be made up to January 31 of the following year, and a payment of MOP18 million (approximately US$2 million at exchange rates in effect on December 31, 2021) for the period between January 1, 2022 through June 26, 2022, to be made up to July 26, 2022.
On January 18, 2022, the Macao Legislative Assembly published a draft bill entitled Amendment to Law No. 16/2001 to amend the Gaming Law.
Certain changes to the Gaming Law set out in the draft bill include a reduction in the term of future gaming concessions to ten (10) years; authorization of up to six (6) gaming concession contracts; an increase in the minimum capital contribution of concessionaires to MOP5 billion (approximately US$622 million at exchange rates in effect on December 31, 2021); an increase in the percentage of the share capital of the concessionaire that must be held by the local managing director to 15%; a requirement that casinos be located in real estate owned by the concessionaire; and a prohibition of revenue sharing arrangements between gaming promoters and concessionaires.
On March 3, 2022, the Macao government announced its intention to extend the term of Macao’s six concession and subconcession contracts from June 26, 2022 until December 31, 2022 in order to ensure sufficient time to complete the amendment to the Gaming Law and conduct a public tender for the awarding of new gaming concessions. The Macao government invited VML to submit a formal request for an extension along with a commitment to pay the Macao government up to MOP47 million (approximately US$6 million at exchange rates in effect on December 31, 2021) and provide a bank guarantee to secure the fulfilment of VML’s payment obligations towards its employees should VML be unsuccessful in tendering for a new concession contract after its Subconcession expires. VML submitted its request for an extension on March 14, 2022. The extension of VML’s Subconcession is subject to approval by the Macao government as well as entering into a Subconcession amendment contract with Galaxy.
The Company is actively monitoring developments with respect to the Macao government’s Gaming Law amendment and concession renewal process and continues to believe it will be successful in extending the term of its Subconcession and/or obtaining a new gaming concession when its current Subconcession expires; however, it is possible the Macao government could further change or interpret the associated gaming laws in a manner that could negatively impact the Group.

BOARD OF DIRECTORS AND SENIOR MANAGEMENT
Our Directors
The following table sets forth information regarding our Board of Directors as of the date of this prospectus.

Name	Position	Age
Robert Glen Goldstein	Chairman of the Board, Chief Executive Officer and Executive Director	66
Wong Ying Wai (Wilfred)	President and Executive Director	69
Chum Kwan Lock, Grant	Chief Operating Officer and Executive Director	46
Charles Daniel Forman	Non-Executive Director	75
Chiang Yun (Rachel)	Independent Non-Executive Director	54
Victor Patrick Hoog Antink	Independent Non-Executive Director	68
Steven Zygmunt Strasser	Independent Non-Executive Director	73
Kenneth Patrick Chung	Independent Non-Executive Director	64
The biography of each Director is set out below:
Executive Directors
Mr. Robert Glen Goldstein is the Chairman of our Board and Chief Executive Officer, an Executive Director and the Chairman of the Nomination Committee. He is also a director of one of our Macao subsidiaries, VML. Mr. Goldstein served as a Non-Executive Director of the Company since May 2014 until he was subsequently re-designated as an Executive Director in March 2015, and he was further re-designated as a Non-Executive Director in November 2015. Mr. Goldstein was the Acting Chairman of our Board, Acting Chief Executive Officer and the Acting Chairman of the Nomination Committee of the Company from January 7 to 26, 2021, our Interim President from March 2015 to November 2015 and a member of the Capex Committee from March 2015 to April 2021. Mr. Goldstein was appointed as the chairman and chief executive officer of LVS on January 26, 2021 (U.S. time) and was appointed as the chairman of LVS LLC and Venetian Casino on February 17, 2021. Mr. Goldstein was the acting chairman, acting chief executive officer, president and chief operating officer of LVS until January 26, 2021 (U.S. time) and has been a director of LVS, LVS LLC and LVS Nevada since January 2015. He previously served as LVS’ President of Global Gaming Operations from January 2011 until December 2014, LVS’ Executive Vice President from July 2009 until December 2014, and LVS’ secretary from August 2016 to November 2016. He has held other senior executive positions at LVS and its subsidiaries since 1995. From 1992 until joining LVS in 1995, Mr. Goldstein was the executive vice president of marketing at the Sands Hotel in Atlantic City, as well as an executive vice president of the parent Pratt Hotel Corporation. Mr. Goldstein holds a Bachelor of Arts, History and Political Science, Magna Cum Laude, from the University of Pittsburgh and a Juris Doctorate from the Temple University School of Law. In 1980, he became a member of the Pennsylvania Bar Association. Mr. Goldstein was re-designated as an Executive Director on January 7, 2021.
Dr. Wong Ying Wai (Wilfred) is our President, an Executive Director and a member of the Remuneration Committee, the Capex Committee and the ESG Committee. He is also a director of various subsidiaries of the Company, including VML. Dr. Wong served as our President and Chief Operating Officer from November 2015 until February 2020. Dr. Wong is currently an independent non-executive director of Xinyi Glass Holdings Limited, a company listed on the Hong Kong Stock Exchange (Stock code: 868). He is also the chairman of the Hong Kong Film Development Council and the Hong Kong Arts Development Council, the chairman emeritus of the Hong Kong Baptist University Foundation, the chairman and director of The Hong Kong International Film Festival Society Limited, Asian Film Awards Academy Limited and Hong Kong Institute for Public Administration and the chairman emeritus and director of Pacific Basin Economic Council Limited. He was appointed as a member of the Tourism Development Committee of the Macao government in 2018. He was a member of the Cultural Industries Committee of the Macao government until March 2021.
Dr. Wong joined the private sector in 1992 and has held senior management positions in a number of Hong Kong listed companies in the property development and construction business sectors including Hsin Chong Group Holdings Limited (ceased listing with effect on December 31, 2019), K. Wah International Holdings Limited, Henderson China Holdings Limited, and the Shui On Group. Dr. Wong joined the Hong Kong government as an administrative officer in 1975 and subsequently served in a number of key positions including deputy secretary for the civil service and deputy director—general of industry. He was appointed as a member of The Basic Law Consultative Committee from 1985 to 1990. He was subsequently appointed as a member of the Preliminary Working Committee for the Hong Kong Preparatory Committee in 1993 and a member of the Hong Kong Preparatory Committee in 1995. Dr. Wong was a deputy to the National People’s Congress of China from 1997 to 2013.

Dr. Wong was awarded the gold bauhinia star and the silver bauhinia star by the Hong Kong government in 2015 and 2007, respectively. Dr. Wong was conferred the degree of Doctor of Humanities honoris causa by the Hong Kong Baptist University in November 2013. He was educated at Harvard University (MPA), University of Oxford, The University of Hong Kong (BSocSc) and The Chinese University of Hong Kong. Dr. Wong was appointed as an Executive Director on January 22, 2016.
Mr. Chum Kwan Lock, Grant is our Chief Operating Officer, an Executive Director and the Chairman of the Capex Committee. He is also a director of various subsidiaries of the Company, including VML. Mr. Chum joined LVS and our Group as Senior Vice President, Global Gaming Strategy in July 2013 and served as the Chief of Staff from March 2015 until February 2020. Prior to joining the Group, Mr. Chum spent 14 years at UBS Investment Bank (“UBS”) in a variety of roles, including serving as head of Hong Kong equity research from 2010 to 2013, and head of China equity research from 2007 to 2010. Mr. Chum was also responsible for Asia gaming equity research from 2006 to 2013 for UBS and was named Asia’s stock-picker of the year by the Financial Times in 2011. Mr. Chum graduated in Philosophy, Politics and Economics with First Class Honors from the University of Oxford. Mr. Chum was appointed as an Executive Director on January 7, 2021.

Non-Executive Director
Mr. Charles Daniel Forman is a Non-Executive Director. Mr. Forman has been a director of LVS and LVS LLC since August 2004 and March 2004 respectively. Mr. Forman served as the chairman and chief executive officer of Centric Events Group, LLC, a trade show and conference business from April 2002 until his retirement upon the sale of the business in 2007. From 2000 to 2002, he served as a director of a private company and participated in various private equity investments. During 2000, he was the executive vice president of international operations of Key3Media, Inc. From 1998 to 2000, he was the chief legal officer of ZD Events Inc., a tradeshow business that included COMDEX. From 1995 to 1998, Mr. Forman was the executive vice president, chief financial and legal officer of Softbank Comdex Inc. From 1989 to 1995, Mr. Forman was the vice president and general counsel of Interface Group Nevada, Inc., a tradeshow and convention business that owned and operated COMDEX. Mr. Forman was in private law practice from 1972 to 1988. Mr. Forman was a member of the board of trustees of The Dana-Farber Cancer Institute until February 2021. Mr. Forman holds a Bachelor of Arts from the University of Pennsylvania and a Juris Doctorate from the Boston University School of Law. Mr. Forman was appointed as a Non-Executive Director on May 30, 2014.

Independent Non-Executive Directors
Ms. Chiang Yun (Rachel) is an Independent Non-Executive Director, the Chairlady of the ESG Committee and a member of the Audit Committee and the Nomination Committee. With over 25 years of private equity investment experience, Ms. Chiang is currently the founding managing partner of Prospere Capital Limited. Ms. Chiang is an independent non-executive director of Goodbaby International Holdings Limited (Stock code: 1086) and Pacific Century Premium Developments Limited (Stock code: 432), both listed on the Hong Kong Stock Exchange. Ms. Chiang is also a non-executive director of Yantai Changyu Pioneer Wine Company Limited, listed on the Shenzhen Stock Exchange (Stock code: 000869). Ms. Chiang was one of the founding managing partners of Pacific Alliance Equity Partners, the private equity division of Pacific Alliance Group until March 2018 and an independent non-executive director of Merlin Entertainments Plc. (ceased listing on the London Stock Exchange with effect from November 5, 2019) until November 2019. Ms. Chiang obtained her Executive Master of Business Administration from The Kellogg Graduate School of Management of Northwestern University and Hong Kong University of Science and Technology and Bachelor of Science degree, cum laude, from Virginia Polytechnic Institute and State University. Ms. Chiang was appointed as an Independent Non-Executive Director on October 14, 2009.
Mr. Victor Patrick Hoog Antink is an Independent Non-Executive Director, the Chairman of the Audit Committee and a member of the Remuneration Committee, the Capex Committee and the Nomination Committee. Mr. Hoog Antink is a member of the Bond University Council, the chairman of the Bond Business School Board of Advisors in Australia and the chairman of the Must Sell Global Limited group of companies. He is also the former chairman of South Bank Corporation and Property Industry Foundation. Mr. Hoog Antink retired as the chief executive officer of DEXUS Property Group in March 2012, a company listed on the Australian Stock Exchange (ASX: DXS). Prior to joining DEXUS Property Group in 2003, Mr. Hoog Antink was the director of funds management of Westfield Holdings Limited in Sydney. Mr. Hoog Antink has also held positions with Greenprint Foundation as a director, Property Council of Australia as national president, Shopping Centre Council of Australia as a director, McIntosh Securities Limited, Sydney as a director in corporate and property, Allco Finance Group Limited, Sydney as a director in property finance, Chase Corporation Limited, Sydney as a property director, and Hill Samuel Limited (now Macquarie Bank), Sydney as an associate director. Mr. Hoog Antink holds a Bachelor of Commerce from the University of Queensland and a Master of Business Administration from Harvard Business School. He is a Fellow of the Australian Institute of Company Directors, a Fellow of the Institute of Chartered Accountants, Australia

and New Zealand, a Fellow of the Australian Property Institute and a Fellow of the Royal Institute of Chartered Surveyors. In 2016, Mr. Hoog Antink was awarded National Life Membership of the Property Council of Australia. Mr. Hoog Antink possesses the accounting and related financial management expertise required under Rule 3.10(2) of the Listing Rules. Mr. Hoog Antink was appointed as an Independent Non-Executive Director on December 7, 2012.
Mr. Steven Zygmunt Strasser is an Independent Non-Executive Director, the Chairman of the Remuneration Committee and a member of the Audit Committee. Mr. Strasser has spent 28 years heading energy companies in the United States and in Asia. Mr. Strasser was, until June 2012, (i) the chairman, director and chief executive officer of Power Efficiency Corporation, a startup clean-tech company in the United States and (ii) the chairman, director and chief executive officer of Power Efficiency Asia Ltd. In 2001, Mr. Strasser founded and became the chief executive officer of Summit Energy Ventures LLC, a clean-tech venture capital fund. Mr. Strasser holds a Bachelor of Arts in Political Science and Economics and a Bachelor of Civil Law from McGill University and a Juris Doctor degree from the University of Washington. He also pursued post-graduate studies in international law at the University of Aix-en-Provence. Mr. Strasser was appointed as an Independent Non-Executive Director on May 31, 2013.
Mr. Kenneth Patrick Chung is an Independent Non-Executive Director and a member of the Audit Committee and the ESG Committee. Mr. Chung is currently an independent non-executive director of China Construction Bank Corporation, a company listed on the Hong Kong Stock Exchange (Stock code: 939), an independent non-executive director of Prudential Hong Kong Limited and Prudential General Insurance Hong Kong Limited and a trustee of Fu Tak Iam Foundation Limited. Mr. Chung joined Deloitte Haskins and Sells London Office in 1980. Mr. Chung became a partner of PricewaterhouseCoopers in 1992, and was a financial service specialist of PricewaterhouseCoopers (Hong Kong and China) since 1996. He was the human resources partner of PricewaterhouseCoopers (Hong Kong), the responsible partner of the audit department of PricewaterhouseCoopers (Hong Kong and China), and the global lead partner of the audit engagement team for Bank of China Limited. Mr. Chung has also served as the audit partner for the restructurings and initial public offerings of Bank of China Limited, Bank of China (Hong Kong) Limited and Bank of Communications Co., Ltd. Mr. Chung retired from PricewaterhouseCoopers in 2009. Mr. Chung was the honorary treasurer of Community Chest of Hong Kong and the vice-chairman of International Social Service Hong Kong Branch.
Mr. Chung was also an independent non-executive director of Industrial and Commercial Bank of China Limited, a company listed on the Hong Kong Stock Exchange (Stock code: 1398) until March 2017 and an independent non-executive director of Prudential Corporation Asia Ltd until September 2019. Mr. Chung received his bachelor degree in economics from the University of Durham. He is a member of the Institute of Chartered Accountants in England and Wales, a member of the Hong Kong Institute of Certified Public Accountants and a member of the Macau Society of Certified Practicing Accountants. Mr. Chung possesses the accounting and related financial management expertise required under Rule 3.10(2) of the Listing Rules. Mr. Chung was appointed as an Independent Non-Executive Director on July 15, 2016.
The Board has established five committees, being the Audit Committee, the Remuneration Committee, the Nomination Committee, the Capex Committee and the ESG Committee. The table below details the membership and composition of each of the five committees as of the date of this prospectus.

Name of Director	Audit Committee	Remuneration Committee	Nomination Committee	Capex Committee	ESG Committee
Robert Glen Goldstein	—	—	Chairman	—	—
Wong Ying Wai (Wilfred)	—	Member	—	Member	Member
Chum Kwan Lock, Grant	—	—	—	Chairman	—
Charles Daniel Forman	—	—	—	—	—
Chiang Yun (Rachel)	Member	—	Member	—	Chairlady
Victor Patrick Hoog Antink	Chairman	Member	Member	Member	—
Steven Zygmunt Strasser	Member	Chairman	—	—	—
Kenneth Patrick Chung	Member	—	—	—	Member

Our Senior Management
As of the date of this prospectus, details of our senior management are as follows:
Mr. Robert Glen Goldstein is the Chairman of our Board and Chief Executive Officer, an Executive Director and the Chairman of the Nomination Committee.
Dr. Wong Ying Wai (Wilfred) is our President, an Executive Director and a member of the Remuneration Committee, the Capex Committee and the ESG Committee.
Mr. Chum Kwan Lock, Grant is our Chief Operating Officer, an Executive Director and the Chairman of the Capex Committee.
Mr. Sun MinQi (Dave) is our Senior Vice President and Chief Financial Officer and is also a director of various subsidiaries of the Company. Mr. Sun joined the Company as a Director of Finance in August 2007, and was appointed as the Senior Vice President and Chief Financial Officer of the Company in April 2017. Prior to joining the Company, Mr. Sun held a variety of financial controller and financial management positions with various divisions of General Electric in Shanghai and Singapore since 1996. Mr. Sun graduated from Fudan University in Shanghai in 1996 with a Bachelor degree in Economics and Financial Management and a minor in Computer Science and Application. He subsequently obtained a Master of Business Administration from the Southern Illinois University Carbondale, United States. Mr. Sun is a fellow of CPA (FCPA) Australia.
Mr. Dylan James Williams is our General Counsel and Company Secretary and is also a director of various subsidiaries of the Company, including VML. Mr. Williams joined the Company in 2006 and most recently served as the Senior Vice President of Legal and Company Secretary. Mr. Williams holds a Bachelor of Laws (LLB (Hons)) degree from the United Kingdom and is admitted to practice law in the State of New York. Mr. Williams is a fellow member of The Hong Kong Chartered Governance Institute.

Compensation
See Note 5 to our audited consolidated financial statements for the year ended December 31, 2021 included elsewhere in this prospectus for details about the compensation we paid to our directors on an aggregate and an individual basis.

Interest in Shares
The interest of the following directors of the Company in the shares, underlying shares and debentures of the Company as of December 31, 2021, as recorded in the register required to be kept under Section 352 of Part XV of the SFO or as otherwise notified to the Company and the Hong Kong Stock Exchange pursuant to the Model Code for Securities Transactions by Directors of Listed Issuers as set out in Appendix 10 of the Listing Rules, was as follows:

Director	Number of Shares Subject to Interest	Percentage of Shares Outstanding
Wong Ying Wai (Wilfred)	5,510,600(i)	0.07%
Chum Kwan Lock, Grant	2,862,500(ii)	0.04%
______________________
(i)This amount includes (a) 4,000,000 options to purchase 4,000,000 Shares, all of which are vested and exercisable, and (b) 1,510,600 unvested restricted share units of SCL.
(ii)This amount includes (a) 1,238,500 options to purchase 1,238,500 Shares, of which 875,000 are vested and exercisable, and (b) 1,624,000 unvested restricted share units of SCL.

Under our Articles of Association, our directors do not have different voting rights when compared to other holders of Shares.

RELATED PARTY TRANSACTIONS
The following is a summary of material transactions that we have engaged in with our direct and indirect shareholders, affiliates of our shareholders and other related parties, including those in which we or our management have a significant equity interest. We believe each of these arrangements, as described below, has been entered into on an arm’s-length basis or on terms that we believe have been at least as favorable to us as similar transactions with non-related parties. We believe that the related party transactions were conducted in the ordinary and usual course of the Group’s business. For a further discussion of related party transactions, see Note 25 to our audited consolidated financial statements included elsewhere in this prospectus.
No transactions were entered into with the Directors during the years ended December 31, 2021, 2020 and 2019, other than the emoluments paid to them as disclosed in Note 5 to our audited consolidated financial statements.

Management fees
We provide management services to the LVS Group companies and the LVS Group companies also provide management services to us. During the year, we may incur certain expenses on behalf of the LVS Group companies, or vice versa.
Services we provide to the LVS Group companies include, but are not limited to, accounting services, information technology support, sourcing of goods and services, and design, development and construction consultancy services and marketing services.
Services provided to us by the LVS Group companies include, but are not limited to, human resources support, accounting services, sourcing of goods and services, sourcing of tenants for the malls, transportation services, other various types of marketing and promotion activities for the Group, and design, development and construction consultancy services.

Royalty fees
In November 2009, we entered into an agreement with LVS LLC, an intermediate holding company incorporated in the United States of America, for the use of the trademarks and other intellectual property rights as defined in the agreement. For each of the full fiscal years through the full fiscal year ended December 31, 2012, we were required to pay LVS LLC an annual royalty in the amount of 1.5% of total gross non-gaming revenue and Paiza-related gaming revenue of Sands Macao, 1.5% of total gross revenue of The Venetian Macao, and 1.5% of total gross gaming revenue of the Plaza Casino at The Plaza Macao (the “Relevant Royalty”), provided that the total royalty payable in connection with these three properties in each fiscal year was capped at US$20 million per full fiscal year. For each of the subsequent full fiscal years through the full fiscal year ending December 31, 2022, we are required to pay an annual royalty being the lesser of the Relevant Royalty or the annual caps reflecting an increase of 20.0% for each subsequent year. Each subsequent Casino Gaming property that we operate which utilizes any of the licensed marks in connection with generating the relevant revenue will pay for each of the first three full fiscal calendar years after commencement of operations of each subsequent property, a royalty fee of 1.5% of the respective total gross revenues of the operations in connection with which such licensed marks are used (each, the “Subsequent Casino Gaming Property Royalty”), subject to a US$20 million cap per fiscal year. For the fiscal calendar years thereafter until expiration of the initial term, we will pay LVS LLC an annual royalty being the lesser of the Subsequent Casino Gaming Property Royalty or the annual caps reflecting an increase of 20.0% for each subsequent year. After the commencement of the operation of The Londoner Macao and The Parisian Macao in April 2012 and September 2016 respectively, we are required to pay royalty fees in connection with these properties.

Procurement of equipment and supplies
In May 2020, we entered into an agreement on procurement and provision of equipment and supplies with LVS for a term of two years, beginning May 12, 2020 and terminating May 11, 2022, pursuant to which we are responsible for procuring and acquiring manufactured equipment and supplies requested by the LVS Group from time to time including, without limitation, infrared temperature monitor systems, disposable face masks and other personal protective equipment (“Equipment and Supplies”) from suppliers in the Asia Pacific region for the LVS Group, provided that the LVS Group may purchase the Equipment and Supplies from other third parties.
The amounts payable by the LVS Group under such agreement are calculated on a cost basis, meaning the cost incurred by our Group in providing the relevant Equipment and Supplies to the LVS Group. The allocation is done on a fair and equitable basis with reference to the actual salary and benefits, employment-related expenses and statutory costs for the relevant employees and the hours worked by them in providing such services attributable to the LVS Group. The amounts for transactions under such agreement are capped at US$15.5 million, US$12.6 million and US$8.3 million for the three years ending December 31, 2022.

THE EXCHANGE OFFER
General
This section describes the exchange offer and the material provisions of the registration rights agreement, but it may not contain all of the information that is important to you. We refer you to the complete provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement on Form F-4. See “Where You Can Find More Information” for instructions on how to obtain copies of this document.
We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), to exchange newly issued Notes in the following respective series in up to the following aggregate principal amounts:
•US$700 million 2027 Notes;
•US$650 million 2029 Notes; and
•US$600 million 2031 Notes,
for a like aggregate principal amount of the following respective series of Outstanding Notes:
•the Outstanding 2027 Notes;
•the Outstanding 2029 Notes; and
•the Outstanding 2031 Notes, respectively,
properly tendered on or prior to the expiration date and not withdrawn. The exchange offer is being made with respect to all of the Outstanding Notes. Other than in the United States, we have not taken any action that would permit a public offering of the Notes in any jurisdiction where action for that purpose is required. In particular, only holders of Outstanding Notes who are Professional Investors may participate in the exchange offer. See “Plan of Distribution.”
As of the date of this prospectus, US$1.95 billion aggregate principal amount of the Outstanding Notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about     , 2022, to all holders of Outstanding Notes known to us. Our obligation to accept Outstanding Notes for exchange pursuant to the exchange offer is subject to conditions set forth under “—Conditions to the Exchange Offer” below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer
We have entered into a registration rights agreement with the initial purchasers of the Outstanding Notes in which we agreed to file a registration statement relating to an offer to exchange the Outstanding Notes for Notes. We also agreed to use commercially reasonable efforts to cause the exchange offer registration statement to become effective under the Securities Act within 365 days after the closing date and keep the exchange offer open for at least 20 business days. The Notes will have terms identical in all material terms to the Outstanding Notes, except that the Notes have been registered under the Securities Act and will not have any of the transfer restrictions, any of the registration rights provisions and certain inapplicable interest provisions relating to the Outstanding Notes. The Outstanding Notes were issued on September 23, 2021.
If we are unable to meet our obligations under the registration rights agreement described above, we will use commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the Outstanding Notes and keep the registration statement effective until the earliest of: (i) 180 days after the effective date thereof, (ii) the date when all of the Notes have been sold under the shelf registration statement and (iii) the date when holders, other than holders that are its “affiliates,” as defined in Rule 144 under the Securities Act, have actually sold all such Notes pursuant to Rule 144 or any successor rule thereto or otherwise.
If we fail to comply with our obligations under the registration rights agreement described above, we will be required to pay additional interest to holders of the Outstanding Notes.
Each holder of Outstanding Notes that wishes to exchange Outstanding Notes for Notes in the exchange offer will be required to make certain representations, including the following:
•any Notes to be received by it will be acquired in the ordinary course of its business;
•the holder has no arrangements or understanding with any person to participate in the distribution of the Notes within the meaning of the Securities Act;
•the holder is not an affiliate, as defined in Rule 405 of the Securities Act, of ours or if it is an affiliate of ours, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act, to the extent applicable;

•if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in the distribution of the Notes;
•if the holder is a broker-dealer, that it will receive Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of the Notes; and
•the holder is a Professional Investor.
See “Plan of Distribution.”

Terms of the Exchange Offer
Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any Outstanding Notes properly tendered and not properly withdrawn prior to the expiration date. We will issue a principal amount of Notes equal to principal amount of Outstanding Notes surrendered under the exchange offer. Outstanding Notes may be tendered only in minimum denominations of US$200,000 and integral multiples of US$1,000. No alternative, conditional or contingent tenders will be accepted. Holders who tender less than all of their Outstanding Notes must continue to hold Outstanding Notes in at least a minimum denomination of US$200,000.
The form and terms of the Notes will be substantially identical in all material terms to the form and terms of the Outstanding Notes except the Notes will be registered under the Securities Act, will not bear legends restricting their transfer, will not have any of the registration rights provisions and will not provide for any additional interest amounts upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The Notes will evidence the same debt as the Outstanding Notes. The Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the Outstanding Notes.
The exchange offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered for exchange.
There will be no fixed record date for determining registered holders of Outstanding Notes entitled to participate in the exchange offer.
We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC. Outstanding Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the Outstanding Notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.
We will be deemed to have accepted for exchange properly tendered Outstanding Notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Notes from us and delivering Notes to the holders. Under the terms of the registration rights agreement, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Conditions to the Exchange Offer.”
Holders who tender Outstanding Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions herein and in the letter of transmittal, transfer taxes with respect to the exchange of Outstanding Notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Resales of the Notes
Based on interpretations of the staff of the SEC set forth in no action letters issued to unrelated third parties, we believe that Notes issued under the exchange offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder of Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:
•the holder is not an affiliate, as defined in Rule 405 of the Securities Act, of ours or if it is an affiliate of ours, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act, to the extent applicable;
•the Notes are acquired in the ordinary course of the holder’s business; and

•the holder does not intend to participate in the distribution of the Notes.
Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the Notes:
•cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation or similar interpretive letters; and
•must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and be identified as an underwriter in the prospectus.
This prospectus may be used for an offer to resell, for the resale or for other retransfer of Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Outstanding Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Notes for its own account in exchange for Outstanding Notes, where the Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of Notes.

Expiration Date; Extensions; Amendments
The exchange offer will expire at 5:00 p.m., New York City time on     , 2022, unless extended by us in our sole discretion.
In order to extend the exchange offer, we will notify the exchange agent in writing of any extension. We will notify the registered holders of Outstanding Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.
We reserve the right, in our sole discretion:
•to delay accepting for exchange any Outstanding Notes;
•to extend the exchange offer or to terminate the exchange offer and to refuse to accept Outstanding Notes not previously accepted if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving written notice of the delay, extension or termination to the exchange agent; or
•under the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.
Any delay in acceptance, extension, termination or amendment will be followed promptly by written notice to the registered holders of Outstanding Notes. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holder of Outstanding Notes of the amendment.
Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions to the Exchange Offer
Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any Notes for, any Outstanding Notes, and we may terminate the exchange offer as provided in this prospectus before accepting any Outstanding Notes for exchange if in our judgment:
•the Notes to be received will not be tradable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;
•the exchange offer, or the making of any exchange by a holder of Outstanding Notes, would violate applicable law (including the Listing Rules and the SFO) or any applicable interpretation of the staff of the SEC; or
•any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, could impair our ability to proceed with the exchange offer.
In addition, we will not be obligated to accept for exchange the Outstanding Notes of any holder that has not made to us:

•the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution”; and
•such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the Notes under the Securities Act or other applicable law (including the Listing Rules and the SFO).
We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any Outstanding Notes by giving written notice of the extension to their holders. During any such extensions, all notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any Outstanding Notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.
We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any Outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the Outstanding Notes as promptly as practicable.
These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that we may assert at any time or at various times.
In addition, we will not accept for exchange any Outstanding Notes tendered, and will not issue Notes in exchange for any Outstanding Notes if, at the time, any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act, as amended.

Procedures for Tendering
Only a holder of Outstanding Notes may tender the Outstanding Notes in the exchange offer. To tender in the exchange offer, a holder must:
•complete, sign and date the accompanying letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or
•comply with DTC’s ATOP system procedures described below.
In addition, either:
•the exchange agent must receive, prior to the expiration date, the Outstanding Notes along with the accompanying letter of transmittal; or
•the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the Outstanding Notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below and a properly transmitted agent’s message.
To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.
The tender by a holder that is not properly withdrawn prior to the expiration date will constitute an agreement under laws of the State of New York between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.
The method of delivery of Outstanding Notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or Outstanding Notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.
Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its Outstanding Notes either:

•make appropriate arrangements to register ownership of the Outstanding Notes in such owner’s name; or
•obtain a properly completed bond power from the registered holder of Outstanding Notes.
The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.
Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Outstanding Notes are tendered:
•by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the accompanying letter of transmittal; or
•for the account of an eligible institution.
If the accompanying letter of transmittal is signed by a person other than the registered holder of any Outstanding Notes listed on the Outstanding Notes, the Outstanding Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Outstanding Notes and an eligible institution must guarantee the signature on the bond power.
If the accompanying letter of transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the accompanying letter of transmittal.
The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use DTC’s ATOP system to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the Outstanding Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:
•DTC has received an express acknowledgment from a participant in its ATOP system that is tendering Outstanding Notes that are the subject of the book-entry confirmation;
•the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal; and
•the agreement may be enforced against that participant.
We will determine in our sole discretion all outstanding questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered Outstanding Notes and withdrawal of tendered Outstanding Notes. Our determination will be final and binding. We reserve the absolute right to reject any Outstanding Notes not validly tendered or any Outstanding Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give the notification. Tenders of Outstanding Notes will not be deemed made until any defects or irregularities have been cured or waived. Any Outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.
In all cases, we will issue Notes for Outstanding Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:
•certificates representing the Outstanding Notes or a timely book-entry confirmation of the Outstanding Notes into the exchange agent’s account at DTC; and
•a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the accompanying letter of transmittal or authorizing the transmission of the agent’s message, each tendering holder of Outstanding Notes will represent or be deemed to have represented to us that, among other things:
•any Notes will be acquired in the ordinary course of its business;
•the holder has no arrangements or understanding with any person to participate in the distribution of the Notes within the meaning of the Securities Act;
•the holder is not an affiliate, as defined in Rule 405 of the Securities Act, of ours or if it is an affiliate of ours, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act, to the extent applicable;
•if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in the distribution of the Notes;
•if the holder is a broker-dealer, that it will receive Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of the Notes; and
•the holder is a Professional Investor.
See “Plan of Distribution.”

Book-entry Transfer
The exchange agent will make a request to establish an account with respect to the Outstanding Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of Outstanding Notes by causing DTC to transfer the Outstanding Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Withdrawal of Tenders
Except as otherwise provided in this prospectus, holders of Outstanding Notes may withdraw their tenders at any time prior to the expiration date.
For a withdrawal to be effective:
•the exchange agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “—Exchange Agent,” or
•holders must comply with the appropriate procedures of DTC’s ATOP system.
Any notice of withdrawal must:
•specify the name of the person who tendered the Outstanding Notes to be withdrawn;
•identify the Outstanding Notes to be withdrawn, including the principal amount of the Outstanding Notes; and
•where certificates for Outstanding Notes have been transmitted, specify the name in which the Outstanding Notes were registered, if different from that of the withdrawing holder.
If certificates for Outstanding Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:
•the serial numbers of the particular certificates to be withdrawn; and
•a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.
If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of that facility. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of the notices, and our determination will be final and binding on all parties. We will deem any Outstanding Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any Outstanding Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, the Outstanding Notes will be credited to an account maintained with DTC for

Outstanding Notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn, Outstanding Notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent
U.S. Bank National Association has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for any exchange offer documents to the exchange agent as follows:

US Bank Corporate Trust Services
Attention: Corporate Actions
111 Fillmore Ave E
Saint Paul, MN 55107
Facsimile: 651-466-7372
Email: Cts.specfinance@usbank.com
Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses
We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.
We will incur certain cash expenses in connection with soliciting tenders. These expenses are estimated in the aggregate to be approximately US$0.6 million. They include:
•SEC registration fees;
•fees and expenses of the exchange agent and trustee;
•accounting and legal fees and printing costs; and
•related fees and expenses.

Transfer Taxes
We will pay all transfer taxes, if any, applicable to the exchange of Outstanding Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:
•certificates representing Outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Outstanding Notes tendered;
•tendered Outstanding Notes are registered in the name of any person other than the person signing the letter of transmittal; or
•a transfer tax is imposed for any reason other than the exchange of Outstanding Notes under the exchange offer.
If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.
Holders who tender their Outstanding Notes for Notes will not be required to pay any transfer taxes.
However, holders who instruct us to register Notes in the name of, or request that Outstanding Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange
Holders of Outstanding Notes who do not exchange their Outstanding Notes for Notes under the exchange offer will remain subject to the restrictions on transfer of the Outstanding Notes:
•as set forth in the legend printed on the Outstanding Notes as a consequence of the issuance of the Outstanding Notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and
•otherwise as set forth in the final offering memorandum distributed in connection with the private offering of the Outstanding Notes.
In general, you may not offer or sell the Outstanding Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Outstanding Notes under the Securities Act. Based on interpretations of the staff of the SEC, Notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the Notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the Notes:
•cannot rely on the applicable interpretations of the SEC; and
•must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and be identified as an underwriter in the prospectus.

Accounting Treatment
We will not recognize any gain or loss on the exchange of Notes.

Other
The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.
Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.
We may in the future seek to acquire untendered Outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Outstanding Notes that are not tendered in the exchange offer or to file a registration statement to permit resale of any untendered Outstanding Notes.

DESCRIPTION OF NOTES

In this description, the words “Sands China” refer to Sands China Ltd. and not to any of its Subsidiaries. You can find the definitions of certain other terms used in this description under the subheading “—Certain Definitions” below.
On September 23, 2021, we completed a private offering of US$700 million aggregate principal amount of 2.300% Senior Notes due 2027 (the “Outstanding 2027 Notes”), US$650 million aggregate principal amount of 2.850% Senior Notes due 2029 (the “Outstanding 2029 Notes”) and US$600 million aggregate principal amount of 3.250% Senior Notes due 2031 (the “Outstanding 2031 Notes” and, together with the Outstanding 2027 Notes and the Outstanding 2029 Notes, the “Outstanding Notes”), in a transaction exempt from the registration under the Securities Act.
Sands China will issue new 2.300% Senior Notes due 2027 (the “2027 Notes”), 2.850% Senior Notes due 2029 (the “2029 Notes”) and new 3.250% Senior Notes due 2031 (the “2031 Notes” and, together with the 2027 Notes and the 2029 Notes, the “Notes”). The 2027 Notes, the 2029 Notes and the 2031 Notes are each referred to herein as a “series” of Notes.
Sands China issued the Outstanding Notes, and will issue the Notes, under an indenture, dated September 23, 2021, as it may be amended or supplemented from time to time (the “Indenture”), between Sands China and the U.S. Bank National Association, as trustee (the “Trustee”). Except as set forth herein, the terms of the Notes include those set forth in the Indenture and those made part of the Indenture pursuant to the Trust Indenture Act of 1939, as amended.
The terms of the Notes are identical in all material respects to the terms of the Outstanding Notes, except the Notes will be registered under the Securities Act and will not have any of the transfer restrictions, any of the registration rights provisions and certain inapplicable interest provisions relating to the Outstanding Notes. In addition, the Notes will bear different CUSIP and/or ISIN numbers than the corresponding series of Outstanding Notes. The Notes will evidence the same debt as the Outstanding Notes exchanged therefor. The initial interest payment on the Notes will include all accrued and unpaid interest on the Outstanding Notes exchanged therefor, and no separate payment of accrued and unpaid interest will be made with respect to any Outstanding Notes that are exchanged in the exchange offer.
The exchange offer is being made to satisfy Sands China’s obligations under a registration rights agreement. The Trustee will authenticate and deliver Notes for original issue only in exchange for a like principal amount of Outstanding Notes of the corresponding series. Any Outstanding Notes that remain outstanding after the consummation of the exchange offer, together with the Notes of the corresponding series, will be treated as a single class of securities under the Indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of outstanding Notes shall be deemed to mean, at any time after the exchange offer is consummated, such percentage in aggregate principal amount of the Outstanding Notes and the Notes outstanding.
The terms of the Notes will include those stated in the Indenture. The following description is a summary of the material provisions of the Indenture as applicable to the Outstanding Notes and the Notes. This summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture and the Notes. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. A copy of the Indenture is filed as an exhibit to the registration statement of which this prospectus forms a part and copies of the Indenture are available as set forth below under “Where You Can Find More Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.
The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes

General Terms
The Notes:
•will be senior notes;
•will be redeemable at Sands China’s option prior to maturity as described in “—Optional Redemption” and “—Redemption for Tax Reasons,” below;

•will not require Sands China to repurchase the Notes at the option of the holder, except pursuant to a repurchase offer upon the occurrence of a Change of Control Triggering Event or an Investor Put Option Triggering Event;
•will not have any provision for a sinking fund; and
•will be issued in denominations of US$200,000 and integral multiples of US$1,000 in excess of US$200,000.

Ranking
The Notes:
•will be general unsecured obligations of Sands China;
•will rank pari passu with all of Sands China’s existing and future senior Indebtedness;
•will be effectively subordinated to all of Sands China’s existing and future secured Indebtedness to the extent of the value of the collateral securing such Indebtedness; and
•will be effectively senior in right of payment to the obligations of Sands China with respect to any existing and future subordinated Indebtedness and any related guarantees thereon.
None of Sands China’s Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of Sands China’s Subsidiaries, the Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to Sands China. As of December 31, 2021, we had US$7.90 billion of borrowings outstanding under the Senior Notes and 2018 SCL Revolving Facility and US$1.75 billion of available borrowing capacity under the 2018 SCL Revolving Facility. On March 15, 2022, we drew down US$19 million and HK$1.42 billion (approximately US$182 million at the exchange rate in effect on the date of this transaction) under the 2018 SCL Credit Facility for general corporate purposes, resulting in a remaining available borrowing capability of US$1.54 billion.

Principal, Maturity and Interest

General
Sands China will issue up to US$700,000,000 in aggregate principal amount of 2027 Notes, US$650,000,000 in aggregate principal amount of 2029 Notes and up to US$600,000,000 in aggregate principal amount of 2031 Notes in this exchange offer.
Sands China may issue additional Notes of each series under the Indenture from time to time after this exchange offer. Any issuance of additional Notes of a series will be subject to all of the covenants in the Indenture; provided that, if any issuance of additional Notes of a series is not fungible with the Outstanding Notes of the corresponding series issued on the Issue Date for United States federal income tax purposes, such additional Notes shall have different CUSIP and other identifying numbers than any previously issued Notes of such series but shall otherwise be treated as a single class with all other Notes of such series issued under the Indenture.
The 2027 Notes will mature on March 8, 2027, the 2029 Notes will mature on March 8, 2029 and the 2031 Notes will mature on August 8, 2031.
Interest on the 2027 Notes will accrue at the rate of 2.300% per annum, interest on the 2029 Notes will accrue at the rate of 2.850% per annum and interest on the 2031 Notes will accrue at the rate of 3.250% per annum.
Interest on the 2027 Notes and the 2029 Notes is payable semi-annually in arrears on March 8 and September 8, with the first interest payment date being March 8, 2022. Interest on the 2031 Notes is payable semi-annually in arrears on February 8 and August 8, with the first interest payment date being February 8, 2022.
Interest on each series of Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Interest Rate Adjustment
The interest rate payable on each series of Notes will be subject to adjustments from time to time if any of Fitch, S&P or Moody’s (each, an “Applicable Rating Agency,” and collectively, the “Applicable Rating Agencies”) (or, if two of the three Applicable Rating Agencies ceases to rate a series of Notes or fails to make a rating of a series of Notes publicly available for reasons outside Sands China’s control, another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by Sands China pursuant to the definition of “Rating Agencies” below (a “Substitute Rating Agency”)) downgrades (or downgrades and subsequently upgrades) the credit rating assigned to such Notes, in the manner described below.
If the rating from any one or more of the Applicable Rating Agencies of a series of Notes is decreased to a rating set forth in the immediately following tables, the interest rate on such Notes will increase such that it will equal the interest rate payable on such Notes on the date of their initial issuance plus the percentage set forth opposite the ratings from the tables below; provided that only the two lowest ratings assigned to the Notes (based on the gradations set forth in the immediately following tables) will be taken into account for purposes of any interest rate adjustment:

Fitch Rating*	Percentage
BB+	0.25%
BB	0.50%
BB–	0.75%
B+ or below	1.00%
_____________
* Including the equivalent ratings of any Substitute Rating Agency.

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB–	0.75%
B+ or below	1.00%
_____________
* Including the equivalent ratings of any Substitute Rating Agency.

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%
_____________
* Including the equivalent ratings of any Substitute Rating Agency.

If at any time the interest rate on a series of Notes has been increased and any of the Applicable Rating Agencies (or any Substitute Rating Agency therefor), as the case may be, subsequently upgrades its rating of such Notes to or above any of the threshold ratings set forth above, the interest rate on such Notes will be adjusted such that the interest rate for such Notes equals the interest rate payable on such Notes on the date of their initial issuance plus (if applicable) the percentages set forth opposite the ratings from the tables above with respect to the two lowest ratings assigned to such Notes (based on the gradations set forth in the tables above) at that time. If at any time after an interest rate adjustment has occurred at least two of the Applicable Rating Agencies (or any Substitute Rating Agency therefor) increase their ratings assigned to the Notes to Baa3 or BBB- or higher, as the case may be, the interest rate payable on such Notes will be decreased to the interest rate payable on such Notes on the date of their initial issuance.
In addition, the interest rate on a series of Notes will permanently cease to be subject to any adjustment described above, notwithstanding any subsequent downgrade, if such Notes become rated BBB+ (or Baa1 with respect to Moody’s) or higher, as the case may be, by any two of the Applicable Rating Agencies (or any Substitute Rating Agency therefor), or one of these ratings if such Notes are only rated by one Applicable Rating Agency.
Each adjustment required by any downgrade or upgrade in a rating set forth above, whether occasioned by the action of an Applicable Rating Agency (or a Substitute Rating Agency therefor), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for a series of Notes be reduced to below the interest rate payable on such Notes on the date of their initial issuance or (2) the total increase in the interest rate on a series of Notes exceed 2.00% above the interest rate payable on such Notes on the date of their initial issuance.
If at any time only one Applicable Rating Agency provides a rating of a series of Notes, Sands China will use its commercially reasonable efforts to obtain a rating of such Notes from a Substitute Rating Agency, to the extent one exists, and if a Substitute Rating Agency exists, for purposes of determining any increase or decrease in the interest rate on such Notes pursuant to the tables above (a) such Substitute Rating Agency will be substituted for the last Applicable Rating Agency to provide a rating of such Notes but which has since ceased to provide such rating, (b) the relative rating scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by Sands China and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Fitch, S&P or Moody’s, as applicable, in such table and (c) the interest rate on such Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on such Notes on the date of their initial issuance plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by another Applicable Rating Agency).
For so long as only one Applicable Rating Agency provides a rating of a series of Notes, any subsequent increase or decrease in the interest rate of such series of Notes necessitated by a reduction or increase in the rating by the Applicable Rating Agency providing the rating shall be twice the percentage set forth in the applicable table above. For so long as no Applicable Rating Agency (or a Substitute Rating Agency therefor) provides a rating of a series of Notes, the interest rate on the Notes of such series will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on such Notes on the date of their initial issuance.
Any interest rate increase or decrease described above will take effect from the first interest payment date following the date on which a rating change occurs that requires an adjustment in the interest rate. As such, interest will not accrue at such increased or decreased rate until the next interest payment date following the date on which a rating change occurs. If an Applicable Rating Agency (or a Substitute Rating Agency therefor) changes its rating of a series of the Notes more than once prior to any particular interest payment date, the last change by such agency prior to such interest payment date will control for purposes of any interest rate increase or decrease with respect to such Notes described above relating to such Applicable Rating Agency’s action. If the interest rate payable on a series of Notes is increased as described above, the term “interest,” as used with respect to such Notes, will be deemed to include any such additional interest unless the context otherwise requires.

Methods of Receiving Payments on the Notes
All payments on the Notes will be made by wire by the applicable paying agent and applicable registrar unless Sands China elects to make interest payments by check mailed to the holders of the Notes at their addresses set forth in the applicable register of holders.

Paying Agent and Registrar for the Notes
U.S. Bank National Association will initially act as paying agent and registrar with respect to each series of Notes. Sands China may change the paying agents and the registrars without prior notice to the holders of the Notes, and Sands China or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange
A holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The applicable registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. Sands China will not be required to transfer or exchange any Note selected for redemption. Also, Sands China will not be required to transfer or exchange any Note of a series for a period of 15 days before the delivery of a notice of redemption of Notes of such series to be redeemed.

Additional Amounts
All payments by or on behalf of Sands China or the surviving entity described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” (the “Surviving Person”) under or with respect to (including any principal of, and premium (if any) and interest on) the Notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (“Taxes”) imposed or levied by or within any jurisdiction in which Sands China or the Surviving Person is or is deemed to be organized, resident or doing business for tax purposes or any jurisdiction from or through which payment is made or deemed made (including the jurisdiction of any paying agent), or, in each case, any political subdivision or taxing authority thereof or therein (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law.

In the event that any such withholding or deduction is so required, Sands China or the Surviving Person, as the case may be, will make such withholding or deduction, make payment of the amount so withheld or deducted to the appropriate governmental authority as required by applicable law and pay such additional amounts (“Additional Amounts”) as will result in receipt of the amounts that would have been received had no such withholding or deduction been required; provided that no Additional Amounts will be payable with respect to any Note:

(1)for or on account of:
(a)any Taxes that would not have been imposed but for:
(i)the existence of any present or former connection between the holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possession of power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a partnership, or a corporation) of such Note, as the case may be, and the Relevant Jurisdiction, including without limitation, such holder or beneficial owner being or having been a citizen, domiciliary or resident of such Relevant Jurisdiction, being or having been treated as a resident of such Relevant Jurisdiction, being or having been present or engaged in a trade or business in such Relevant Jurisdiction or having or having had a permanent establishment in such Relevant Jurisdiction, other than any connection arising from the mere receipt, ownership, holding or disposition of the Notes or the receipt of payments thereunder or merely by reason of the exercise or enforcement of rights under any Notes;
(ii)the presentation of such Note (where presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium (if any) or interest on, such Note became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the holder thereof would have been entitled to such Additional Amounts if it had presented such Note for payment on any date within such 30-day period;
(iii)the failure of the holder or beneficial owner of such Note to comply with a timely request of Sands China or the Surviving Person addressed to such holder or beneficial owner to provide information or other evidence concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with the Relevant Jurisdiction; or
(iv)the presentation of any Note for payment by or on behalf of a holder of Notes who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent;
(b)any estate, inheritance, gift, sales, transfer, personal property or similar Tax or any excise Tax imposed on the transfer of Notes;
(c)any Taxes that are payable other than by withholding or deduction from payments of principal of, or premium (if any) or interest on the Note;
(d)any tax, duty, assessment or other governmental charge which is required to be deducted or withheld under Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, or any amended or successor versions of such Sections (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA; or
(e)any combination of Taxes referred to in the preceding clauses (a), (b), (c) and (d); or
(2)with respect to any payment of the principal of, or premium (if any) or interest on, a Note to or for the account of a fiduciary, partnership, limited liability company or other fiscally transparent entity or any other person (other than the sole beneficial owner of such payment) to the extent that a beneficiary or settlor with respect to that fiduciary, or a partner or member of that partnership or an interest holder in that limited liability company or fiscally transparent entity or a beneficial owner with respect to such other person, as the case may be, would not have been entitled to such Additional Amounts had such beneficiary, settlor, partner, member, interest holder or beneficial owner held directly the Note with respect to which such payment was made.
In addition to the foregoing, Sands China and the Surviving Person will pay and indemnify the holder for any present or future stamp, issue, registration, court, property or documentary taxes, or any other excise or property taxes, charges or similar levies or taxes (including without limitation, interest and penalties with respect thereto) levied by any Relevant Jurisdiction on the execution, delivery, registration or enforcement of any of the Notes, the Indenture or any other document or instrument referred to therein or on the receipt of any payments with respect thereto (limited, solely in the case of taxes attributable to the receipt of any payments with respect thereto, to any such taxes imposed in a Relevant Jurisdiction that are not excluded under clauses (1)(a) through (c) (or any combination thereof) or clause (2)).
If Sands China or the Surviving Person, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to any series of Notes, Sands China or the Surviving Person, as the case may be, will deliver to the Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises, or Sands China or the Surviving Person becomes aware of such obligation, after the 30th day prior to that payment date, in which case Sands China or the Surviving Person, as the case may be, shall notify the Trustee promptly thereafter) an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be payable. The Officer’s Certificate must also set forth any other information reasonably necessary to enable the paying agents to pay Additional Amounts to holders on the relevant payment date. The Trustee shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary and shall not be responsible for the calculation of any Additional Amounts. Upon request, Sands China or the Surviving Person will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts.
Sands China or the Surviving Person will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant tax authority in accordance with applicable law. Sands China or the Surviving Person will provide to the Trustee an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee evidencing the payment of any Taxes so deducted or withheld. Upon request, the Trustee will make available to holders copies of those receipts or other documentation, as the case may be. The Trustee will not be responsible for ensuring that the withholding and deduction of any amount has been properly made.
Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any Note, such mention will be deemed to include payment of Additional Amounts provided for in the Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
The above obligation will survive any termination, defeasance or discharge of the Indenture, any transfer by a holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to Sands China is or is deemed to be organized, resident or doing business for tax purposes or any jurisdiction from or through which payment is made or deemed made.

Optional Redemption

2027 Notes
At any time prior to February 8, 2027, Sands China may on any one or more occasions redeem all or part of the 2027 Notes at a redemption price equal to the greater of:
•100% of the principal amount of the 2027 Notes to be redeemed; and
•as determined by an Independent Investment Banker, the sum of the present values of all remaining scheduled payments of principal and interest on the 2027 Notes to and including the applicable Par Call Date (not including any portion of such payments of interest accrued to, but excluding, the date of redemption), in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points;
plus, in either of the above cases, accrued and unpaid interest to, but excluding, the date of redemption.
Except pursuant to the preceding paragraph and as set forth under “—Redemption for Tax Reasons,” the 2027 Notes will not be redeemable at Sands China’s option prior to the applicable Par Call Date.
On or after the applicable Par Call Date, Sands China may on any one or more occasions redeem all or a part of the 2027 Notes at a redemption price equal to 100% of the principal amount of the 2027 Notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.
In the case of any redemption described above, such redemption will be subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or before the date of redemption.

2029 Notes
At any time prior to January 8, 2029, Sands China may on any one or more occasions redeem all or part of the 2029 Notes at a redemption price equal to the greater of:
•100% of the principal amount of the 2029 Notes to be redeemed; and
•as determined by an Independent Investment Banker, the sum of the present values of all remaining scheduled payments of principal and interest on the 2029 Notes to and including the applicable Par Call Date (not including any portion of such payments of interest accrued to, but excluding, the date of redemption), in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 30 basis points;
plus, in either of the above cases, accrued and unpaid interest to, but excluding, the date of redemption.
Except pursuant to the preceding paragraph and as set forth under “—Redemption for Tax Reasons,” the 2029 Notes will not be redeemable at Sands China’s option prior to the applicable Par Call Date.
On or after the applicable Par Call Date, Sands China may on any one or more occasions redeem all or a part of the 2029 Notes at a redemption price equal to 100% of the principal amount of the 2029 Notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.
In the case of any redemption described above, such redemption will be subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or before the date of redemption.

2031 Notes
At any time prior to May 8, 2031, Sands China may on any one or more occasions redeem all or part of the 2031 Notes at a redemption price equal to the greater of:
•100% of the principal amount of the 2031 Notes to be redeemed; and
•as determined by an Independent Investment Banker, the sum of the present values of all remaining scheduled payments of principal and interest on the 2031 Notes to and including the applicable Par Call Date (not including any portion of such payments of interest accrued to, but excluding, the date of redemption), in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 30 basis points;
plus, in either of the above cases, accrued and unpaid interest to, but excluding, the date of redemption.
Except pursuant to the preceding paragraph and as set forth under “—Redemption for Tax Reasons,” the 20 Notes will not be redeemable at Sands China’s option prior to the applicable Par Call Date.
On or after the applicable Par Call Date, Sands China may on any one or more occasions redeem all or a part of the 2031 Notes at a redemption price equal to 100% of the principal amount of the 2031 Notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.
In the case of any redemption described above, such redemption will be subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or before the date of redemption.

Definitions and Procedures
For purposes of the preceding sections entitled “—2027 Notes”, “—2029 Notes” and “—2031 Notes”:
“Adjusted Treasury Rate” means, with respect to any redemption date:
•the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date or, in the case of a satisfaction and discharge or a defeasance, on the third Business Day prior to the date on which Sands China deposits the amount required under the Indenture.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the relevant series of Notes (assuming for this purpose that the Notes of such series mature on the applicable Par Call Date) (the “Remaining Life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.
“Comparable Treasury Price” means (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by Sands China.
“Par Call Date” means (1) in the case of the 2027 Notes, February 8, 2027 (1 month prior to the maturity date), (2) in the case of the 2029 Notes, January 8, 2029 (2 months prior to the maturity date) and (3) in the case of the 2031 Notes, May 8, 2031 (3 months prior to the maturity date).
“Reference Treasury Dealer” means any primary U.S. Government securities dealer in New York City selected by Sands China.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date or, in the case of a satisfaction and discharge or a defeasance, on the third Business Day prior to the date on which Sands China deposits the amount required under the Indenture.
Sands China will prepare and give, or cause to be given, a notice of redemption to each holder of Notes of a series to be redeemed at least 15 and not more than 60 calendar days prior to the date fixed for redemption. Notice of any such redemption may, at the discretion of Sands China, be subject to the satisfaction of one or more conditions precedent, including in connection with any corporate transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in Sands China’s discretion, the redemption date may be delayed until such time (provided, however, that any delayed redemption date shall not be more than 60 days after the date the relevant notice of redemption was sent) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date or by the redemption date as so delayed. In addition, Sands China may provide in such notice that payment of the redemption price and performance of Sands China’s obligations with respect to such redemption may be performed by another Person.
Unless Sands China defaults in the payment of the redemption price, and subject to any condition as specified as in the relevant redemption notice, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.
In connection with a discharge or defeasance of Sands China’s obligations under the Indenture, Sands China may deliver a notice of redemption more than 60 days in advance of the date of redemption. See “—Satisfaction and Discharge.”

Redemption for Tax Reasons
Any series of Notes may be redeemed, at the option of Sands China, as a whole but not in part, upon giving not less than 15 days’ nor more than 60 days’ notice to the holders (which notice will be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the date fixed by Sands China or the Surviving Person, as the case may be, for redemption if, as a result of:
(1)any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Jurisdiction affecting taxation; or

(2)any change in, or amendment to, an existing official position, or the stating of an official position, regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change, amendment, application or interpretation is proposed and becomes effective or, in the case of an official positions, is announced, on or after (i) with respect to Sands China, the date of the Indenture or (ii) with respect to any Surviving Person, the date such Surviving Person becomes a Surviving Person with respect to any payment due or to become due under the relevant series of Notes or the Indenture, Sands China or the Surviving Person, as the case may be, is, or on the next interest payment date will be, required to pay Additional Amounts, and such requirement cannot be avoided by Sands China or the Surviving Person, as the case may be, taking reasonable measures available to it; provided that changing the jurisdiction of incorporation of Sands China or any Subsidiary shall not be considered a reasonable measure; and provided, further, that no such notice of redemption will be given earlier than 90 days prior to the earliest date on which Sands China or the Surviving Person, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the relevant series of Notes were then due and unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.
Prior to the delivery of any notice of redemption of a series of Notes pursuant to the foregoing, Sands China or the Surviving Person, as the case may be, will deliver to the Trustee:
(1)an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by Sands China or the Surviving Person, as the case may be, taking reasonable measures available to it; and
(2)an opinion of counsel of recognized international standing to the effect that the requirement to pay such Additional Amounts results from the circumstances referred to in the prior paragraph.
The Trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders of the relevant series of Notes.
Any Notes that are redeemed will be canceled.

No Mandatory Redemption
Sands China is not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, Sands China may be required to offer to repurchase Notes as described under the caption “—Repurchase at the Option of Holders—Change of Control” and “—Investor Put Option.”

Open Market Purchases and Cancelation of Notes
Sands China or any Subsidiary may purchase any of the Notes in the open market or by tender or by any other means at any price, as long as such acquisition does not otherwise violate the terms of the Indenture. All Notes purchased or otherwise redeemed by Sands China will be canceled and any Notes purchased or otherwise redeemed by Sands China or any Subsidiary will not be reissued or resold to any Person other than Sands China or a Subsidiary.

Repurchase at the Option of Holders

Change of Control
If a Change of Control Triggering Event occurs, each holder of the Notes will have the right to require Sands China to repurchase all or any part (equal to US$200,000 or an integral multiple of US$1,000 in excess of US$200,000) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, Sands China will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to, but excluding, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent Sands China has previously or concurrently elected to redeem the applicable Notes in full as described under “—Optional Redemption” or “—Redemption for Taxation Reasons.”
Within ten days following any Change of Control Triggering Event, Sands China will deliver a notice to each holder of the Notes with a copy to the Trustee describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase Notes on the date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice.

On the Change of Control Payment Date, Sands China will, with respect to the relevant series of Notes, to the extent lawful:
(1)accept for payment all Notes of such series or portions of Notes of such series properly tendered pursuant to the Change of Control Offer;
(2)deposit with the applicable paying agent an amount equal to the Change of Control Payment in respect of all Notes of such series or portions of Notes of such series properly tendered; and
(3)deliver or cause to be delivered to the Trustee the Notes of such series properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes of such series or portions of Notes of such series being purchased by Sands China.
The applicable paying agent will promptly deliver to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. Sands China will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
Except as described above with respect to a Change of Control Triggering Event, the Indenture will not contain provisions that permit the holders of the Notes to require that Sands China repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
Sands China will not be required to make a Change of Control Offer with respect to the relevant series of Notes upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Sands China and purchases all Notes of such series properly tendered and not withdrawn under the Change of Control Offer or (2) a notice of redemption has been given pursuant to the Indenture as described above under the captions “—Optional Redemption” or “—Redemption for Tax Reasons,” pursuant to which Sands China has exercised its right to redeem the Notes of such series in full, unless and until there is a default in payment of the applicable redemption price.
If holders of not less than 90% in aggregate principal amount of the outstanding Notes of any series validly tender and do not withdraw such Notes in a Change of Control Offer and Sands China, or any third party making such an offer in lieu of Sands China as described above, purchases all of such Notes properly tendered and not withdrawn by such holders, Sands China or such third party will have the right, upon not less than 15 days’ nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such repurchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase on a date specified in such notice (the “Second Change of Control Payment Date”) and at a price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest on the Notes repurchased to, but excluding, the Second Change of Control Payment Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Sands China and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require Sands China to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Sands China and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.
The agreements governing other Indebtedness of Sands China and its Subsidiaries contain, and future agreements of Sands China and its Subsidiaries may contain, prohibitions of certain events, including events that would constitute a Change of Control Triggering Event and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of Notes of their right to require Sands China to repurchase the Notes upon a Change of Control Triggering Event may cause a default under these other agreements, even if the Change of Control Triggering Event itself does not. In the event a Change of Control Triggering Event occurs at a time when Sands China is prohibited from purchasing the Notes, Sands China could seek the consent of its senior lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If Sands China does not obtain a consent or repay those borrowings, Sands China will breach the terms of such borrowings by purchasing the Notes. In that case, Sands China’s failure to purchase tendered Notes may constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other Indebtedness. Finally, Sands China’s ability to pay cash to the holders of Notes upon a repurchase as well as its ability to refinance any borrowings from senior lenders may be limited by Sands China’s then existing financial resources. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the Notes upon the occurrence of certain events.”

Investor Put Option
If an Investor Put Option Triggering Event occurs, each holder of the Notes will have the right to require Sands China to repurchase all or any part of such holder’s Notes pursuant to an Investor Put Option Offer (as defined below) on the terms set forth in the Indenture. In the Investor Put Option Offer, Sands China will offer to purchase the Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, and Additional Amounts, if any, to, but excluding, the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent Sands China has previously or concurrently elected to redeem the applicable Notes in full as described under “—Optional Redemption” or “—Redemption for Taxation Reasons.”
Within ten days following the occurrence of an Investor Put Option Triggering Event, Sands China shall deliver a notice (an “Investor Put Option Offer”) to each holder of the Notes with a copy to the Trustee and the applicable paying agent stating:
(1)that an Investor Put Option Triggering Event has occurred and that such holder has the right to require Sands China to repurchase such holder’s Notes at a repurchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, and Additional Amounts, if any, to, but excluding, the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);
(2)the repurchase date (which shall be no earlier than 15 days nor later than 60 days from the date such notice is delivered); and
(3)the instructions determined by Sands China, consistent with this covenant, that a holder must follow in order to have its Notes repurchased.
On the date of repurchase pursuant to an Investor Put Option Offer, Sands China will, with respect to the relevant series of Notes, to the extent lawful:
(1)accept for payment all Notes of such series or portions of Notes of such series properly tendered pursuant to the Investor Put Option Offer;
(2)deposit with the applicable paying agent an amount equal to the repurchase price, plus accrued and unpaid interest, if any, and Additional Amounts, if any, to, but excluding, the date of repurchase (the “Investor Put Option Payment”), in respect of all Notes of such series or portions of Notes of such series properly tendered; and
(3)deliver or cause to be delivered to the Trustee, the Notes of such series properly accepted together with an officer’s certificate stating the aggregate principal amount of Notes of such series or portions of Notes of such series being purchased by Sands China.
The applicable paying agent will promptly deliver to each holder of Notes properly tendered the Investor Put Option Payment for such Notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes of such series surrendered, if any.
The provisions described above that require Sands China to make an Investor Put Option Offer following an Investor Put Option Triggering Event will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to an Investor Put Option Triggering Event, the Indenture does not contain provisions that permit the holders of the Notes to require that Sands China repurchase or redeem the Notes in the event of a termination, rescission or expiration of any gaming license held by Sands China and its Subsidiaries.
Sands China will not be required to make an Investor Put Option Offer with respect to the relevant series of Notes upon an Investor Put Option Triggering Event if (1) a third party makes the Investor Put Option Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to an Investor Put Option Offer made by Sands China and purchases all Notes of such series properly tendered and not withdrawn under the Investor Put Option Offer, or (2) notice of redemption has been given in accordance with the terms of the Indenture, as described above under the caption “—Optional Redemption” or “—Redemption for Taxation Reasons,” pursuant to which Sands China has exercised its right to redeem the Notes of such series in full, unless and until there is a default in payment of the applicable redemption price.

Notes repurchased by Sands China pursuant to an Investor Put Option Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of Sands China. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.
The agreements governing other Indebtedness of Sands China and its Subsidiaries contain, and future agreements of Sands China and its Subsidiaries may contain, prohibitions of certain events, including events that would constitute an Investor Put Option Triggering Event and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of Notes of their right to require Sands China to repurchase the Notes upon an Investor Put Option Triggering Event may cause a default under these other agreements, even if the Investor Put Option Triggering Event itself does not. In the event an Investor Put Option Triggering Event occurs at a time when Sands China is prohibited from purchasing the Notes, Sands China could seek the consent of its senior lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If Sands China does not obtain a consent or repay those borrowings, Sands China will breach the terms of such borrowings by purchasing the Notes. In that case, Sands China’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other Indebtedness. Finally, Sands China’s ability to pay cash to the holders of Notes upon a repurchase as well as its ability to refinance any borrowings from senior lenders may be limited by Sands China’s then existing financial resources. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the Notes upon the occurrence of certain events.”

Compliance with Securities Laws
To the extent that the provisions of any applicable securities laws or regulations conflict with the Change of Control or Investor Put Option provisions of the Indenture, Sands China will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under these provisions of the Indenture by virtue of such compliance.

Selection and Notice
If with respect the relevant series of Notes, fewer than all of the Notes of such series are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis, by lot or by any other method the Trustee deems fair and appropriate, unless otherwise required by law or applicable stock exchange or depositary requirements. No Notes of US$200,000 or less can be redeemed or purchased in part. However, if with respect to the relevant series of Notes, all of the Notes of such series of a holder are to be redeemed or purchased, the entire outstanding amount of Notes of such series held by such holder, even if less than US$200,000, will be redeemed or purchased.
Notices of redemption or purchase will be delivered at least 15 but not more than 60 days before the redemption or purchase date to each holder of Notes to be redeemed or purchased at its registered address, except that redemption or purchase notices may be delivered more than 60 days prior to a redemption or purchase date if the notice is issued in connection with a defeasance of the applicable Notes or a satisfaction and discharge of the Indenture.
If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of a Note upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any condition specified in the relevant redemption notice. On and after the redemption date (and subject to the satisfaction of any condition specified in the relevant redemption notice), interest ceases to accrue on Notes or portions of Notes called for redemption.

Certain Covenants
Except as set forth below, neither Sands China nor any of its Subsidiaries will be restricted by the Indenture from:
•incurring any indebtedness or other obligation;
•incurring any Liens;
•entering into any Sale and Leaseback Transactions; or
•disposing of any assets.
In addition, neither Sands China nor any of its Subsidiaries will be restricted by the Indenture from making any investments, including acquisitions, paying dividends or making distributions on the Capital Stock of Sands China or of such Subsidiaries or purchasing or redeeming Capital Stock of Sands China or such Subsidiaries. Sands China will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of any of the Notes upon a change of control or other events involving Sands China or any of its Subsidiaries which may adversely affect the creditworthiness of the Notes, except to the limited extent provided under “—Repurchase at the Option of Holders—Change of Control.” Among other things, the Indenture will not contain covenants designed to afford holders of the Notes any protections in the event of a highly leveraged or other transaction involving Sands China that may adversely affect holders of the Notes, except to the limited extent provided below and under “—Repurchase at the Option of Holders—Change of Control.”

Limitations on Liens
Neither Sands China nor any Subsidiary will, directly or indirectly, incur, assume or guarantee any Indebtedness secured by a Lien on any Principal Property (or the Capital Stock of any Subsidiary that owns a Principal Property), unless Sands China secures the Notes equally and ratably with (or at the option of Sands China, prior to) the Indebtedness secured by such Lien for so long as such Indebtedness is secured. Any Lien that is granted to secure the Notes under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes under this covenant
The foregoing restrictions do not apply to Indebtedness that is secured by:
(1)Liens existing on the Issue Date;
(2)Liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation;
(3)Liens on any property or Capital Stock of a Person existing at the time the Person becomes a Subsidiary or Liens in existence at the time of the acquisition of the assets encumbered thereby (including, in each case, without limitation, acquisition through merger or consolidation), in each case, which were not incurred in anticipation thereof;
(4)Liens on property or Capital Stock acquired, constructed, altered, improved or repaired by Sands China or any Subsidiary and created prior to, at the time of, or within 360 days (or thereafter if such Lien is created pursuant to a binding commitment entered into prior to, at the time of or within 360 days) after such acquisition (including, without limitation, acquisition through merger or consolidation), construction, alteration, improvement or repair (or the completion of such construction, alteration, improvement or repair or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the price thereof so long as such Liens are no greater than the payment or price, as the case may be, for the property or Capital Stock acquired, constructed, altered, improved or repaired (plus an amount equal to any fees, expenses or other costs payable in connection therewith);
(5)Liens securing Indebtedness or other obligations of a Subsidiary owing to Sands China or another Subsidiary; and
(6)Liens in favor of Sands China or its Subsidiaries. The foregoing restrictions do not apply to extensions, renewals or replacements of any Indebtedness (and for the avoidance doubt, any successive extensions, renewals or replacements of such Indebtedness) secured by the foregoing types of Liens, so long as the principal amount of Indebtedness secured thereby shall not exceed the amount of Indebtedness existing at the time of such extension, renewal or replacement (plus an amount equal to any premiums, accrued interest, fees, expenses or other costs payable in connection therewith).
For the avoidance of doubt, an increase in the amount of Indebtedness in connection with any accrual of interest, accretion of accreted value, amortization of original issue discount, payment of interest in the form of additional Indebtedness with the same terms, and accretion of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness, shall not constitute an assumption, incurrence or guarantee for the purposes of this covenant, so long as the original Liens securing such Indebtedness were permitted under the Indenture.
Notwithstanding the foregoing restrictions, without securing the Notes as described above, Sands China and its Subsidiaries may, directly or indirectly, incur, assume or guarantee any Indebtedness secured by Liens that this covenant would otherwise restrict if the sum of (i) the aggregate of all Indebtedness secured by such Liens and (ii) any Attributable Debt (as defined below) related to any permitted sale and leaseback arrangement (see “—Limitations on Sale and Leaseback Transactions”) does not exceed the greater of (i) 15.0% of Sands China’s total Consolidated Net Assets (as defined below) and (ii) US$1.3 billion.
Any sale and leaseback arrangement incurred pursuant to clauses (1), (2), (4), (5) or (6) of the “—Limitation on Sale and Leaseback Transactions” covenant below shall be deemed to be permitted pursuant to this covenant.

Limitations on Sale and Leaseback Transactions
Neither Sands China nor any Subsidiary will enter into any arrangement with any person to lease a Principal Property (except for any arrangements that exist on the date the Notes are issued or that exist at the time any person that owns a Principal Property becomes a Subsidiary) which has been or is to be sold by Sands China or the Subsidiary to such person unless:
(1)the sale and leaseback arrangement involves a lease for a term of not more than three years;
(2)the sale and leaseback arrangement is entered into between or among Sands China and its Subsidiaries;
(3)Sands China or the Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property at least equal in amount to the Attributable Debt permitted pursuant to the last paragraph under “—Limitations on Liens” without having to secure equally and ratably the Notes;
(4)the lease payment is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation; or
(5)the proceeds of the sale and leaseback arrangement are at least equal to the fair market value (as determined by Sands China’s Board of Directors in good faith) of the Principal Property and Sands China applies within 180 days after the sale an amount equal to the greater of the net proceeds of the sale or the Attributable Debt associated with the Principal Property to (i) the retirement of long-term debt for borrowed money that is not subordinated to the Notes and that is not debt to Sands China or a Subsidiary, or (ii) the purchase, construction, improvement, expansion or development of other comparable property; or
(6)the sale and leaseback arrangement is entered into within 180 days after the initial acquisition of the Principal Property subject to the sale and leaseback arrangement.

“Attributable Debt” means, with regard to a sale and leaseback arrangement of a Principal Property, an amount equal to the lesser of: (a) the fair market value of the Principal Property (as determined in good faith by Sands China’s Board of Directors); or (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term (excluding permitted extensions), discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments to be specified in Indenture.
“Consolidated Net Assets” means, as of any date of determination, the consolidated assets, after subtracting all current liabilities, as such amounts appear on Sands China’s most recent internally available consolidated balance sheet and computed in accordance with IFRS; provided, that Consolidated Net Assets will be calculated, at the election of Sands China, after giving pro forma effect to any investments, acquisitions or dispositions occurring outside the ordinary course of business and subsequent to the date of such balance sheet, as well as any transaction giving rise to the need to calculate Consolidated Net Assets (including the application of the proceeds therefrom, as applicable).
“Principal Property” means the real and tangible property which is owned and operated by Sands China or any Subsidiary having a gross book value in excess of US$300,000,000, provided that no such property will constitute a Principal Property if the Board of Directors of Sands China has determined in good faith that such property is not of material importance to the total business conducted by Sands China and its Subsidiaries taken as a whole.

Merger, Consolidation or Sale of Assets
With respect to the relevant series of Notes, as long as any Notes of such series are outstanding, Sands China will not, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not Sands China is the surviving entity) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Sands China and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:
(1)either (a) Sands China is the surviving entity or (b) the Person formed by or surviving any such consolidation or merger (if other than Sands China) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is an entity organized or existing under the laws of Hong Kong, Macao, Singapore, the Cayman Islands, the British Virgin Islands, Bermuda, the Isle of Man, the United States, any state of the United States or the District of Columbia;
(2)the Person formed by or surviving any such consolidation or merger (if other than Sands China) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Sands China under the Notes of such Series and the Indenture pursuant to a supplemental indenture; and

(3)immediately after such transaction, no Default or Event of Default shall have occurred and is continuing.
For the avoidance of doubt, a pledge, mortgage, charge, lien, encumbrance, hypothecation or grant of any other security interest on an asset or property shall not be considered as a sale, assignment, transfer, conveyance or disposal of such asset or property.

Reports
(1) With respect to the relevant series of Notes, so long as any Notes of such series are outstanding and the ordinary shares of Sands China are listed on the HKSE and Las Vegas Sands is a reporting company under the Exchange Act, Sands China will file with the Trustee and furnish to the holders upon request, within 10 days after they are filed with the HKSE, true and correct copies of all financial and other reports in the English language filed with the HKSE.
(2) If, with respect to the relevant series of Notes, at any time in which Notes of such series are outstanding and the ordinary shares of Sands China are not listed on the HKSE and Las Vegas Sands is not a reporting company under the Exchange Act, Sands China will file with the Trustee and furnish to the holders upon request:
(a)within 120 days after the end of each fiscal year, an annual report in a form substantially similar to Sands China’s annual report for the year ended December 31, 2019 filed with the HKSE, including (A) a “Management Discussion and Analysis” of financial condition and results of operations and (B) consolidated financial statements (including statements of comprehensive income, financial position, changes in equity and cash flows) prepared in accordance with IFRS and audited by an internationally recognized firm of independent accountants;
(b)within 90 days after the end of the second quarter of each fiscal year, a semi-annual report in a form substantially similar to Sands China’s interim report for the six months ended June 30, 2019 filed with the HKSE, including (A) a “Management Discussion and Analysis” of financial condition and results of operations and (B) half-year consolidated financial statements (including statements of comprehensive income, financial position, changes in equity and cash flows) prepared in accordance with IFRS and reviewed pursuant to Hong Kong Standard on Review Engagements 2410 (or any comparable or successor provision) by an internationally recognized firm of independent accountants; and
(c)within 90 days after the end of the first and third quarter of each fiscal year, financial information in a form substantially similar to the financial information filed with the HKSE by Sands China for the most recently completed first or third fiscal quarter, as applicable.
Sands China’s reporting obligations under clauses (1) and (2) above will be satisfied in the event it timely posts such information to its website. In addition, the Indenture will permit Sands China to satisfy its obligations in this covenant with respect to clauses (1) and (2) above by furnishing the required information as part of a report by Las Vegas Sands or another direct or indirect parent entity, so long as (x) such filing presents the information required by this covenant on a stand-alone basis and includes an explanation in reasonable detail of the differences (if any) between the consolidated information relating to Las Vegas Sands or such other parent entity, on the one hand, and the information relating to Sands China and its Subsidiaries on a standalone basis, on the other hand, and (y) Sands China issues a press release to an internationally recognized wire service no fewer than three business days prior to the first public disclosure of the report by Las Vegas Sands or another direct or indirect parent entity announcing the date on which such report will become publicly available and directing noteholders, prospective investors, broker-dealers and securities analysts to contact the investor relations office of Sands China to obtain copies of such report.
So long as any Notes are outstanding, if at any time the ordinary shares of Sands China are not listed on the HKSE, Sands China will also:
(1)issue a press release to an internationally recognized wire service no fewer than three business days prior to the first public disclosure of the annual and semi-annual reports required by clause (2) of the preceding paragraph announcing the date on which such reports will become publicly available and directing noteholders, prospective investors, broker-dealers and securities analysts to contact the investor relations office of Sands China to obtain copies of such reports; and
(2)maintain a website to which noteholders, prospective investors, broker-dealers and securities analysts are given access and to which all of the reports required by this “Reports” covenant are posted (which requirement shall be satisfied if such reports are posted to the website of Sands China).
In addition, Sands China shall furnish to noteholders, prospective investors, broker-dealers and securities analysts, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes constitute “restricted securities” under Rule 144.

Events of Default and Remedies
Each of the following is an “Event of Default” with respect to each series of Notes:
(1)default for 30 days in the payment when due of interest on the Notes of such series;
(2)default in the payment when due (at maturity, upon redemption, repurchase or otherwise) of the principal of, or premium, if any, on the Notes of such series;
(3)failure by Sands China to comply with any payment obligations (including, without limitation, obligations as to the timing or amount of such payments) described under the caption “—Repurchase at the Option of Holders—Change of Control” or “—Repurchase at the Option of Holders—Investor Put Option;”
(4)failure by Sands China for 90 days after receipt of written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the Notes of such series to comply with any of the other agreements in the Indenture not identified in clauses (1), (2) or (3) above;
(5)default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Sands China or any of its Significant Subsidiaries (or the payment of which is guaranteed by Sands China or any of its Significant Subsidiaries), whether such Indebtedness or guarantee existed on the date of the Indenture, or is created after the date of the Indenture, if that default results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates US$250.0 million or more (or the Dollar Equivalent thereof), if such acceleration is not annulled within 30 days after written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the Notes of such series;
(6)failure by Sands China or any of its Significant Subsidiaries to pay final non-appealable judgments (not paid or covered by insurance as to which the relevant insurance company has not denied responsibility) rendered against Sands China or any Significant Subsidiary aggregating in excess of US$250.0 million (or the Dollar Equivalent thereof), which judgments are not paid, bonded, discharged or stayed for a period of 60 days; or
(7)certain events of bankruptcy or insolvency relating to Sands China and its Significant Subsidiaries described in the Indenture.
In the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes of the affected series will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes of an affected series may declare all the Notes of such series to be due and payable immediately.
Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes of an affected series may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the applicable Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.
Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of the applicable Notes unless such holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability, claim or expense. Except to enforce the right to receive payment of principal, interest or premium, if any, when due, no holder of a Note may pursue any remedy with respect to the Indenture or the applicable Notes unless:
(1)such holder has previously given the Trustee written notice that an Event of Default is continuing;
(2)holders of at least 25% in aggregate principal amount of the then outstanding Notes of such series have requested the Trustee to pursue the remedy;
(3)such holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability, claim or expense;
(4)the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
(5)holders of a majority in aggregate principal amount of the then outstanding Notes of the relevant series have not given the Trustee a direction inconsistent with such request within such 60-day period.
The holders of a majority in aggregate principal amount of the then outstanding Notes of any series by notice to the Trustee may, on behalf of the holders of all of the Notes of such series, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes of such series.
Sands China is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Sands China is required to promptly deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders
No past, present or future director, officer, employee, incorporator, organizer, equity holder or member of Sands China, as such, will have any liability for any obligations of Sands China under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the United States federal securities laws.

Legal Defeasance and Covenant Defeasance
Sands China may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes of such series (“Legal Defeasance”) except for:
(1)the rights of holders of outstanding Notes of such series to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to below;
(2)Sands China’s obligations with respect to the Notes of such series concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(3)the rights, powers, trusts, duties and immunities of the Trustee and Sands China’s obligations in connection therewith; and
(4)the Legal Defeasance and Covenant Defeasance provisions of the Indenture.
In addition, Sands China may, at its option and at any time, elect to have the obligations of Sands China released with respect to certain covenants (including its obligation to make Change of Control Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes of the applicable series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes of the applicable series.
In order to exercise either Legal Defeasance or Covenant Defeasance:
(1)Sands China must irrevocably deposit with the Trustee or its designee, in trust, for the benefit of the holders of the Notes of the applicable series, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of an internationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding Notes of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Sands China must specify whether the Notes of such series are being defeased to such stated date for payment or to a particular redemption date;
(2)in the case of Legal Defeasance, Sands China must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) Sands China has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the beneficial owners of the outstanding Notes of the applicable series will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)in the case of Covenant Defeasance, Sands China must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the beneficial owners of the outstanding Notes of the applicable series will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);
(5)such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Sands China is a party or by which any such Person is bound; and
(6)Sands China must deliver to the Trustee an Officer’s Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver
Except as provided in the next two succeeding paragraphs, the Indenture and the Notes of any series may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding of the applicable series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes of such series), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes of the applicable series may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes of such series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes of such series).
Without the consent of each holder of an outstanding Note of a series affected, an amendment, supplement or waiver may not:
(1)reduce the principal amount of Notes of such series whose holders must consent to an amendment, supplement or waiver;
(2)reduce the principal of or change the fixed maturity of any Note of such series or alter the provisions with respect to the redemption of the Notes of such series (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders—Change of Control” except as set forth in clause (8) below);
(3)reduce the rate of or change the time for payment of interest on any Note of such series;
(4)waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes of such series (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes of the applicable series and a waiver of the payment default that resulted from such acceleration);
(5)make any Note of such series payable in money other than that stated in the applicable Notes;
(6)make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes of such series;
(7)waive a redemption payment with respect to any Note of such series (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders— Change of Control” except as set forth in clause (8) below);
(8)amend, change or modify in any material respect the obligation of Sands China to make and consummate a Change of Control Offer with respect to the Notes of such series in respect of a Change of Control that has occurred; or
(9)make any change in the preceding amendment and waiver provisions.
Notwithstanding the preceding, without the consent of any holder of Notes, Sands China and the Trustee may amend or supplement the Indenture or the applicable Notes:
(1)to cure any ambiguity, defect, mistake or inconsistency;
(2)to provide for uncertificated Notes in addition to or in place of Certificated Notes;
(3)to provide for the assumption of Sands China’s obligations to holders of the applicable series of Notes in the case of a merger or consolidation or sale of all or substantially all of Sands China’s assets, as applicable;
(4)to make any change that would provide any additional rights or benefits to the holders of the applicable series of Notes or that does not adversely affect the legal rights under the Indenture of the holders in any material respect;

(5)to conform the text of the Indenture or the applicable Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of such Indenture or Notes, which intent may be evidenced by an Officer’s Certificate to that effect;
(6)to provide for the issuance of Additional Notes of an applicable series in accordance with the limitations set forth in the Indenture as of the date of the Indenture;
(7)to evidence and provide for the acceptance of appointment by an applicable successor Trustee;
(8)to comply with the procedures of DTC, Euroclear or Clearstream;
(9)to allow a Person to Guarantee Sands China’s obligations under the Indenture and the applicable Notes by executing a supplemental indenture with respect to the applicable Notes (or to release any such Person from such a Guarantee as provided or permitted by the terms of the Indenture and such Guarantee); or
(10)to provide for the applicable Notes to become secured (or to release such security as permitted by the Indenture and the applicable security documents).

Satisfaction and Discharge
The Indenture for a series of Notes will be discharged and will cease to be of further effect as to all Notes of such series issued thereunder, when:
(1)either:
(a)all Notes of the applicable series that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Sands China, have been delivered to the Trustee for cancelation; or
(b)all Notes of the applicable series that have not been delivered to the Trustee for cancelation will become due and payable by reason of the delivery of a notice of redemption or otherwise or will become due and payable within one year and Sands China has irrevocably deposited or caused to be deposited with the Trustee or its designee as trust funds in trust solely for the benefit of the holders of the Notes of such series, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes of such series not delivered to the Trustee for cancelation for principal and premium, if any, and accrued interest to the date of maturity or redemption;
(2)no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);
(3)Sands China has paid or caused to be paid all sums payable by Sands China under the Indenture; and
(4)Sands China has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes of the applicable series at maturity or on the redemption date, as the case may be.
In addition, Sands China must deliver an Officer’s Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee
If the Trustee becomes a creditor of Sands China, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest it must eliminate such conflict within 90 days or resign as Trustee of the applicable series of Notes.
The holders of a majority in aggregate principal amount of the then outstanding Notes of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his/her own affairs.
Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the applicable series of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability, claim or expense.

Indemnification for Judgment Currency
The obligations of Sands China to any holder of the Notes or the Trustee under the Indenture or the applicable series of Notes will, notwithstanding any judgment in a currency (the “Judgment Currency”) other than U.S. dollars, be discharged only to the extent that on the day following receipt by such party of any amount in the Judgment Currency, such party may in accordance with normal banking procedures purchase U.S. dollars with the Judgment Currency.
If the amount of U.S. dollars so purchased is less than the amount originally to be paid to such party in U.S. dollars, Sands China agrees as a separate obligation and notwithstanding such judgment, to the extent permitted by applicable law, to pay the difference, and, if the amount of U.S. dollars so purchased exceeds the amount originally to be paid to such party, such party agrees to pay to or for the account of such payor such excess; provided that such party shall not have any obligation to pay any such excess as long as an Event of Default has occurred and is continuing, in which case such excess may be applied by such party to such obligations.

Governing Law, Consent to Jurisdiction and Service of Process
The Indenture and the Notes will provide, with certain exceptions, for the application of the internal laws of the State of New York. Sands China will irrevocably submit to the jurisdiction of any New York state or United States federal court located in The Borough of Manhattan, City of New York, State of New York in relation to any legal action or proceeding (i) arising out of, related to or in connection with the Indenture or the Notes and (ii) arising under any United States federal or state securities laws. Sands China will appoint Corporation Service Company as its agent for service of process in any such action or proceeding.

Enforceability of Judgments
Since substantially all of the assets of Sands China and its Subsidiaries are outside the United States, any judgment obtained in the United States against Sands China, including judgments with respect to the payment of principal, premium, interest and any redemption price and any purchase price with respect to the Notes, may not be collectable within the United States.

Book-Entry, Delivery and Form
The Notes will be issued in minimum denominations of US$200,000 and integral multiples of US$1,000 in excess of US$200,000 and will be represented by one or more global notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes of each series will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.
Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive Notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.
In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Sands China takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
DTC has advised Sands China that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers of the Outstanding Notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
DTC has also advised Sands China that, pursuant to procedures established by it:
(a)upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and
(b)ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Interests held through Euroclear or Clearstream may be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.
Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, Sands China and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither Sands China, the Trustee nor any agent of Sands China or the Trustee has or will have any responsibility or liability for:
(1)any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or
(2)any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
DTC has advised Sands China that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Sands China. Neither Sands China nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and Sands China and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
DTC has advised Sands China that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the relevant Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under a series of Notes, DTC reserves the right to exchange the relevant Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Sands China, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes
A Global Note is exchangeable for Certificated Notes if:
(1)DTC (a) notifies Sands China that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Sands China fails to appoint a successor depositary; or
(2)if DTC or a successor depositary so requests following a Default or Event of Default with respect to the applicable series of Notes.
In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture.
In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legends referred to in the Indenture unless such legends are not required by applicable law.

Exchange of Certificated Notes for Global Notes
Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment
Sands China will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest, if any), by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Sands China will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. Sands China expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a Business Day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Sands China that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the Business Day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions
Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board of Directors” means:
(1)with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)with respect to a partnership, the board of directors of the general partner of the partnership;
(3)with respect to a limited liability company, the Person or Persons who are the managing member, members or managers or any controlling committee or managing members or managers thereof; and
(4)with respect to any other Person, the board or committee of such Person serving a similar function. “Business Day” means any day other than a Legal Holiday.
“Capital Stock” means:
(1)in the case of a corporation, corporate stock;
(2)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests (whether general or limited); and
(4)any other interests or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Change of Control” means the occurrence of any of the following:
(1)the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Sands China and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than to Las Vegas Sands, the Principal and/or any of her Related Parties;
(2)the adoption of a plan relating to the liquidation or dissolution of Sands China or any successor thereto; or
(3)the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined in clause (1) above), other than Las Vegas Sands, the Principal and/or any of her Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the outstanding Voting Stock of Sands China, measured by voting power rather than number of shares.
Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) Sands China becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of Sands China immediately prior to that transaction or (B) immediately following that transaction no “person” (as defined in clause (1) above), other than a holding company satisfying the requirements of this sentence and/or Las Vegas Sands, the Principal and/or any of her Related Parties, is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company (measured by voting power rather than number of shares).

Notwithstanding the foregoing clauses or any provision of the Exchange Act, a “person” (as defined in clause (1) above) shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting, support, option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement.
“Change of Control Offer” has the meaning assigned to that term in the Indenture.
“Change of Control Triggering Event” means the occurrence of a Change of Control and a Ratings Event. “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the base rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by the Federal Reserve Bank of New York on the date of determination.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Fitch” means Fitch, Inc., also known as Fitch Ratings, and its successors.
“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any national or foreign government, any state, province or city or other political subdivision or otherwise, whether on the date of the Indenture or thereafter in existence, including the Government of the Macao Special Administrative Region and any other applicable gaming regulatory authority or agency, in each case, with authority to regulate the sale or distribution of liquor or any gaming operation (or proposed gaming operation) owned, managed or operated by Sands China or any of their respective Affiliates.
“Gaming Law” means the gaming laws, rules, regulations or ordinances of any jurisdiction or jurisdictions to which Las Vegas Sands, Sands China or any of their respective Affiliates is, or may be, at any time subject.
“Government Securities” means securities that are:
(1)direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or
(2)obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America; which, in either case, are not callable or redeemable at the option of the issuer thereof, and will include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
“Holder” or “holder” means any registered holder, from time to time, of the Notes. Only registered holders will have any rights under the Indenture.
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, as in effect from time to time; provided that any obligation that would not constitute Indebtedness as of the Issue Date shall not be deemed to be Indebtedness solely due to a change in IFRS.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding, for the avoidance of doubt, accrued expenses, trade payables and hedging obligations), in respect of borrowed money if and to the extent such indebtedness would appear as a liability upon a balance sheet of the specified Person prepared in accordance with IFRS.
The amount of any Indebtedness outstanding as of any date will be:
(1)the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness; and
(3)in the case of a Guarantee of Indebtedness, the maximum amount of the Indebtedness guaranteed under such Guarantee.
Notwithstanding anything contained in the Indenture to the contrary, any obligation of Sands China incurred in the ordinary course of business in respect of casino chips or similar instruments shall not constitute “Indebtedness” for any purpose under the Indenture.
“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by Sands China, as applicable.
“Investor Put Option Triggering Event” means any event resulting from any change in Gaming Law or any action by a Gaming Authority after which none of Sands China or any Subsidiary of Sands China owns or manages casino or gaming areas or operates casino games of fortune and chance in Macao in substantially the same manner as Sands China and its Subsidiaries are owning or managing casino or gaming areas or operating casino games at the Issue Date, for a period of thirty consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of Sands China and its Subsidiaries, taken as a whole.
“Issue Date” means September 23, 2021.
“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in New York, New York, Hong Kong, Macao or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
“Moody’s” means Moody’s Investors Service, Inc., or any successor to its statistical rating business, except that any reference to a particular rating by Moody’s will be deemed to be a reference to the corresponding rating by any such successor.
“Nonrecourse Obligation” means Indebtedness or lease payment obligations substantially related to (i) the acquisition of assets not previously owned by Sands China or any Subsidiary or (ii) the financing of a project involving the development or expansion of Sands China’s or any Subsidiary’s properties, as to which the obligee with respect to such indebtedness or obligation has no recourse to Sands China or any Subsidiary or any of Sands China’s or any Subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).
“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, Treasurer, Secretary, Assistant Treasurer or Assistant Secretary of Sands China, or any director of the Board of Directors of Sands China or any Person acting in that capacity.
“Officer’s Certificate” means a certificate signed on behalf of Sands China by an Officer of Sands China which meets the requirements set forth in the Indenture.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Principal” means Dr. Miriam Adelson.
“Rating Agencies” means (a) each of Fitch, Moody’s and S&P and (b) if any of Fitch, Moody’s or S&P ceases to rate a series of Notes or fails to make a rating of a series of Notes publicly available for reasons outside of Sands China’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by Sands China as a replacement agency for Fitch, Moody’s or S&P, or each of them, as the case may be.
“Ratings Event” means with respect to each series of Notes, (i) the rating of the Notes of such series is lowered by two of the three Rating Agencies on any day during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public notice of the intention by Sands China to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of such series of Notes is under publicly announced consideration for a possible downgrade by any of the Applicable Rating Agencies, provided that no such extension shall occur if on such 60th day the Notes of such series have an Investment Grade Rating from at least two Rating Agencies and are not subject to review for possible downgrade by either of such Rating Agencies), and (ii) the Notes of such series are rated below Investment Grade by two of the three Rating Agencies on any day during the Trigger Period; provided that a Ratings Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Ratings Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform Sands China that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Ratings Event). The Notes of a series will be deemed to have ceased to be rated as investment grade by a Rating Agency during any period in which such Rating Agency is not providing a rating for the Notes of such series.
“Related Party” means:
(1)any immediate family member or former spouse (in the case of an individual) of the Principal; or
(2)any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a greater than 50% interest of which consist of the Principal and/or such other Persons referred to in the immediately preceding clause (1) or this clause (2).
“S&P” means S&P’s Ratings Inc. or any successor to its statistical rating business, except that any reference to a particular rating by S&P shall be deemed to be a reference to the corresponding rating by any such successor.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Significant Subsidiary” means any Subsidiary that (a) contributed at least 10% of Sands China’s and its Subsidiaries’ total consolidated income from continuing operations before income taxes and extraordinary items for the most recently ended fiscal year of Sands China or (b) owned at least 10% of Total Assets as of the last day of the most recently ended fiscal year of Sands China.
“Subsidiary” means, with respect to any specified Person:
(1)any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);
(2)any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof); or
(3)any limited liability company (a) the manager or managing member of which is such Person or a Subsidiary of such Person or (b) the only members of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
Unless the context otherwise requires, “Subsidiary” as used herein shall mean a Subsidiary of Sands China.
“Total Assets” means at any date, the total assets of Sands China and its Subsidiaries at such date, determined on a consolidated basis in accordance with IFRS.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

DESCRIPTION OF OTHER MATERIAL INDEBTEDNESS

Senior Notes
On August 9, 2018, the Company issued three series of senior unsecured unregistered notes in an aggregate principal amount of US$5.50 billion, consisting of US$1.80 billion of 4.600% senior notes due August 8, 2023, (the “2023 Notes”), US$1.80 billion of 5.125% senior notes due August 8, 2025, (the “2025 Notes”) and US$1.90 billion of 5.400% senior notes due August 8, 2028, (the “2028 Notes”). A portion of the net proceeds from the issuance was used to repay in full the outstanding borrowings under the 2016 VML Credit Facility. On December 21, 2018, we launched an exchange offer to exchange the unregistered notes referred to above with notes which have been registered under the Securities Act. There are no interim principal payments on the Senior Notes referred to above and interest is payable semiannually in arrears on each February 8 and August 8, commencing on February 8, 2019. In connection with the Senior Notes referred to the above, the Company entered into fixed-to-variable interest rate swap contracts (see Note 22 to our audited consolidated financial statements included elsewhere in this prospectus).
On June 4, 2020, the Company issued two series of senior unsecured unregistered notes in an aggregate principal amount of US$1.50 billion, consisting of US$800 million of 3.800% senior notes due January 8, 2026, (the “2026 Notes”) and US$700 million of 4.375% senior notes due June 18, 2030 (the “2030 Notes”). The net proceeds from the offering were used for incremental liquidity and general corporate purposes. On December 23, 2020, we launched an exchange offer to exchange the unregistered notes referred to above with notes which have been registered under the Securities Act. There are no interim principal payments on the Senior Notes referred to the above and interest is payable semiannually in arrears on each January 8 and July 8, commencing on January 8, 2021 with respect to the 2026 Notes and on June 18 and December 18, commencing on December 18, 2020, with respect to the 2030 Notes.
The Senior Notes are general senior obligations. Each series of Senior Notes rank equally in right of payment with all of the Company’s existing and future senior unsecured debt and rank senior in right of payment to all of the Company’s future subordinated debt, if any. The Senior Notes are effectively subordinated in right of payment to all of the Company’s future secured debt (to the extent of the value of the collateral securing such debt) and are structurally subordinated to all of the liabilities of the Company’s subsidiaries. None of the Company’s subsidiaries guarantee the Senior Notes.
The Senior Notes were issued pursuant to an indenture, dated August 9, 2018 (the “2018 Indenture”) with respect to the 2023, 2025 and 2028 Notes, and June 4, 2020 (the “2020 Indenture”) with respect to the 2026 and 2030 Notes, between the Company and U.S. Bank National Association, as trustee. Upon the occurrence of certain events described in the 2018 and 2020 Indenture, the interest rate on the Senior Notes may be adjusted. The 2018 and 2020 Indenture contains covenants, subject to customary exceptions and qualifications, that limit the ability of the Company and its subsidiaries to, among other things, incur liens, enter into sale and leaseback transactions and consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets on a consolidated basis. The 2018 and 2020 Indenture also provides for customary events of default.

2018 SCL Credit Facility
On November 20, 2018, the Company as borrower, entered into a facility agreement with the arrangers and lenders named therein and Bank of China Limited, Macau Branch, as agent for the lenders (the “2018 SCL Credit Facility”), pursuant to which the lenders made available a US$2.0 billion revolving unsecured credit facility to the Company. The facility is available until July 31, 2023 and the Company may draw loans under the facility, which may consist of general revolving loans (consisting of a United States dollar component and a Hong Kong dollar component) or loans drawn under a swing-line loan sub-facility (denominated in either United States dollars or Hong Kong dollars). The Company may utilize the loans for general corporate purposes and working capital requirements of the Company and its subsidiaries.
Loans under the 2018 SCL Credit Facility will bear interest calculated by reference to (1) in the case of general revolving loans denominated in United States dollars, the London interbank offered rate, (2) in the case of loans denominated in United States dollars drawn under the swing-line loan sub-facility, a United States dollar alternate base rate (determined by reference to, among other things, the United States dollar prime lending rate and the Federal Funds Effective Rate), (3) in the case of general revolving loans denominated in Hong Kong dollars, the Hong Kong interbank offered rate or (4) in the case of loans denominated in Hong Kong dollars drawn under the swing-line loan sub-facility, a Hong Kong dollar alternate base rate (determined by reference to, among other things, the Hong Kong dollar prime lending rate), in each case, plus a margin that is determined by reference to the consolidated leverage ratio. The current margin for general revolving loans is 2.5% per annum and the current margin for loans drawn under the swing-line loan sub-facility is 1.5% per annum. The Company is also required to pay a commitment fee of 0.60% per annum on the undrawn amounts under the 2018 SCL Revolving Facility.

The 2018 SCL Credit Facility contains affirmative and negative covenants customary for similar unsecured financings, including, but not limited to, limitations on indebtedness secured by liens on principal properties and sale and leaseback transactions. The 2018 SCL Credit Facility also requires the Company to maintain a maximum ratio of total indebtedness to trailing twelve-month adjusted earnings before interest, income taxes, depreciation and amortization, as defined in the 2018 SCL Credit Facility (the “SCL Credit Facility Adjusted EBITDA”) of 4.00x throughout the life of the facility, and a minimum ratio of the SCL Credit Facility Adjusted EBITDA to net interest expense (including capitalized interest) of 2.50x throughout the life of the facility.
The 2018 SCL Credit Facility also contains certain events of default (some of which are subject to grace and remedy periods and materiality qualifiers), including, but not limited to, events relating to the Company’s gaming operations and the loss or termination of certain land concession contracts.
On March 27, 2020, the Company entered into a waiver and amendment request letter (the “Waiver Letter”) with respect to certain provisions of the 2018 SCL Credit Facility, pursuant to which lenders (a) waived the requirements for the Company to ensure the maximum consolidated leverage ratio does not exceed 4.00x and minimum consolidated interest coverage ratio of 2.50x for any quarterly period ending during the period beginning on, and including, January 1, 2020 and ending on, and including, July 1, 2021 (the “SCL Relevant Period”) (other than with respect to the financial year ended on December 31, 2019); (b) waived any default that may arise as a result of any breach of said requirements during the SCL Relevant Period (other than with respect to the financial year ended on December 31, 2019); and (c) extended the period of time during which the Company may supply the agent with (i) its audited consolidated financial statements for the financial year ended on December 31, 2019, to April 30, 2020; and (ii) its audited consolidated financial statements for the financial year ending on December 31, 2020, to April 30, 2021. Pursuant to the Waiver Letter, the Company agreed to pay a customary fee to the lenders that consented.
On September 11, 2020, the Company entered into a waiver extension and amendment request letter (the “Waiver Extension Letter”) with respect to certain provisions of the 2018 SCL Credit Facility, pursuant to which lenders agreed to (a) extend the SCL Relevant Period such that it ends on, and includes, January 1, 2022 instead of July 1, 2021; and (b) amend and restate the 2018 SCL Credit Facility in the form attached to the Waiver Extension Letter, which contains the following amendments: (1) it provides the Company with the option to increase the total borrowing capacity by an aggregate amount of up to US$1.0 billion; and (2) it imposes a restriction on the ability of the Company to declare or make any dividend payment or similar distribution at any time during the period from (and including) July 1, 2020 to (and including) January 1, 2022, if at such time (x) the total borrowing capacity exceeds US$2.0 billion by operation of the increase referred to above; and (y) the maximum consolidated leverage ratio is greater than 4.00x, unless, after giving effect to such payment, the sum of (i) the aggregate amount of cash and cash equivalents of the Company on such date; and (ii) the aggregate amount of the undrawn facility under the 2018 SCL Credit Facility and unused commitments under other credit facilities of the Company is greater than US$2.0 billion. Pursuant to the Waiver Extension Letter, the Company agreed to pay a customary fee to the lenders that consented.
On January 25, 2021, the Company entered into an agreement with lenders to increase commitments under the 2018 SCL Credit Facility by HK$3.83 billion (approximately US$491 million at exchange rates in effect on December 31, 2021). As of December 31, 2021, the Company had US$1.75 billion of available borrowing capacity under the 2018 SCL Revolving Facility. On March 15, 2022, we drew down US$19 million and HK$1.42 billion (approximately US$182 million at the exchange rate in effect on the date of this transaction) under the 2018 SCL Credit Facility for general corporate purposes, resulting in a remaining available borrowing capability of US$1.54 billion.
On July 7, 2021, the Company entered into a further waiver extension and amendment request letter (the “Third Waiver Letter”) with respect to certain provisions of the 2018 SCL Credit Facility, pursuant to which lenders agreed to (a) extend by one year to (and including) January 1, 2023, the waiver period for the requirement for the Company to comply with the requirements that the Company ensures the consolidated leverage ratio does not exceed 4.00x and the consolidated interest coverage ratio is not less than 2.50x as of the last day of the financial quarter; (b) extend the period of time during which the Company may supply the agent with its audited consolidated financial statements for the financial year ending on December 31, 2021 to April 30, 2022; and (c) extend by one year to (and including) January 1, 2023, the period during which the Company’s ability to declare or make any dividend payment or similar distribution is restricted if at such time (x) the Total Commitments (as defined in the 2018 SCL Credit Facility) exceed US$2.0 billion by the Company’s exercise of the option to increase the Total Commitments by an aggregate amount of up to US$1.0 billion; and (y) the consolidated leverage ratio is greater than 4.00x, unless, after giving effect to such payment, the sum of (i) the aggregate amount of cash and cash equivalents of the Company on such date; and (ii) the aggregate amount of the undrawn facility under the 2018 SCL Credit Facility and unused commitments under other credit facilities of the Company is greater than US$2.0 billion. Pursuant to the Third Waiver Letter, SCL paid a customary fee to the lenders that consented.

The Senior Notes and 2018 SCL Credit Facility will remain outstanding following the consummation of this offering with the exception of the 2023 Notes, which has been redeemed in full.

Outstanding Notes
On September 23, 2021, we issued US$700 million Outstanding 2027 Notes, US$650 million Outstanding 2029 Notes and US$600 million Outstanding 2031 Notes.
In connection with the registration rights agreement and subject to the terms and conditions of the exchange offer, we are hereby offering to exchange the newly issued Notes for the Outstanding Notes. The Outstanding Notes are identical in all material respects to the Notes, except that the Outstanding Notes have not been registered under the Securities Act, they are subject to certain transfer restrictions and they benefit from registration rights provisions and from additional interest if we fail to comply with the registration rights agreement. See “The Exchange Offer.”

TAXATION

This summary is based on the laws of the Cayman Islands, the United States and Hong Kong in effect on the date of this prospectus, which are subject to changes (or changes in interpretation), possibly with retroactive effect. The summary does not address any aspects of the Cayman Islands taxation other than income taxation, capital taxation, stamp duty and estate taxation. Prospective investors are urged to consult their tax advisors regarding the tax consequences of owning and disposing of our Notes.

Cayman Islands Taxation
The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands. The Cayman Islands are not party to any double tax treaties that are applicable to any payments made to or by our company.
Payments of interest and principal on the Notes will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal to any holder of the Notes, nor will gains derived from the disposal of the Notes be subject to Cayman Islands income or corporation tax. No stamp duty is payable in respect of the issue of the Notes. However, stamp duty will be payable on an instrument of transfer in respect of a Note if executed in or brought into the Cayman Islands or produced before the Cayman Islands Courts.

United States Federal Income Tax Considerations
The following discussion is a summary of U.S. federal income tax considerations generally applicable to the exchange of Outstanding Notes for Notes pursuant to the exchange offer, as of the date hereof. This discussion does not address specific tax considerations that may be relevant to particular persons in light of their individual circumstances (including, for example, entities treated as partnerships for U.S. federal income tax purposes or partners or members therein, banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, tax-exempt entities, controlled foreign corporations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement and persons in special situations, such as those who hold Outstanding Notes as part of a straddle, synthetic security, conversion transaction, or other integrated investment). Moreover, this discussion does not address any non-U.S., state or local tax considerations, any aspect of the Medicare tax on net investment income or any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws. This discussion is based upon the Internal Revenue Code of 1986, as amended, the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Each holder is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax considerations relating to the exchange of Outstanding Notes for Notes and relating to the acquisition, ownership and disposition of the Notes.
The exchange of an Outstanding Note for a Note pursuant to the exchange offer will not constitute a “significant modification” of the Outstanding Note for U.S. federal income tax purposes and, accordingly, the Note received by a holder will be treated as a continuation of the Outstanding Note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges an Outstanding Note for a Note pursuant to the exchange offer and any such holder will have the same adjusted tax basis and holding period in the Note as it had in the Outstanding Note immediately before the exchange. A holder who does not exchange its Outstanding Notes for Notes pursuant to the exchange offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offer.

Hong Kong Taxation
No Hong Kong stamp duty is payable on any issue, sale or purchase or other disposal of debentures, loan stocks, funds, bonds or notes (i) which are denominated in a currency other than HK dollars (provided that such debentures, loan stocks, funds, bonds or notes are not redeemable in HK dollars and may not at the option of any person be redeemed in HK dollars) or (ii) the register of holders of which is maintained outside of Hong Kong. Therefore, the issue, sale or purchase or other disposal of the Notes will not be subject to Hong Kong stamp duty.

PLAN OF DISTRIBUTION
The following requirements apply only to broker-dealers. If you are not a broker-dealer as defined in Section 3(a)(4) and Section 3(a)(5) of the Exchange Act, these requirements do not affect you.
Each broker-dealer that receives Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer and so notifies us, or causes us to be so notified in writing, we have agreed that a period of 180 days after the date of this prospectus, we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.
We will not receive any proceeds from any sale of Notes by broker-dealers. Notes received by broker- dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Notes. Any broker-dealer that resells Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
We have agreed to pay certain expenses incident to the exchange offer (other than commissions and concessions of any broker-dealers), subject to certain prescribed limitations, and will indemnify the holders of the Outstanding Notes against certain liabilities, including certain liabilities that may arise under the Securities Act. By accepting the exchange offer, each broker-dealer that receives Notes in the exchange offer agrees that it will stop using the prospectus if it receives notice from us of any event which makes any statement in this prospectus false in any material respect or which requires any changes in this prospectus in order to make the statements true.
We are delivering copies of this prospectus in electronic form through the facilities of DTC. By participating in the exchange offer, you will be consenting to electronic delivery of these documents.

Selling Restrictions
Application will be made for the listing of the Notes on the Hong Kong Stock Exchange by way of debt issues to Professional Investors only. We cannot assure you that we will obtain or be able to maintain a listing of the Notes on the Hong Kong Stock Exchange. Listing of the Notes on the Hong Kong Stock Exchange is not to be taken as an indication of the merits of the Notes or the Company.
Each holder of Outstanding Notes who participates in the exchange offer represents and warrants that it has acquired the Notes in compliance with the selling restrictions set out below.
The Notes are offered to persons who are Professional Investors only. Other than in the United States, no action has been or will be taken by us that would permit a public offering of the Notes, or the possession, circulation or distribution of this prospectus or any other material relating to the Notes or this exchange offer, in any jurisdiction where action for that purpose is required. Accordingly, the Notes may not be offered or sold, directly or indirectly, and neither this prospectus nor such other material may be distributed or published, in or from any jurisdiction except in compliance with any applicable rules and regulations of such jurisdiction.

United Kingdom
The Notes may not be offered or sold:
(a)to any persons in the UK other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (“FSMA”) by the Company;

(b)unless the person offering or selling the Notes has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and
(c)unless the person offering or selling the Notes have complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the UK.

Hong Kong
The Notes are only offered in Hong Kong or to persons in Hong Kong who are (a) “professional investors” as defined in the SFO and any rules made under the SFO; and (b) acquiring the Notes in circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. We have not issued or had in our possession for the purpose of issue, and will not issue or have in our possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be offered only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.
You represent that you (and any person on whose behalf you are acting) are Professional Investors.

Macao
The Notes may not be offered, sold or delivered to members of the public in Macao.

Cayman Islands
No offer or invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for the Notes and no such invitation is made hereby.

Canada
The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Prohibition of Sales to EEA and UK Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation EU 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation.

Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA ) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain matters of United States federal and New York laws, by Slaughter and May with respect to certain matters of Hong Kong law and by Luís Cavaleiro de Ferreira, Ricardo Silva & Associados with respect to certain matters of Macao law. Certain legal matters as to Cayman Islands law will be passed upon for us by Walkers (Hong Kong).

EXPERTS

Our audited consolidated financial statements as of December 31, 2020 and 2021 and for the three years ended December 31, 2021 included in this prospectus have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report appearing therein (which report expresses an unqualified opinion on the financial statements). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The offices of Deloitte Touche Tohmatsu are located at 35/F, One Pacific Place, 88 Queensway, Hong Kong.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-4 under the Securities Act with respect to the Notes offered in this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Notes, you should refer to the registration statement. This prospectus also summarizes material provisions of contracts and other documents. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these contracts and other documents. We have included these documents as exhibits to our registration statement.
Upon completion of this exchange offer, we will be a foreign private issuer. We will not be subject to the same requirements that are imposed on U.S. domestic issuers by the SEC. We will have a longer period to file our annual report with the SEC and we will not be required to file quarterly reports. We will not be required to issue proxy statements or to disclose the detailed information about the compensation of our executive officers that is required to be disclosed by U.S. domestic issuers. Our directors and executive officers will not be subject to insider short-swing profit disclosure and recovery provisions under Section 16 of the Exchange Act. We will also be exempt from the requirements of SEC Regulation FD (Fair Disclosure), which is intended to ensure that select groups of investors do not receive material information about an issuer before it is disclosed to investors generally. We will, however, be subject to anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act.
The SEC maintains a website at www.sec.gov that contains reports and information statements and other information regarding registrants like us that file electronically with the SEC. For further information about us, you may inspect the registration statement, the exhibits and schedules to the registration statement or any reports, statements or other information on this website. Our filings with the SEC are available through the electronic data gathering, analysis and retrieval (EDGAR) system of the SEC. In addition, copies of all or any part of the registration statement are available without charge upon written or oral request directed to: Sands China Ltd., The Venetian Macao Resort Hotel, Legal Department, L2 Executive Offices, Estrada da Baía de N. Senhora da Esperança, s/n, Macao; Attention: Company Secretary; Telephone: +853 8118-2888. To obtain timely delivery of these documents, you must request them no later than five business days before the expiration date. This means that if you wish to request documents, you must do so by     , 2022, in order to receive them before the expiration date.

GENERAL INFORMATION

Consents
We have obtained all necessary consents, approvals and authorizations in connection with the issue and performance of the Notes. The entering into of the Indenture and the issue of the Notes have been authorized by resolutions of our Board, dated August 24, 2021 and January 25, 2022, and the relevant authorized committee thereof, dated September 9, 2021 and September 10, 2021.

Litigation
Except as disclosed in this prospectus, there are no legal or arbitration proceedings against or affecting us, any of our subsidiaries or any of our assets, nor are we aware of any pending or threatened proceedings, which are or might be material in the context of this issue of the Notes.

Documents Available
Our consolidated financial statements included in this prospectus and the Indenture have been publicly filed on the EDGAR system of the SEC. Please refer to the section titled “Where You Can Find Additional Information” included elsewhere in this prospectus for information on how to access those documents and information.

Clearing System and Settlement
The Notes will be cleared through the facilities of DTC.
Certain trading information with respect to the Notes is set forth in the section titled “Summary of the Terms of the Notes.” Only Notes evidenced by a Global Note have been accepted for clearance through DTC.

Listing of the Notes
Application will be made for the listing of the Notes on the Hong Kong Stock Exchange by way of debt issues to Professional Investors only. We cannot assure you that we will obtain or be able to maintain a listing of the Notes on the Hong Kong Stock Exchange. Listing of the Notes on the Hong Kong Stock Exchange is conditional upon satisfaction of the requirements thereof. For so long as any of the Notes are listed on the Hong Kong Stock Exchange and the rules of the Hong Kong Stock Exchange so require, such Notes will be traded, whether on the Hong Kong Stock Exchange or otherwise, in a minimum denomination of US$200,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Sands China Ltd.,
Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Sands China Ltd. and its subsidiaries (the "Company") as of December 31, 2021 and 2020, the related the consolidated income statements, the consolidated statements of comprehensive income, the consolidated statements of changes in equity and the consolidated statement of cash flows, for each of the three years in the period ended December 31, 2021, and the related notes to the consolidated financial statements (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters
The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which they relate.

Provision of Expected Credit Losses for Casino Receivables — Refer to 16(a) to the consolidated financial statements

Critical Audit Matter Description
As disclosed in note 16(a) to the consolidated financial statements, the Company had net amount of casino receivables before provision for expected credit losses of approximately US$152 million as at December 31, 2021 and out of which an aggregate gross carrying amount of approximately US$141 million were past due. The Company maintained a provision for credit losses based on the amount of expected credit losses on casino receivables and regularly evaluated the balances.
As further disclosed in note 16(a) to the consolidated financial statements, the Company specifically analyzed the collectability of each casino receivables account with a significant balance, based upon the aging of the account, the customer's financial condition, collection history and any other known information. The Company also monitored regional and global economic conditions and forecasts in its evaluation of the adequacy of the recorded provisions. For the remaining debtors which consist of a large number of small customers with common risk characteristics, the Company applied expected loss rates to account balances, and the expected loss rates were estimated based on the historical observed default rates over the expected life of the receivable balance and forward-looking information.
Auditing the valuation of the casino receivables involved evaluation of management’s judgment pertaining to the collectability of casino receivables, especially as it relates to the evaluation of the customer's ability to repay amounts owed.

How the Critical Audit Matter Was Addressed in the Audit
We planned and performed the following procedures in connection with forming our overall opinion on the financial statements:
•Obtaining an understanding and testing the operating effectiveness of controls over granting of casino credit, collection processes and management’s review controls over the assessment of the collectability of casino receivables and appropriateness of the estimated allowance, including the information used by management in those controls; and
•Developing expectations of current year loss allowance based on repayment history of debtors and forward looking information and examining their subsequent settlement on a sample basis to assess the reasonableness of the amount of expected credit losses made for casino receivables by the Company.

Classification of the Senior Notes and the Bank Borrowings (as defined below) — Refer to Notes 3(b) and 21 to the consolidated financial statements
Critical Audit Matter Description
The Company classified (i) senior notes with an aggregate carrying value of approximately US$7, 150 million, before the net of deferred financing costs (the “Senior Notes”) under the indentures of the Senior Notes, and (ii) approximately US$753 million in loans outstanding under the 2018 SCL Credit Facility (as defined in note 21 to the consolidated financial statements) (the “Bank Borrowings”) as non-current liabilities as of December 31, 2021.
As explained in note 1 to the consolidated financial statements, Venetian Macau Limited (“VML”), a subsidiary of the Company conducts gaming operations in Macao pursuant to concession agreements awarded by the Macao Special Administrative Region government to three different concessionaires and three subconcessionaires, of which VML is one. These concession agreements were set to expire on June 26, 2022. Under the indentures of the Senior Notes, upon the occurrence of any event resulting from any change in Macao's gaming law or any action by the gaming authority after which none of the Company or any of its subsidiaries own or manage casino or gaming areas or operate casino games of fortune and chance in Macao in substantially the same manner as they were owning or managing casino or gaming areas or operating casino games as of the issue date of the Senior Notes, for a period of 30 consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the Senior Notes would have the right to require the Company to repurchase all or any part of such holder’s Senior Notes at par, plus accrued and unpaid interest (the “Investor Put Option”).
Additionally, under the terms of the 2018 SCL Credit Facility, the events that trigger an Investor Put Option under the Senior Notes would be an event of default, which may result in commitments being immediately cancelled, in whole or in part, and the related outstanding balances and accrued interest, if any, becoming immediately due and payable.
The classification of the Senior Notes and the Bank Borrowings involved significant management's judgment and an increased extent of effort, as this classification is, dependent on whether the Company had the unconditional right to defer settlement of the liability for a 12-month period from the end of the reporting period.
As disclosed in notes 3(b) and 21 to the consolidated financial statements, the Senior Notes and the Bank Borrowings have been classified by the Company's management as non-current liabilities on the basis that the Investor Put Option is considered to be a future uncertain event that had not been triggered and the events of default under the 2018 SCL Credit Facility had not been breached as at December 31, 2021.

How the Critical Audit Matter Was Addressed in the Audit
We planned and performed the following procedures in connection with forming our overall opinion on the financial statements:
•Inspecting copies of the indentures of the Senior Notes and the 2018 SCL Credit Facility and understanding the terms of the Investor Put Option and clauses on events of default to assess their impact on the classification of the Senior Notes and the Bank Borrowings;
•Obtaining an understanding of and controls over the Company management’s process to determine the classification of the Senior Notes and the Bank Borrowings, including such controls over identifying and assessing applicable authoritative accounting standards and related interpretive literature;
•Assessing the Company management's judgement on the interpretation and application of IAS 1 regarding the classification of the Senior Notes and the Bank Borrowings with the assistance of our internal subject matter experts; and
•Evaluating the appropriateness of the Company’s classification and disclosures, in particular the critical judgements exercised by the Company's management in relation to the Senior Notes and the Bank Borrowings in the consolidated financial statements.

/s/ Deloitte Touche Tohmatsu

Certified Public Accountants
Hong Kong
March 18, 2022

We have served as the Company’s auditor since 2013.

CONSOLIDATED INCOME STATEMENTS

		Year ended December 31,
		2019	2020	2021
	Notes	(US$ in millions, except per share data)
Net revenues	4	$8,808	$1,687	$2,874
Gaming tax		(3,421)	(625)	(1,017)
Employee benefit expenses	5	(1,292)	(1,050)	(1,049)
Depreciation and amortization	4	(706)	(684)	(733)
Inventories consumed		(97)	(23)	(34)
Other expenses, gains and losses	6	(1,017)	(544)	(578)
Operating profit/(loss)		2,275	(1,239)	(537)
Interest income		38	11	2
Finance costs, net of amounts capitalized	7	(280)	(279)	(373)
Loss on early retirement of debt	21	—	—	(137)
Profit/(loss) before income tax		2,033	(1,507)	(1,045)
Income tax expense	8	—	(16)	(3)
Profit/(loss) for the year attributable to equity holders of the Company		$2,033	$(1,523)	$(1,048)
Earnings/(loss) per share for profit/(loss) attributable to equity holders of the Company
- Basic	9	US25.14 cents	(US18.82 cents)	(US12.95 cents)
- Diluted	9	US25.13 cents	(US18.82 cents)	(US12.95 cents)

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year ended December 31,
	2019	2020	2021
	(US$ in millions)
Profit/(loss) for the year attributable to equity holders of the Company	$2,033	$(1,523)	$(1,048)
Other comprehensive income/(expense)
Item that will be reclassified subsequently to profit or loss:
Cash flow hedge fair value adjustment	—	—	(4)
Item that will not be reclassified subsequently to profit or loss:
Currency translation differences	16	16	(6)
Total comprehensive income/(expense) for the year attributable to equity holders of the Company	$2,049	$(1,507)	$(1,058)

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

		December 31,
		2020	2021
	Notes	(US$ in millions)
ASSETS
Non-current assets
Investment properties, net	11	$543	$637
Property and equipment, net	12	8,832	8,477
Intangible assets, net	14	41	38
Other assets, net		32	26
Other receivables and prepayments, net	16	18	24
Total non-current assets		$9,466	$9,202

Current assets
Inventories		$15	$15
Trade and other receivables and prepayments, net	16	190	183
Restricted cash and cash equivalents		16	16
Cash and cash equivalents	17	861	678
Total current assets		$1,082	$892
Total assets		$10,548	$10,094

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

		December 31,
		2020	2021
	Notes	(US$ in millions)
EQUITY
Capital and reserves attributable to equity holders of the Company
Share capital	18	$81	$81
Reserves	19	1,848	807
Total equity		1,929	888

LIABILITIES
Non-current liabilities
Trade and other payables	20	105	112
Borrowings	21	7,044	7,946
Deferred income tax liabilities	15	56	54
Total non-current liabilities		7,205	8,112
Current liabilities
Trade and other payables	20	1,388	1,071
Current income tax liabilities		5	5
Borrowings	21	21	18
Total current liabilities		1,414	1,094
Total liabilities		8,619	9,206

Total equity and liabilities		$10,548	$10,094

Net current liabilities		$(332)	$(202)

Total assets less current liabilities		$9,134	$9,000

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Share capital	Capital reserve (Note 19(a))	Share premium	Statutory reserve (Note 19(b))	Share-based compensation reserves	Currency translation reserve	Hedge reserve	Retained earnings/ (accumulated losses)	Total
	(US$ in millions)
Balance at January 1, 2019	$81	$87	$1,457	$6	$92	$(28)	$—	$2,714	$4,409
Profit for the year	—	—	—	—	—	—	—	2,033	2,033
Other comprehensive income for the year	—	—	—	—	—	16	—	—	16
Total comprehensive income	—	—	—	—	—	16	—	2,033	2,049
Exercise of share options	—	—	28	—	—	—	—	—	28
Transfer to share premium upon exercise of share options	—	—	6	—	(6)	—	—	—	—
Forfeiture of share options	—	—	—	—	(3)	—	—	3	—
Share-based compensation of the Company	—	—	—	—	14	—	—	—	14
Dividends to equity holders of the Company (Note 10)	—	—	—	—	—	—	—	(2,054)	(2,054)
Balance at December 31, 2019	81	87	1,491	6	97	(12)	—	2,696	4,446
Loss for the year	—	—	—	—	—	—	—	(1,523)	(1,523)
Other comprehensive income for the year	—	—	—	—	—	16	—	—	16
Total comprehensive income/(expense)	—	—	—	—	—	16	—	(1,523)	(1,507)
Exercise of share options	—	—	6	—	—	—	—	—	6
Transfer to share premium upon exercise of share options	—	—	1	—	(1)	—	—	—	—
Forfeiture of share options	—	—	—	—	(8)	—	—	8	—
Share-based compensation of the Company	—	—	—	—	9	—	—	—	9
Dividends to equity holders of the Company (Note 10)	—	—	—	—	—	—	—	(1,025)	(1,025)
Balance at December 31, 2020	81	87	1,498	6	97	4	—	156	1,929
Loss for the year	—	—	—	—	—	—	—	(1,048)	(1,048)
Fair value adjustment on cash flow hedge	—	—	—	—	—	—	(4)	—	(4)
Other comprehensive expense for the year	—	—	—	—	—	(6)	—	—	(6)
Total comprehensive expense	—	—	—	—	—	(6)	(4)	(1,048)	(1,058)
Exercise of share options	—	—	12	—	—	—	—	—	12
Transfer to share premium upon exercise of share options	—	—	5	—	(5)	—	—	—	—
Forfeiture of share options	—	—	—	—	(2)	—	—	2	—
Share-based compensation of the Company	—	—	—	—	4	—	—	—	4
Share-based compensation charged by LVS	—	—	—	—	1	—	—	—	1
Balance at December 31, 2021	$81	$87	$1,515	$6	$95	$(2)	$(4)	$(890)	$888

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Year ended December 31,
		2019	2020	2021
	Notes	(US$ in millions)
Cash flows generated from/(used in) operating activities
Cash generated from/(used in) operations	23	$2,818	$(811)	$93
Income tax paid		(6)	(5)	(5)
Net cash generated from/(used in) operating activities		2,812	(816)	88

Cash flows used in investing activities
Increase in restricted cash and cash equivalents		(2)	—	—
Purchases of property and equipment		(720)	(1,019)	(564)
Additions to investment properties		(16)	(8)	(60)
Purchases of intangible assets		(18)	(11)	(16)
Proceeds from disposal of property and equipment, investment properties and intangible assets		1	1	3
Interest received		40	13	3
Net cash used in investing activities		(715)	(1,024)	(634)

Cash flows (used in)/from financing activities
Proceeds from exercise of share options		28	6	12
Proceeds from Senior Notes	21	—	1,496	1,946
Proceeds from bank loans	21	—	403	756
Repayment of 2023 Notes	21	—	—	(1,800)
Repayments of bank loans	21	—	(404)	—
Dividends paid	21	(2,051)	(1,030)	—
Repayments of lease liabilities	21	(13)	(11)	(12)
Payments of financing costs	21	(2)	(20)	(27)
Make-whole premium on early retirement of debt		—	—	(131)
Interests paid	21	(274)	(209)	(378)
Net cash (used in)/from financing activities		(2,312)	231	366

Net decrease in cash and cash equivalents		(215)	(1,609)	(180)
Cash and cash equivalents at beginning of year		2,676	2,471	861
Effect of exchange rate on cash and cash equivalents		10	(1)	(3)
Cash and cash equivalents at end of year	17	$2,471	$861	$678

The accompanying notes are an integral part of these consolidated financial statements.

1.    GENERAL INFORMATION
Principal activities
The Group is principally engaged in the operation of casino games of chance or games of other forms and the development and operation of destination properties and other ancillary services in Macao. The Group’s immediate holding company is Venetian Venture Development Intermediate II. Las Vegas Sands Corp. (“LVS”), a company incorporated in Nevada, U.S.A., indirectly holds 69.91% ownership interest in the Group as at December 31, 2021, and is the Group’s ultimate holding company.
The Company was incorporated in the Cayman Islands on July 15, 2009 as an exempted company with limited liability under the Companies Act (as amended) of the Cayman Islands. The address of the Company’s registered office in the Cayman Islands is Intertrust Corporate Services (Cayman) Limited, One Nexus Way, Camana Bay, Grand Cayman, KY1-9005, Cayman Islands. The Company’s principal place of business in Hong Kong is Level 54, Hopewell Centre, 183 Queen’s Road East, Hong Kong.
The Group owns and operates The Venetian Macao Resort Hotel ("The Venetian Macao"), The Londoner Macao (formerly Sands Cotai Central), The Parisian Macao, The Plaza Macao, and Sands Macao. The Group’s properties collectively feature some of the world’s largest casinos, luxury suites and hotel rooms, different restaurants and food outlets, spas and theaters for live performances, as well as other integrated resort amenities.
During 2021, the Group achieved milestones in advancing several strategic objectives. The Group continued progress on key development projects for the conversion of Sands Cotai Central into The Londoner Macao, including the opening of The Londoner Macao Hotel in January 2021, featuring 594 London-themed suites; the opening of Londoner Court in September 2021, featuring approximately 370 luxury suites; and the expansion of the retail offerings has been rebranded as Shoppes at Londoner in 2021. The Group anticipates the Londoner Arena, expansion of Shoppes at Londoner and other amenities to be completed before the end of 2022.
The Company’s shares were listed on the Main Board of the Stock Exchange on November 30, 2009.
The consolidated financial statements are presented in millions of United States dollars (“US$ in millions”), unless otherwise stated.

COVID-19 Pandemic Update
In early January 2020, an outbreak of a respiratory illness caused by a novel coronavirus ("COVID-19") was identified and the virus spread rapidly across the world causing the World Health Organization to declare the outbreak of a pandemic on March 12, 2020 (the “COVID-19 Pandemic”). Governments around the world mandated actions to contain the spread of the virus that included stay-at-home orders, quarantines, capacity limits, closures of non-essential businesses, including entertainment activities, and significant restrictions on travel. The government actions varied based upon a number of factors, including the extent and severity of the COVID-19 Pandemic within their respective countries and jurisdictions.
Visitation to Macao has remained substantially below pre-COVID-19 levels as a result of various government policies limiting or discouraging travel. As at the date of this report, other than people from mainland China who in general may enter Macao without quarantine subject to them holding the appropriate travel documents, a negative COVID-19 test result issued within a specified time period and a green health-code, there remains in place a complete ban on entry or a need to undergo various quarantine requirements depending on the person’s residency and recent travel history. The Group’s operations will continue to be impacted and subject to changes in the government policies of Macao, mainland China, Hong Kong and other jurisdictions in Asia addressing travel and public health measures associated with COVID-19.
The Group’s operations have been significantly impacted by the reduced visitation to Macao. The Macao government announced total visitation from mainland China to Macao increased by 48.2% and decreased by 74.8% for 2021, as compared to 2020 and 2019, respectively. The Macao government also announced gross gaming revenue increased by 43.7% and decreased by 70.3% for 2021, as compared to 2020 and 2019, respectively.
On March 3, 2021, the negative COVID-19 test requirement to enter casinos was removed; however, various other health safeguards implemented by the Macao government remained in place, including mandatory mask protection, limitation on the number of seats per table game, slot machine spacing and temperature checks. Management is currently unable to determine when the remaining measures will be eased or cease to be necessary.
As at the date of this report, most businesses are allowed to remain open, subject to social distancing and health code checking requirements as designated by the Macao government. In January 2022, the Macao government commenced the roll out of a non-mandatory contact tracing QR code function at a range of businesses including government buildings, restaurants, hotels and other public venues.
In support of the Macao government’s initiatives to fight the COVID-19 Pandemic, the Group provided one tower (approximately 2,100 hotel rooms) at the Sheraton Grand Macao to the Macao government to house individuals who returned to Macao for quarantine purposes. This tower has been utilized for quarantine purposes on several occasions during 2020 and 2021. From October 4, 2021 to October 30, 2021, an additional tower (approximately 1,800 hotel rooms) at the Sheraton Grand Macao was provided.
The Group’s gaming operations remained open during the year ended December 31, 2021, compared to the same period in 2020 when the Group’s gaming operations were suspended from February 5, 2020 to February 19, 2020 due to a government mandate, except for gaming operations at The Londoner Macao, which resumed on February 27, 2020. Some of the Group’s hotel facilities were also closed during the casino suspension in response to the decrease in visitation and were gradually reopened from February 20, 2020, with the exception of the Conrad Macao at The Londoner Macao, which reopened on June 13, 2020.
Operating hours at restaurants and other venues across the Group’s properties are continuously being adjusted in line with fluctuations in guest visitation. The majority of retail outlets in the Group’s various shopping malls are open with reduced operating hours. The timing and manner in which these areas will return to full operation are currently unknown.
The Group’s ferry operations between Macao and Hong Kong remain suspended. The timing and manner in which the Group’s ferry operations will be able to resume are currently unknown.
The disruptions arising from the COVID-19 Pandemic continued to have a significant adverse impact on the Group’s financial condition and operations during the year ended December 31, 2021. The duration and intensity of this global health emergency and related disruptions are uncertain. Given the dynamic nature of these circumstances, the impact on the Group’s consolidated results of operations, cash flows and financial condition may continue to be material in the future, but cannot be reasonably estimated at this time as it is unknown when the impact of the COVID-19 Pandemic will end, when or how quickly the current travel and operational restrictions will be modified or cease to be necessary and the resulting impact on the Group’s business and the willingness of tourism patrons to spend on travel and entertainment and business patrons to spend on MICE.
While the Group’s properties were open and operating at reduced levels due to lower visitation and the implementation of required safety measures during the year ended December 31, 2021, the current economic and regulatory environment on a global basis and in Macao continues to evolve. The Group cannot predict the manner in which governments will react as the global and regional impact of the COVID-19 Pandemic changes over time, which could significantly alter the Group’s current operations.
The Group has a strong balance sheet and sufficient liquidity in place, including total cash and cash equivalents balance, excluding restricted cash and cash equivalents, of US$678 million and access to US$1.75 billion of available borrowing capacity from the 2018 SCL Revolving Facility as at December 31, 2021. On March 15, 2022, the Company drew down US$19 million and HK$1.42 billion (approximately US$182 million at the exchange rate in effect on the date of this transaction) under the 2018 SCL Credit Facility for general corporate purposes, resulting in a remaining available borrowing capability of US$1.54 billion. Based on the current forecasts, the Group believes it is able to support continuing operations, complete the major construction projects that are underway and respond to the current COVID-19 Pandemic challenges for at least twelve months from the end of the reporting period. The Group has taken various mitigating measures to manage through the current environment, including a cost and capital expenditure reduction program to minimize cash outflow for non-essential items.
Macao subconcession
Gaming in Macao is administered by the government through concession agreements awarded to three different Concessionaires and three Subconcessionaires, of which Venetian Macau Limited (“VML”, a subsidiary of Sands China Ltd.) is one. These concession agreements expire on June 26, 2022. If VML’s Subconcession is not extended or renewed, VML may be prohibited from conducting gaming operations in Macao, and VML could cease to generate revenues from the gaming operations when the Subconcession Contract expires on June 26, 2022. In addition, all of VML’s casino premises and gaming-related equipment could be automatically transferred to the Macao government without any compensation to VML.
On January 18, 2022 the Macao Legislative Assembly published a draft bill entitled Amendment to Law No. 16/2001 to amend Macao’s gaming law (the “Gaming Law”).

Certain changes to the Gaming Law set out in the draft bill include a reduction in the term of future gaming concessions to ten (10) years; authorization of up to six (6) gaming concession contracts; an increase in the minimum capital contribution of concessionaires to 5 billion patacas (approximately US$622 million at exchange rates in effect on December 31, 2021); an increase in the percentage of the share capital of the concessionaire that must be held by the local managing director to 15%; a requirement that casinos be located in real estate owned by the concessionaire; and a prohibition of revenue sharing arrangements between gaming promoters and concessionaires.
On March 3, 2022, the Macao government announced its intention to extend the term of Macao's six concession and subconcession contracts from June 26, 2022 until December 31, 2022 in order to ensure sufficient time to complete the amendment to the Gaming Law and conduct a public tender for the awarding of new gaming concessions. The Macao government invited VML to submit a formal request for an extension along with a commitment to pay the Macao government up to MOP47 million (approximately US$6 million at exchange rates in effect on December 31, 2021) and provide a bank guarantee to secure the fulfilment of VML's payment obligations towards its employees should VML be unsuccessful in tendering for a new concession contract after its Subconcession expires. VML submitted its request for an extension on March 14, 2022. The extension of VML's Subconcession is subject to approval by the Macao government as well as entering into a Subconcession amendment contract with Galaxy Casino, S.A. ("Galaxy").
The Company is actively monitoring developments with respect to the Macao government’s Gaming Law amendment and concession renewal process and continues to believe it will be successful in extending the term of its Subconcession and/or obtaining a new gaming concession when its current Subconcession expires; however, it is possible the Macao government could further change or interpret the associated gaming laws in a manner that could negatively impact the Group.
Under the Senior Notes Indentures (as defined below), upon the occurrence of any event resulting from any change in the Gaming Law (as defined in the indentures) or any action by the gaming authority after which none of the Company or any of its subsidiaries own or manage casino or gaming areas or operate casino games of fortune and chance in Macao in substantially the same manner as they were owning or managing casino or gaming areas or operating casino games as at the issue date of the Senior Notes, for a period of 30 consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties or results of operations of SCL and its subsidiaries, taken as a whole, each holder of the Senior Notes would have the right to require the Company to repurchase all or any part of such holder’s Senior Notes at par, plus any accrued and unpaid interest (the “Investor Put Option”).
Additionally, under the 2018 SCL Credit Facility, the events that trigger an Investor Put Option under the Senior Notes (as described above) would be an event of default, which may result in commitments being immediately cancelled, in whole or in part, and the related outstanding balances and accrued interest, if any, becoming immediately due and payable.
The Subconcession not being extended or renewed and the potential impact if holders of the notes and the agent have the ability to, and make the election to, accelerate the repayment of the Company’s debt would have a material adverse effect on the Group’s business, financial condition, results of operations and cash flows. The Company intends to follow the process for a concession renewal once the process and requirements are announced by the Macao government.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The principal accounting policies applied in the preparation of the consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

(a)Basis of preparation
The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”). The preparation of the consolidated financial statements in accordance with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 3.
The consolidated financial statements have been prepared on the historical cost basis except for financial liabilities for cash-settled share-based awards and derivative financial instruments that are measured at fair value.

(b)Changes in accounting policies and disclosures
During the years ended December 31, 2019, 2020 and 2021, there have been a number of new standards and amendments to standards that have come into effect, which the Group has adopted at their respective dates. Details of the adoption of the material new standard are set out below.

IFRS 16 Leases (“IFRS 16”)
The accounting standard superseded the requirements in IAS 17 Leases (“IAS 17”) and the related interpretations to introduce a comprehensive model for the identification of lease arrangements and accounting treatments for both lessors and lessees. The Group adopted the new standard on January 1, 2019.
IFRS 16 distinguishes lease and service contracts on the basis of whether an identified asset is controlled by a customer. Distinctions of operating leases and finance leases are removed for lessee accounting, and is replaced by a model where a right-of-use asset and a corresponding liability have to be recognized for all leases by lessees, except for short-term leases and leases of low-value assets.
Lessor accounting remains largely unchanged under the new standard.
On transition to IFRS 16, the Group elected to apply the practical expedient for lease definition. The Group applied IFRS 16 only to contracts previously identified as leases applying IAS 17 and IFRIC-Int 4 Determining whether an Arrangement Contains a Lease (“IFRIC-Int 4”). Contracts that were not identified as leases under IAS 17 and IFRIC-Int 4 were not reassessed. Therefore, the definition of a lease under IFRS 16 was applied only to contracts entered into or modified on or after January 1, 2019.
Further, the Group elected the modified retrospective approach for the application of IFRS 16, under which the effect of initial application was recognized at January 1, 2019. The lease liability was measured at the present value of the remaining lease payments at the date of initial application and the right-of-use asset was measured at an amount equal to the lease liability immediately before the date of initial application. The adoption of this standard did not have an impact on net income.

In the consolidated balance sheet, the Group presents right-of-use assets that do not meet the definition of “investment property” in “property and equipment” and lease liabilities are presented within “borrowings.” Right-of-use assets that meet the definition of “investment property” are presented within “investment properties.” Right-of-use assets are included within the same category under “property and equipment,” which the corresponding underlying assets would be presented if they were owned.
In the consolidated statement of cash flows, the Group has previously presented operating lease payments under cash flows from operating activities. Upon the adoption of IFRS 16, lease payments and any associated interest paid are presented under cash flows from financing activities except for leases with an expected term of 12 months or less and leases of low-value assets which are presented under cash flows from operating activities.

New standards and amendments to IFRS issued but not yet effective
The Group has not early adopted the new or amendments to standards that have been issued, but are not effective for the year ended December 31, 2021. The Group has commenced the assessment of the impact of the new or amendments to standards to the Group, but is not yet in a position to state whether their adoption would have a significant impact on the results of operations and financial position of the Group.

(c)Subsidiaries
Consolidation
The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company and its subsidiaries. Control is achieved when the Company has power over the investee; is exposed, or has rights, to variable returns from its involvement with the investee; and has the ability to use its power to affect its returns. Subsidiaries are fully consolidated from the date on which control is transferred to the Group and are deconsolidated from the date that control ceases.
The Group reassesses whether or not it controls an investee if facts and circumstances indicate there are changes to one or more of the three elements of control listed above.
All intragroup assets and liabilities, equity, income, expenses and cash flows relating to transactions between the members of the Group are eliminated on consolidation.
The particulars of the Group’s principal subsidiaries as at December 31, 2019, 2020 and 2021 are set out in Note 29.

(d)Foreign currency translation
Items included in the financial statements of each of the Group’s companies are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The Company’s functional currency is Macao patacas (“MOP”). The consolidated financial statements are presented in US$, which is the presentation currency of LVS.
Companies within the Group that have a functional currency different from the presentation currency translate their results of operations and financial position into the presentation currency based on the following:

•Assets and liabilities are translated at the closing rate at balance sheet date;
•Income and expenses are translated at average exchange rates during the year; and
•Translation adjustments arising from this process are recognized in other comprehensive income/(expense) (currency translation differences) and will not be reclassified subsequently to profit or loss.
Gains or losses from foreign currency remeasurements that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in “other expenses, gains and losses.”

(e)Investment properties
Investment properties, principally comprising buildings and building improvements relating to mall operations, are held for long-term rental yields or capital appreciation or both, and are not occupied by the Group. Investment properties currently being constructed or developed are classified as investment properties and stated at cost, less accumulated impairment losses, if any. Investment properties are initially measured at cost and subsequently carried at cost less accumulated depreciation and accumulated impairment losses, if any. Investment properties are depreciated on a straight-line basis, at rates sufficient to write off their costs over their estimated useful lives of 3 to 50 years. The residual values and useful lives of investment properties are reviewed, and adjusted as appropriate at each balance sheet date. The effects of any revision are included in the consolidated income statement when the changes arise.

(f)Property and equipment
Property and equipment, except construction-in-progress, are stated at historical cost less accumulated depreciation and accumulated impairment losses, if any. Leasehold interests in land are classified as leases and commence amortization from the time when the land interest becomes available for its intended use. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets, as follows:

Leasehold interests in land classified as leases	50 years
Leasehold improvements	Shorter of lease term or 3 years
Land improvements, buildings and building improvements	10–50 years
Leased buildings and equipment	Lease term
Ferries	20 years
Furniture, fittings and equipment	3–20 years
Vehicles	5–6 years

The estimated useful lives are based on the nature of the assets as well as current operating strategy and legal considerations, such as contractual life, and are periodically reviewed. Future events, such as property expansions, property developments, new competition or new regulations, could result in a change in the manner in which the Group uses certain assets requiring a change in the estimated useful lives of such assets.
Maintenance and repairs that neither materially add to the value of the asset nor appreciably prolong its life are charged to expense as incurred. Gains or losses on disposition of property and equipment are included in the consolidated income statement.
Construction-in-progress represents property and equipment under construction and is stated at cost, less accumulated impairment losses, if any. This includes the direct costs of purchase, construction and capitalized borrowing costs. Construction-in-progress is not depreciated until such time as the relevant assets are completed and ready for their intended use, at which time they are transferred to the relevant asset category.
The residual values and useful lives of the assets are reviewed, and adjusted as appropriate at each balance sheet date. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.
Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized within “Other expenses, gains and losses” in the consolidated income statement.

(g)Intangible assets
Computer software
Acquired computer software licenses are capitalized on the basis of the costs incurred to acquire and bring to use the specific software. These costs are amortized on a straight-line basis over their estimated useful lives of 4 years.

(h)Impairment of non-financial assets
Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows (cash generating units or “CGU”).

(i)Financial assets
Classification and subsequent measurement of financial assets
Financial assets that meet the following conditions are subsequently measured at amortized cost:
a.the financial asset is held within a business model whose objective is to collect contractual cash flows; and
b.the contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.
Financial assets that meet the following conditions are subsequently measured at fair value through other comprehensive income:
a.the financial asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling; and
b.the contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.
All other financial assets are subsequently measured at fair value through profit or loss.
The Group’s financial assets primarily consist of cash and cash equivalents, restricted cash and cash equivalents, trade and other receivables and derivative financial instruments.
Financial assets and liabilities are offset and the net amount is reported in the balance sheet when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously.
Interest income is recognized by applying the effective interest rate, except for short-term receivables where the recognition of interest would be immaterial.
Impairment of financial assets
The Group recognizes a loss allowance for expected credit losses (“ECL”) on trade and other receivables which are subject to impairment under IFRS 9 Financial Instruments. The amount of ECL is updated at each reporting date to reflect changes in credit risk since initial recognition.
Lifetime ECL represents the ECL that will result from all possible default events over the expected life of the relevant instrument. Assessments are done based on the Group’s historical credit loss experience, adjusted for factors specific to the debtors, general economic conditions and an assessment of both the current conditions at the reporting date as well as the forecast of future conditions.

a.Definition of default
For internal credit risk management, the Group considers an event of default occurs when information developed internally or obtained from external sources indicates the debtor is unlikely to pay its creditors, including the Group, in full (without taking into account any collateral held by the Group).

b.Credit-impaired financial assets
A financial asset is credit-impaired when one or more events of default that have a detrimental impact on the estimated future cash flows of that financial asset have occurred. Evidence of a financial asset that is credit-impaired includes observable data about the following events:
i.Significant financial difficulty of the issuer or the borrower;
ii.A breach of contract, such as a default or past due event;
iii.The Group, for economic or legal reasons relating to the borrower’s financial difficulty, grants to the borrower a concession the lender would not otherwise consider;
iv.It becomes probable the borrower will enter bankruptcy or other financial reorganization; or
v.Observable data indicating there is a measurable decrease in the estimated future cash flows from a portfolio of financial assets since the initial recognition of those assets, although the decrease cannot yet be identified with the individual financial assets in the portfolio, including:
(i)adverse changes in the payment status of borrowers in the portfolio; or

(ii)national or local economic conditions that correlate with defaults on the assets in the portfolio.

c.Write-off policy
The Group writes off a financial asset when there is information indicating the counterparty is in severe financial difficulty and there is no realistic prospect of recovery, for example, when the counterparty has been placed under liquidation or has entered into bankruptcy proceedings. Financial assets written off may still be subject to enforcement activities under the Group’s recovery procedures, taking into account legal advice where appropriate. A write-off constitutes a derecognition event. Any subsequent recoveries are recognized in profit or loss.

d.Measurement and recognition of ECL
The measurement of ECL is a function of the probability of default, loss given default (i.e. the magnitude of the loss if there is a default) and the exposure at default. The assessment of the probability of default and loss given default is based on historical data and forward-looking information.
Generally, the ECL is the difference between all contractual cash flows due to the Group in accordance with the contract and the cash flows the Group expects to receive.
Where ECL is measured on a collective basis or for cases where evidence at the individual instrument level may not yet be available, the financial instruments are grouped based on shared credit risk characteristics and days past due.
The grouping is regularly reviewed by management to ensure the constituents of each group continue to share similar credit risk characteristics.
The Group recognizes an impairment gain or loss in profit or loss for trade and other receivables by adjusting their carrying amount through a loss allowance account.

Derecognition of financial assets
The Group derecognizes a financial asset when the consideration was received. On derecognition of a financial asset measured at amortized cost, the difference between the asset’s carrying amount and the sum of the consideration received and receivable is recognized in profit or loss.

(j)Cash and cash equivalents
Cash and cash equivalents include cash and short-term deposits with original maturities of three months or less. Restricted cash and cash equivalents are excluded from cash and cash equivalents in the consolidated statement of cash flows. Restricted cash and cash equivalents represent sinking funds set aside to cover the cost of capital expenses, including repairs, renovations, replacements and maintenance of a substantial but infrequent or irregular nature of the Group’s shopping malls.

(k)Share capital
Ordinary shares are classified as equity.
Incremental costs directly attributable to the issuance of equity instruments are shown in equity as a deduction, net of tax, from the proceeds.

(l)Financial liabilities
The Group’s financial liabilities consists of primarily borrowings and trade and other payables, are initially measured at fair value and subsequently measured at amortized cost, using the effective interest method. The Group’s financial liabilities also may include derivative financial instruments (if any) which are measured at fair value.

Derecognition/substantial modification of financial liabilities
The Group derecognizes financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or have expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in profit or loss.
When the contractual terms of financial liability are modified such that the revised terms would result in a substantial modification from the original terms, after taking into account all relevant facts and circumstances including qualitative factors, such modification is accounted for as derecognition of the original financial liability and the recognition of new financial liability. The difference between the carrying amount of the financial liability derecognized and the fair value of consideration paid or payable, including any liabilities assumed and derivative components, is recognized in profit or loss.

Non-substantial modifications of financial liabilities
For non-substantial modifications of financial liabilities that do not result in derecognition, the carrying amount of the relevant financial liabilities will be calculated at the present value of the modified contractual cash flows discounted at the financial liabilities’ original effective interest rate. Transaction costs or fees incurred are adjusted to the carrying amount of the modified financial liabilities and are amortized over the remaining term. Any adjustment to the carrying amount of the financial liability is recognized in profit or loss at the date of modification.

(m)Trade payables
Trade payables are obligations to pay for goods or services acquired in the ordinary course of business from suppliers. Trade payables are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.
Trade payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

(n)Borrowings and financing costs
Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the consolidated income statement over the period of the borrowings using the effective interest method.
Fees paid on the establishment of loan facilities are recognized as transaction costs of the loan to the extent it is probable some or all of the facilities will be drawn down. In this case, the fee is deferred until the draw-down occurs. To the extent there is no evidence it is probable some or all of the facilities will be drawn down, the fee is capitalized as a pre-payment for liquidity services and amortized over the period of the facility to which it relates.
Financing costs incurred for the construction of any qualifying asset which takes a substantial period of time to get ready for its intended use, less any investment income on the temporary investment of related borrowings, are capitalized during the period that is required to complete and prepare the asset for its intended use. Other financing costs, net of interest income, are expensed.
Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least twelve months after the balance sheet date.

(o)Current and deferred income tax and gaming tax
Income tax
Income tax expense is comprised of current and deferred tax.

(i)Current income tax
Current income tax is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Company and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which the applicable tax regulation is subject to interpretation and establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

(ii)Deferred income tax
Deferred income tax is recognized for temporary differences arising between the tax bases of assets and liabilities and their carrying values in the consolidated financial statements. Deferred income tax is not accounted for if it arises from initial recognition of an asset or a liability in a transaction other than a business combination that, at the time of the transaction, affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) enacted or substantively enacted at the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.
Deferred income tax assets are recognized only to the extent it is probable future taxable profit will be available against which the temporary differences can be utilized.
Deferred income tax is provided for temporary differences arising from investments in subsidiaries, except when the timing of the reversal of the temporary difference can be controlled by the Group and it is probable the temporary difference will not reverse in the foreseeable future.

(iii)Offsetting
Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Gaming tax
According to the gaming Subconcession granted by the Macao government and the relevant legislation, the Group is required to pay 35% gaming tax on gross gaming revenues, which represents net wins from casino operations. The Group is also required to pay an additional 4% of gross gaming revenues as public development and social related contributions. On a monthly basis, the Group also makes certain variable and fixed payments to the Macao government based on the number of slot machines and table games in its possession. These expenses are reported as “Gaming tax” in the consolidated income statement.

(p)Employee benefits
(i)Pension obligations
The Group operates the Private Provident Fund Scheme and Non-Mandatory Central Provident Fund Scheme (collectively, the “Schemes”) through its subsidiaries in Macao. The Schemes are managed by fund management entities and are defined contribution plans. The Group has no further payment obligations once the contributions have been paid to the Schemes managed by fund management entities. The contributions are recognized as employee benefit expenses when they are due and are reduced by contributions forfeited by those employees who leave the scheme prior to the contributions being fully vested. Prepaid contributions are recognized as an asset to the extent a cash refund or a reduction in the future payments is available.

(ii)Share-based compensation
Equity-settled share-based payment transactions
Share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized over the employee's requisite service period (generally the vesting period of the equity grant). When the options of the 2009 Equity Award Plan and 2019 Equity Award Plan are exercised, the Company issues new shares. The cash subscribed for the shares issued when the options are exercised is credited to share capital (nominal value) and share premium, net of any directly attributable transaction costs. At the time when the options are exercised, the amount previously recognized in share-based compensation reserve will be transferred to share premium. When the options are forfeited after the vesting date or are still not exercised at the expiry date, the amount previously recognized in share-based compensation reserve will be transferred to retained earnings.
The Group recognizes the impact of revisions to the original estimates, if any, in the consolidated income statement, with a corresponding adjustment to equity.
Share-based compensation expense arising from the granting of share options and restricted share units by LVS to the employees of the Group, to the extent of services rendered to the Group, is deemed to have been allocated to the Group as an expense with the corresponding increase in the share-based compensation reserves under equity.
Cash-settled share-based payment transactions of the Company
For cash-settled share-based payments, a financial liability is recognized for the employee services acquired, measured initially at the fair value of the liability. At the end of each reporting period until the liability is settled, and at the date of settlement, the fair value of the liability is remeasured, with any changes in fair value recognized in profit or loss for the year.

(iii)Annual leave and other paid leave
Employee entitlement to annual leave is recognized when it accrues to employees. A provision is made for the estimated liability for annual leave as a result of services rendered by employees during the year. Employee entitlements to maternity leave and sick leave are not recognized until the time of leave. Unused compensation leave earned by employee is accrued.

(iv)Termination benefits
Termination benefits are payable when employment is terminated by the Group before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for these benefits. The Group recognizes termination benefits at the earlier of when the Group can no longer withdraw the offer of the termination benefits and when it recognizes any related restructuring costs. In the case of an offer made to encourage voluntary redundancy, the termination benefits are measured based on the number of employees expected to accept the offer. Benefits falling due more than twelve months after the balance sheet date are discounted to their present value.

(v)Bonus plans
The Group recognizes a liability and an expense for bonuses where contractually obliged or where there is a past practice that has created a constructive obligation.

(q)Contingent liabilities
A contingent liability is a possible obligation that arises from past events and whose existence will only be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Group. It can also be a present obligation arising from past events that is not recognized because it is not probable an outflow of economic resources will be required or the amount of the obligation cannot be measured reliably.
A contingent liability is not recognized but is disclosed in the notes to the consolidated financial statements unless the probability of outflow of resources embodying economic benefits is remote. When a change in the probability of an outflow occurs so the outflow is probable, it will then be recognized as a provision.

(r)Revenue recognition
Revenue from contracts with customers primarily consists of casino wagers, room sales, food and beverage transactions, convention sales and entertainment and ferry ticket sales. These contracts can be written, oral or implied by customary business practices.
Gross casino revenue is the aggregate of gaming wins and losses. The commissions rebated to gaming promoters and premium players for rolling play, cash discounts and other cash incentives to patrons related to gaming play are recorded as a reduction to gross casino revenue. Gaming contracts include a performance obligation to honor the patron’s wager and typically include a performance obligation to provide a product or service to the patron on a complimentary basis to incentivize gaming or in exchange for points earned under the Group’s loyalty programs.
For wagering contracts that include complimentary products and services provided by the Group to incentivize gaming, the Group allocates the relative stand-alone selling price of each product and service to the respective revenue type. Complimentary products or services provided under the Group’s control and discretion, which are supplied by third parties, are recorded as an operating expense.
For wagering contracts that include products and services provided to a patron in exchange for points earned under the Group’s loyalty programs, the Group allocates the estimated fair value of the points earned to the loyalty program liability. The loyalty program liability is a deferral of revenue until redemption occurs. Upon redemption of loyalty program points for Group-owned products and services, the stand-alone selling price of each product or service is allocated to the respective revenue type. For redemptions of points with third parties, the redemption amount is deducted from the loyalty program liability and paid directly to the third party. Any discounts received by the Group from the third party in connection with this transaction are recorded to other revenue.

After allocation to the other revenue types for products and services provided to patrons as part of a wagering contract, the residual amount is recorded to casino revenue as soon as the wager is settled. As all wagers have similar characteristics, the Group accounts for its gaming contracts collectively on a portfolio basis versus an individual basis.
Hotel revenue recognition criteria are met at the time of occupancy. Food and beverage revenue recognition criteria are met at the time of service. Convention revenues are recognized when the related service is rendered or the event is held. Deposits for future hotel occupancy, convention space or food and beverage services contracts are recorded as deferred revenue until the revenue recognition criteria are met. Cancellation fees for convention contracts are recognized upon cancellation by the customer and are included in other revenues. Ferry and entertainment revenue recognition criteria are met at the completion of the ferry trip or event, respectively. Revenue from contracts with a combination of these services is allocated pro rata based on each service’s relative stand-alone selling price.
The Group’s accounting policy for recognition of revenue from operating leases is described in the accounting policy for leases/right-of-use below.

(s)Pre-opening expenses
Pre-opening expenses represent personnel and other costs incurred prior to the opening of new properties and are expensed as incurred.

(t)Leases/right-of-use
As the lessee for leases
The Group leases various land, real estate, vehicles, and equipment. The Group determines if a contract is or contains a lease at the inception or modification of a contract. A contract is, or contains a lease if the contract conveys a right to control the use of an identified asset for a period of time in exchange for consideration. Control over the use of the identified asset means the lessee has both (a) the right to obtain substantially all of the economic benefits from the use of the asset and (b) the right to direct the use of the asset.
The Group’s lease arrangements have lease and non-lease components. The Group applies the practical expedient to account for the lease components and any associated non-lease components as a single lease component for all classes of underlying assets.
The Group applies the recognition exemption for leases with an expected term of 12 months or less and leases of low-value assets. These leases are not accounted for on the balance sheet and the related lease expense is recognized on a straight-line basis over the expected lease term.
The lease liability is initially measured at the present value of fixed lease payments over the expected lease term at commencement date. As the implicit rate is not determinable in most of the Group’s leases, management uses the incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The expected lease terms include options to extend the lease when it is reasonably certain the Group will exercise such extension option or to terminate the lease when it is reasonably certain the Group will not exercise such termination option.
Variable rents that do not depend on an index or rate are not included in the measurement of the lease liability and the right-of-use asset. The related payments are recognized as an expense in the period in which the event or condition that triggers those payments occurs.
Lease payments are allocated between principal and finance cost. The finance cost is charged to profit or loss over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.
The right-of-use asset is initially measured at cost comprising the amount of the initial measurement of lease liability with adjustments, if any, at commencement date, any lease payments made at or before the commencement date less any lease incentives received, any initial indirect costs, and restoration costs. Right-of-use assets are generally depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis. It is subsequently measured at cost less accumulated depreciation and impairment losses, and adjusted for certain remeasurements of the lease liabilities.
In the consolidated balance sheet, the Group presents right-of-use assets that do not meet the definition of “investment property” in “property and equipment” and lease liabilities are presented within “borrowings”. Right-of-use assets that meet the definition of “investment property” are presented within “investment properties”. Right-of-use assets are included within the same category under “property and equipment”, which the corresponding underlying assets would be presented if they were owned.
In the consolidated statement of cash flows, lease payments and any associated interest paid are presented under cash flows from financing activities except for leases with an expected term of 12 months or less and leases of low-value assets which are presented under cash flows from operating activities.

As the lessor/grantor for leases/right-of-use
The Group leases space at several of its integrated resorts to various third parties as part of its mall operations, as well as retail and office space.
Leases for which the Group is a lessor are classified as a finance or operating lease. Whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee, the contract is classified as a finance lease. All other leases are classified as operating leases. Leases, in which the Group is the lessor, are substantially all accounted for as operating leases and the lease components and non-lease components are accounted for separately.
When assets are leased/granted out under an agreement for the right-of-use, the asset is included in the consolidated balance sheet based on the nature of the asset. Lease rental/income from right-of-use (net of any incentives given to tenants or to retailers) is recognized over the terms of the lease/right-of-use on a straight-line basis. Turnover fees arising under operating leases/right-of-use are recognized as income in the period in which they are earned.
When the legal system in which the Group operates contains a legal provision governing the change in circumstances which adversely impacts the performance of the lessee or the lessor due to a force majeure event, or a lease contract contains a specific clause that provides for rent reduction or suspension of rent in the event that the underlying assets (or any part thereof) are affected by adverse events beyond the control of the Group and the lessee so as to render the underlying assets unfit or not available for use, the relevant rent reduction or suspension of rent resulting from the relevant legal provision or the specific clause is accounted for as part of the original lease and not as a lease modification. The Group recognizes such rent reduction or suspension of rent in profit or loss in the period in which the event or condition that triggers those payments to occur.

(u)Provisions
Provisions are recognized when: the Group has a present legal or constructive obligation as a result of past events; it is probable an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Provisions are not recognized for future operating losses.
Provisions are measured at the present value of management’s best estimate of the expenditure to be required to settle the present obligation at the reporting date. The pre-tax discount rate used to determine the present value reflects current market assessments of the value of money and the risks specific to the liability. The increase in the provision due to the passage of time is recognized as interest expense.

3.CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS
Estimates and judgments are continually evaluated and prepared based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.
The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of potentially causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

(a)Provision of expected credit losses for casino receivables
The Group applies the IFRS 9 simplified approach to measure expected credit losses, using a lifetime expected loss allowance for all trade and other receivables. The Group determines the allowance based on specific customer information, historical write-off experience, current industry and economic data, which include the impact of the COVID-19 Pandemic, and an assessment of both the current conditions at the reporting date as well as the forecast of future conditions. A provision of expected credit losses for trade receivables is recorded when the Group believes it is probable the recoverable amount of the receivables will be less than their carrying amounts. Account balances are written off against the allowance when the Group considers the receivables to be uncollectible.
During the year ended December 31, 2021 and 2020, there continued to be a delay in payments on casino receivables due to the inability of patrons to travel to the Group's properties or to accomplish financial transactions due to the travel restrictions caused by the COVID-19 Pandemic. The collection of casino receivables has also been impacted by liquidity issues faced by certain patrons also stemming from the COVID-19 Pandemic. The Group has increased the provision for expected credit losses accordingly to account for the expected credit losses due to the COVID-19 Pandemic. The Group continues to closely monitor any delays in payments due to the COVID-19 Pandemic and will increase the provision accordingly depending on the facts and circumstances. Although the Group believes the provision on the casino receivables is adequate as at December 31, 2021 and 2020, it is possible the provisions could increase if the Group experiences further delays on payments from patrons.
Management believes there are no concentrations of credit risk for which an allowance has not been established. Although management believes the allowance is adequate, it is possible the estimated amount of cash collections with respect to trade receivables could change.

(b)Classification of Senior Notes and bank borrowings
The Group follows IAS 1 Presentation of Financial Statements to determine the classification of Senior Notes and outstanding balance under the 2018 SCL Credit Facility, which requires significant judgment and an increased extent of effort, as this classification is dependent on whether the Group has the unconditional right to defer settlement of the liabilities for a 12-month period from the balance sheet date.
The Senior Notes and outstanding balance under the 2018 SCL Credit Facility were classified as non-current liabilities on the basis that the Investor Put Option is considered to be a future uncertain event which had not been triggered and the events of default under the 2018 SCL Credit Facility had not been breached as at December 31, 2021.

(c)Useful lives of investment properties and property and equipment
The Group depreciates investment properties and property and equipment on a straight-line basis over their estimated useful lives with no residual value assumed. The estimated useful lives are based on the nature of the assets, as well as current operating strategy and legal considerations, such as contractual life. Future events, such as property expansions, property developments, new competition or new regulations, could result in a change in the manner in which the Group uses certain assets and could have an impact on the estimated useful lives of such assets.
The Group continues to believe it will be successful in extending the term of its Subconcession and/or obtaining a new gaming concession when its current Subconcession expires. Therefore, the useful lives of investment properties and property and equipment has taken into consideration of such factor.

(d)Impairment of non-financial assets
The Group follows the guidance of IAS 36 Impairment of Assets to determine when assets are impaired, which requires significant judgment. In making this judgment, the Group evaluates, among other factors, the duration and extent to which the recoverable amount of assets is less than their carrying balance, including factors such as the industry performance and changes in operational and financing cash flows. When required, the recoverable amount of the CGU would be determined based on value-in-use calculations. These calculations require the use of estimates, including operating results, income and expenses of the business, long-term growth rates, macro-economic factors, regulatory environments, future returns and discount rate.
Changes in the key assumptions on which the recoverable amount of the assets is based could significantly affect the Group’s financial position and results of operations.
During the year ended December 31, 2019, the Group’s ferry operations experienced a decline in passenger volume primarily due to the opening of the Hong Kong-Zhuhai-Macau Bridge, which opened in October 2018. The continuing decline in passenger volume resulted in the Group taking two ferries out of service and implementing other cost cutting measures to maintain the overall efficiency of the ferry operations. The Group determined the projected discounted cash flows were not anticipated to recover the ferry assets’ carrying value. An impairment charge of US$65 million was recorded for the excess of the carrying value over the recoverable value of US$51 million, which was determined to be the fair value less cost of disposal of the ferries in the ferry operations. The estimated fair value of the ferries was determined using level 3 inputs based on recent offers received for the two ferries currently not in service.
During the year ended December 31, 2020, due to the substantial reduction in the cash flows generated from the Group's operating properties and the ongoing travel restrictions due to the COVID-19 Pandemic, the Group determined a triggering event occurred in 2020 and an impairment assessment was warranted for the CGUs within the Group. Fixed assets in the operating properties of the Group were tested for recoverability as at December 31, 2020, resulting in no impairment as the estimated discounted future cash flows exceeded their carrying values.
During the year ended December 31, 2021, the Group’s cash flow generation continued to be impacted by the COVID-19 Pandemic. As such, the Group performed an impairment assessment and no impairment was resulted in 2021.
The Group has made reasonable estimates and judgements in performing the analysis in light of the uncertainties surrounding the COVID-19 Pandemic; however, should the effects of the COVID-19 persist for a prolonged duration and projected operating results further decline in future periods, the Group could be required to recognize an impairment loss.

(e)Litigation provisions
The Group is subject to various claims and legal actions. The accruals for these claims and legal actions are estimated in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets. Based on consultations with legal counsel, management estimated no significant loss would be incurred beyond the amounts provided. Actual results could differ from these estimates.

4.SEGMENT INFORMATION
Management has determined the operating segments based on the reports reviewed by a group of senior management which is the chief operating decision maker of the Group that makes strategic decisions. The Group considers the business from a property and service perspective.
The Group’s principal operating and developmental activities occur in Macao, which is the sole geographic area in which the Group is domiciled. The Group reviews the results of operations for each of its key operating segments, which are also the reportable segments: The Venetian Macao, The Londoner Macao, The Parisian Macao, The Plaza Macao and Sands Macao. The Group also reviews construction and development activities for each of its primary projects currently under development, in addition to its reportable segments noted above, which include the renovation, expansion and rebranding of Sands Cotai Central to The Londoner Macao. The Group has included ferry and other operations (comprised primarily of the Group’s ferry operations and various other operations that are ancillary to its properties) to reconcile to consolidated income statement and consolidated balance sheet.

The Venetian Macao, The Londoner Macao, The Parisian Macao, The Plaza Macao and Sands Macao derive their revenues primarily from casino wagers, room sales, rental income from the Group’s mall tenants, food and beverage transactions, convention sales and entertainment. Ferry and other operations mainly derive their revenues from the sale of transportation services.
Revenue disaggregated by type of revenue and property is as follows:

	Casino	Rooms	Mall(ii),(iii)	Food and beverage	Convention, ferry, retail and other	Net revenues
	(US$ in millions)
Year ended December 31, 2019
The Venetian Macao	$2,875	$222	$254	$73	$86	$3,510
The Londoner Macao	1,541	320	71	97	23	2,052
The Parisian Macao	1,376	130	53	70	21	1,650
The Plaza Macao	650	41	151	31	4	877
Sands Macao	576	18	3	27	4	628
Ferry and other operations	—	—	—	—	106	106
Inter-segment revenues(i)	—	—	(1)	—	(14)	(15)
	$7,018	$731	$531	$298	$230	$8,808
Year ended December 31, 2020
The Venetian Macao	$531	$46	$126	$14	$21	$738
The Londoner Macao	192	42	38	17	8	297
The Parisian Macao	180	33	27	14	5	259
The Plaza Macao	159	17	79	9	1	265
Sands Macao	107	6	1	5	1	120
Ferry and other operations	—	—	—	—	21	21
Inter-segment revenues(i)	—	—	(2)	—	(11)	(13)
	$1,169	$144	$269	$59	$46	$1,687
Year ended December 31, 2021
The Venetian Macao	$944	$77	$195	$24	$16	$1,256
The Londoner Macao	396	90	56	30	16	588
The Parisian Macao	244	54	39	17	3	357
The Plaza Macao	298	45	184	17	2	546
Sands Macao	105	10	1	5	1	122
Ferry and other operations	—	—	—	—	20	20
Inter-segment revenues(i)	—	—	(2)	—	(13)	(15)
	$1,987	$276	$473	$93	$45	$2,874

(i)Inter-segment revenues are charged at prevailing market rates.
(ii)Of this amount, US$456 million and US$75 million for the year ended December 31, 2019, US$199 million and US$70 million for the year ended December 31, 2020, and US$410 million and US$63 million for the year ended December 31, 2021 were related to income from right-of-use and management fee and other, respectively. Income from right-of-use is recognized in accordance with IFRS 16 Leases and all other revenues are recognized in accordance with IFRS 15 Revenue from contracts with customers.
(iii)For the years ended December 31, 2020 and 2021, rent concessions of US$215 million and US$41 million, respectively, were provided to tenants as a result of the COVID-19 Pandemic and the impact on mall operations.

The following is a reconciliation of adjusted property EBITDA to profit/(loss) for the year attributable to equity holders of the Company:

		Year ended December 31,
		2019	2020	2021
	Notes	(US$ in millions)
Adjusted property EBITDA (Unaudited)(i)
The Venetian Macao		$1,407	$(53)	$297
The Londoner Macao		726	(184)	(84)
The Parisian Macao		544	(131)	(17)
The Plaza Macao		345	33	219
Sands Macao		175	(76)	(69)
Ferry and other operations		(4)	(17)	(5)
Total Adjusted property EBITDA		3,193	(428)	341
Share-based compensation, net of amount capitalized(ii)		(14)	(15)	(10)
Corporate expense(iii)	4(a)	(129)	(45)	(68)
Pre-opening expense	4(b)	(23)	(11)	(11)
Depreciation and amortization		(706)	(684)	(733)
Net foreign exchange gains/(losses)	6	35	17	(38)
Impairment loss on property and equipment	3(d)	(65)	—	—
Fair value gain on derivative financial instruments		—	—	1
Loss on disposal of property and equipment, investment properties and intangible assets	6	(16)	(73)	(19)
Operating profit/(loss)		2,275	(1,239)	(537)
Interest income		38	11	2
Finance costs, net of amounts capitalized		(280)	(279)	(373)
Loss on early retirement of debt		—	—	(137)
Profit/(loss) before income tax		2,033	(1,507)	(1,045)
Income tax expense		—	(16)	(3)
Profit/(loss) for the year attributable to equity holders of the Company		$2,033	$(1,523)	$(1,048)

(i)Adjusted property EBITDA, which is a non-IFRS financial measure, is profit or loss attributable to equity holders of the Company before share-based compensation, corporate expense, pre-opening expense, depreciation and amortization, net foreign exchange gains or losses, impairment loss on property and equipment, gain or loss on disposal of property and equipment, investment properties and intangible assets, interest, gain or loss on modification or early retirement of debt and income tax benefit or expense. Management utilizes adjusted property EBITDA to compare the operating profitability of its operations with those of its competitors, as well as a basis for determining certain incentive compensation. Integrated resort companies have historically reported adjusted property EBITDA as a supplemental performance measure to IFRS financial measures. In order to view the operations of their properties on a more stand-alone basis, integrated resort companies, including the Group, have historically excluded certain expenses that do not relate to the management of specific properties, such as pre-opening expense and corporate expense, from their adjusted property EBITDA calculations. Adjusted property EBITDA should not be interpreted as an alternative to profit or operating profit (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity), in each case, as determined in accordance with IFRS. The Group has significant uses of cash flow, including capital expenditures, dividend payments, interest payments, debt principal repayments and income taxes, which are not reflected in adjusted property EBITDA. Not all companies calculate adjusted property EBITDA in the same manner. As a result, adjusted property EBITDA as presented by the Group may not be directly comparable to other similarly titled measures presented by other companies.
(ii)The amount comprised of US$13 million, US$9 million and US$5 million equity-settled share-based payment expense, net of amounts capitalized and US$1 million, US$6 million and US$5 million cash-settled share-based payment expense, net of amounts capitalized for the years ended December 31, 2019, 2020 and 2021, respectively.
(iii)The share-based payment expense for exclusion in the above corporate expense was negligible for the year ended December 31, 2019. The share-based payment expenses excluded for the years ended December 31, 2020, and 2021 were US$2 million and US$1 million, respectively,

(a)Corporate expense

		Year ended December 31,
		2019	2020	2021
	Note	(US$ in millions)
Royalty fees	25(a)(v)	$110	$22	$42
Management fees		5	4	4
Employee benefit expenses		7	10	11
Other support services		4	3	4
Other expenses		3	6	7
		$129	$45	$68

(b)Pre-opening expense

	Year ended December 31,
	2019	2020	2021
	(US$ in millions)
Employee benefit expenses	$9	$4	$5
Advertising and promotions	9	2	2
Contract labor and services	3	2	1
Utilities and operating supplies	—	2	1
Other support services	1	—	—
Other expenses	1	1	2
	$23	$11	$11

	Year ended December 31,
	2019	2020	2021
	(US$ in millions)
Depreciation and amortization
The Venetian Macao	$159	$181	$191
The Londoner Macao	299	230	273
The Parisian Macao	161	163	145
The Plaza Macao	40	71	84
Sands Macao	27	27	24
Ferry and other operations	20	12	16
	$706	$684	$733

	Year ended December 31,
	2019	2020	2021
	(US$ in millions)
Capital expenditures
The Venetian Macao	$131	$140	$71
The Londoner Macao	276	721	538
The Parisian Macao	32	11	4
The Plaza Macao	296	156	19
Sands Macao	16	8	7
Ferry and other operations	3	2	1
	$754	$1,038	$640

	December 31,
	2020	2021
	(US$ in millions)
Total assets
The Venetian Macao	$2,438	$2,079
The Londoner Macao	4,324	4,519
The Parisian Macao	2,138	1,981
The Plaza Macao	1,219	1,161
Sands Macao	319	252
Ferry and other operations	110	102
	$10,548	$10,094

Almost all of the non-current assets of the Group are located in Macao.

5.EMPLOYEE BENEFIT EXPENSES (INCLUDING DIRECTORS’ EMOLUMENTS)

	Year ended December 31,
	2019	2020	2021
	(US$ in millions)
Wages, salaries, bonus and termination costs	$1,145	$919	$930
Staff meals	57	46	45
Pension costs — defined contribution plan	40	35	36
Share-based compensation, net of amount capitalized(i)	14	15	10
Other employee benefit expenses	36	35	28
	$1,292	$1,050	$1,049

(i)Share-based compensation of US$1 million, US$1 million and less than US$1 million was capitalized during the years ended December 31, 2019, 2020 and 2021, respectively. For further information related to the Company’s equity award plan and LVS’ equity award plan, see Note 26 to the consolidated financial statements.

(a)Pension costs — defined contribution plan
Contributions totaling US$6 million and US$6 million remained payable to the provident fund as at December 31, 2020 and 2021, respectively. Forfeited contributions totaling US$4 million and US$3 million were utilized during the years ended December 31, 2020 and 2021, leaving US$1 million and US$1 million available at years ended December 31, 2020 and 2021, respectively, to reduce future contributions.

(b)Directors’ emoluments

	Fees	Salaries and other allowances	Discretionary bonuses(i)	Pension costs	Estimated monetary value of other benefits(ii)	Total
	(US$ in thousands)
Year ended December 31, 2019
Executive Directors
Sheldon Gary Adelson(iii)	$—	$—	$—	$—	$—	$—
Wong Ying Wai	—	2,350	1,502	117	618	4,587
Non-Executive Directors
Robert Glen Goldstein(iv)	—	—	—	—	—	—
Charles Daniel Forman	150	—	—	—	—	150
Independent Non-Executive Directors
Chiang Yun	150	—	—	—	—	150
Victor Patrick Hoog Antink	180	—	—	—	—	180
Steven Zygmunt Strasser	180	—	—	—	—	180
Kenneth Patrick Chung	150	—	—	—	—	150
	$810	$2,350	$1,502	$117	$618	$5,397

	Fees	Salaries and other allowances	Discretionary bonuses(i)	Pension costs	Estimated monetary value of other benefits(ii)	Total
	(US$ in thousands)
Year ended December 31, 2020
Executive Directors
Sheldon Gary Adelson(iii)	$—	$—	$—	$—	$—	$—
Wong Ying Wai	—	2,724	—	136	2,832	5,692
Non-Executive Directors
Robert Glen Goldstein(iv)	—	—	—	—	—	—
Charles Daniel Forman	200	—	—	—	—	200
Independent Non-Executive Directors
Chiang Yun	200	—	—	—	—	200
Victor Patrick Hoog Antink	230	—	—	—	—	230
Steven Zygmunt Strasser	230	—	—	—	—	230
Kenneth Patrick Chung	200	—	—	—	—	200
	$1,060	$2,724	$—	$136	$2,832	$6,752

	Fees	Salaries and other allowances	Discretionary bonuses(i)	Pension costs	Estimated monetary value of other benefits(ii)	Total
	(US$ in thousands)
Year ended December 31, 2021
Executive Directors
Sheldon Gary Adelson(iii)	$—	$—	$—	$—	$—	$—
Robert Glen Goldstein(iv)	—	—	—	—	—	—
Wong Ying Wai	—	3,000	—	150	1,020	4,170
Chum Kwan Lock, Grant(v)	—	2,732	—	87	1,163	3,982
Non-Executive Director
Charles Daniel Forman	200	—	—	—	—	200
Independent Non-Executive Directors
Chiang Yun	221	—	—	—	—	221
Victor Patrick Hoog Antink	230	—	—	—	—	230
Steven Zygmunt Strasser	230	—	—	—	—	230
Kenneth Patrick Chung	200	—	—	—	—	200
	$1,081	$5,732	$—	$237	$2,183	$9,233
(i)The discretionary bonuses are determined by reference to the individual performance of the Directors and the Chief Executives and the Group’s performance, and approved by the Remuneration Committee.
(ii)Other benefits mainly include share options and restricted share units under the Equity Award Plan, accommodation, meals, home visit travel costs and medical insurance. The value of share options and restricted share units granted to the Directors represents the amount recognized as an expense during the year in accordance with IFRS 2 Share-based payment.
(iii)Sheldon Gary Adelson took a medical leave of absence from his positions as the Chairman, Chief Executive Officer and the Chairman of the Nomination Committee of the Company and was re-designated as a Non-Executive Director of the Company, in each case, with effect from January 7, 2021. Mr. Adelson passed away in the United States on January 11, 2021.
(iv)Robert Glen Goldstein was appointed as the Acting Chairman, Acting Chief Executive Officer, the Acting Chairman of the Nomination Committee, and was re-designated as an Executive Director of the Company, in each case, with effect from January 7, 2021. Subsequently he was appointed as the Chairman of the Board, the Chief Executive Officer and the Chairman of the Nomination Committee of the Company, in each case, with effect from January 27, 2021.
(v)Chum Kwan Lock, Grant was appointed as the Executive Director of the Company with effect from January 7, 2021.

The Executive Directors’ emoluments were for their services in connection with the management of the affairs of the Group. The Non-Executive Directors’ and Independent Non-Executive Directors’ emoluments were for their services as directors of the Company.
In addition to the Directors’ emoluments disclosed above, Sheldon Gary Adelson and Robert Glen Goldstein received compensation (inclusive of share-based compensation) from LVS in respect of their services to LVS and its subsidiaries (including the Group). An amount of US$4 million, US$1 million and US$1 million was charged by LVS to the Group in respect of such management and administrative services of Robert Glen Goldstein provided to the Group for each of the years ended December 31, 2019, 2020 and 2021.
No emoluments were paid to any Directors as an inducement to join or upon joining the Group or as compensation for loss of office for the three years ended December 31, 2021.
With the exception of the continuing connected transactions disclosed in the Company's annual report for the years ended 2019, 2020 and 2021 filed with The Hong Kong Stock Exchange, none of the Directors has any material interests in transactions, arrangements or contracts entered into by the Company or the LVS Group.
None of the Directors waived or has agreed to waive any emoluments for the three years ended December 31, 2021.

(c)Five highest paid individuals
The five individuals whose emoluments were the highest in the Group included one Director for each of the years ended December 31, 2019 and 2020, and two Directors for the year ended December 31, 2021, whose emoluments were reflected in the analysis presented above. The emoluments of the remaining four individuals for the years ended December 31, 2019 and 2020, and the remaining three individuals for the year ended December 31, 2021, were as follows:

	Year ended December 31,
	2019	2020	2021
	(US$ in thousands)
Basic salaries, allowances and benefits in kind	$4,720	$6,530	$4,874
Discretionary bonus	3,858	—	—
Share-based compensation(i)	781	2,846	1,415
Pension costs	219	206	132
	$9,578	$9,582	$6,421

(i)The value of share options and restricted share units granted to the individuals represents the amount recognized as an expense during the year in accordance with IFRS 2 Share-based payment.

The emoluments of the above mentioned individuals fall within the following bands:

		Year ended December 31,
		2019	2020	2021
Range in HK$	Range in US$ equivalent(i)	(Number of individuals)
10,500,001 – 11,000,000	1,346,000 – 1,410,000	—	1	—
13,500,001 – 14,000,000	1,731,000 – 1,795,000	—	1	—
15,500,001 – 16,000,000	1,987,000 – 2,051,000	—	—	1
16,000,001 – 16,500,000	2,051,000 – 2,116,000	2	—	1
17,500,001 – 18,000,000	2,244,000 – 2,308,000	1	1	—
18,000,001 – 18,500,000	2,308,000 – 2,372,000	—	—	1
24,500,001 – 25,000,000	3,141,000 – 3,205,000	1	—	—
32,000,001 – 32,500,000	4,103,000 – 4,167,000	—	1	—
		4	4	3

(i) The translation of HK$ amounts into US$ amounts has been made at the exchange rate on December 31, 2021 of US$1.00 to HK$7.7994 for the purposes of illustration only.

No emoluments were paid to any of the five highest paid individuals as an inducement to join or upon joining the Group or as compensation for loss of office for the three years ended December 31, 2021.

6.OTHER EXPENSES, GAINS AND LOSSES

		Year ended December 31,
		2019	2020	2021
	Notes	(US$ in millions)
Utilities and operating supplies		$195	$116	$144
Contract labor and services		152	65	70
Repairs and maintenance		85	65	64
Royalty fees	25(a)(v)	113	22	43
Advertising and promotions		129	27	42
Management fees(i)		47	16	19
Provision for expected credit losses, net		24	52	3
Auditor's remuneration		2	2	2
Lease payments exempted from recognition and variable lease payments	13(c)	8	3	1
Net foreign exchange (gains)/losses		(35)	(17)	38
Loss on disposal of property and equipment, investment properties and intangible assets(ii)		16	73	19
Impairment loss on property and equipment(iii)	3(d)	65	—	—
Fair value gain on derivative financial instruments	22	—	—	(1)
Other support services		101	58	62
Other operating expenses		115	62	72
		$1,017	$544	$578

(i)Total management fees for the years ended December 31, 2019, 2020 and 2021 included US$24 million, US$3 million and US$3 million charged by third parties and US$23 million, US$13 million and US$16 million charged by related parties, net of amounts capitalized, respectively. Refer to Note 25(a)(ii) for further information.
(ii)Loss on disposal of property and equipment, investment properties and intangible assets for the years ended December 31, 2020 and 2021 included demolition cost of US$34 million and US$11 million, respectively, primarily related to The Londoner Macao project.

(iii)The impairment loss for the year ended December 31, 2019 resulted from the decrease in volume of passengers in our ferry operations. For details refer to Note 3(d).

7.FINANCE COSTS, NET OF AMOUNTS CAPITALIZED

	Year ended December 31,
	2019	2020	2021
	(US$ in millions)
Interest costs
Senior Notes	$253	$260	$331
Bank borrowings	—	2	12
Lease liabilities	8	8	8
Amortization of deferred financing costs	15	17	23
Standby fee and other financing costs	13	13	13
	289	300	387
Less: interest capitalized	(9)	(21)	(14)
	$280	$279	$373
For the years ended December 31, 2019, 2020 and 2021, a capitalization rate of 4.4% to 5.3%, 3.2% to 5.1% and 4.5% to 5.1%, respectively, was used, representing the effective finance costs of the loans to finance the assets under construction.

8.INCOME TAX EXPENSE

	Year ended December 31,
	2019	2020	2021
	(US$ in millions)
Current income tax
Lump sum in lieu of Macao complementary tax on dividends	$5	$5	$5
Deferred income tax (benefit)/expense	(5)	11	(2)
	$—	$16	$3

Deferred income tax expense was US$11 million for the year ended December 31, 2020, compared to deferred income tax benefit of US$5 million for the year ended December 31, 2019. The deferred income tax expense in 2020 was primarily due to the reversal of deferred tax assets related to accelerated book depreciation of fixed assets disposed in 2020 not deductible for tax purposes while the deferred income tax benefit in 2019 was primarily due to the reversal of deferred tax liabilities related to accelerated tax depreciation allowance.
Deferred income tax benefit was US$2 million for the year ended December 31, 2021, compared to deferred income tax expense of US$11 million for the year ended December 31, 2020. The deferred income tax benefit in 2021 was primarily due to the reversal of deferred tax liabilities related to accelerated tax depreciation allowance.

(a)Macao complementary tax
Macao complementary tax is levied at progressive rates ranging from 3% to 9% on the taxable income above MOP32,000 (equivalent to US$4,000) but below MOP300,000 (equivalent to US$37,500), and thereafter at a fixed rate of 12%. For the three years ended December 31, 2021, a special complementary tax incentive was provided to the effect that the tax free income threshold was increased from MOP32,000 to MOP600,000 (equivalent to US$4,000 to US$75,000) with the profit above MOP600,000 (equivalent to US$75,000) being taxed at a fixed rate of 12%. Additionally, for the years ended December 31, 2019 and 2020, a special complementary tax incentive was provided to reduce complementary tax payable by a maximum of MOP300,000 (equivalent to US$37,500).
Pursuant to the Dispatch No. 194/2018 issued by the Chief Executive of Macao on August 20, 2018, VML was granted an extension of the tax exemption regarding Macao complementary tax on its gaming activities effective from the tax year 2019 through June 26, 2022, the date VML’s Subconcession Contract expires. After the extension of VML’s Subconcession Contract to December 31, 2022 is approved by the Macao government, VML will submit an application for extension of the tax exemption correspondingly to December 31, 2022. There is no assurance that this tax arrangement will be extended beyond its expiration date. Regarding the other subsidiaries, during the three years ended December 31, 2021, Macao complementary tax is calculated progressively at a maximum of 12% of the estimated assessable profit.

(b)Lump sum in lieu of Macao complementary tax on dividends
In April 2019, VML entered into a renewed Shareholder Dividend Tax Agreement with the Macao government, effective from the tax year 2019 through June 26, 2022, to correspond to the Macao complementary tax exemption on its gaming activities (see also Note 8(a)). The agreement provides for payments in lieu of Macao complementary tax otherwise due by VML’s shareholders on dividend distributions to them from gaming profits; namely an annual payment of MOP38 million (equivalent to US$5 million) for 2019, 2020 and 2021, each payment to be made on or before January 31 of the following year, and a payment of MOP18 million (equivalent to US$2 million) for the period between January 1, 2022 through June 26, 2022, to be paid on or before July 26, 2022. After the extension of the tax exemption regarding Macao complementary tax on its gaming activities to December 31, 2022 is approved by the Macao government (see also Note 8(a)), VML will submit an application for extension of the agreement correspondingly to December 31, 2022. There is no assurance that this tax arrangement will be extended beyond its expiration date.

(c)Hong Kong profits tax
The Company’s subsidiaries that carry on business in Hong Kong are subject to the Hong Kong profits tax at the maximum rate of 16.5% for the three years ended December 31, 2021.

(d)Reconciliation between income tax expense and accounting profit/(loss) at applicable tax rates
The tax on the Group’s profit/(loss) before income tax differs from the theoretical amount that would arise using the domestic tax rates applicable to the consolidated entities in the respective jurisdictions as follows:

	Year ended December 31,
	2019	2020	2021
	(US$ in millions)
Profit/(loss) before income tax	$2,033	$(1,507)	$(1,045)
Tax calculated at domestic rates applicable in the respective jurisdictions	261	(174)	(121)
Tax effects of :
Income not subject to tax(i)	(966)	(247)	(365)
Expenses not deductible for tax purposes(i), (ii)	603	271	332
Amortization of pre-opening expenses previously not recognized	(1)	(2)	(2)
Origination and reversal of temporary differences, net	4	5	—
Tax losses for which no deferred income tax assets were recognized	95	158	154
Lump sum in lieu of Macao complementary tax on dividends	5	5	5
Other	(1)	—	—
Income tax expense	$—	$16	$3

(i)During the three years ended December 31, 2021, VML was exempt from Macao complementary tax on its gaming activities (see also Note 8(a)). In addition, lease/right-of-use income recorded in VML, Venetian Cotai Limited (“VCL”) and Venetian Orient Limited (“VOL”) were subject to property tax (Note (ii)), and should, therefore, also be excluded from Macao complementary tax calculations. Accordingly, casino revenues and lease/right-of-use income and their corresponding expenses incurred were presented as “Income not subject to tax” and “Expenses not deductible for tax purposes”, respectively, in the calculations above.

Additionally, for the years ended December 31, 2019 and 2020, the Company received dividend income from a subsidiary. The dividend income is not subject to Hong Kong profits tax.
(ii)Lease/right-of-use income recorded in VML, VCL and VOL are exempt from property tax for the first four and six years for the newly constructed buildings in Macao and on Cotai, respectively, pursuant to Article 9(1)(a) of Lei no. 19/78/M. If the buildings in Macao and on Cotai also qualify for Tourism Utility Status, the property tax exemption can be extended by another four and six years, respectively, pursuant to Article 15(a) of Lei no. 81/89/M. The exemption for Sands Macao expired in August 2012, for The Venetian Macao in August 2019, with exception of its casino area which expired in August 2013, and for The Plaza Macao in August 2020. The exemptions for The Londoner Macao and The Parisian Macao will be expiring in December 2027 and September 2028, respectively. Regarding The Grand Suites at Four Seasons, under the initial exemption, it has an exemption with expiration date of April 2019. The Group is currently working on obtaining the second exemption for The Grand Suites at Four Seasons.

9.EARNINGS/(LOSS) PER SHARE
The calculation of basic and diluted earnings/(loss) per share are set out in the following:

	Year ended December 31,
	2019	2020	2021
Profit/(loss) attributable to equity holders of the Company (US$ in millions)	$2,033	$(1,523)	$(1,048)
Weighted average number of shares for basic earnings/(loss) per share (thousand shares)	8,085,149	8,089,202	8,092,597
Adjustments for share options (thousand shares)(i)	5,057	—	—
Weighted average number of shares for diluted earnings/(loss) per share (thousand shares)	8,090,206	8,089,202	8,092,597

Earnings/(loss) per share, basic(ii)	US25.14 cents	(US18.82 cents)	(US12.95 cents)
	HK195.79 cents	(HK145.90 cents)	(HK101.00 cents)
Earnings/(loss) per share, diluted(ii)	US25.13 cents	(US18.82 cents)	(US12.95 cents)
	HK195.71 cents	(HK145.90 cents)	(HK101.00 cents)

(i)The computation of the diluted loss per share for the years ended December 31, 2020 and 2021 did not assume the exercise of the Company's share options because the exercise would result in a decrease in loss per share.
(ii)The translation of US$ amounts into HK$ amounts has been made at the exchange rate on December 31, 2019, 2020 and 2021 of US$1.00 to HK$7.7879, US$1.00 to HK$7.7526 and US$1.00 to HK$7.7994, respectively.

10.DIVIDENDS

Dividend payments made during the year were as follows:

	Year ended December 31,
	2019	2020	2021
	(US$ in millions)
2018 interim dividend of HK$0.99 (equivalent to US$0.127) per ordinary share declared on January 18, 2019 and paid(i)	$1,023	$—	$—
2018 final dividend of HK$1.00 (equivalent to US$0.127) per ordinary share declared on May 24, 2019 and paid(i)	1,031	—	—
2019 interim dividend of HK$0.99 (equivalent to US$0.127) per ordinary share declared on January 17, 2020 and paid(i)	—	1,025	—
	$2,054	$1,025	$—

(i)    The 2018 interim and final dividend and the 2019 interim dividend were not recognized as a liability as at December 31, 2018 and 2019, respectively. They were reflected as appropriation of reserves during 2019 and 2020, respectively.
On April 17, 2020, the Board resolved not to recommend the payment of a final dividend in respect of the year ended December 31, 2019.
On February 19, 2021, the Board did not recommend the payment of a final dividend in respect of the year ended December 31, 2020.
On August 13, 2021, the Board did not recommend the payment of an interim dividend in respect of the six months ended June 30, 2021.
The Board does not recommend the payment of a final dividend in respect of the year ended December 31, 2021.

11.INVESTMENT PROPERTIES, NET

	2020	2021
	(US$ in millions)
Cost
At January 1	$1,004	$990
Additions	7	20
Adjustments to project costs	(3)	—
Disposals	(24)	(3)
Transfers from property and equipment	2	129
Exchange difference	4	(6)
At December 31	$990	$1,130

Accumulated depreciation
At January 1	$(417)	$(447)
Depreciation	(52)	(52)
Disposals	24	3
Exchange difference	(2)	3
At December 31	$(447)	$(493)

Carrying amount
At December 31	$543	$637

(a)Measuring investment property at fair value
The Group engaged an independent professional valuer, Knight Frank Petty Limited, to perform the valuation of the Group’s investment properties, which are located in Macao, on an annual basis. Knight Frank Petty Limited is a professionally qualified independent external valuer, and had appropriate recent experience in the relevant location and category of the properties being valued. In determining the fair value of the investment properties, the valuer uses assumptions and estimates that reflect, amongst other factors, comparable market transactions in an active market, lease/right-of-use income from current leases/right-of-use and assumptions about lease/right-of- use income from future leases/rights-of-use in light of current market conditions, capitalization rates, terminal yield and reversionary income potential. Valuations based on income and an open market value approach for all completed properties are as follows:

	December 31,
	2020	2021
	(US$ in millions)
Fair value of the investment properties	$7,686	$7,999

In estimating the fair value of the properties, the highest and best use of the properties is their current use. The fair value estimate of the Group’s investment properties is a Level 3 input.

(b)Amounts recognized in profit or loss for investment properties

	Year ended December 31,
	2019	2020	2021
	(US$ in millions)
Mall income	$531	$269	$473
Direct operating expenses arising from investment properties that generate right-of-use income	$50	$37	$34
Direct operating expenses that did not generate right-of-use income	$5	$6	$11

During the years ended December 31, 2019, 2020 and 2021, mall income in the table above included turnover fees, representing variable lease income of US$74 million, US$29 million and US$90 million, respectively, and rent concessions of US$215 million and US$41 million granted to mall tenants during the years ended December 31, 2020 and 2021, respectively, as a result of the COVID-19 Pandemic.

(c)Leasing arrangements
The investment properties are leased to mall tenants under operating leases with rentals payable on a monthly basis. Lease payments in the mall leasing contracts include variable lease payments that depend on turnover of the retail store. Where necessary to reduce credit risk, the Group may obtain bank guarantees for the term of a lease or cash security deposit at the commencement of a lease. There is no residual value guarantee for our current mall leases.
The future aggregate minimum lease/base fee receivables under non-cancelable agreements are as follows:

	December 31,
	2020	2021
	(US$ in millions)
No later than 1 year	$334	$300
1 to 2 years	244	229
2 to 3 years	178	174
3 to 4 years	140	117
4 to 5 years	113	105
Later than 5 years	407	308
	$1,416	$1,233

12.PROPERTY AND EQUIPMENT, NET
The movements of property and equipment for the year are as follows:

	Leasehold interests in land	Land improvements	Buildings and building improvements	Leasehold improvements	Vehicles	Ferries	Furniture, fittings & equipment	Construction-in-progress	Total
	(US$ in millions)
Cost
At January 1, 2020	$675	$399	$9,377	$7	$63	$252	$2,082	$494	$13,349
Additions	1	—	9	2	29	—	47	1,024	1,112
Adjustments to project costs	(2)	(7)	4	—	—	—	(2)	—	(7)
Disposals	—	(24)	(127)	(2)	(26)	—	(58)	(2)	(239)
Transfers(i)	—	2	583	—	—	—	156	(743)	(2)
Exchange difference	—	2	44	—	—	—	10	1	57
At December 31, 2020	$674	$372	$9,890	$7	$66	$252	$2,235	$774	$14,270

Accumulated depreciation and impairment
At January 1, 2020	$(135)	$(156)	$(3,042)	$(6)	$(27)	$(207)	$(1,415)	$—	$(4,988)
Depreciation	(13)	(6)	(404)	(1)	(11)	(5)	(174)	—	(614)
Disposals	—	22	95	2	12	—	55	—	186
Exchange difference	—	(1)	(14)	—	—	—	(7)	—	(22)
At December 31, 2020	$(148)	$(141)	$(3,365)	$(5)	$(26)	$(212)	$(1,541)	$—	$(5,438)

Carrying amount
At December 31, 2020	$526	$231	$6,525	$2	$40	$40	$694	$774	$8,832

Cost
At January 1, 2021	$674	$372	$9,890	$7	$66	$252	$2,235	$774	$14,270
Additions	—	—	2	—	2	—	27	485	516
Adjustments to project costs	—	—	(9)	—	(2)	—	(8)	—	(19)
Disposals	—	—	(44)	—	—	—	(35)	(4)	(83)
Transfers(i)	—	—	859	—	—	—	128	(1,116)	(129)
Exchange difference	—	(2)	(64)	—	—	—	(13)	(1)	(80)
At December 31, 2021	$674	$370	$10,634	$7	$66	$252	$2,334	$138	$14,475

Accumulated depreciation and impairment
At January 1, 2021	$(148)	$(141)	$(3,365)	$(5)	$(26)	$(212)	$(1,541)	$—	$(5,438)
Depreciation	(13)	(4)	(439)	(1)	(11)	(5)	(189)	—	(662)
Disposals	—	—	38	—	—	—	34	—	72
Exchange difference	—	—	21	—	—	—	9	—	30
At December 31, 2021	$(161)	$(145)	$(3,745)	$(6)	$(37)	$(217)	$(1,687)	$—	$(5,998)

Carrying amount
At December 31, 2021	$513	$225	$6,889	$1	$29	$35	$647	$138	$8,477

(i)    During the years ended December 31, 2020 and 2021, the net transfers to investment properties were US$2 million and US$129 million, respectively.
Interest expense of US$21 million and US$14 million in Note 7 and other direct costs of US$24 million and US$20 million were capitalized for the years ended December 31, 2020 and 2021, respectively.
The Group received land concessions from the Macao government to build on the sites on which Sands Macao, The Venetian Macao, The Plaza Macao, The Londoner Macao and The Parisian Macao are located. The Group does not own these land sites; however, the land concessions, which have an initial term of 25 years and are renewable at the Group’s option, in accordance with Macao laws, grant the Group exclusive use of the land. As specified in the land concessions, the Group is required to pay premiums for each parcel as well as annual rent for the term of the land concessions, which may be revised every five years by the Macao government. The initial land lease premiums for all parcels have been fully paid for. The Group anticipates a useful life of 50 years related to these land concessions.
As at December 31, 2020 and 2021, the Group’s property and equipment were not pledged as securities for any liabilities.

13.LEASES
This note provides information for leases where the Group is a lessee. For leases where the Group is a lessor, see Note 11(b) and 11(c).

(a)Right-of-use assets
The movements of right-of-use assets included within "Property and equipment, net" and "Investment properties, net" for the year are as follows:

	Property and equipment, net - Leasehold interests in land	Investment properties, net - Leasehold interests in land	Property and equipment, net - Other	Total Right-of-use assets
	(US$ millions)
Cost
At January 1, 2020	$675	$56	$32	$763
Additions	1	—	25	26
Adjustments to costs	(2)	—	—	(2)
Disposals	—	—	(17)	(17)
At December 31, 2020	$674	$56	$40	$770

Accumulated depreciation
At January 1, 2020	$(135)	$(13)	$(11)	$(159)
Depreciation	(13)	(1)	(13)	(27)
Disposals	—	—	3	3
At December 31, 2020	$(148)	$(14)	$(21)	$(183)

Carrying amount
At December 31, 2020	$526	$42	$19	$587

Cost
At January 1, 2021	$674	$56	$40	$770
Additions	—	—	9	9
Disposals	—	—	(7)	(7)
At December 31, 2021	$674	$56	$42	$772

Accumulated depreciation
At January 1, 2021	(148)	(14)	(21)	(183)
Depreciation	(13)	(1)	(11)	(25)
Disposals	—	—	7	7
At December 31, 2021	$(161)	$(15)	$(25)	$(201)

Carrying amount
At December 31, 2021	$513	$41	$17	$571

(b)Lease liabilities
The lease liabilities included within borrowings are as follows:

	December 31,
	2020	2021
	(US$ in millions)
Current liabilities — Borrowings	$21	$17
Non-current liabilities — Borrowings	124	124
Total lease liabilities	$145	$141
The weighted average effective interest rate of lease liabilities as at December 31, 2020 and 2021 was 4.9% and 4.8%, respectively. The maturity analysis of the lease liabilities are presented in Note 27(a)(iii).
(c)Amounts recognized in the consolidated income statement

	Year ended December 31,
	2019	2020	2021
	(US$ in millions)
Depreciation charge of right-of-use assets:
Property and equipment, net — Leasehold interests in land	$12	$13	$13
Property and equipment, net — Other	9	13	11
Investment properties, net — Leasehold interests in land	1	1	1
	$22	$27	$25

Interest expense on lease liabilities	$8	$8	$8
Expense relating to short-term leases exempted from recognition	2	1	1
Expense relating to low-value items exempted from recognition	1	1	—
Expense relating to variable lease payments	5	1	—
	$38	$38	$34
The total cash outflow for leases including interest payments for the years ended December 31, 2019, 2020 and 2021 were US$30 million, US$15 million and US$14 million, respectively, which included a total of variable lease payments, low-value lease payments and short-term lease payments of US$8 million, US$3 million and US$1 million, respectively.
(d)Extension and termination options and residual value guarantee
The Group has leases for various real estate (including leasehold interest in land), vehicles and equipment. The Group’s leases include options to extend the lease term by one month to 10 years. Land concessions in Macao generally have an initial term of 25 years with automatic extensions of 10 years thereafter in accordance with Macao law. The Group anticipates a useful life of 50 years related to the land concessions in Macao. Termination options are included in property and equipment leases across the Group. These are used to maximize operational flexibility in terms of managing the assets used in the Group’s operations. The majority of the termination options held are exercisable only by the Group and not by the respective lessor.
The Group’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

14.INTANGIBLE ASSETS, NET

	Computer software
	2020	2021
	(US$ in millions)
Cost
At January 1	$130	$141
Additions	11	16
At December 31	$141	$157

Accumulated amortization
At January 1	$(82)	$(100)
Amortization	(18)	(19)
At December 31	$(100)	$(119)

Carrying amount
At December 31	$41	$38

15.DEFERRED INCOME TAX LIABILITIES
Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off and when the deferred income taxes relate to income taxes levied by the same taxation authority on either the taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.
The movements of the deferred tax liabilities are as follows:

Accelerated depreciation allowance
(US$ in millions)
At January 1, 2020	$(45)
Charge for the year	(11)
At December 31, 2020	(56)
Credit for the year	2
At December 31, 2021	$(54)
Deferred tax assets are recognized for tax loss carryforwards to the extent realization of the related tax benefit through future taxable profits is probable. The unrecognized deferred income tax assets in respect of losses that can be carried forward against future taxable income and pre-opening expenses are as follows:

	December 31,
	2020	2021
	(US$ in millions)
Arising from unused tax losses	$346	$421
Arising from pre-opening expenses	3	1
	$349	$422

Subject to the agreement by tax authorities, out of the total unrecognized tax losses of approximately US$2,835 million as at December 31, 2020 and US$3,457 million as at December 31, 2021, an amount of approximately US$133 million and US$140 million, respectively, can be carried forward indefinitely. The remaining amount of approximately US$2,702 million and US$3,317 million for the years ended December 31, 2020 and 2021, respectively, will expire in one to three years.

16.TRADE AND OTHER RECEIVABLES AND PREPAYMENTS, NET

		December 31,
		2020	2021
	Note	(US$ in millions)
Trade receivables		$257	$241
Less: provision for expected credit losses		(137)	(125)
Trade receivables, net	16(a)	120	116
Deferred rent		69	73
Less: amortization of deferred rent		(42)	(42)
provision for doubtful deferred rent		(2)	(2)
Prepayments		52	49
Other receivables		11	13
Trade and other receivables and prepayments, net		208	207
Less: non-current portion:
deferred rent		(13)	(17)
prepayments and other receivables		(5)	(7)
		(18)	(24)
Current portion		$190	$183

(a)Trade receivables, net
The aging analysis of trade receivables, net of provision for expected credit losses, is as follows:

	December 31,
	2020	2021
	(US$ in millions)
0 - 30 days	$89	$90
31 - 60 days	9	7
61 - 90 days	5	2
Over 90 days	17	17
	$120	$116

Trade receivables are measured at amortized costs and the carrying values approximate their fair values at each balance sheet date. The maximum exposure to credit risk is the fair values of trade receivables at each balance sheet date.
Trade receivables are comprised of casino, mall and hotel receivables. The Group extends credit to approved customers and gaming promoters following background checks and investigations of creditworthiness. Business or economic conditions, the legal enforceability of gaming debts, or other significant events in foreign countries could affect the collectability of receivables from customers and gaming promoters residing in these countries.

Trade receivables mainly consist of casino receivables. Credit is granted to certain gaming promoters on a revolving basis. All gaming promoter credit lines are generally subject to monthly review and regular settlement procedures to evaluate the current status of liquidity and financial health of these gaming promoters. Credit is granted based on the performance and financial background of the gaming promoter and, if applicable, the gaming promoter’s guarantor(s). Absent special approval, the credit period granted to selected premium and mass market players is typically 7–15 days, while for gaming promoters, the receivable is typically repayable within one month following the granting of the credit, subject to terms of the relevant credit agreement. The Group generally does not charge interest for credit granted, but requires a personal check or other acceptable forms of security.
There is a concentration of credit risk related to net casino receivables as 67.6% and 47.6% of the casino receivables as at December 31, 2020 and 2021, respectively, were from the top five customers. Other than casino receivables, there are no other concentrations of credit risk with respect to trade receivables. The Group believes the concentration of its credit risk in casino receivables is mitigated substantially by its credit evaluation process, credit policies, credit control and collection procedures, and also believes that there are no concentrations of credit risk for which a provision has not been established as at December 31, 2020 and 2021.
The Group maintains a provision for expected credit losses on casino, mall and hotel receivables and regularly evaluates the balances. The Group specifically analyzes the collectability of each account with a significant balance, based upon the aging of the account, the customer’s financial condition, collection history and any other known information, and the Group makes an allowance for trade receivables. The Group also monitors regional and global economic conditions and forecasts in its evaluation of the adequacy of the recorded provisions. Table games play is primarily cash play, as credit play represented approximately 24.0% and 14.5% of total table games play for the years ended December 31, 2020 and 2021, respectively. The credit extended to gaming promoters and premium players can be offset by the commissions payable to and front money deposited by these gaming promoters and premium players, which is considered in the establishment of the provision for expected credit losses.
As at December 31, 2020 and 2021, a gross amount of casino receivables of US$247 million and US$160 million, was offset by commissions payable and front money deposits in an aggregate amount of US$39 million and US$8 million, resulting in net amounts of casino receivables before provision for expected credit losses of US$208 million and US$152 million, respectively. As at December 31, 2021, all outstanding receivables from gaming promoters were fully collected resulting from the closure of fixed room junket operations in December 2021.
As at December 31, 2020 and 2021, included in the Group’s trade receivables balance were debtors with aggregate gross carrying amount of US$181 million and US$159 million which were past due as at the reporting date, of which US$158 million and US$141 million, respectively, related to casino receivables.
During the year ended December 31, 2020 and 2021, there continued to be a delay in payments on casino receivables due to the inability of patrons to travel to the Group’s properties or to accomplish financial transactions due to the travel restrictions caused by the COVID-19 Pandemic. The collection of casino receivables has also been impacted by liquidity issues faced by certain patrons also stemming from the COVID-19 Pandemic. The Group has increased the provision for expected credit losses accordingly to account for the expected credit losses due to the COVID-19 Pandemic. The Group continues to closely monitor any delays in payments due to the COVID-19 Pandemic and will increase the provision accordingly depending on the facts and circumstances. Although the Group believes the provision on the casino receivables is adequate as at December 31, 2020 and 2021, it is possible the provisions could increase if the Group experiences further delays on payments from patrons.
As at December 31, 2020 and 2021, except for credit impaired balances and outstanding significant balances with gross amount of US$130 million and US$135 million, respectively, that have been assessed individually, as part of the Group’s credit risk management, the Group uses debtors’ aging to assess the impairment for its customers because these remaining customers consist of a large number of small customers with common risk characteristics representative of the customers’ abilities to pay all amounts due in accordance with the contractual terms.

The following table provides information about the exposure to credit risk for trade receivables which were assessed based on provision matrix as at December 31, 2020 and 2021 within lifetime ECL.

				December 31,
				2020	2021
Provision matrix – debtors' aging	Expected loss rate			(US$ in millions)
Current (not past due)	—			$53	$17
1 — 90 days past due	2%	—	10%	16	10
91 — 360 days past due	15%	—	25%	6	4
More than 360 days past due	50%	—	100%	52	75
				$127	$106

The expected loss rates are estimated based on historical observed default rates over the expected life of the receivable balance and forward-looking information available without undue cost or effort. The grouping is regularly reviewed by management to ensure relevant information about specific debtors is updated.
The following table shows the movement in lifetime ECL that has been recognized for trade receivables under the simplified approach.

	December 31,
	2020	2021
	(US$ in millions)
At beginning of year	$106	$137
Provision for expected credit losses, net	50	1
Amounts written-off	(19)	(13)
At end of year	$137	$125

(b)Other receivables and deferred rent
Other receivables are measured at amortized costs and the carrying values approximate their fair values at each balance sheet date, which also represent the Group’s maximum exposure to credit risk as at December 31, 2020 and 2021. The Group holds security deposits, bank guarantees and letters of credit for certain other receivables and deferred rent. For the year ended December 31, 2019, no impairment charges related to deferred rent were recorded. For the years ended December 31, 2020 and 2021, impairment charges of US$2 million related to deferred rent were recorded in each of the respective years, and included in “Other expenses, gains and losses” in the consolidated income statement. Amounts are charged to the provision account and generally written off when the recoverability is remote.

17.CASH AND CASH EQUIVALENTS

	December 31,
	2020	2021
	(US$ in millions)
Cash at bank and on hand	$532	$316
Short-term bank deposits	329	362
	$861	$678
As at December 31, 2020 and 2021, the effective interest rates on short-term bank deposits ranged from 0.1% to 1.0% per annum. These deposits have maturities ranging from 5 to 19 days and 5 to 28 days, respectively.

Cash and cash equivalents are measured at amortized costs and the carrying values of cash equivalents are their fair values as at December 31, 2020 and 2021. The estimated fair value of the Group’s cash and cash equivalents is based on level 1 inputs (quoted market prices in active markets). The maximum credit exposure of cash and cash equivalents of the Group as at December 31, 2020 and 2021 amounted to US$747 million and US$564 million, respectively.

18.SHARE CAPITAL

	Ordinary shares of US$0.01 each	US$ in millions
Authorized
At January 1, 2019, December 31, 2019, December 31, 2020 and December 31, 2021	16,000,000,000	$160

Issued and fully paid
At January 1, 2019	8,080,603,691	$81
Shares issued upon exercise of share options	7,748,525	—
At December 31, 2019	8,088,352,216	81
Shares issued upon exercise of share options	1,766,550	—
At December 31, 2020	8,090,118,766	81
Shares issued upon exercise of share options	3,070,100	—
At December 31, 2021	8,093,188,866	$81

19.RESERVES
The amount of the Group’s reserves and the movements therein for the current and prior years are set out in the consolidated statement of changes in equity.

(a)Capital reserve
The capital reserve represents the combined share premium of Venetian Venture Development Intermediate Limited (“VVDIL”) and Cotai Services (HK) Limited.

(b)Statutory reserve
The statutory reserve represents amounts set aside from the income statement that are not distributable to Shareholders/quotaholders of the group companies incorporated.
The Macao Commercial Code #432 requires that companies incorporated in Macao that are limited by shares should set aside a minimum of 10% of the company’s profit after taxation to the statutory reserve until the balance of the reserve reaches a level equivalent to 25% of the company’s capital.
For companies incorporated in Macao that are limited by quotas, the Macao Commercial Code #377 requires that a company should set aside a minimum of 25% of the company’s profit after taxation to the statutory reserve until the balance of the reserve reaches a level equivalent to 50% of the company’s capital.

20.TRADE AND OTHER PAYABLES

		December 31,
	Notes	2020	2021
		(US$ in millions)
Trade payables	20(a)	$51	$31
Customer deposits and other deferred revenue	20(b)	412	401
Construction payables and accruals		316	188
Interest payables		156	141
Accrued employee benefit expenses		136	134
Other tax payables		118	115
Outstanding chip liability	20(b)	189	65
Loyalty program liability	20(b)	28	26
Casino liabilities		22	21
Payables to related companies	25(b)	3	5
Other payables and accruals		62	56
		1,493	1,183
Less: non-current portion		(105)	(112)
Current portion		$1,388	$1,071
Trade and other payables are measured at amortized cost and the carrying amount approximate their fair values at each balance sheet date.

(a)Trade payables
The aging analysis of trade payables based on invoice date is as follows:

	December 31,
	2020	2021
	(US$ in millions)
0 — 30 days	$31	$22
31 — 60 days	15	7
61 — 90 days	3	1
Over 90 days	2	1
	$51	$31

(b)Contract and contract related liabilities
The Group provides numerous products and services to its customers. There is often a timing difference between the cash payment by the customers and recognition of revenue for each of the associated performance obligations. The Group has the following main types of liabilities associated with contracts with customers: (1) outstanding chip liability, (2) loyalty program liability, and (3) customer deposits and other deferred revenue for gaming and non-gaming products and services yet to be provided.

The outstanding chip liability represents the collective amounts owed to gaming promoters and patrons in exchange for gaming chips in their possession. Outstanding chips are expected to be recognized as revenue or redeemed for cash within one year of being purchased. The loyalty program liability represents a deferral of revenue until patron redemption of points earned. The loyalty program points are expected to be redeemed and recognized as revenue within one year of being earned. Customer deposits and other deferred revenue represent cash deposits made by customers for future services provided by the Group. With the exception of mall deposits, which typically extend beyond a year based on the terms of the lease, the majority of these customer deposits and other deferred revenue are expected to be recognized as revenue or refunded to the customer within one year of the date the deposit was recorded.

The following table summarizes the liability activity related to contracts with customers:

	Outstanding Chip Liability		Loyalty Program Liability		Customer Deposits and Other Deferred Revenue(i)
	2020	2021	2020	2021	2020	2021
	(US$ in millions)
Balance at January 1	$485	$189	$31	$28	$395	$412
Balance at December 31	189	65	28	26	412	401
(Decrease)/increase(ii)	$(296)	$(124)	$(3)	$(2)	$17	$(11)
(i)    Of this amount, US$129 million, US$125 million and US$118 million as at January 1, 2020, December 31, 2020, and December 31, 2021, respectively, related to mall deposits that were accounted for based on lease terms usually greater than one year.
(ii)    The decrease noted in outstanding chip liability in 2021 primarily resulted from the closure of the fixed room junket operations in December 2021.

21.BORROWINGS

	December 31,
	2020	2021
	(US$ in millions)
Non-current portion
Senior Notes	$7,000	$7,150
Bank loans	—	753
Lease liabilities	124	124
Other borrowings	—	2
	7,124	8,029
Less: deferred financing costs	(80)	(83)
	7,044	7,946
Current portion
Lease liabilities	21	17
Other borrowings	—	$1
	21	$18
Total borrowings	$7,065	$7,964
Borrowings are measured at amortized cost and the estimated fair value of the Group’s Senior Notes as at December 31, 2020 and 2021 were approximately US$7.77 billion and US$7.27 billion, respectively. As at December 31, 2020 and 2021, the estimated fair value of the Group’s Senior Notes were based on recent trades, if available, and indicative pricing from market information (level 2 inputs).

Senior Notes
On August 9, 2018, the Company issued, in a private offering, three series of senior unsecured unregistered notes in an aggregate principal amount of US$5.50 billion, consisting of US$1.80 billion of 4.600% Senior Notes due August 8, 2023 (the “2023 Notes”), US$1.80 billion of 5.125% Senior Notes due August 8, 2025 (the “2025 Notes”) and US$1.90 billion of 5.400% Senior Notes due August 8, 2028 (the “2028 Notes”). A portion of the net proceeds from the offering was used to repay in full the outstanding borrowings under the 2016 VML Credit Facility. There are no interim principal payments on the 2023 Notes, 2025 Notes or 2028 Notes and interest is payable semi-annually in arrears on each February 8 and August 8. In connection with the US$5.50 billion Senior Notes, the Company entered into fixed-to-variable interest rate swap contracts which expired in August 2020 (see Note 22).
On June 4, 2020, the Company issued, in a private offering, two series of senior unsecured unregistered notes in an aggregate principal amount of US$1.50 billion, consisting of US$800 million of 3.800% Senior Notes due January 8, 2026 (the “2026 Notes”) and US$700 million of 4.375% Senior Notes due June 18, 2030 (the “2030 Notes”). The net proceeds from the offering were used for incremental liquidity and general corporate purposes. There are no interim principal payments on the 2026 Notes or 2030 Notes and interest is payable semi-annually in arrears on January 8 and July 8, commencing on January 8, 2021, with respect to the 2026 Notes, and on June 18 and December 18, commencing on December 18, 2020, with respect to the 2030 Notes.
On September 23, 2021, the Company issued, in a private offering, three series of senior unsecured unregistered notes in an aggregate principal amount of US$1.95 billion, consisting of US$700 million of 2.300% Senior Notes due March 8, 2027 (the “2027 Notes”), US$650 million of 2.850% Senior Notes due March 8, 2029 (the “2029 Notes”) and US$600 million of 3.250% Senior Notes due August 8, 2031 (the “2031 Notes” ). There are no interim principal payments on the 2027 Notes, 2029 Notes or 2031 Notes and interest is payable semi-annually in arrears on each March 8 and September 8, commencing on March 8, 2022, with respect to the 2027 Notes and 2029 Notes, and on each February 8 and August 8, commencing on February 8, 2022, with respect to the 2031 Notes. The Company used the net proceeds from the offering and cash on hand to redeem in full the outstanding principal amount of its US$1.80 billion 4.600% Senior Notes due 2023, any accrued interest and the associated make-whole premium as determined under the related senior notes indenture dated as at August 9, 2018.
The Senior Notes are senior unsecured obligations of the Company. Each series of notes rank equally in right of payment with all of the Company’s existing and future senior unsecured debt and will rank senior in right of payment to all of the Company’s future subordinated debt, if any. The Senior Notes will be effectively subordinated in right of payment to all of the Company’s future secured debt (to the extent of the value of the collateral securing such debt) and will be structurally subordinated to all of the liabilities of the Company’s subsidiaries. None of the Company’s subsidiaries guarantee the Senior Notes.
The 2023 Notes, 2025 Notes and 2028 Notes were issued pursuant to an indenture, dated August 9, 2018 (the “2018 Indenture”), the 2026 Notes and 2030 Notes were issued pursuant to an indenture, dated June 4, 2020 (the “2020 Indenture”) and the 2027 Notes, 2029 Notes and 2031 Notes were issued pursuant to an indenture, dated September 23, 2021 (the “2021 Indenture” and together with the 2018 Indenture and 2020 Indenture, the “Senior Notes Indentures”), between the Company and U.S. Bank National Association, as trustee. Upon the occurrence of certain events described in these Senior Notes Indentures, the interest rate on the Senior Notes may be adjusted. The Senior Notes Indentures contain covenants, subject to customary exceptions and qualifications, that limit the ability of the Company and its subsidiaries to, among other things, incur liens, enter into sale and leaseback transactions and consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets on a consolidated basis. The indentures also provide for customary events of default.
Under the Senior Notes Indentures, upon the occurrence of any event resulting from any change in the Gaming Law (as defined in the indentures) or any action by the gaming authority after which none of the Company or any of its subsidiaries own or manage casino or gaming areas or operate casino games of fortune and chance in Macao in substantially the same manner as they were owning or managing casino or gaming areas or operating casino games as at the issue date of the Senior Notes, for a period of 30 consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the Senior Notes would have the right to require the Company to repurchase all or any part of such holder’s Senior Notes at par, plus accrued and unpaid interest (the “Investor Put Option”).
The Company is actively monitoring developments with respect to the Macao government’s Gaming Law amendment and concession renewal process and continues to believe it will be successful in extending the term of its Subconcession and/or obtaining a new gaming concession when its current Subconcession expires. Given the Investor

Put Option is considered to be a future uncertain event which had not been triggered, the Senior Notes were classified as non-current liabilities as at December 31, 2021. Refer to Note 1 and Note 3(b) for further information.
The cost associated with the early termination of the 4.600% Senior Notes due 2023, including the make-whole premium of US$131 million and US$6 million in unamortized original issue discount and deferred financing costs, was recorded as a loss on early retirement of debt in the consolidated income statement during the year ended December 31, 2021.

2018 SCL Credit Facility
On November 20, 2018, the Company as borrower, entered into a facility agreement with the arrangers and lenders named therein and Bank of China Limited, Macau Branch, as agent for the lenders (the “2018 SCL Credit Facility”), pursuant to which the lenders made available a US$2.0 billion revolving unsecured credit facility to the Company (the “2018 SCL Revolving Facility”). The facility is available until July 31, 2023, and the Company may draw loans under the facility, which may consist of general revolving loans (consisting of a United States dollar component and a Hong Kong dollar component) or loans drawn under a swing-line loan sub-facility (denominated in either United States dollars or Hong Kong dollars). The Company may utilize the loans for general corporate purposes and working capital requirements of the Company and its subsidiaries.
Loans under the 2018 SCL Revolving Facility bear interest calculated by reference to (1) in the case of general revolving loans denominated in United States dollars, the London Interbank Offered Rate (“LIBOR”), (2) in the case of loans denominated in United States dollars drawn under the swing-line loan sub-facility, a United States dollar alternate base rate (determined by reference to, among other things, the United States dollar prime lending rate and the Federal Funds Effective Rate), (3) in the case of general revolving loans denominated in Hong Kong dollars, the Hong Kong Interbank Offered Rate (“HIBOR”) or (4) in the case of loans denominated in Hong Kong dollars drawn under the swing-line loan sub-facility, a Hong Kong dollar alternate base rate (determined by reference to, among other things, the Hong Kong dollar prime lending rate), in each case, plus a margin that is determined by reference to the consolidated leverage ratio as defined in the 2018 SCL Credit Facility. The initial margin for general revolving loans is 2.0% per annum and the initial margin for loans drawn under the swing-line loan sub-facility is 1.0% per annum. The Company is also required to pay a commitment fee of 0.60% per annum on the undrawn amounts under the 2018 SCL Revolving Facility.
The 2018 SCL Credit Facility contains affirmative and negative covenants customary for similar unsecured financings, including, but not limited to, limitations on indebtedness secured by liens on principal properties and sale and leaseback transactions. The 2018 SCL Credit Facility also requires the Company to maintain a maximum ratio of total indebtedness to trailing twelve-month adjusted EBITDA (as defined in the 2018 SCL Credit Facility) of 4.0x throughout the life of the facility, and a minimum ratio of trailing twelve-month adjusted EBITDA (as defined in the 2018 SCL Credit Facility) to net interest expense (including capitalized interest) of 2.5x throughout the life of the facility.
On March 27, 2020, the Company entered into a waiver and amendment request letter (the “Waiver Letter”) with respect to certain provisions of the 2018 SCL Credit Facility, pursuant to which lenders (a) waived the requirements for the Company to comply with the requirements that the Company ensure the maximum consolidated leverage ratio does not exceed 4.0x and minimum consolidated interest coverage ratio of 2.5x for any quarterly period ending during the period beginning on, and including, January 1, 2020 and ending on, and including, July 1, 2021 (the “SCL Relevant Period”) (other than with respect to the financial year ended on December 31, 2019); (b) waived any default that may arise as a result of any breach of said requirements during the SCL Relevant Period (other than with respect to the financial year ended on December 31, 2019); and (c) extended the period of time during which the Company may supply the agent with (i) its audited consolidated financial statements for the financial year ended on December 31, 2019, to April 30, 2020; and (ii) its audited consolidated financial statements for the financial year ending on December 31, 2020, to April 30, 2021. Pursuant to the Waiver Letter, the Company agreed to pay a customary fee to the lenders that consented.
On September 11, 2020, the Company entered into a waiver extension and amendment request letter (the “Waiver Extension Letter”) with respect to certain provisions of the 2018 SCL Credit Facility, pursuant to which lenders agreed to (a) extend the SCL Relevant Period such that it ends on, and includes, January 1, 2022 instead of July 1, 2021; and (b) amend and restate the 2018 SCL Credit Facility in the form attached to the Waiver Extension Letter, which contains the following amendments: (1) it provides the Company with the option to increase the total borrowing capacity by an aggregate amount of up to US$1.0 billion; and (2) it imposes a restriction on the ability of the Company to declare or make any dividend payment or similar distribution at any time during the period from (and including) July 1, 2020 to (and including) January 1, 2022, if at such time (x) the total borrowing capacity exceeds US$2.0 billion by operation of the increase referred to above; and (y) the maximum consolidated leverage ratio is greater than 4.0x, unless, after giving effect to such payment, the sum of (i) the aggregate amount of cash and cash equivalents of the Company on such date; and (ii) the aggregate amount of the undrawn facility under the 2018 SCL Credit Facility and unused commitments under other credit facilities of the Company is greater than US$2.0 billion. Pursuant to the Waiver Extension Letter, the Company agreed to pay a customary fee to the lenders that consented.
On July 7, 2021, the Company entered into a waiver extension and amendment request letter (the “Third Waiver Extension Letter”) with respect to certain provisions of the 2018 SCL Credit Facility, pursuant to which lenders agreed to (a) extend by one year to (and including) January 1, 2023, the waiver period for the requirement for the Company to comply with the requirements that the Company ensures the consolidated leverage ratio does not exceed 4.0x and the consolidated interest coverage ratio is not less than 2.5x as at the last day of the financial quarter; (b) extend the period of time during which the Company may supply the agent with its audited consolidated financial statements for the financial year ending on December 31, 2021 to April 30, 2022; and (c) extend by one year to (and including) January 1, 2023, the period during which the Company’s ability to declare or make any dividend payment or similar distribution is restricted if at such time (x) the Total Commitments (as defined in the 2018 SCL Credit Facility) exceed US$2.0 billion by the Company’s exercise of the option to increase the Total Commitments by an aggregate amount of up to US$1.0 billion; and (y) the consolidated leverage ratio is greater than 4.0x, unless, after giving effect to such payment, the sum of (i) the aggregate amount of cash and cash equivalents of the Company on such date; and (ii) the aggregate amount of the undrawn facility under the 2018 SCL Credit Facility and unused commitments under other credit facilities of the Company is greater than US$2.0 billion. Pursuant to the Third Waiver Extension Letter, the Company paid a customary fee to the lenders that consented.
Under the 2018 SCL Credit Facility, the events that trigger an Investor Put Option under the Senior Notes (as described above) would be an Event of Default (as defined in the credit agreement), which may result in commitments being immediately cancelled, in whole or in part, and the related outstanding balances and accrued interest, if any, becoming immediately due and payable.
The 2018 SCL Credit Facility also contains certain events of default (some of which are subject to grace and remedy periods and materiality qualifiers), including, but not limited to, events relating to the Company’s gaming operations and the loss or termination of certain land concession contracts.
The Company is actively monitoring developments with respect to the Macao government’s Gaming Law amendment and concession renewal process and continues to believe it will be successful in extending the term of its Subconcession and/or obtaining a new gaming concession when its current Subconcession expires. Given the Investor Put Option is considered to be a future uncertain event which had not been triggered and that the covenants and events of default under the 2018 SCL Credit Facility had not been breached as at December 31, 2021, the outstanding balance under the 2018 SCL Credit Facility was classified as non-current liabilities as at December 31, 2021. Refer to Note 1 and Note 3(b) for further information.
On January 25, 2021, the Company entered into an agreement with lenders to increase commitments under the 2018 SCL Credit Facility by HK$3.83 billion (approximately US$491 million at exchange rates in effect on December 31, 2021). During the year ended December 31, 2021, the Company drew down US$71 million and HK$5.31 billion (approximately US$681 million at exchange rates in effect on December 31, 2021) under the facility for general corporate purposes. The weighted average interest rate for the 2018 SCL Credit Facility was 2.6% for the year ended December 31, 2021.
As at December 31, 2020, the Company had US$2.02 billion of available borrowing capacity under the 2018 SCL Revolving Facility comprised of commitments of HK$13.81 billion (approximately US$1.78 billion at exchange rates in effect on December 31, 2020) and commitments of US$237 million. As at December 31, 2021, the Company had US$1.75 billion of available borrowing capacity under the 2018 SCL Revolving Facility comprised of commitments of HK$12.32 billion (approximately US$1.58 billion at exchange rates in effect on December 31, 2021) and commitments of US$166 million. On March 15, 2022, the Company drew down US$19 million and HK$1.42 billion (approximately US$182 million at the exchange rate in effect on the date of this transaction) under the 2018 SCL Credit Facility for general corporate purposes, resulting in a remaining available borrowing capability of US$1.54 billion.

Reconciliation of liabilities arising from financing activities
The table below details changes in the Group’s liabilities arising from financing activities, including both cash and non-cash changes. Liabilities arising from financing activities are those for which cash flows were, or future cash flows will be, classified in the Group’s consolidated statement of cash flows as cash flows from financing activities.

	Senior Notes(i)	Bank loans(ii)	Lease liabilities	Deferred financing costs	Net interest payables(iii)	Other borrowings	Dividend payables	Total
	(US$ in millions)
Balance as at January 1, 2020	$5,535	$—	$147	$(74)	$83	$—	$—	$5,691
Financing cash flows	1,496	(1)	(11)	(20)	(209)	—	(1,030)	225
Non-cash changes:
Original issue discount	4	—	—	(4)	—	—	—	—
Accruals	—	—	9	—	282	—	1,025	1,316
Amortization	—	—	—	17	—	—	—	17
Foreign exchange movement	—	1	—	1	—	—	5	7
Fair value adjustment of the interest rate swaps	(35)	—	—	—	—	—	—	(35)
Balance as at December 31, 2020	$7,000	$—	$145	$(80)	$156	$—	$—	$7,221

Financing cash flows	146	756	(12)	(27)	(378)	—	—	485
Non-cash changes:
Original issue discount	4	—	—	(4)	—	—	—	—
Accruals	—	—	8	(1)	364	3	—	374
Amortization	—	—	—	23	—	—	—	23
Loss on early retirement of debt	—	—	—	6	—	—	—	6
Foreign exchange movement	—	(3)	—	—	(1)	—	—	(4)
Balance as at December 31, 2021	$7,150	$753	$141	$(83)	$141	$3	$—	$8,105

(i)During the year ended December 31, 2021, cash flows from Senior Notes consisted of proceeds from Senior Notes of US$1.95 billion and repayment of 2023 Notes of US$1.80 billion.
(ii)Cash flows from bank loans were net of proceeds and repayments in the statement of cash flows.
(iii)As at January, 2020, net interest payables represented the net of interest payables and interest rate swap receivables. During the year ended December 31, 2020, cash flows from net interest payables represented the net of interest income received from interest rate swaps and interest payment made. The interest rate swaps expired in August 2020.

22.DERIVATIVE FINANCIAL INSTRUMENTS
The Group recognizes all derivatives as financial instruments measured at fair value through profit or loss on the balance sheet. If specific conditions are met, a derivative may be designated as a hedge of specific financial exposures. The accounting for changes in fair value of a derivative depends on the intended use of the derivative and, if used in hedging activities, on its effectiveness as a hedge. In order to qualify for hedge accounting, the underlying hedged item must expose the Group to risks associated with market fluctuations and the financial instrument used must be designated as a hedge and reduce the Group’s exposure to market fluctuation throughout the hedge period.
During the year ended December 31, 2021, the Company entered into two foreign currency swap agreements. The objective of both agreements is to manage the risk of changes in cash flows resulting from foreign currency gains/losses realized upon remeasurement of US$ denominated Senior Notes by swapping a specified amount of HK$ for US$ at the contractual spot rate. The terms in one of the contracts did not effectively match the terms of the related Senior Notes; thus, it was not designated as hedging (the “Non-Hedging Swap”). The remaining contract was designated as a hedge of the cash flows related to a portion of the Senior Notes (the “Hedging Swap”, and together with the Non-Hedging Swap, the “FX Swaps”). The Non-Hedging Swap and the Hedging Swap have a total notional value of US$500 million and US$1.0 billion, respectively, and expire in August 2023 and August 2025, respectively.
As at December 31, 2021, the total fair value of the FX Swaps was US$2 million and was recorded as an asset in “Other assets, net — non-current”. The fair value of the FX Swaps was estimated using Level 2 inputs from recently reported market transactions of foreign currency exchange rates. As at December 31, 2021, for the Hedging Swap, a total of US$4 million were recognized as hedge reserve in the consolidated balance sheet relating to the changes in fair value of the derivative and foreign currency gains/losses incurred from the remeasurement of the portion of the Senior Notes being hedged during the year. For the Non-Hedging Swap the changes in fair value of the derivative of US$1 million were recorded in other income in the consolidated income statement.
In August 2018, the Group entered into interest rate swap agreements (the “IR Swaps”), which were qualified and designated as fair value hedges, swapping fixed-rate for variable-rate interest to hedge changes in the fair value of the 2023 Notes, 2025 Notes and 2028 Notes. These IR Swaps had a total notional value of US$5.50 billion and expired in August 2020.
For the years ended December 31, 2019 and 2020, the Group recorded US$23 million and US$53 million, respectively, as a reduction to interest expense related to the realized amount associated with the IR Swaps. Gains and losses due to changes in fair value of the IR Swaps completely offset changes in the fair value of the hedged portion of the underlying debt; therefore, no gains or losses were recognized due to hedge ineffectiveness.

23.NOTE TO CONSOLIDATED STATEMENT OF CASH FLOWS
Cash generated from/(used in) operations is as follows:

	Year ended December 31,
	2019	2020	2021
	(US$ in millions)
Profit/(loss) before income tax	$2,033	$(1,507)	$(1,045)
Adjustments for:
Interest income	(38)	(11)	(2)
Interest and other finance costs	265	261	350
Depreciation and amortization	706	684	733
Amortization of deferred financing costs	15	17	23
Amortization of deferred rent	13	9	10
Amortization of other assets	3	3	3
Loss on disposal of property and equipment, investment properties and intangible assets	16	39	8
Impairment loss on property and equipment	65	—	—
Loss on early retirement of debt	—	—	137
Provision for expected credit losses, net	24	52	3
Equity-settled share-based compensation expense, net of amounts capitalized	13	9	5
Fair value gain on derivative financial instruments	—	—	(1)
Net foreign exchange (gains)/losses	(34)	(18)	36
Changes in working capital:
Other assets	(5)	—	3
Inventories	(2)	2	—
Trade and other receivables and prepayments	(65)	216	(11)
Trade and other payables	(191)	(567)	(159)
Cash generated from/(used in) operations	$2,818	$(811)	$93

24.COMMITMENTS AND CONTINGENCIES
(a)Capital commitments
Significant capital expenditure on property and equipment contracted for at the end of the reporting period but not recognized as liabilities is as follows:

	December 31,
	2020	2021
	(US$ in millions)
Contracted but not provided for	$385	$75
(b)Litigation
The Group has contingent liabilities arising in the ordinary course of business. Management has made estimates for potential litigation costs based upon consultation with legal counsel. Actual results could differ from these estimates; however, in the opinion of management, such litigation and claims will not have a material adverse effect on the Group’s financial condition, results of operations or cash flows.

(c)Concession and Subconcession
On June 26, 2002, the Macao government granted a concession to operate casinos in Macao through June 26, 2022, subject to certain qualifications, to Galaxy, a consortium of Macao and Hong Kong-based investors. During December 2002, VML and Galaxy entered into a Subconcession Contract that was recognized and approved by the Macao government and allows VML to develop and operate casino projects, including The Venetian Macao, The Londoner Macao, The Parisian Macao, The Plaza Macao and Sands Macao, separately from Galaxy. Beginning on December 26, 2017, the Macao government had the power to redeem the Subconcession Contract by providing the Group at least one year’s prior notice. As at June 26, 2021, that redemption right has expired. The Subconcession of VML will expire on June 26, 2022.
On March 3, 2022, the Macao government announced its intention to extend the term of Macao's six concession and subconcession contracts from June 26, 2022 until December 31, 2022 in order to ensure sufficient time to complete the amendment to the Gaming Law and conduct a public tender for the awarding of new gaming concessions. The Macao government invited VML to submit a formal request for an extension along with a commitment to pay the Macao government up to MOP47 million (approximately US$6 million at exchange rates in effect on December 31, 2021) and provide a bank guarantee to secure the fulfilment of VML's payment obligations towards its employees should VML be unsuccessful in tendering for a new concession contract after its Subconcession expires. VML submitted its request for an extension on March 14, 2022. The extension of VML's Subconcession is subject to approval by the Macao government as well as entering into a Subconcession amendment contract with Galaxy
Under the Subconcession, the Group is obligated to pay to the Macao government an annual premium with a fixed portion and a variable portion based on the number and type of gaming tables it employs and gaming machines it operates. The fixed portion of the premium is equal to MOP30 million (approximately US$4 million at the exchange rate in effect on December 31, 2021). The variable portion is equal to MOP300,000 per gaming table reserved exclusively for certain kinds of games or players, MOP150,000 per gaming table not so reserved and MOP1,000 per electrical or mechanical gaming machine, including slot machines (approximately US$37,344, US$18,672 and US$124, respectively, at the exchange rate in effect on December 31, 2021), subject to a minimum of MOP45 million (approximately US$6 million at the exchange rate in effect on December 31, 2021). The Group is also obligated to pay a special gaming tax of 35% of gross gaming revenues and applicable withholding taxes. The Group must also contribute 4% of its gross gaming revenue to utilities designated by the Macao government, a portion of which must be used for promotion of tourism in Macao. Based on the number and types of gaming tables employed and gaming machines in operation as at December 31, 2021 and the expiration of the VML subconcession on June 26, 2022, the Group is obligated under the VML subconcession to make minimum future payments of approximately US$22 million through the termination of the gaming subconcession in June 2022.

(d)Construction labor
In recent years, the Group has utilized an imported construction labor quota granted by the Labour Affairs Bureau of the Macao government for purposes of completing outstanding areas within The Londoner Macao and The Parisian Macao project and for additions and alterations works in The Venetian Macao, The Plaza Macao and The Londoner Macao (the “Group Quota”). The Group Quota has been renewed and the import quota increased over the years, but is expected to decrease in 2022 as renovation and refurbishment works at The Londoner Macao are gradually completed. The Group Quota alone has historically not provided for sufficient numbers of staff and labor to complete construction works. The shortfall is covered by separate labor quotas applied by and awarded directly to the contractors by the Labour Affairs Bureau of the Macao government (the “Contractor Quota”).
From 2018 until June 2021, BCA (Macau) Limited was retained to manage the Group Quota on behalf and at the direction of the Group, and since July 2021 the Group has been managing the Group Quota directly. In accordance with Macao labor law, the Group remains primarily liable for the fulfilment of all employer legal obligations and for the costs associated with persons employed under the Group Quota, including where such persons are seconded to contractors. Contractors utilizing seconded labor under the Group Quota are contractually obligated to reimburse and indemnify the Group for any and all costs incurred as a result of the secondment arrangement. In addition, the Group has the right to recover such costs against any amounts due to the contractors. Although the Group is not directly liable, it may be held vicariously liable for payments under the Contractor Quota if contractors working on the Company’s development projects fail to pay wages. The Group maintains a contingency in case it is unable to fully recover amounts owed to construction labor from contractors in such circumstances.

25.RELATED PARTY TRANSACTIONS
For the purposes of these consolidated financial statements, parties are considered to be related to the Group if the party has the ability, directly or indirectly, to exercise significant influence over the Group in making financial and operating decisions, or vice versa. Related parties may be individuals (being members of key management personnel, significant Shareholders and/or their close family members) or other entities, and include entities which are under the significant influence of related parties of the Group where those parties are individuals. The Group’s immediate holding company is VVDI (II). LVS is the Group’s ultimate holding company. Related companies represent the group companies of the LVS Group.
Save as disclosed elsewhere in the consolidated financial statements, the Group had the following transactions with related parties during the year:

(a)Transactions during the year
(i)Management fee income

	Year ended December 31,
	2019	2020	2021
	(US$ in millions)
LVS	$—	$—	$1
Fellow subsidiaries	5	4	3
	$5	$4	$4

The Group provides management services to LVS Group companies. These services include, but are not limited to, accounting services, information technology support, sourcing of goods and services, and design, development and construction consultancy services and marketing services. Management fees are charged at actual costs incurred or on a cost-plus basis.
(ii)Management fee cost

	Year ended December 31,
	2019	2020	2021
	(US$ in millions)
LVS	$19	$10	$16
Fellow subsidiaries	7	3	5
	$26	$13	$21

LVS Group companies provide management services to the Group. These services include, but are not limited to, human resources support, accounting services, sourcing of goods and services, sourcing of tenants for the malls, transportation services, other various types of marketing and promotion activities for the Group, and design, development and construction consultancy services. Management fees are charged at actual costs incurred or on a cost-plus basis.
The total management fee cost of US$21 million during the year ended December 31, 2021 was before the capitalization to deferred financing costs and prepayments of US$4 million and US$1 million, respectively. The net amount expensed in the consolidated income statement was US$16 million (Refer to Note 6).

(iii)Expenses billed to/paid by other LVS group companies
During the year, the Group incurred certain expenses on behalf of other LVS group companies, or vice versa. The Group charged/reimbursed other LVS group companies for these expenses at cost.
(iv)Key management personnel remuneration
No transactions have been entered into with the Directors of the Company (being the key management personnel) during the years ended December 31, 2019, 2020 and 2021 other than the emoluments paid to them (being the key management personnel remuneration) as disclosed in Note 5.
(v)Royalty fees
In November 2009, the Group entered into an agreement with Las Vegas Sands, LLC (“LVS LLC”), an intermediate holding company incorporated in the United States of America, for the use of the trademarks and other intellectual property rights as defined in the agreement. For each of the full fiscal years through the full fiscal year ended December 31, 2012, the Group was required to pay LVS LLC an annual royalty in the amount of 1.5% of total gross non-gaming revenue and Paiza-related gaming revenue of Sands Macao, 1.5% of total gross revenue of The Venetian Macao, and 1.5% of total gross gaming revenue of the Plaza Casino at The Plaza Macao (the “Relevant Royalty”), provided that the total royalty payable in connection with these three properties in each fiscal year was capped at US$20 million per full fiscal year. For each of the subsequent full fiscal years through the full fiscal year ending December 31, 2022, the Group is required to pay an annual royalty being the lesser of the Relevant Royalty or the annual caps reflecting an increase of 20.0% for each subsequent year. Each subsequent Casino Gaming property the Group operates which utilizes any of the licensed marks in connection with generating the relevant revenue will pay for each of the first three full fiscal calendar years after commencement of operations of each subsequent property, a royalty fee of 1.5% of the respective total gross revenues of the operations in connection with which such licensed marks are used (each, the “Subsequent Casino Gaming Property Royalty”), subject to a US$20 million cap per fiscal year. For the fiscal calendar years thereafter until expiration of the initial term, the Group will pay LVS LLC an annual royalty being the lesser of the Subsequent Casino Gaming Property Royalty or the annual caps reflecting an increase of 20.0% for each subsequent year. After the commencement of the operation of The Londoner Macao and The Parisian Macao in April 2012 and September 2016 respectively, the Group is required to pay royalty fees in connection with these properties. During the years ended December 31, 2019, 2020 and 2021, the Group incurred US$110 million, US$22 million and US$42 million of royalty fees, respectively.

(vi)Share-based compensation
The Group participates in the share-based compensation plan of LVS (Notes 5 and 26).

(b)Year-end balances between the Group and related companies

	December 31,
	2020	2021
	(US$ in millions)
Receivables from a related company:
LVS	$1	$—

The receivables from a related company are unsecured, interest-free and have a credit term of 45 days.

		December 31,
		2020	2021
	Note	(US$ in millions)
Payables to related companies:
LVS		$—	$1
Intermediate holding company		3	4
	20	$3	$5

The payables to related companies are unsecured, interest-free and have a credit term of 45 days.

26.SHARE-BASED COMPENSATION
(a)Share options of the Company
Equity Award Plan
The 2009 Equity Award Plan and 2019 Equity Award Plan (collectively, the “Equity Award Plan”) gives the Company a competitive edge in attracting, retaining and motivating employees, directors and consultants and to provide the Company with an equity award plan providing incentives directly related to increases in its shareholder value. Subject to certain criteria as defined in the Equity Award Plan, the Company's or its subsidiaries' employees, directors or officers and many of its consultants are eligible for awards under the Equity Award Plan.
The 2009 Equity Award Plan provided for an aggregate of 804,786,508 Shares to be available for awards. The 2009 Equity Award Plan had a term of ten years, which expired on November 30, 2019, no further awards may be granted after the expiration of the term. All existing awards previously granted under the 2009 Equity Award Plan, but which are unexercised or unvested, will remain valid and (where applicable) exercisable in accordance with their respective terms of grant despite the expiry of the 2009 Equity Award Plan. Effective December 1, 2019, the 2019 Equity Award Plan was approved by Shareholders, with materially the same terms of the 2009 Equity Award Plan. As at December 31, 2021, there were 808,619,139 shares available for grant under the 2019 Equity Award Plan and no share options or any other Share-based Awards (under which new Shares will be issued) were granted during the year under the 2019 Equity Award Plan. The Company’s Remuneration Committee might, from time to time, grant awards of share options, share appreciation rights, restricted shares, restricted share units, share bonuses (“Share-based Awards”), performance compensation awards or any combination of the foregoing pursuant to the 2019 Equity Award Plan.
Share options under the Equity Award Plan were granted with an exercise price not less than the highest of (i) the official closing price of the Shares as stated in the daily quotation sheet of the Stock Exchange on the date of grant, which must be a business day, (ii) the average of the official closing price of the Shares as stated in the daily quotation sheets of the Stock Exchange for the five business days immediately preceding the date of grant and (iii) the nominal value of a Share. The outstanding share options generally vest over four years and have ten-year contractual terms. Compensation cost for all share option grants, which all have graded vesting, is net of estimated forfeitures and is recognized on an accelerated granted attribution approach over the awards’ respective requisite service periods.
The Company estimates the fair value of share options using the Black-Scholes option-pricing model. Expected volatilities are based on the Company’s historical volatility for a period equal to the expected life of the share options. The expected option life is based on the contractual term of the option as well as historical exercise and forfeiture behavior. The risk-free interest rate for periods equal to the expected term of the share option is based on the Hong Kong Government Bond rate in effect at the time of the grant for share options granted. The expected dividend yield is based on the estimate of annual dividends expected to be paid at the time of the grant. The Group has no legal or constructive obligation to repurchase or settle the options in cash.

A summary of the share option activity for the Company’s 2009 Equity Award Plan is presented below:

	Year Ended December 31,
	2019		2020		2021
	Number of options ('000)	Weighted average exercise price (US$)	Number of options ('000)	Weighted average exercise price (US$)	Number of options ('000)	Weighted average exercise price (US$)
Outstanding at January 1	57,382	$4.81	64,874	$4.99	54,418	$4.96
Granted	19,410	5.08	—	—	—	—
Exercised	(7,749)	3.65	(1,766)	3.41	(3,070)	3.91
Forfeited	(4,169)	5.35	(8,690)	5.51	(3,168)	5.32
Outstanding at December 31	64,874	$4.99	54,418	$4.96	48,180	$5.01
Exercisable at December 31	22,214	$5.10	32,903	$4.85	37,620	$4.94

The weighted average share price at the date of exercise for share options exercised during the years ended December 31, 2019, 2020 and 2021 was US$5.26, US$4.41 and US$4.86, respectively.
The range of exercise prices and the weighted average remaining contractual life of the above share options outstanding as at the dates indicated are as follows:

	December 31,
	2019		2020		2021
Range of exercise prices (US$)	Number of options outstanding ('000)	Weighted average remaining contractual life (years)	Number of options outstanding ('000)	Weighted average remaining contractual life (years)	Number of options outstanding ('000)	Weighted average remaining contractual life (years)
1.01 - 2.00	210	0.42	—	—	—	—
2.01 - 3.00	76	1.86	76	0.85	—	—
3.01 - 4.00	11,045	5.88	9,783	4.85	8,392	3.87
4.01 - 5.00	16,092	7.41	13,394	6.34	11,066	5.38
5.01 - 6.00	31,292	8.65	26,587	7.68	24,433	6.67
6.01 - 7.00	2,023	6.42	1,851	5.24	1,758	4.13
7.01 - 8.00	2,098	4.32	1,288	3.27	1,288	2.27
8.01 - 9.00	2,038	4.21	1,439	3.21	1,243	2.21
	64,874	7.49	54,418	6.53	48,180	5.56

Fair value estimates of the share options under 2009 Equity Award Plan
The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Year ended December 31,
	2019	2020	2021
Expected volatility	36.9%	—	—
Expected life (years)	4.8	—	—
Risk-free annual interest rate	1.7%	—	—
Expected dividends	5.0%	—	—
Weighted average share price at the date of grant (US$)	$5.06	$—	$—
Weighted average exercise price (US$)	$5.08	$—	$—
Weighted average fair value of each share option granted by the Company (US$)	$1.03	$—	$—

(b)Restricted share units of the Company
Under the 2009 Equity Award Plan and the 2019 Equity Award Plan, the Company granted certain restricted share units (under which no new Shares will be issued) to eligible participants. Such restricted share units will vest over three to four years. Grantees are entitled to a future cash payment from our Group that is equivalent to the fair value of the vested restricted share units and any accumulated dividends in cash upon vesting.
A summary of the restricted share units under the 2009 Equity Award Plan and the 2019 Equity Award Plan is presented below:

	Year Ended December 31,
	2019		2020		2021
	Number of restricted share units ’000	Weighted average grant date fair value (US$)	Number of restricted share units ’000	Weighted average grant date fair value (US$)	Number of restricted share units ’000	Weighted average grant date fair value (US$)
Unvested at January 1	—	$—	1,407	$4.99	3,363	$4.44
Granted	1,412	4.99	2,337	4.11	13,040	3.22
Vested	—	—	(244)	4.09	(961)	4.46
Forfeited	(5)	4.99	(137)	4.97	(120)	4.53
Unvested at December 31	1,407	$4.99	3,363	$4.44	15,322	$3.40

The fair value of each restricted share unit on its grant date is the closing price of the Shares on its grant date. The fair value of each restricted share unit is re-measured at the end of each reporting period until its vesting date. Upon vesting of each restricted share unit, the Group will pay the grantees an amount in cash calculated based on the closing price of the Company’s shares on the vesting date or the higher of (i) the closing price of the Company’s shares on the vesting date, and (ii) the average closing price of the Company’s shares for the five trading days immediately preceding the vesting date, in addition to any accumulated cash and dividends equivalents paid by the Company in respect of one Share. If the vesting date is not a trading day, the trading day immediately preceding the vesting date shall be considered as the vesting date. Compensation cost for all restricted share units, which all have graded vesting, is recognized on an accelerated granted attribution approach over the restricted share units’ respective requisite service periods. As at December 31, 2020 and 2021, the accrued liability associated with these cash-settled restricted share units was US$7 million and US$8 million, respectively. For the year ended December 31, 2019, the loss on re-measurement of the liability was less than US$1 million. The gain on re-measurement of the liability was less than US$1 million for the year ended December 31, 2020 and US$8 million for the year ended December 31, 2021.

(c)Share options of LVS
The Group participates in the equity-settled share-based compensation plan of LVS which provides for the granting of share options to purchase LVS common stock (the “LVS Equity Plan”).
LVS’s compensation committee may grant awards of non-qualified share options, incentive (qualified) share options, share appreciation rights, restricted share awards, restricted share units, share bonus awards, performance compensation awards or any combination of the foregoing. Share option awards are granted with an exercise price equal to the fair market value (as defined in the LVS Equity Plan) of LVS’ share on the date of grant. The outstanding share options generally vest over three to four years and have ten-year contractual terms.
For the purpose of financial reporting of the Group, share-based compensation expense arising from the granting of share options by LVS to the Directors and employees of the Group, to the extent of services rendered to the Group, is deemed to have been allocated to the Group as its expense with the corresponding increase in the share option reserve under equity in the relevant companies comprising the Group.
During the year ended December 31, 2021, no share options were granted, exercised nor expired. As at December 31, 2021, there were 132,525 share options outstanding with a weighted average exercise price of US$65.53, and 96,165 share options were exercisable at a weighted average exercise price of US$65.68.
During the years ended December 31, 2019 and 2020, 41,546 and 33,768 share options were granted at a weighted average exercise price of US$57.05 and US$70.06, respectively. During the years ended December 31, 2019 and 2020, no share options were exercised nor expired. As at December 31, 2020, there were 132,525 share options outstanding with a weighted average exercise price of US$65.53, and 63,233 share options were exercisable at a weighted average exercise price of US$65.34. As at December 31, 2019, there were 98,757 share options outstanding with a weighted average exercise price of US$63.97, and 30,314 share options were exercisable at a weighted average exercise price of US$66.82.
The expenses allocated to the Group in relation to the LVS Equity Plan during the years ended December 31, 2019, 2020 and 2021 were US$0.3 million, US$0.3 million and US$0.1 million, respectively.

(d)Restricted share units of LVS
The grant date fair value of the restricted share units is the share price of the ordinary shares of LVS at the respective grant date. The number of unvested restricted share units represents the number of ordinary shares of LVS to be given to the employees upon vesting. The restricted share units vest over 3 years.
During the year ended December 31, 2021, 56,946 restricted share units were granted at a weighted average grant date fair value of US$41.27, no restricted share units were vested and no restricted share units were forfeited. As at December 31, 2021, there were 56,946 unvested restricted share units with a weighted average grant date fair value of US$41.27. There were no restricted share units granted and unvested during the year ended December 31, 2020.
The expense allocated to the Group in relation to the LVS' restricted share units was negligible for the year ended December 31, 2020 and US$0.4 million for the year ended December 31, 2021.

27.FINANCIAL RISK MANAGEMENT
(a)Financial risk factors
The Group’s activities expose it to a variety of financial risks: market risk, credit risk and liquidity risk. The Group’s overall financial risk management program, mainly carried out by a central treasury department and approved by the Board of Directors, focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group’s financial performance.
The Group’s primary exposures to market risk are interest rate risk associated with long-term borrowings and foreign currency exchange rate risk associated with the Group’s operations. The Group has a policy aimed at managing interest rate risk associated with its current and anticipated future borrowings and foreign currency exchange rate risk associated with operations of its foreign subsidiaries. This policy enables the Group to use any combination of interest rate swaps, futures, options, caps, forward contracts and similar instruments. The Group does not hold or issue financial instruments for trading purposes and does not enter into derivative transactions that would be considered speculative positions.

(i)Market risk
Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates and foreign currency exchange rates.

Interest rate risk
The Group’s primary exposure to market risk is interest rate risk associated with its fixed rate long-term borrowings and interest rate swaps for the year ended December 31, 2020 and its fixed rate and variable rate long-term borrowings for the year ended December 31, 2021. Management monitors interest rate exposures and will consider hedging significant interest rate risk should the need arise.
During the years ended December 31, 2019 and 2020, the Group held derivative financial instruments which consisted of interest rate swap contracts on the fixed rate 2023 Notes, 2025 Notes and 2028 Notes, which were designated as hedging instruments for accounting purposes. The fixed-to-variable interest rate swaps expired in August 2020. The Group’s borrowings at fixed rates were denominated in US$ during the years ended December 31, 2020 and December 31, 2021.
As at December 31, 2020 and 2021, the estimated fair value of fixed rate long-term borrowings were approximately US$7.77 billion and US$7.27 billion, compared to its carrying value of US$7.0 billion and US$7.15 billion, respectively. The estimated fair value of fixed rate long-term borrowings is based on level 2 inputs (quoted prices in markets that are not active). A change in interest rates on fixed rate long-term borrowings impacts its fair value. As at December 31, 2020 and 2021, a hypothetical 100 basis points change in market rates would cause the fair value of the fixed rate long-term borrowings to change by US$362 million and US$366 million, respectively.
As at December 31, 2021, the estimated fair value of variable rate long-term borrowings was approximately the same as its carrying value of US$753 million. As at December 31, 2020, the Company did not hold any variable rate long-term borrowings. The estimated fair value of variable rate long-term borrowings is based on level 2 inputs (quoted prices in markets that are not active). As at December 31, 2021, a hypothetical 100 basis points change in interest rates would cause the annual interest expense of the variable rate long-term borrowings to change by US$7 million.

Foreign exchange risk
During the year ended December 31, 2021, the Group held derivative financial instruments which consisted of foreign currency swap contracts. Refer to Note 22 for further information.

The Group’s financial assets and financial liabilities are denominated in the following currencies:

	HK$	US$	MOP	RMB	Other currencies	Total
	(US$ in millions)
At December 31, 2020
Financial assets
Amortized costs:
Trade and other receivables, net	$118	$4	$9	$—	$—	$131
Restricted cash and cash equivalents	—	—	16	—	—	16
Cash and cash equivalents	438	280	130	11	2	861
Deposits	1	—	1	—	—	2
Total financial assets	$557	$284	$156	$11	$2	$1,010

Financial liabilities
Amortized costs:
Trade and other payables	$513	$143	$505	$3	$1	$1,165
Borrowings	4	6,920	139	2	—	7,065
Total financial liabilities	$517	$7,063	$644	$5	$1	$8,230

At December 31, 2021
Financial assets
Amortized costs:
Trade and other receivables, net	$111	$4	$14	$—	$—	$129
Restricted cash and cash equivalents	—	—	16	—	—	16
Cash and cash equivalents	532	76	57	11	2	678
Deposits	1	—	1	—	—	2
	$644	$80	$88	$11	$2	$825

Fair value through other comprehensive income:
Derivative financial instruments	—	2	—	—	—	2
Total financial assets	$644	$82	$88	$11	$2	$827

Financial liabilities
Amortized costs:
Trade and other payables	$380	$121	$359	$3	$—	$863
Borrowings	9	7,822	132	1	—	7,964
Total financial liabilities	$389	$7,943	$491	$4	$—	$8,827
The Group is subject to foreign exchange rate risk arising from future commercial transactions and recognizes assets and liabilities denominated in a currency other than MOP, which is the functional currency of the major operating companies within the Group. The Group’s foreign currency transactions are mainly denominated in US$. For companies with MOP as their functional currency, a hypothetical 1% weakening of the US$/MOP exchange rate would cause a foreign currency transaction loss of approximately US$49 million as at December 31, 2019, US$67 million as at December 31, 2020, and US$53 million net of the impact from the foreign currency swap agreements entered into in 2021 as at December 31, 2021. The hypothetical 1% weakening as at December 31, 2020 and 2021 were mainly as a result of the translation of US$ denominated debt held by SCL. The MOP is pegged to the HK$ and the HK$ is pegged to the US$ (within a narrow range), therefore the Group does not expect fluctuations in the values of these currencies to have a material impact on the operations.

(ii)Credit risk
The Group is potentially subject to concentrations of credit risk from financial instruments, which consist principally of cash and cash equivalents, restricted cash and cash equivalents and trade and other receivables.
The Group maintains cash and cash equivalents and restricted cash and cash equivalents with various creditworthy financial institutions and trade receivables with its customers. Management monitors this credit risk on an on-going basis and does not believe that the Group has any other significant exposure to any individual or institution not provided for as at December 31, 2020 and 2021. See Note 16 for details of credit risk related to trade receivables.

(iii)Liquidity risk
Liquidity risk is the financial risk arising from the difficulty in meeting obligations associated with financial liabilities settled by cash or other financial assets.
The 2018 SCL Credit Facility, as amended, contain various financial covenants, which include maintaining a maximum leverage ratio or net debt, as defined, to trailing twelve-month adjusted earnings before interest, income taxes, depreciation and amortization, as defined. In July 2021, the Company extended the waiver and amendment request letter, pursuant to which lenders, among other things, waived the Company’s requirement to ensure the leverage ratio does not exceed 4.0x and the interest coverage ratio is greater than 2.50x, through January 1, 2023. The compliance with the financial covenants for periods beyond January 1, 2023, could be affected by certain factors beyond the Company’s control, such as the impact of the COVID-19 Pandemic, including current travel and border restrictions continuing in the future. The Company will pursue additional waivers to meet the required financial covenant ratios, which include a maximum leverage ratio of 4.0x under the 2018 SCL Credit Facility, for periods beyond January 1, 2023, if deemed necessary. The Company believes the Company will be successful in obtaining the additional waivers, although no assurance can be provided that such waivers will be granted, which could negatively impact the ability to be in compliance with the debt covenants for periods beyond January 1, 2023.
The Directors of the Company are of the opinion that, taking into account the Group’s available borrowing capacity and the Group’s cash flow forecast for the coming year, the Group will have sufficient working capital to meet its cash flow requirements in the next twelve months from December 31, 2021. Refer to Note 1 for further information.
The Group’s financial liabilities, based on the contractual undiscounted cash flows are as follows:

	Within the first year	In the second year	In the third to fifth year	Over the fifth year	Total
	(US$ in millions)
At December 31, 2020
Senior Notes principal	$—	$—	$3,600	$3,400	$7,000
Senior Notes interests	342	339	850	461	1,992
Lease liabilities	22	13	19	303	357
Trade and other payables	1,079	25	36	25	1,165

At December 31, 2021
Senior Notes principal	$—	$—	$2,600	$4,550	$7,150
Senior Notes interests	306	310	823	464	1,903
Bank loans	—	753	—	—	753
Bank loans interests	20	12	—	—	32
Other borrowings	1	1	1	—	3
Other borrowings interests	—	1	—	—	1
Lease liabilities	19	15	21	296	351
Trade and other payables	767	24	42	30	863

(b)Capital risk management
The Group’s primary objective when managing capital is to safeguard the Group’s ability to continue as a going concern in order to provide returns for Shareholders and benefits for other stakeholders, by pricing products and services commensurately with the level of risk.
The capital structure of the Group consists of debt (including current and non-current interest-bearing borrowings as shown in the consolidated balance sheet), net of cash and cash equivalents, and equity attributable to Shareholders, comprising issued share capital and reserves as disclosed in Notes 18 and 19, respectively.
The Group actively and regularly reviews and manages its capital structure to maintain the net debt-to-capital ratio (gearing ratio) at an appropriate level based on its assessment of the current risk and circumstances. This ratio is calculated as net debt divided by total capital. Net debt is calculated as interest bearing borrowings, net of deferred financing costs, less cash and cash equivalents and restricted cash and cash equivalents. Total capital is calculated as equity, as shown in the consolidated balance sheet, plus net debt.

	December 31,
	2020	2021
	(US$ in millions)
Interest bearing borrowings, net of deferred financing costs	$6,920	$7,820
Less: cash and cash equivalents	(861)	(678)
restricted cash and cash equivalents	(16)	(16)
Net debt	6,043	7,126
Total equity	1,929	888
Total capital	$7,972	$8,014

Gearing ratio	75.8%	88.9%

28.COMPANY BALANCE SHEET

		December 31,
		2020	2021
	Notes	(US$ in millions)
ASSETS
Non-current assets
Interests in subsidiaries		$1,144	$1,154
Note receivable from subsidiaries		7,782	8,651
Other assets		—	2
Total non-current assets		8,926	9,807
Current assets
Other receivables and prepayments		59	57
Cash and cash equivalents		6	12
Total current assets		65	69
Total assets		$8,991	$9,876

EQUITY
Capital and reserves attributable to equity holders of the Company
Share capital		$81	$81
Reserves	28(a)	1,851	1,854
Total equity		1,932	1,935
LIABILITIES
Non-current liabilities
Borrowings		6,920	7,820
Other payables		3	—
Total non-current liabilities		6,923	7,820
Current liabilities
Other payables		136	121
Total liabilities		7,059	7,941
Total equity and liabilities		$8,991	$9,876
Net current liabilities		$(71)	$(52)
Total assets less current liabilities		$8,855	$9,755

(a)Movements of reserves

	Capital reserve	Share premium	Share-based compensation reserves	Currency translation reserve	Hedge reserve	Retained earnings	Total
	(US$ in millions)
Balance at January 1, 2019	$106	$1,457	$53	$(18)	$—	$356	$1,954
Profit for the year	—	—	—	—	—	1,792	1,792
Other comprehensive income for the year, net of tax	—	—	—	4	—	—	4
Total comprehensive income	—	—	—	4	—	1,792	1,796
Exercise of share options	—	28	—	—	—	—	28
Transfer to share premium upon exercise of share options	—	6	(6)	—	—	—	—
Forfeiture of share options	—	—	(3)	—	—	3	—
Share-based compensation of the Company	—	—	14	—	—	—	14
Dividends to equity holders of the Company (Note 10)	—	—	—	—	—	(2,054)	(2,054)
Balance at December 31, 2019	106	1,491	58	(14)	—	97	1,738
Profit for the year	—	—	—	—	—	1,120	1,120
Other comprehensive income for the year, net of tax	—	—	—	3	—	—	3
Total comprehensive income	—	—	—	3	—	1,120	1,123
Exercise of share options	—	6	—	—	—	—	6
Transfer to share premium upon exercise of share options	—	1	(1)	—	—	—	—
Forfeiture of share options	—	—	(8)	—	—	8	—
Share-based compensation of the Company	—	—	9	—	—	—	9
Dividends to equity holders of the Company (Note 10)	—	—	—	—	—	(1,025)	(1,025)
Balance at December 31, 2020	106	1,498	58	(11)	—	200	1,851
Loss for the year	—	—	—	—	—	(4)	(4)
Fair value adjustment on cash flow hedge	—	—	—	—	(4)	—	(4)
Other comprehensive loss for the year, net of tax	—	—	—	(5)	—	—	(5)
Total comprehensive expense	—	—	—	(5)	(4)	(4)	(13)
Exercise of share options	—	12	—	—	—	—	12
Transfer to share premium upon exercise of share options	—	5	(5)	—	—	—	—
Forfeiture of share options	—	—	(2)	—	—	2	—
Share-based compensation of the Company	—	—	4	—	—	—	4
Balance at December 31, 2021	$106	$1,515	$55	$(16)	$(4)	$198	$1,854

29.PRINCIPAL SUBSIDIARIES
Details of the Group’s principal subsidiaries as at December 31, 2019, 2020 and 2021 are as follows:

Name	Place of incorporation or establishment/ operations and date of incorporation or establishment	Principal activities	Particulars of issued share/registered capital	Effective interests held
Directly held:
Venetian Venture Development Intermediate Limited	Cayman Islands, June 21, 2002	Investment holding	US$1	100%
SCL IP Holdings, LLC	United States, September 29, 2009	Holder of trademark licenses	US$527,802,937.56	100%
Indirectly held:
Cotai Ferry Company Limited	Macao/Macao and Hong Kong, July 19, 2007	High speed ferry transportation services	MOP10,000,000	100%
Cotai Strip Lot 2 Apart Hotel (Macau) Limited	Macao, October 27, 2008	Hotel apartments	MOP6,498,900 MOP722,100 (preference shares)	100% 100%
Cotai Services (HK) Limited	Hong Kong, July 11, 2007	Business support services, marketing, operation of ferry business, and investment holding	HK$749,025,708.72	100%
CotaiJet 1 (HK) Limited	Hong Kong/Macao and Hong Kong, December 12, 2019	Ferry leasing (Note (i))	HK$1	100%
CotaiJet 2 (HK) Limited	Hong Kong/Macao and Hong Kong, December 12, 2019	Ferry leasing (Note (i))	HK$1	100%
CotaiJet 3 (HK) Limited	Hong Kong/Macao and Hong Kong, December 12, 2019	Ferry leasing (Note (i))	HK$1	100%
CotaiJet 4 (HK) Limited	Hong Kong/Macao and Hong Kong, December 12, 2019	Ferry leasing (Note (i))	HK$1	100%
CotaiJet 5 (HK) Limited	Hong Kong/Macao and Hong Kong, December 12, 2019	Ferry leasing (Note (i))	HK$1	100%
CotaiJet 6 (HK) Limited	Hong Kong/Macao and Hong Kong, December 12, 2019	Ferry leasing (Note (i))	HK$1	100%
CotaiJet 7 (HK) Limited	Hong Kong/Macao and Hong Kong, December 12, 2019	Ferry leasing (Note (i))	HK$1	100%
CotaiJet 8 (HK) Limited	Hong Kong/Macao and Hong Kong, December 12, 2019	Ferry leasing (Note (i))	HK$1	100%

Name	Place of incorporation or establishment/ operations and date of incorporation or establishment	Principal activities	Particulars of issued share/ registered capital	Effective interests held
CotaiJet 9 (HK) Limited	Hong Kong/Macao and Hong Kong, December 12, 2019	Ferry leasing (Note (i))	HK$1	100%
CotaiJet 10 (HK) Limited	Hong Kong/Macao and Hong Kong, December 12, 2019	Ferry leasing (Note (i))	HK$1	100%
CotaiJet 11 (HK) Limited	Hong Kong/Macao and Hong Kong, December 12, 2019	Ferry leasing (Note (i))	HK$1	100%
CotaiJet 12 (HK) Limited	Hong Kong/Macao and Hong Kong, December 12, 2019	Ferry leasing (Note (i))	HK$1	100%
CotaiJet 13 (HK) Limited	Hong Kong/Macao and Hong Kong, December 12, 2019	Ferry leasing (Note (i))	HK$1	100%
CotaiJet 14 (HK) Limited	Hong Kong/Macao and Hong Kong, December 12, 2019	Ferry leasing (Note (i))	HK$1	100%
CotaiJet 311 Ltd.	Cayman Islands/Macao and Hong Kong, August 14, 2007	Ferry leasing (Note (i))	Total par value: US$100 Total share premium: US$6,423,536.85	100%
CotaiJet 312 Ltd.	Cayman Islands/Macao and Hong Kong, August 14, 2007	Ferry leasing (Note (i))	Total par value: US$100 Total share premium: US$6,339,957.74	100%
CotaiJet 313 Ltd.	Cayman Islands/Macao and Hong Kong, August 14, 2007	Ferry leasing (Note (i))	Total par value: US$100 Total share premium: US$6,312,405.81	100%
CotaiJet 314 Ltd.	Cayman Islands/Macao and Hong Kong, September 12, 2007	Ferry leasing (Note (i))	Total par value: US$100 Total share premium: US$6,486,421.42	100%
CotaiJet 315 Ltd.	Cayman Islands/Macao and Hong Kong, September 12, 2007	Ferry leasing (Note (i))	Total par value: US$100 Total share premium: US$6,332,468.30	100%
CotaiJet 316 Ltd.	Cayman Islands/Macao and Hong Kong, October 8, 2007	Ferry leasing (Note (i))	Total par value: US$100 Total share premium: US$6,439,507.84	100%
CotaiJet 317 Ltd.	Cayman Islands/Macao and Hong Kong, October 8, 2007	Ferry leasing (Note (i))	Total par value: US$100 Total share premium: US$6,526,794.49	100%
CotaiJet 318 Ltd.	Cayman Islands/Macao and Hong Kong, October 8, 2007	Ferry leasing (Note (i))	Total par value: US$100 Total share premium: US$7,936,384.02	100%
CotaiJet 319 Ltd.	Cayman Islands/Macao and Hong Kong, October 8, 2007	Ferry leasing (Note (i))	Total par value: US$100 Total share premium: US$7,838,910.17	100%

Name	Place of incorporation or establishment/ operations and date of incorporation or establishment	Principal activities	Particulars of issued share/ registered capital	Effective interests held
CotaiJet 320 Ltd.	Cayman Islands/Macao and Hong Kong, October 8, 2007	Ferry leasing (Note (i))	Total par value: US$100 Total share premium: US$6,123,939.20	100%
CotaiJet 350 Ltd.	Cayman Islands/Macao and Hong Kong, January 21, 2008	Ferry leasing (Note (i))	Total par value: US$100 Total share premium: US$7,173,446.06	100%
CotaiJet 351 Ltd.	Cayman Islands/Macao and Hong Kong, January 21, 2008	Ferry leasing (Note (i))	Total par value: US$100 Total share premium: US$7,115,613.37	100%
CotaiJet 352 Ltd.	Cayman Islands/Macao and Hong Kong, January 21, 2008	Ferry leasing (Note (i))	Total par value: US$100 Total share premium: US$7,292,634.59	100%
CotaiJet 353 Ltd.	Cayman Islands/Macao and Hong Kong, January 21, 2008	Ferry leasing (Note (i))	Total par value: US$100 Total share premium: US$7,264,364.42	100%
Cotaiwaterjet Sea Bridge 1 Ltd.	Cayman Islands/Macao and Hong Kong, October 27, 2015	Pontoon leasing (Note (i))	Total par value: US$100 Total share premium: US$24,365.38	100%
Cotaiwaterjet Sea Bridge 2 Ltd.	Cayman Islands/Macao and Hong Kong, October 27, 2015	Pontoon leasing (Note (i))	Total par value: US$100 Total share premium: US$25,651.14	100%
Cotaiwaterjet Sea Bridge 1 (HK) Limited	Hong Kong/Macao and Hong Kong, December 12, 2019	Pontoon leasing (Note (i))	HK$1	100%
Cotaiwaterjet Sea Bridge 2 (HK) Limited	Hong Kong/Macao and Hong Kong, December 12, 2019	Pontoon leasing (Note (i))	HK$1	100%
Sands Cotai East Holdings Limited (Note (ii))	Cayman Islands/Macao, May 25, 2011	Holder of hotel franchise agreement	US$1	100%
Sands Cotai West Holdings Limited	Cayman Islands/Macao, May 25, 2011	Holder of hotel franchise agreement	US$1	100%
Sands Resorts Travel Limited	Hong Kong, February 29, 2016	Travel and tourism agency services	HK$500,000	100%
Sands Resorts Transportation 1 Limited	Hong Kong, January 30, 2019	Transportation services	HK$1	100%
Sands Resorts Transportation 2 Limited	Hong Kong, January 30, 2019	Transportation services	HK$1	100%

Name	Place of incorporation or establishment/ operations and date of incorporation or establishment	Principal activities	Particulars of issued share/ registered capital	Effective interests held
Sands Resorts Transportation 3 Limited	Hong Kong, February 4, 2019	Transportation services	HK$1	100%
Sands Venetian Security Limited	Macao, June 22, 2011	Security services	MOP1,000,000	100%
Venetian Cotai Hotel Management Limited	Macao, March 12, 2008	Human resources administration	MOP500,000	100%
Venetian Cotai Limited	Macao, November 11, 2004	Hotels, restaurants, shopping mall, and conference and convention	MOP200,000,000	100%
Venetian Macau Limited (Note (iii))	Macao, June 21, 2002	Gaming and other related activities	MOP200,000,000	100%
Venetian Orient Limited	Macao, February 2, 2006	Hotels, restaurants, shopping mall, and conference and convention	MOP100,000	100%
Venetian Retail Limited	Macao, June 15, 2007	Mall management	MOP1,500,000	100%
Venetian Travel Limited	Macao, October 16, 2006	Travel and tourism agency services	MOP2,400,000	100%
Venetian Transportation Services Limited	Macao, January 7, 2019	Transportation services and other related activities	MOP25,000	100%
V-HK Services Limited (Note (iv))	Hong Kong, September 6, 2004	Marketing and customer development services	HK$1	100%
Zhuhai Cotai Information Services Outsourcing Co., Ltd.(Note (v))	China, September 30, 2010	Outsourcing services, including information technology, accounting, hotel management and marketing	US$800,000	100%

Name	Place of incorporation or establishment/ operations and date of incorporation or establishment	Principal activities	Particulars of issued share/ registered capital	Effective interests held
Zhuhai Cotai Logistics Hotel Services Co., Ltd. (Note (v), (vi))	China, September 27, 2007	Procurement, marketing and administrative services	US$4,500,000	100%
Zhuhai Hengqin Cotai Information Services Co., Ltd. (Note (v))	China, September 24, 2019	Outsourcing services, including information technology, accounting, hotel management and marketing	US$2,000,000	100%

Notes:

(i)Each of the Cayman Islands registered companies has transferred their ferry or pontoon and related assets, respectively, to each of the Hong Kong registered companies within the Group in December 2019 as a result of a Group reorganization. These Cayman Islands companies were dissolved on March 31, 2020.
(ii)The company was dissolved on December 31, 2020.
(iii)10% of the company’s issued share capital is held through an usufruct agreement whereby VVDIL has the sole and exclusive benefit. Accordingly, the profits and losses and assets and liabilities of the company have been consolidated as to 100% thereof into the consolidated financial statements.
(iv)V-HK Services Limited became inactive since January 1, 2021.
(v)These entities are wholly foreign owned enterprises established in China.
(vi)The company was dissolved on December 20, 2021.

Offer to Exchange All Outstanding
US$700,000,000 2.300% Senior Notes due 2027
US$650,000,000 2.850% Senior Notes due 2029
US$600,000,000 3.250% Senior Notes due 2031

For an Equal Principal Amount of
2.300% Senior Notes due 2027
2.850% Senior Notes due 2029
3.250% Senior Notes due 2031

Which Have Been Registered Under the Securities Act of 1933

___________________

PRELIMINARY PROSPECTUS
___________________

Until     (90 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide that each officer or director of our company shall be indemnified out of our assets against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred as a result of any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which judgment is given in favor of the officer or director or in which such director or officer is acquitted.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.
(a)Exhibits
See Exhibit Index beginning on page II-2 of this registration statement.
(b)Financial Statement Schedules
All supplemental schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

Item 22. Undertakings
(a)    (1) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description of Document
3.1
Certificate of Incorporation of Sands China Ltd., dated July 15, 2009, and Certificate of Incorporation on Adoption of Dual Foreign Name of Sands China Ltd., dated June 3, 2013 (incorporated herein by reference from Exhibit 3.1 to the Company's Form F-4 filed on December 4, 2018 (File No. 333-228667))

3.2
Amended and Restated Memorandum and Articles of Association of Sands China Ltd. (Adopted by Special Resolution, dated May 31, 2013) (incorporated herein by reference from Exhibit 3.2 to the Company's Form F-4 filed on December 4, 2018 (File No. 333-228667))

4.1*	Indenture, dated September 23, 2021, between Sands China Ltd. and U.S. Bank National Association, as trustee

4.2	Specimen Share Certificate of Sands China Ltd. (incorporated herein by reference from Exhibit 4.1 to the Company's Form F-4 filed on December 4, 2018 (File No. 333-228667))

4.3*	Registration Rights Agreement among Sands China Ltd. and representatives of the initial purchasers, dated September 23, 2021

4.4
Indenture, dated August 9, 2018, between Sands China Ltd. and U.S. Bank National Association, as trustee (incorporated herein by reference from Exhibit 4.3 to the Company's Form F-4 filed on December 4, 2018 (File No. 333-228667))

4.5
Indenture, dated June 4, 2020, between Sands China Ltd. and U.S. Bank National Association, as trustee (incorporated herein by reference from Exhibit 4.4 to the Company’s Form F-4 filed on October 16, 2020 (File No. 333-249510))

4.6	Form of 5.125% Senior Notes Due 2025 (included in Exhibit 4.4)

4.7	Form of 5.400% Senior Notes Due 2028 (included in Exhibit 4.4)

4.8	Form of 3.800% Senior Notes Due 2026 (included in Exhibit 4.5)

4.9	Form of 4.375% Senior Notes Due 2030 (included in Exhibit 4.5)

4.10*	Form of 2.300% Senior Notes Due 2027 (included in Exhibit 4.1)

4.11*	Form of 2.850% Senior Notes Due 2029 (included in Exhibit 4.1)

4.12*	Form of 3.250% Senior Notes Due 2031 (included in Exhibit 4.1)

5.1*	Opinion of Walkers (Hong Kong)

5.2*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1
Facility Agreement dated November 20, 2018, among Sands China Ltd., Bank of China Limited, Macau Branch, as agent, the arrangers listed therein and the original lenders listed therein (incorporated herein by reference from Exhibit 10.1 to the Company's Form F-4 filed on December 4, 2018 (File No. 333-228667))

10.2 †
Waiver and Amendment Letter dated March 27, 2020, to Facility Agreement dated November 20, 2018, among Sands China Ltd. and Bank of China Limited, Macau Branch, as agent, the arrangers listed therein and the original lenders listed therein (incorporated herein by reference from Exhibit 10.2 to the Company’s Form F-4 filed on October 16, 2020 (File No. 333-249510))

10.3 †
Waiver Extension and Amendment Letter dated September 11, 2020, to Facility Agreement dated November 20, 2018, among Sands China Ltd. and Bank of China Limited, Macau Branch, as agent, the arrangers listed therein and the original lenders listed therein (incorporated herein by reference from Exhibit 10.3 to the Company’s Form F-4 filed on October 16, 2020 (File No. 333-249510))

10.4 †*
Waiver Extension and Amendment Letter dated July 7, 2021, to Facility Agreement dated November 20, 2018, among Sands China Ltd. and Bank of China Limited, Macau Branch, as agent, the arrangers listed therein and the original lenders listed therein

10.5
Concession Contract for Operating Casino Games of Chance or Games of Other Forms in the Macao Special Administrative Region, dated June 26, 2002, between the Macao Special Administrative Region and Galaxy Casino Company Limited (incorporated herein by reference from Exhibit 10.2 to the Company's Form F-4 filed on December 4, 2018 (File No. 333-228667))

10.6
Amendment to Concession Contract for Operating Casino Games of Chance or Games of Other Forms in the Macao Special Administrative Region, dated December 19, 2002, between the Macao Special Administrative Region and Galaxy Casino Company Limited (incorporated herein by reference from Exhibit 10.3 to the Company's Form F-4 filed on December 4, 2018 (File No. 333-228667))

10.7
Subconcession Contract for Operating Casino Games of Chance or Games of Other Forms in the Macao Special Administrative Region, dated December 19, 2002, between Galaxy Casino Company Limited, as concessionaire, and Venetian Macau Limited, as subconcessionaire (incorporated herein by reference from Exhibit 10.4 to the Company's Form F-4 filed on December 4, 2018 (File No. 333-228667))

10.8
Land Concession Agreement, dated December 10, 2003, relating to the Sands Macao between the Macao Special Administrative Region and Venetian Macau Limited (incorporated herein by reference from Exhibit 10.5 to the Company's Form F-4 filed on December 4, 2018 (File No. 333-228667))

10.9
Amendment, published on April 23, 2008, to Land Concession Agreement, dated December 10, 2003, relating to the Sands Macao between the Macao Special Administrative Region and Venetian Macau Limited (incorporated herein by reference from Exhibit 10.6 to the Company's Form F-4 filed on December 4, 2018 (File No. 333-228667))

10.10
Land Concession Agreement, dated April 10, 2007, relating to The Venetian Macao, Four Seasons Macao and Site 3 among the Macao Special Administrative Region, Venetian Cotai Limited and Venetian Macau Limited (incorporated herein by reference from Exhibit 10.7 to the Company's Form F-4 filed on December 4, 2018 (File No. 333-228667))

10.11
Amendment, published on October 29, 2008, to Land Concession Agreement relating to The Venetian Macao, Four Seasons Macao and Site 3 among the Macao Special Administrative Region, Venetian Cotai Limited and Venetian Macau Limited (incorporated herein by reference from Exhibit 10.8 to the Company's Form F-4 filed on December 4, 2018 (File No. 333-228667))

10.12
Amendment, published on June 5, 2013, to Land Concession Agreement relating to The Venetian Macao, Four Seasons Macao and Site 3 among the Macao Special Administrative Region, Cotai Strip Lot 2 Apart Hotel (Macau) Limited and Venetian Cotai Limited (incorporated herein by reference from Exhibit 10.9 to the Company's Form F-4 filed on December 4, 2018 (File No. 333-228667))

10.13
Amendment, published on October 22, 2014, to Land Concession Agreement relating to The Venetian Macao, Four Seasons Macao and Site 3 among the Macao Special Administrative Region, Venetian Cotai Limited, Venetian Macau Limited and Cotai Strip Lot 2 Apart Hotel (Macau) Limited (incorporated herein by reference from Exhibit 10.10 to the Company's Form F-4 filed on December 4, 2018 (File No. 333-228667))

10.14
Land Concession Agreement, dated May 5, 2010, relating to the Sands Cotai Central among the Macao Special Administrative Region, Venetian Orient Limited and Venetian Macau Limited (incorporated herein by reference from Exhibit 10.11 to the Company's Form F-4 filed on December 4, 2018 (File No. 333-228667))

21.1	Significant Subsidiaries of Sands China Ltd.

23.1	Consent of Deloitte Touche Tohmatsu—Independent Registered Public Accounting Firm

23.2*	Consent of Walkers (Hong Kong) (included in Exhibit 5.1)

23.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2)

24.1*	Powers of Attorney (included on the signature page in Part II of the original filing)

25.1*	Statement of eligibility of U.S. Bank National Association to act as trustee under the indenture

99.1*	Form of Letter of Transmittal

99.2*	Form of Letter to Registered Holders and DTC Participants

99.3*	Form of Letter to Clients

101
The following financial information from the Company’s registration statement on Form F-4/A for the year ended December 31, 2021 formatted in Inline Extensible Business Reporting Language (“iXBRL”): (i) Consolidated Income Statements for the years ended December 31, 2019, 2020 and 2021, (ii) Consolidated Statements of Comprehensive Income for the years ended December 31, 2019, 2018 and 2021, (iii) Consolidated Balance Sheets as of December 31, 2020 and 2021, (iv) Consolidated Statements of Changes in Equity for the years ended December 31, 2019, 2020 and 2021, (v) Condensed Consolidated Statements of Cash Flow for the years ended December 31, 2019, 2020 and 2021 and (iv) Notes to Condensed Consolidated Financial Statements and Notes to Consolidated Financial Statements.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

107	Filing Fee Table.
_____________________

*Previously filed as an exhibit to Sands China Ltd.'s Registration Statement on Form F-4 (File No. 333-262328) filed on January 25, 2022.
†Certain portions of this document that constitute confidential information have been redacted in accordance with Regulation S-K, Item 601(b)(10).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Macao, on April 4, 2022.

Sands China Ltd.
By:	/s/ Sun MinQi (Dave)
Name:	Sun MinQi (Dave)
Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on April 4, 2022.

	Signature	Capacity

	*	Chairman of the Board, Chief Executive Officer, and Executive Director (principal executive officer)
Robert Glen Goldstein

	*	President and Executive Director
Wong Ying Wai

	*	Chief Operating Officer and Executive Director
Chum Kwan Lock, Grant

	*	Non-Executive Director
Charles Daniel Forman

	*	Independent Non-Executive Director
Chiang Yun

	*	Independent Non-Executive Director
Victor Patrick Hoog Antink

	*	Independent Non-Executive Director
Steven Zygmunt Strasser

	*	Independent Non-Executive Director
Kenneth Patrick Chung

	/s/ Sun MinQi (Dave)	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)
Sun MinQi (Dave)

*By:	/s/ Sun MinQi (Dave)
Name: Sun MinQi (Dave)
Title: Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Sands China Ltd. has signed this Amendment No. 1 to the registration statement or amendment thereto in the city of Las Vegas, State of Nevada, on April 4, 2022.

By:	/s/ Robert Glen Goldstein
Name:	Robert Glen Goldstein
Title:	Chairman of the Board, Chief Executive Officer, and Executive Director